As filed with the U.S. Securities and Exchange Commission on July 21, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Biovail Corporation
(Exact name of registrant as specified in its charter)

Canada	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
(905) 286-3000
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory Gubitz, Esq.
Senior Vice-President, Corporate Development and General Counsel
Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
(905) 286-3000

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
Copies to:

Erik R. Tavzel Eric L. Schiele Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000	David J. Toswell Blake, Cassels & Graydon LLP 199 Bay Street, Suite 2800 Toronto, Ontario Canada MSL 1A9 (416) 863-2400	Steve T. Min Executive Vice President, General Counsel and Corporate Secretary Valeant Pharmaceuticals International One Enterprise Aliso Viejo, CA 92656 (949) 461-6000	Stephen F. Arcano Jeffrey A. Brill Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed management proxy circular and joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate Offering	Registration
Securities to be Registered	Registered	Price per Unit	Price	Fee
Common shares, no par value	198,153,267(1)	N/A	$5,694,583,746.36(2)	$406,023.82(3)

(1)	Represents the estimated maximum number of the Registrant’s common shares to be issued in connection with the merger described herein. The number of common shares is based upon the product obtained by multiplying (a) the 1.7809 exchange ratio by (b) the sum of (i) the total number of shares of Valeant Pharmaceuticals International (“Valeant”) common stock issued and outstanding, (ii) the (x) maximum number of shares of Valeant common stock issuable under Valeant’s 3.0% Convertible Subordinated Notes due 2010 (“Valeant 3.0% Convertible Notes”) and 4.0% Convertible Subordinated Notes due 2013, and (y) number of shares of Valeant common stock issuable under warrants issued pursuant to the Exchange Agreement, dated August 13, 2009, among Valeant and certain holders of the Valeant 3.0% Convertible Notes and (iii) the total number of shares of Valeant common stock reserved and available for issuance pursuant to various Valeant equity plans, in each case as of July 14, 2010 and after giving effect to the pre-merger special dividend.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s common shares was calculated based upon the market value of shares of Valeant common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $51.18, the average of the high and low prices per share of Valeant common stock on July 14, 2010, as quoted on the New York Stock Exchange and (b) 111,265,802, the estimated number of shares of Valeant common stock issued and outstanding, issuable or reserved and available for issuance as described above.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This management proxy circular and joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY— SUBJECT TO COMPLETION — DATED July 21, 2010

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of Valeant Pharmaceuticals International (“Valeant”) and the board of directors of Biovail Corporation (“Biovail”) have agreed to a business combination (the “merger”) of their two companies under the terms of the Agreement and Plan of Merger, dated as of June 20, 2010 (the “merger agreement”). In order to effect the combination of Valeant and Biovail, Valeant will merge with a wholly owned subsidiary of Biovail and the name of the combined company will be changed to “Valeant Pharmaceuticals International, Inc.” Valeant has also announced its intention to pay, on the business day immediately preceding the effective time of the merger, a special dividend to Valeant stockholders of record as of the close of business on such date in the amount of $16.77 per share (the “pre-merger special dividend”).

If the merger is completed, Valeant stockholders will receive a fixed ratio of 1.7809 Biovail common shares, no par value (“Biovail common shares”), for each share of Valeant common stock, par value $0.01 (“Valeant common stock”), that they own. In addition, on the business day immediately preceding the effective time of the merger, each Valeant stockholder of record as of the close of business on such date will be paid $16.77 per share of Valeant common stock pursuant to the pre-merger special dividend. The 1.7809 exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Biovail shareholders will continue to own their existing Biovail common shares after the merger.

Based on the number of Biovail common shares and the number of shares of Valeant common stock estimated to be outstanding immediately prior to the closing of the merger, we estimate that upon such closing current Biovail shareholders will own approximately 50.5% of the combined company and former Valeant stockholders will own approximately 49.5% of the combined company, in each case on a fully diluted basis. Biovail common shares are traded on both the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol BVF and shares of Valeant common stock are traded on the NYSE under the symbol VRX. Following completion of the merger and the change of the name of the combined company, the common shares of Valeant Pharmaceuticals International, Inc. are expected to trade on the NYSE and the TSX under the symbol “          ”.

At the special meeting of Biovail shareholders, Biovail shareholders will be asked to vote on (1) the issuance of Biovail common shares to Valeant stockholders in connection with the merger, the assumption of all obligations under the Valeant 2003 Equity Incentive Plan, the Valeant 2006 Equity Incentive Plan, each Valeant stock option and Valeant restricted stock unit outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement, and (2) the amendment of the articles of continuance of Biovail to change the name of Biovail to “Valeant Pharmaceuticals International, Inc.” At the special meeting of Valeant stockholders, Valeant stockholders will be asked to vote on proposals to adopt the merger agreement and to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

We cannot complete the merger unless the shareholders of both of our companies approve the respective proposals related to the merger. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Valeant or Biovail special meeting, as applicable, in person, please vote your shares as promptly as possible so that your shares may be represented and voted at your special meeting. If you are a Biovail shareholder, please note that a failure to vote your Biovail common shares may result in a failure to establish a quorum for the Biovail special meeting. If you are a Valeant stockholder, please note that a failure to vote your shares of Valeant common stock has the same effect as a vote against the adoption of the merger agreement.

The Biovail board of directors recommends that the Biovail shareholders vote “FOR” the proposal to issue Biovail common shares in connection with the merger, to assume the Valeant equity plans and Valeant equity awards and to issue Biovail common shares thereunder, and to issue such other Biovail common shares as contemplated by the merger agreement and “FOR” the proposal to change the name of Biovail to “Valeant Pharmaceuticals International, Inc.” The Valeant board of directors recommends that the Valeant stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

The obligations of Valeant and Biovail to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. More information about Biovail, Valeant and the merger is contained in this management proxy circular and joint proxy statement/prospectus. You should read this entire management proxy circular and joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 22.

We look forward to the successful combination of Valeant and Biovail.

Sincerely,

J. Michael Pearson	William M. Wells
Chairman and Chief Executive Officer	Chief Executive Officer
Valeant Pharmaceuticals International	Biovail Corporation

Neither the Securities and Exchange Commission nor any state securities commission nor any Canadian securities regulator has approved or disapproved of the securities to be issued under this management proxy circular and joint proxy statement/prospectus or determined that this management proxy circular and joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This management proxy circular and joint proxy statement/prospectus is dated          ,          and is first being mailed to the stockholders of Valeant and the shareholders of Biovail on or about          ,          .

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
(905) 286-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On          , 2010

Dear Shareholders of Biovail Corporation:

We are pleased to invite you to attend a special meeting of shareholders of Biovail Corporation (“Biovail”), which will be held at          ,          ,          , on          , 2010, at   a.m., local time, for the following purposes (the “Biovail proposals”):

•	to consider and if thought fit, approve with or without variation, an ordinary resolution authorizing Biovail to issue such number of common shares in the capital of Biovail as is necessary to complete the merger with Valeant and issue 1.7809 Biovail common shares for each share of Valeant common stock and authorizing the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan, each outstanding Valeant stock option and Valeant restricted stock unit and the agreements evidencing the grants thereof, and approving the issuance of Biovail common shares thereunder, and further authorizing the issuance of such other Biovail common shares as contemplated by the merger agreement dated as of June 20, 2010 (the “merger agreement”) among Valeant Pharmaceuticals International, Biovail, Biovail Americas Corp., a wholly owned subsidiary of Biovail (“BAC”), and Beach Merger Corp., a wholly owned subsidiary of BAC, a copy of which is included as Annex A to the management proxy circular and joint proxy statement/prospectus of which this notice forms a part (the “share issuance resolution”);

•	conditional upon the approval of the share issuance resolution, to consider, and if deemed advisable, pass, with or without variation, a special resolution to amend the articles of continuance of Biovail to change the name of Biovail from “Biovail Corporation” to “Valeant Pharmaceuticals International, Inc.,” the full text of which is attached in the accompanying management proxy circular and joint proxy statement/prospectus as Annex E (the “name change resolution”); and

•	to transact such further or other business as may properly come before the Biovail special meeting and any adjournments or postponements thereof.

An “ordinary resolution” is a resolution passed by at least a majority of the votes cast by the Biovail shareholders who voted in respect of that resolution at the Biovail special meeting while a “special resolution” is a resolution passed by a majority of not less than two-thirds of the votes cast by the Biovail shareholders who voted in respect of that resolution at the Biovail special meeting.

If the share issuance resolution is not approved by the Biovail shareholders at the Biovail special meeting, the approval of the name change resolution as set forth in this Notice of Special Meeting will not be proceeded with.

The items of business listed above and the merger agreement and the merger are described in detail in the accompanying management proxy circular and joint proxy statement/prospectus of which this notice forms a part. Biovail will transact no other business at the special meeting except such business as may properly be brought before the Biovail special meeting or any adjournment or postponement thereof. The Biovail board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the share issuance resolution and name change resolution, are advisable and in the best interests of Biovail and its shareholders. Accordingly, the Biovail board of directors recommends that the Biovail shareholders vote “FOR” the share issuance resolution and “FOR” the name change resolution.

Registered holders of Biovail common shares at the close of business on          ,          , are entitled to vote in person or by proxy at the Biovail special meeting and any adjournment or postponement thereof.

Completion of the merger is conditioned on approval of the share issuance resolution and the name change resolution.

Shareholders are invited to attend the Biovail special meeting. Registered shareholders who are unable to attend the Biovail special meeting in person are requested to complete, date and sign the enclosed form of proxy (the “proxy card”) and send it in the enclosed envelope or otherwise to the CIBC Mellon Trust Company, Proxy Department, P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1, facsimile: 416-368-2502 or to Biovail at Biovail’s registered office, which is located at 7150 Mississauga Road, Mississauga, ON L5N 8M5, fax number 905-286-3050, or via the Internet, by going to                     and following the instructions on the website, or by calling toll free                on a touch tone phone and following the instructions provided by “Vote Voice.” You will need to refer to the proxy card and to your 13 digit control number provided on the proxy card. Non-registered shareholders who receive these materials through their broker or other intermediary should follow the instructions provided by their broker or intermediary.

To be effective, your proxy card must be received by CIBC Mellon Trust Company not later than           a.m., Toronto time, on          , 2010, or, in the case of any adjournment or postponment of the Biovail special meeting, not less than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time of such adjournment or postponment. The time limit for deposit of proxies may be waived by Biovail’s board of directors at its discretion. Completing and sending the proxy card will cancel any other proxy you may have previously submitted in connection with the Biovail special meeting, as it is the later dated proxy that will be counted.

Your vote is important. Whether or not you expect to attend in person, we urge you to authorize a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Biovail special meeting.

If you have any questions about the information contained in this document or require assistance in completing your proxy card, please contact Biovail’s proxy solicitor, Georgeson, toll free at 1-888-605-8403.

Dated at Mississauga, Ontario this   day of          , 2010

By order of the Board of Directors

Gregory Gubitz
Senior Vice-President, Corporate Development and General Counsel

VALEANT PHARMACEUTICALS INTERNATIONAL
One Enterprise
Aliso Viejo, California 92656

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2010

To the Stockholders of Valeant Pharmaceuticals International:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), will be held on          ,          , 2010 at   a.m., local time, at          ,          ,          , solely for the following purposes (the “Valeant proposals”):

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 20, 2010, among Valeant, Biovail Corporation, a Canadian corporation (“Biovail”), Biovail Americas Corp., a Delaware corporation and a wholly owned subsidiary of Biovail (“BAC”), and Beach Merger Corp., a Delaware corporation and a wholly owned subsidiary of BAC (the “merger agreement”), a copy of which is attached as Annex A to the management proxy circular and joint proxy statement/prospectus accompanying this notice; and

•	to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

These items of business, including the merger agreement and the proposed merger are described in detail in the accompanying management proxy circular and joint proxy statement/prospectus. The Valeant board of directors, by unanimous vote, has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Valeant and its stockholders and recommends that Valeant stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies in favor of such adoption.

The record date for the special meeting is          , 2010. Only Valeant stockholders of record as of the close of business on that date will be entitled to notice of the Valeant special meeting and to vote, in person or by proxy, at the Valeant special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Valeant special meeting will be available in Valeant’s offices located at One Enterprise, Aliso Viejo, California 92656, during regular business hours for a period of no less than 10 days before the Valeant special meeting and at the place of the Valeant special meeting during the meeting.

Adoption of the merger agreement by the Valeant stockholders is a condition to the merger and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Valeant common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please promptly vote your proxy by telephone or by accessing the Internet site following the instructions in the accompanying management proxy circular and joint proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card as promptly as possible.

By Order of the Board of Directors,

Steve T. Min
Corporate Secretary

Dated:          , 2010

ADDITIONAL INFORMATION

This management proxy circular and joint proxy statement/prospectus incorporates important business and financial information about Valeant and Biovail from other documents that are not included in or delivered with this management proxy circular and joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this management proxy circular and joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company or its representative at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders call toll-free: (877) 456-3442 Banks and Brokers may call collect: (212) 750-5833	Georgeson 100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1 Canada North American Toll Free Number: 1-888-605-8403 Email: askus@georgeson.com

OR	OR

Valeant Pharmaceuticals International One Enterprise Aliso Viejo, California 92656 (949) 461-6178 Attn: Investor Relations	Biovail Corporation 7150 Mississauga Road Mississauga, Ontario Canada L5N 8M5 (905) 286-3000 Attn: Investor Relations

Investors may also consult Valeant’s or Biovail’s website for more information about Valeant or Biovail, respectively. Valeant’s website is www.valeant.com. Biovail’s website is www.biovail.com. Information included on these websites is not incorporated by reference into this management proxy circular and joint proxy statement/prospectus.

If you would like to request any documents, please do so by          ,          , in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this management proxy circular and joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 172.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

For ease of reference, when we refer to this “joint proxy statement/prospectus,” we mean the management proxy circular and joint proxy statement/prospectus described above.

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Biovail, constitutes a prospectus of Biovail under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Biovail common shares to be issued to Valeant stockholders pursuant to the share issuance resolution. This joint proxy statement/prospectus also constitutes a joint proxy statement of both Valeant and Biovail under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a management proxy circular under National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”) of the Canadian Securities Administrators (the “CSA”). It also constitutes a notice of meeting with respect to the special meeting of Biovail shareholders and a notice of meeting with respect to the special meeting of Valeant stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          , 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Valeant stockholders or Biovail shareholders nor the issuance by Biovail of common shares in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Biovail has been provided by Biovail and information contained in this joint proxy statement/prospectus regarding Valeant has been provided by Valeant.

QUESTIONS AND ANSWERS

Set forth below are questions that you, as a stockholder of Valeant or a shareholder of Biovail, may have regarding the merger and the other matters to be considered at the special meetings of stockholders of Valeant or shareholders of Biovail and the answers to those questions. Valeant and Biovail urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters to be considered at the special meetings. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “Valeant” refer to Valeant Pharmaceuticals International, a Delaware corporation; all references in this joint proxy statement/prospectus to “Biovail” refer to Biovail Corporation, a Canadian corporation; all references in this joint proxy statement/prospectus to “BAC” refer to Biovail Americas Corp., a Delaware corporation and a direct wholly owned subsidiary of Biovail; all references to “Beach Merger Corp.” refer to Beach Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of BAC; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to both Valeant and Biovail; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 20, 2010, among Valeant, Biovail, BAC and Beach Merger Corp., a copy of which is included as Annex A to this joint proxy statement/prospectus. Biovail following completion of the merger is sometimes referred to in this joint proxy statement/prospectus as the “combined company.” All references to USD or $ are to United States dollars, and all references to C$ are to Canadian dollars.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Valeant and Biovail have agreed to combine under the terms of the merger agreement (the “merger”) that is described in this joint proxy statement/prospectus. In order to effect the combination of Valeant and Biovail, Valeant will merge with a wholly owned subsidiary of Biovail, and the name of the combined company will be changed to “Valeant Pharmaceuticals International, Inc.”

In order to complete the merger:

•	Biovail shareholders must approve the issuance of Biovail common shares in connection with the merger, the assumption of all obligations under the Valeant 2003 Equity Incentive Plan, the Valeant 2006 Equity Incentive Plan, and each Valeant stock option and Valeant restricted stock unit outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement;

•	Biovail shareholders must approve the amendment of Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.”; and

•	Valeant stockholders must adopt the merger agreement.

Valeant and Biovail will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of Valeant and shareholders of Biovail, and you should read it carefully.

Your vote is important. You do not need to attend the special meetings in person to vote. We encourage you to vote as soon as possible.

Q:	What will I receive in the merger?

A:	If the merger is completed, holders of shares of Valeant common stock (except for shares of Valeant common stock owned by Biovail, BAC or Beach Merger Corp. (all of which will be cancelled), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn) will receive, for each share of Valeant common stock outstanding immediately prior to the merger, 1.7809 Biovail common shares. In addition, on the business day immediately preceding the effective time of the merger, each Valeant stockholder of record as of the close of business on such date will be paid $16.77 per share of Valeant common stock pursuant to the pre-merger special dividend. Valeant stockholders will not receive any fractional Biovail common shares in the merger. Instead, Valeant stockholders will receive cash for any fractional Biovail common shares that a Valeant stockholder would otherwise have been entitled to receive.

Biovail shareholders will not receive any merger consideration and will continue to hold their Biovail common shares after the merger.

Q:	Will I receive the pre-merger special dividend?

A:	All holders of record of Valeant common stock as of the close of business on the business day immediately preceding the effective time of the merger will have the right to receive the pre-merger special dividend. Valeant intends to pay the pre-merger special dividend on the business day immediately preceding the effective time of the merger.

Biovail shareholders will not receive the pre-merger special dividend.

Q:	What is the value of the merger consideration?

A:	Because Biovail will issue a fixed number of Biovail common shares in exchange for each share of Valeant common stock, the value of the merger consideration that Valeant stockholders will receive will depend on the price per share of Biovail common shares at the time the merger is completed. That price will not be known at the time of the special meetings and may be less or more than the current price or the price at the time of the special meetings.

Q:	When and where will the special meetings be held?

A:	The Biovail special meeting will be held at , on , 2010, at a.m., local time. The Valeant special meeting will be held at , on , 2010, at a.m., local time.

Q:	Who is entitled to vote at the Biovail and Valeant special meetings?

A:	Biovail has fixed , as the record date for the Biovail special meeting. If you were a Biovail shareholder as of the close of business on such date, you are entitled to vote on matters that come before the Biovail special meeting.

Valeant has fixed , as the record date for the Valeant special meeting. If you were a Valeant stockholder as of the close of business on such date, you are entitled to vote on matters that come before the Valeant special meeting.

Q:	How many votes do I have?

A:	Biovail: You are entitled to one vote for each Biovail common share that you owned as of the close of business on the Biovail record date. As of the close of business on the Biovail record date, there were approximately outstanding Biovail common shares.

Valeant: You are entitled to one vote for each share of Valeant common stock that you owned as of the close of business on the Valeant record date. As of the close of business on the Valeant record date, there were approximately outstanding shares of Valeant common stock.

Q:	How do I vote?

A:	If you are a registered shareholder of Biovail as of the close of business on the record date for the Biovail special meeting or a stockholder of record of Valeant as of the close of business on the record date for the Valeant special meeting, you may vote in person by attending your respective special meeting or, to ensure your shares are represented at the meeting, you may authorize a proxy to vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning your proxy card in the postage-paid envelope provided.

If you hold Biovail common shares or shares of Valeant common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at your special meeting.

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Q:	My shares are held in “street name” by my broker or I am a non-registered shareholder. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” You are not the “record holder” or “registered holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Valeant or Biovail or by voting in person at your special meeting unless you first provide a proxy from your broker, bank or other nominee.

If you are a Biovail shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any matter over which they do not have discretionary authority. Such a broker non-vote will have no effect on the vote on any of the Biovail proposals, assuming a quorum is present.

If you are a Valeant stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement, and will have no effect on the proposal to adjourn the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Q:	What vote is required to approve each proposal?

A:	Biovail: The issuance of Biovail common shares to Valeant stockholders in connection with the merger, the assumption by Biovail of the Valeant stock plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement will be approved if a majority of the votes cast in person or by proxy on the proposal vote in favor of the proposal.

The amendment to Biovail’s articles of continuance to change Biovail’s name will be approved if two-thirds of the votes cast in person or by proxy on the proposal vote in favor of the proposal.

Valeant: The proposal at the Valeant special meeting to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of Valeant common stock outstanding and entitled to vote as of the close of business on the Valeant record date.

The proposal to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies, if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting, requires the affirmative vote of holders of a majority of the shares of Valeant common stock present in person or represented by proxy at the Valeant special meeting and entitled to vote thereon.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Biovail: If you are a Biovail shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Biovail proposals, assuming a quorum is present.

Valeant: If you are a Valeant stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement. If you are a Valeant stockholder and are present in person at the Valeant special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to approve the adjournment of the Valeant special meeting. If you are a Valeant stockholder and are not present in person at the Valeant special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to approve the adjournment of the Valeant special meeting. Failure to instruct your broker, bank or other nominee to vote will also have no effect on the vote held on this proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record of shares of Valeant common stock or a registered holder of Biovail common shares and sign and return your proxy card without indicating how to vote on any particular proposal, the Valeant common stock or Biovail common shares represented by your proxy will be voted in accordance with the recommendations of the board of directors of Valeant or Biovail, as applicable.

Q:	What constitutes a quorum?

A:	Biovail: At least two persons present, each being a shareholder entitled to vote at the Biovail special meeting or a duly appointed proxyholder or representative for a shareholder so entitled, and together holding or representing Biovail common shares having not less than 25% of the outstanding votes entitled to be cast at the Biovail special meeting, constitute a quorum for the transaction of business at the Biovail special meeting. All Biovail common shares represented at the Biovail special meeting, including shares that are represented but that abstain from voting, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Valeant: A majority of the outstanding shares of Valeant common stock entitled to vote at the Valeant special meeting must be represented in person or by proxy at the Valeant special meeting in order to constitute a quorum for the transaction of business at the Valeant special meeting. All shares of Valeant common stock represented at the Valeant special meeting, including shares of Valeant common stock that are represented but that abstain from voting, and shares (if any) of Valeant common stock that are represented but that are held by brokers, banks and other nominees who do not have authority to vote such shares (i.e., broker non-votes), will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a record holder of Valeant common stock as of the close of business on the record date for the Valeant special meeting: You can change your vote at any time before the start of your special meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

• you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

• you can send a signed notice of revocation; or

• you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose any of the foregoing methods, your notice of revocation or your new proxy must be received by Valeant no later than the beginning of the Valeant special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above. Only your latest-dated proxy will count.

If you are a registered holder of Biovail common shares as of the close of business on the record date for the Biovail special meeting: You can change your vote at any time before the start of your special meeting, unless otherwise noted. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

• you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

• you can deposit a signed notice of revocation at Biovail’s registered office at any time up to and including the last business day preceding the day of the Biovail special meeting (or any adjournment or postponement thereof) or with the chair of the Biovail special meeting on the day of the Biovail special meeting (or any adjournment or postponement thereof); or

• you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose any of the foregoing methods, your notice of revocation or your new proxy must be received by Biovail no later than the beginning of the Biovail special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above. Only your latest dated proxy will count.

If you hold shares of Valeant common stock or Biovail common shares in “street name”: You may change your vote by submitting another later-dated voting instruction form to your broker, bank or other nominee or by voting again by telephone or by Internet. In order to simply revoke a previous instruction, you must notify your broker, bank or other nominee in writing of your revocation. In order to ensure that the broker, bank or other nominee acts upon revocation, the written notice should be received by the broker, bank or other nominee well in advance of your special meeting.

Q:	What are the material U.S. Federal income tax consequences of the merger and the pre-merger special dividend to U.S. holders of Valeant common stock?

The Merger. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) with no gain or loss recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes, except with respect to cash received in lieu of fractional Biovail common shares. It is a condition to the closing of the merger that, at the effective time of the merger, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) will deliver to Valeant and Cravath, Swaine & Moore LLP (“Cravath”) will deliver to Biovail their respective opinions substantially to the effect that the merger should be subject to the tax treatment described in the immediately preceding sentence. The conclusions in the tax opinions will not be free from doubt, and there are significant factual and legal uncertainties concerning these conclusions. If the conclusions in the tax opinions were to be challenged by the Internal Revenue Service (the “IRS”) and such challenge were to be sustained, a U.S. holder of Valeant common stock would recognize gain (and might not be allowed to recognize loss) in the merger based on the amount such U.S. holder realizes in the merger.

The Pre-Merger Special Dividend. The pre-merger special dividend is intended to be treated as a distribution by Valeant within the meaning of Section 301 of the Code and not as consideration paid for Valeant stock in the merger. The tax opinions that are to be delivered by counsels to Valeant and Biovail as a condition to the closing of the merger will be based in part on a determination that the pre-merger special dividend should be treated as such. Assuming this determination is sustained, the pre-merger special dividend will be treated as a dividend for U.S. Federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Valeant. If the amount of the dividend exceeds Valeant’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of your adjusted tax basis in the Valeant common stock and any remaining portion of the dividend will be taxed as capital gain. However, it is possible that the IRS would instead seek to characterize the pre-merger special dividend as consideration paid by Biovail in the merger for a portion of a U.S. holder’s Valeant common stock. If this characterization were to be sustained, a U.S. holder of Valeant common stock would recognize gain or loss in the merger based on the amount such U.S. holder realizes in the merger including the pre-merger special dividend.

See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 98.

Q:	When do you expect the merger to be completed?

A:	Valeant and Biovail are working to complete the merger before the end of 2010. However, the merger is subject to a financing condition, the obtaining of various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Valeant and Biovail special meetings and the completion of the merger. Valeant and Biovail hope to complete the merger as soon as reasonably practicable.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in, and incorporated by reference into, this joint proxy statement/prospectus, including its Annexes. Then please authorize a proxy to vote your shares as soon as possible so that your shares may be represented at your special meeting.

Q:	Do I need to do anything with my shares now?

A:	No. If you are a Valeant stockholder, after the merger is completed, your shares of Valeant common stock (other than those shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted automatically into the right to receive 1.7809 Biovail common shares and cash in lieu of fractional shares. You do not need to take any action at the current time. If you are a Valeant stockholder of record as of the close of business on the business day immediately preceding the effective time of the merger, you will be paid the pre-merger special dividend on such date.

If you are a Biovail shareholder, you are not required to take any action with respect to your Biovail common shares.

Q:	Are shareholders entitled to appraisal/dissent rights?

A:	The stockholders of Valeant are entitled to appraisal rights in connection with the merger, provided that the applicable Valeant stockholder complies with all applicable requirements and procedures under the Delaware General Corporation Law (the “DGCL”). See “Appraisal/Dissent Rights” beginning on page 166.

Under the Canada Business Corporations Act (the “CBCA”), the shareholders of Biovail are not entitled to dissent rights in connection with the merger. See “Appraisal/Dissent Rights” beginning on page 166.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of each of the special meetings is earlier than the date of each of the special meetings and the date that the merger is expected to be completed. If you transfer your shares after the record date but before your special meeting, you will retain (subject to any arrangements made with the purchaser of your shares) your right to vote at the special meeting, but, in the case of Valeant stockholders, you will not have the right to receive the pre-merger special dividend and the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Valeant common stock through the effective time of the merger. In order to receive the pre-merger special dividend, you must hold your shares of Valeant common stock as of the close of business on the business day immediately preceding the effective time of the merger.

Q:	Who is soliciting my proxy?

A:	Biovail. Biovail’s management is soliciting your proxy for use at the Biovail special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by Biovail. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Biovail, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Biovail will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Biovail has retained Georgeson to assist in its solicitation of proxies and has agreed to pay them a fee of approximately C$30,000, plus reasonable expenses, for these services.

Valeant. Valeant’s management is soliciting your proxy for use at the Valeant special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation will be borne by Valeant. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Valeant, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Valeant will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Valeant has retained Innisfree M&A Incorporated (“Innisfree”) to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable out-of-pocket expenses, for these services.

Q:	When will I receive the post-merger special dividend?

A.	Contingent upon the closing of the merger and subject to the discretion of the board of directors of the combined company, and to compliance with applicable law, it is anticipated that, on December 31, 2010, or such other date as the board of directors of the combined company may determine, the combined company will pay an additional one-time special dividend of $1.00 per common share of the combined company (the “post-merger special dividend”) to shareholders of the combined company.

Q:	What if I hold shares in both Valeant and Biovail?

A:	If you are a shareholder of both Valeant and Biovail, you will receive two separate packages of proxy materials. A vote as a Valeant stockholder will not count as a vote as a Biovail shareholder, and a vote as a Biovail shareholder will not count as a vote as a Valeant stockholder. Therefore, please separately vote each of your shares of Valeant common stock and Biovail common shares.

Q:	Who can help answer my questions?

A:	Valeant stockholders or Biovail shareholders who have questions about the merger or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Valeant stockholder:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free: (877) 456-3442
Banks and Brokers may call collect:
(212) 750-5833
If you are a Biovail shareholder: Georgeson 100 University Avenue 11th Floor, South Tower Toronto, Ontario Canada M5J 2Y1 North American Toll Free Number: 1-888-605-8403

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SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Valeant and Biovail urge you to read carefully the remainder of this joint proxy statement/prospectus, including the Annexes, the documents incorporated by reference and the other documents to which we have referred you because this summary does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the Valeant and Biovail special meetings. See also the section entitled “Where You Can Find More Information” beginning on page 172. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Biovail Corporation (see page 32)

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
Telephone: (905) 286-3000

Biovail, a Canadian corporation, is a specialty pharmaceutical company with a strategic focus on developing and commercializing products that address unmet medical needs in specialty central nervous system (“CNS”) disorders. The growth and development of Biovail’s specialty CNS business is financially supported by its former base business model which focused on the development and large-scale manufacture of pharmaceutical products incorporating its oral drug-delivery technologies. While Biovail’s strategy has transitioned to specialty CNS, this base business model continues to provide revenues and significant operating cash flow that can be used to support and fund licensing and acquisition opportunities in specialty CNS. Biovail’s drug delivery expertise also provides support for life cycle management of its specialty CNS products. Biovail also continues to identify and evaluate complementary acquisitions or business opportunities that support its specialty CNS strategy (such as the May 2009 acquisition of the full U.S. commercialization rights to Wellbutrin XL®).

Additional information about Biovail and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

Biovail Americas Corp. (see page 32)

Biovail Americas Corp., a wholly owned subsidiary of Biovail, is a Delaware corporation that holds ownership of Biovail subsidiaries that operate in the United States.

Beach Merger Corp. (see page 32)

Beach Merger Corp., a wholly owned subsidiary of BAC, is a Delaware corporation that was formed on June 15, 2010, for the sole purpose of effecting the merger. In the merger, Beach Merger Corp. will be merged with and into Valeant, with Valeant surviving as a wholly owned subsidiary of BAC.

Valeant Pharmaceuticals International (see page 32)

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656
Telephone: (949) 461-6000

Valeant, a Delaware corporation, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products. Valeant’s specialty pharmaceutical and OTC products are marketed under brand names and are sold in the United States, Canada, Australia and New Zealand, where Valeant focuses most of its efforts on the dermatology and neurology therapeutic classes. Valeant also has branded generic and OTC operations in Europe and Latin America which focus on pharmaceutical products that are bioequivalent to original products and are marketed under company brand names.

Additional information about Valeant and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

Pre-Merger Special Dividend (see page 41)

Valeant intends to pay to its stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger the pre-merger special dividend, a special dividend of $16.77 per share of Valeant common stock, on the business day immediately preceding the effective time of the merger. The payment of the pre-merger special dividend is a condition to the completion of the merger.

Post-Merger Special Dividend (see page 41)

The boards of directors of Valeant and Biovail also have determined that, contingent upon the closing of the merger and subject to the discretion of the board of directors of the combined company, and to compliance with applicable law, the post-merger special dividend, a special dividend of $1.00 per common share of the combined company to be declared following the consummation of the merger and contemplated to be paid on December 31, 2010, or such other payment date as the board of directors of the combined company determines, will be in the best interests of the combined company and its shareholders and that it is the intention of those directors of Valeant and Biovail that will continue as directors of the combined company to support the declaration and payment of the post-merger special dividend at the applicable time following the merger.

The Merger and the Merger Agreement

The Merger (see page 42)

The board of directors of Valeant and the board of directors of Biovail have agreed to a business combination of their two companies under the terms of the merger agreement. In order to effect the combination of Valeant and Biovail, Valeant will merge with a wholly owned subsidiary of Biovail, and the name of the combined company will be changed to “Valeant Pharmaceuticals International, Inc.” Valeant and Biovail encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Terms of the Merger; Merger Consideration (see page 111)

In order to effect the combination of Valeant and Biovail, the merger agreement provides for the merger of Beach Merger Corp. with and into Valeant, with Valeant surviving as a wholly owned subsidiary of BAC. On the business day immediately preceding the effective time of the merger, Valeant intends to pay to its stockholders of record the pre-merger special dividend. In the merger, each share of Valeant common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Valeant common stock held by Valeant, as treasury stock, Biovail, BAC or Beach Merger Corp. (all of which will be cancelled) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive 1.7809 Biovail common shares. Valeant’s convertible notes and warrants will be treated as described in “Effect of the Merger on Valeant’s Convertible Notes and Warrants” beginning on page 98. Valeant’s outstanding restricted stock units and options will be treated as described in “Treatment of Valeant Restricted Stock Units and Options” beginning on page 88.

Biovail will not issue any fractional Biovail common shares in the merger. Instead, a Valeant stockholder who otherwise would have received a fraction of a Biovail common share will receive an amount in cash equal to such fractional amount multiplied by the average of the volume weighted average price per Biovail common share on the NYSE on each of the 10 consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

Treatment of Valeant Restricted Stock Units and Options (see page 88); Change in Control Provisions (see page 118)

Accelerating Restricted Stock Units.  With the exception of restricted stock units held by J. Michael Pearson, each Valeant restricted stock unit award (including performance-based restricted stock units) that, in accordance with its existing terms, provides for vesting, in whole or in part, upon a change in control will vest and settle at the level provided for under the terms of the award on the day prior to the payment of the pre-merger special dividend as if that day was the closing date of the merger (and any performance metrics applicable to the accelerated restricted stock units will be measured as of that day). Any portion of the restricted stock units that vests will be settled in common shares of the combined company at the merger (with the number of shares determined by multiplying the number of shares of Valeant common stock subject to such vested restricted stock unit immediately prior to the completion of the merger by the exchange ratio) and the pre-merger special dividend will be paid to the holder of the restricted stock unit in cash on the business day preceding the effective time of the merger. Any portion of the accelerated restricted stock units that does not vest on the day prior to the payment of the pre-merger special dividend will be forfeited on that day for no consideration.

Stock Options and Continuing Restricted Stock Units.  Each stock option to acquire Valeant common stock, each restricted stock unit award that, in accordance with existing terms, does not vest, in whole or in part, upon a change in control, and, except as discussed under “The Merger — Financial Interests of Valeant Directors and Officers in the Merger,” each equity award held by Mr. Pearson (each, a “continuing award”) will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares underlying the award by the “pre-merger special dividend adjustment ratio” of 1.5710 (rounded down to the nearest whole share) and, in the case of stock options, dividing the per share exercise price of the stock option by the pre-merger special dividend adjustment ratio (rounded up to the nearest whole cent). At the closing of the merger, each continuing award will be converted into an award to acquire common shares of the combined company, on the same terms and conditions as were applicable to the award prior to the merger. The number of common shares of the combined company subject to the award following the merger will be determined by multiplying the number of shares of Valeant common stock underlying the continuing award (as adjusted to take into account the pre-merger special dividend) by the exchange ratio (rounded down to the nearest whole share) and, in the case of stock options, by dividing the per share exercise price (as adjusted to take into account the pre-merger special dividend) by the exchange ratio (rounded up to the nearest whole cent).

Change in Control Provisions.  The board of directors of each of Valeant and Biovail has determined that the merger will be deemed to be, and the merger agreement provides that it will be treated as, a change in control under the Valeant and Biovail employee benefit plans and agreements.

Effect of the Merger on Valeant’s Convertible Notes and Warrants (see page 98)

Prior to the completion of the merger, Valeant’s 3.0% Convertible Subordinated Notes due August 16, 2010 (the “3% Convertible Notes”) will, unless converted on or prior to their maturity date, mature, and warrants to purchase Valeant’s common stock issued pursuant to an Exchange Agreement entered into in August 2009 (the “Valeant Warrants”) will, unless exercised on or prior to August 16, 2010, expire. It is expected that all or substantially all holders of the 3% Convertible Notes will convert their Notes and that the holders of the Valeant Warrants will exercise such Warrants prior to the completion of the merger. Upon conversion of the 3% Convertible Notes, Valeant has the right to satisfy its conversion obligations by delivering, at its option, shares of Valeant common stock, cash or a combination thereof. It is Valeant’s current intention to satisfy its conversion obligations by delivering an amount equal to the principal amount of the 3% Convertible Notes surrendered for conversion in cash and by delivering the remainder of its conversion obligation in shares of Valeant common stock. Upon exercise of the Valeant Warrants, Valeant is obligated to deliver shares of Valeant common stock based on the excess of the fair market value (determined as set forth in the Valeant Warrants) over the purchase price of the Valeant Warrants. In the event a holder of Valeant’s 3% Convertible Notes or 4.0% Convertible Subordinated Notes due 2013 (the “4% Convertible Notes” and, together with the 3% Convertible Notes, the “Convertible Notes”) converts its Convertible Notes and receives shares of Valeant common stock prior to the effective time of the merger, those shares would be treated in the merger like all other shares of Valeant common stock. In the event a holder of the 4% Convertible Notes does not convert its notes prior to the effective time of the merger, those 4% Convertible

Notes will remain outstanding and will be convertible into the merger consideration payable in respect of the Valeant common stock into which such Convertible Notes would have been convertible prior to the merger, and the conversion rate for the 4% Convertible Notes will be adjusted pursuant to the indenture pursuant to which the notes were issued to account for the pre-merger special dividend. Based on the exchange ratio for the merger, the amount of the pre-merger special dividend (assuming a “Current Market Price” (as defined in the indenture pursuant to which the notes were issued) of $51.51 at the close of business on the record date for the pre-merger special dividend) and the terms of the indenture pursuant to which the notes were issued, the 4% Convertible Notes would have a conversion rate of 83.5314 shares per $1,000 principal amount of notes.

Material U.S. Federal Income Tax Consequences (see page 98)

The Merger.  The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code with no gain or loss recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes. It is a condition to the closing of the merger that, at the effective time of the merger, Skadden will deliver to Valeant and Cravath will deliver to Biovail their respective opinions to the effect that (1) the merger should qualify for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) U.S. holders of Valeant common stock should not recognize gain under Section 367(a) of the Code on the exchange of their Valeant common stock for Biovail common shares in the merger.

Assuming these conclusions are sustained, a U.S. holder of Valeant common stock generally will not recognize any gain or loss upon receipt of Biovail common shares in exchange for Valeant common stock in the merger, except with respect to cash received in lieu of fractional Biovail common shares. If either of these conclusions were to be challenged by the IRS and such challenge were to be sustained, then each U.S. holder of Valeant common stock would recognize gain (and might not be allowed to recognize loss) equal to the difference between the sum of the fair market value of the Biovail common shares and the amount of cash received in the merger (including the pre-merger special dividend to the extent it is not treated as a distribution within the meaning of Section 301 of the Code, as described below, and cash received in lieu of fractional Biovail common shares) and its tax basis in the Valeant shares surrendered in exchange therefor.

The conclusions in the tax opinions will not be free from doubt and there are significant factual and legal uncertainties concerning these conclusions (including as to the impact of the pre-merger special dividend described below). In particular, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder require that in order for U.S. holders of Valeant common stock to avoid recognizing gain on the exchange of their Valeant common stock in the merger, certain requirements must be met, including that the fair market value of Biovail equal or exceed that of Valeant at the effective time of the merger. There are significant factual and legal uncertainties concerning the determination of fair market value for this purpose. If at the effective time of the merger the fair market value of Valeant were found to exceed that of Biovail, a U.S. holder of Valeant common stock would recognize gain (but not loss) based on the amount such U.S. holder realizes in the merger.

The Pre-Merger Special Dividend.  Under the terms of the merger agreement, Valeant stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger will be paid the pre-merger special dividend, a one-time special cash dividend of $16.77 per share, on such business day. The pre-merger special dividend is intended to be treated as a distribution by Valeant within the meaning of Section 301 of the Code and not as consideration paid for Valeant stock in the merger. The tax opinions that are to be delivered by counsels to Valeant and Biovail as a condition to the closing of the merger will be based in part on a determination that the pre-merger special dividend should be treated as such. Assuming this determination is sustained, the pre-merger special dividend will be treated as a dividend for U.S. Federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Valeant. To the extent that the amount of the dividend exceeds Valeant’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in the Valeant common stock. If such basis is reduced to zero, any remaining portion of the pre-merger special dividend will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the Valeant common stock for more than one year at the time the pre-merger special dividend is received. However, it is possible that the IRS would disagree with the characterization of the pre-merger special dividend as a distribution by Valeant and instead seek to characterize the pre-merger special dividend as merger consideration paid by Biovail in exchange for a portion of a U.S. holder’s Valeant common stock. If this characterization were to be sustained, the merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are very complicated and the tax consequences of the merger and pre-merger special dividend to each U.S. holder of Valeant common stock may depend on such stockholder’s particular facts and circumstances. Holders of Valeant common stock are urged to consult their tax advisors to understand fully the tax consequences to them of the merger and pre-merger special dividend.

Recommendations of the Board of Directors of Biovail (see page 33)

At a special meeting held on June 20, 2010, the Biovail board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Biovail common shares in the merger, the assumption of the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder and the issuance of such other Biovail common shares as contemplated by the merger agreement and the amendment of Biovail’s articles of continuance to effect the name change, were advisable and in the best interests of Biovail and its shareholders. Accordingly, the Biovail board of directors recommends that the Biovail shareholders vote “FOR” the proposal to issue Biovail common shares in connection with the merger, to assume the Valeant equity plans and Valeant equity awards and to issue Biovail common shares thereunder and to issue such other Biovail common shares as contemplated by the merger agreement and “FOR” the proposal to amend Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.”

Recommendations of the Board of Directors of Valeant (see page 37)

At a special meeting held on June 20, 2010, the Valeant board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Valeant and its stockholders, (2) approved the merger and the merger agreement and (3) resolved to recommend adoption of the merger agreement to Valeant stockholders. Accordingly, the Valeant board of directors recommends that the Valeant stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Opinion of Morgan Stanley & Co. Incorporated, Biovail’s Financial Advisor (see page 57)

In connection with the merger, on June 20, 2010, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) rendered to Biovail’s board of directors its oral opinion, subsequently confirmed in writing, that, on such date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Biovail. The full text of Morgan Stanley’s written fairness opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was directed to the Biovail board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement on the date of the opinion. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any Biovail shareholder or Valeant stockholder as to how to vote or act on any matter with respect to the merger.

Opinions of Valeant’s Financial Advisors (see page 71)

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the board of directors of Valeant that, as of June 20, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio, together with the pre-merger special dividend to be paid to the holders (other than Biovail and its affiliates) of outstanding shares of Valeant’s common stock, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 20, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Valeant in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Valeant’s common stock should vote with respect to the merger or any other matter.

Opinion of Jefferies & Company, Inc.

Valeant retained Jefferies & Company, Inc. (“Jefferies”) to act as a financial advisor to Valeant in connection with the merger and to render to the Valeant board of directors an opinion as to the fairness to the holders of Valeant common stock of the exchange ratio of 1.7809 pursuant to the merger agreement, together with the pre-merger special dividend of $16.77 per share to be paid to the holders of Valeant common stock. At the meeting of the Valeant board of directors on June 20, 2010, Jefferies rendered its opinion to the Valeant board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio of 1.7809 pursuant to the merger agreement, together with the pre-merger special dividend of $16.77 per share to be paid to the holders of Valeant common stock, was fair, from a financial point of view, to such holders.

Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Valeant board of directors and addresses only the fairness from a financial point of view of the exchange ratio, together with the pre-merger special dividend, as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Valeant common stock should vote on the merger or any matter related thereto.

The full text of the written opinion of Jefferies is attached to this joint proxy statement/prospectus as Annex D. Valeant encourages its stockholders to read the opinion carefully and in its entirety.

Board of Directors and Management After the Merger (see page 87)

Under the terms of the merger agreement, upon the effective time of the merger, Mr. Pearson (currently Chairman of the Valeant board of directors and Chief Executive Officer of Valeant) will be appointed the Chief Executive Officer of the combined company, William M. Wells (currently Chief Executive Officer of Biovail and a Biovail director) will be appointed as non-executive Chairman of the board of directors of the combined company, Robert A. Ingram (currently Lead Director of the Valeant board of directors) will be appointed as Lead Director of the board of directors of the combined company and Michael R. Van Every (currently Chairman of the audit committee of the Biovail board of directors) will continue as Chairman of the audit committee of the board of directors of the combined company.

Under the terms of the merger agreement, upon the effective time of the merger, the board of directors of the combined company will consist of Messrs. Pearson, Wells, Ingram, Van Every, three additional directors selected by Valeant, three additional directors selected by Biovail (one of whom will be a resident Canadian) and one independent director who is recruited by a search firm mutually retained by Valeant and Biovail, which director shall be selected by Valeant from a list of candidates presented by such firm, shall be subject to the approval of Biovail and shall be a resident Canadian.

After due consideration and deliberation by the Biovail board of directors, Biovail has selected Dr. Laurence E. Paul, Mr. Robert N. Power and Mr. Lloyd M. Segal (who is a resident Canadian) to continue as members of the board of directors of the combined company.

Valeant is currently engaged in the process of selecting its three director appointees (expected to include Mr. Morfit) who will become members of the board of directors of the combined company.

Financial Interests of Biovail Directors and Officers in the Merger (see page 89)

Biovail’s directors and executive officers have interests in the merger that are in addition to those of Biovail shareholders generally. The Biovail board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the issuance of Biovail common shares in connection with the merger, the assumption of Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement, and the amendment of Biovail’s articles of continuance to effect the name change. For the Biovail directors who will not remain on the board of directors of the combined company following the merger, these interests include redemption in cash of their deferred share units within 30 days following the completion of the merger, in the case of United States directors, and in one or two payments on dates chosen by the director prior to December 15, 2011, in the case of Canadian directors. For Biovail executive officers, these interests include, in the event of certain terminations of employment following the merger, enhanced severance payments and accelerated vesting of equity compensation. In addition, Mr. Wells has entered into an agreement with Biovail setting forth the terms of his role as non-executive Chairman of the board of directors of the combined company following the merger and providing for certain additional responsibilities during a transition period following the merger. In connection with the merger, the Biovail board of directors has taken action so that, for any executive officer whose employment is terminated while the executive officer holds any performance-based restricted share units that are scheduled to vest upon such termination, the extent of the vesting of such performance-based restricted share units will be determined based on performance during the applicable performance period through termination of employment and, if termination of employment occurs prior to payment of the post-merger special dividend, for purposes of determining the multiplier used to determine the number of such performance-based restricted share units that will vest, the price per Biovail common share on the day of termination of employment will be increased by the value of the post-merger special dividend. Please see the section titled “The Merger — Financial Interests of Biovail Directors and Officers in the Merger” beginning on page 89 for additional information about these interests.

Financial Interests of Valeant Directors and Officers in the Merger (see page 92)

Valeant’s directors and executive officers have interests in the merger that are in addition to those of Valeant stockholders generally. The Valeant board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you adopt the merger agreement. For the Valeant directors, these interests include settlement within thirty days of the merger (and, in some cases, accelerated vesting) of restricted stock units granted to them in 2010, and for the Valeant directors who will not remain on the board of directors of the combined company, settlement of all other grants of restricted stock units on the first anniversary of the merger. The Valeant executive officers hold Valeant stock options and time-based and performance-based restricted stock units, which will be treated as described in “The Merger— Treatment of Valeant Restricted Stock Units and Options” beginning on page 88. As described in that section, Mr. Pearson has agreed to waive accelerated vesting of a portion of his outstanding equity awards. In addition, in connection with entering into the merger agreement, Mr. Pearson has entered into an employment agreement with Biovail and Biovail Laboratories International SRL, a wholly owned subsidiary of Biovail, (“BLS”), which will become effective on the closing of the merger and which will supersede Mr. Pearson’s employment agreement with Valeant. In connection with entering into the new employment agreement and agreeing to waive existing rights to acceleration, and to further incentivize Mr. Pearson, Mr. Pearson will be granted a performance-based restricted share unit award under which Mr. Pearson will be eligible to earn additional shares of the combined company upon achievement of compound annual total shareholder return between 45% and 60% through February 1, 2014, measured off a base price of $13.37 per share. Each of Messrs. De Silva, Min and Blott, Dr. Chaudhuri and Ms. Karlson (who are other Valeant executive officers) are parties to severance agreements or offer letters that provide benefits in the event of a termination of employment following the merger. Please see the section titled “The Merger — Financial Interests of Valeant Directors and Officers in the Merger” beginning on page 92 for additional information about these interests.

Regulatory Approvals Required for the Merger and Other Regulatory Matters (see page 106)

Valeant and Biovail have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement.

United States Antitrust.  Under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Biovail and Valeant must file notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice and observe a mandatory pre-merger waiting period before completing the merger. Valeant and Biovail each filed its required HSR notification and report form with respect to the merger on July 6, 2010. The initial 30-day HSR waiting period will expire on August 5, 2010 at 11:59 p.m., unless it is extended by a request for additional information or earlier terminated by the antitrust agencies.

Canada.  The merger is not notifiable under Part IX of the Competition Act (Canada). The Commissioner of Competition can, however, apply to the Competition Tribunal on substantive grounds (namely whether the merger prevents or lessens competition substantially or is likely to do so) for a remedial order under Section 92 of the Competition Act (Canada) at any time before the merger has been completed or, if completed, within one year after it was substantially completed.

Other Jurisdictions.  In Poland, under the Competition and Consumer Protection Act, Biovail is required to submit a pre-merger notification. On July 2, 2010, Biovail filed its notification with the Competition and Consumer Protection Office. In Mexico, under the Federal Economic Competition Law, Biovail is required to submit a pre-merger notification. On July 8, 2010, Biovail filed its notification with the Federal Competition Commission.

Completion of the Merger (see page 111)

Valeant and Biovail currently expect to complete the merger before the end of 2010, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the financing and other conditions to the merger described in the merger agreement.

Conditions to Completion of the Merger (see page 120)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the receipt of the approval of Biovail shareholders to issue Biovail common shares in the merger and to adopt the Valeant equity plans and Valeant equity awards and to issue Biovail common shares thereunder and to amend Biovail’s articles of continuance to effect the name change, the adoption by Valeant stockholders of the merger agreement, the receipt of all necessary regulatory approvals (including under antitrust and competition laws), the consummation of the financing (or alternative financing), the payment of the pre-merger special dividend, New York Stock Exchange (“NYSE”) and Toronto Stock Exchange (“TSX”) approval of the listing of the Biovail common shares to be issued in connection with the merger, the accuracy of representations and warranties made by the parties in the merger agreement (subject to certain materiality standards), performance by the parties of their obligations under the merger agreement (subject to certain materiality standards), the absence of a material adverse effect on each party, and the receipt of legal opinions by each party regarding the qualification of the merger as a reorganization with no gain recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (see page 121)

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of Valeant and Biovail; or

•	by either Valeant or Biovail if:

•	the merger is not completed by February 28, 2011;

•	certain legal restraints regarding the merger become final and nonappealable;

•	Biovail shareholders fail to approve the issuance of Biovail common shares in connection with the merger, the adoption of the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement, or the amendment to Biovail’s articles of continuance to effect the name change;

•	Valeant stockholders fail to adopt the merger agreement; or

•	the other party breaches or fails to perform any of its covenants and agreements contained in the merger agreement or any of the other party’s representations and warranties fails to be true and correct, in each case in a way that would entitle the party seeking to terminate the merger agreement not to complete the merger, subject to the right of the breaching party to cure the breach.

Either party may also terminate the merger agreement prior to the applicable shareholder approval of the other party being obtained if the board of directors of the other party withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or in the case of the board of directors of Biovail, the merger or the other matters to be voted on by its stockholders/shareholders in connection with the merger, or approves or recommends, or proposes publicly to approve, recommend or declare advisable, any alternative transaction with a third party.

Expenses and Termination Fees; Liability for Breach (see page 122)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, upon termination of the merger agreement under certain circumstances, Biovail may be obligated to pay Valeant a termination fee of $100 million and, in other similar circumstances, Valeant may be obligated to pay Biovail a termination fee of $100 million.

Appraisal/Dissent Rights (see page 166)

Under the merger agreement, Valeant stockholders of record who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal rights in connection with the merger and, if the merger is completed, obtain payment in cash of the fair value of their shares of Valeant common stock, as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise appraisal rights, Valeant stockholders of record must strictly follow the procedures described by Delaware law.

The shareholders of Biovail are not entitled to dissent rights in connection with the merger under the CBCA.

The Biovail Special Meeting

Date, Time and Place (see page 33)

The special meeting of Biovail shareholders will be held at           on           , 2010, at   a.m., local time.

Purpose of the Biovail Special Meeting (see page 33)

At the Biovail special meeting, Biovail shareholders will be asked:

•	to consider and if thought fit, approve with or without variation, an ordinary resolution authorizing Biovail to issue such number of common shares in the capital of Biovail as is necessary to complete the merger with Valeant and issue 1.7809 Biovail common shares for each share of Valeant common stock and authorizing the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan, each outstanding Valeant stock option and Valeant restricted stock unit and the agreements evidencing the grants thereof, and approving the issuance of Biovail shares thereunder, and further authorizing the issuance of such other Biovail common shares as contemplated by the merger agreement (the “share issuance resolution”);

•	conditional upon approval of the foregoing resolution, to consider and, if thought fit, to pass, with or without variation, a special resolution to amend the articles of continuance of Biovail to change the name of Biovail from “Biovail Corporation” to “Valeant Pharmaceuticals International, Inc.” (the “name change resolution”); and

•	to transact such further or other business as may properly come before the Biovail special meeting and any adjournments or postponements thereof.

Completion of the merger is conditioned on approval of the share issuance resolution and the name change resolution.

Biovail Record Date; Shares Entitled to Vote (see page 33)

Only holders of Biovail common shares at the close of business on          , 2010, the record date for the Biovail special meeting, will be entitled to notice of, and to vote at, the Biovail special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of           Biovail common shares. Each outstanding Biovail common share is entitled to one vote on each proposal and any other matter properly coming before the Biovail special meeting.

Required Vote (see page 34)

The required votes to approve the Biovail proposals are as follows:

•	The share issuance resolution will be approved if a majority of the votes cast in person or by proxy on the proposal vote in favor of the proposal.

•	The name change resolution will be approved if two-thirds of the votes cast in person or by proxy on the proposal vote in favor of the proposal.

Share Ownership by and Voting Rights of Biovail’s Directors and Executive Officers (see page 34)

As of the close of business on the Biovail record date, Biovail’s directors and executive officers and their affiliates beneficially owned and had the right to vote            Biovail common shares at the Biovail special meeting, which represents approximately     % of the Biovail common shares entitled to vote at the Biovail special meeting. It is expected that Biovail’s directors and executive officers will vote “FOR” the share issuance resolution and “FOR” the name change resolution.

Failure to Vote and Broker Non-Votes (see page 34)

If you are a Biovail shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Biovail proposals, assuming a quorum is present.

The Valeant Special Meeting

Date, Time and Place (see page 37)

The special meeting of Valeant stockholders will be held at           on           , 2010, at   a.m., local time.

Purpose of the Valeant Special Meeting (see page 37)

At the Valeant special meeting, Valeant stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Valeant Record Date; Stock Entitled to Vote (see page 37)

Only Valeant stockholders of record at the close of business on          , 2010, the record date for the Valeant special meeting, will be entitled to receive notice of, and to vote at, the Valeant special meeting or any adjournments or postponements thereof. As of the close of business on the Valeant record date of          , 2010, there were           shares of Valeant common stock outstanding and entitled to vote at the Valeant special meeting. Each holder of Valeant common stock is entitled to one vote for each share of common stock owned as of the Valeant record date.

Required Vote (see page 38)

The required votes to approve the Valeant proposals are as follows:

•	To adopt the merger agreement, holders of a majority of the shares of Valeant common stock outstanding and entitled to vote thereon must vote in favor of adoption of the merger agreement. Valeant cannot complete the merger unless its stockholders adopt the merger agreement.

•	To approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting, the affirmative vote of holders of a majority of the shares of Valeant common stock present in person or represented by proxy at the Valeant special meeting and entitled to vote thereon is required.

Stock Ownership by and Voting Rights of Valeant’s Directors and Executive Officers (see page 37)

At the close of business on the Valeant record date, Valeant’s directors and executive officers and their affiliates beneficially owned and had the right to vote            shares of Valeant common stock at the Valeant special meeting (which includes shares of which Mr. Morfit may be deemed to share beneficial ownership, as a member of the management board of ValueAct Holdings GP, LLC, which entity controls the general partner and the manager of ValueAct Capital Master Fund, L.P.), which represents approximately     % of the Valeant common stock entitled to vote at the Valeant special meeting. It is expected that Valeant’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Failure to Vote, Broker Non-Votes and Abstentions (see page 38)

If you are a Valeant stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement. If you are a Valeant stockholder and are present in person at the Valeant special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote “against” the proposal to approve the adjournment of the Valeant special meeting. If you are a Valeant stockholder and are not present in person at the Valeant special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to approve the adjournment of the Valeant special meeting. Failure to instruct your broker, bank or other nominee to vote will also have no effect on the vote held on this proposal.

Litigation Related to the Merger (see page 109)

Since the merger was announced on June 21, 2010, Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. have been named as defendants in one or more of the four purported stockholder class actions filed in the Superior Court of California, County of Orange by stockholders of Valeant challenging the proposed merger. The actions seek, among other things, to enjoin the defendants from completing the merger on the agreed upon terms. Another purported stockholder class action has been filed in the Delaware Court of Chancery that also brings claims against Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. and similarly seeks to enjoin the defendants from completing the merger.

Voting Agreement (see page 124)

As a condition to Biovail’s willingness to enter into the merger agreement, Valeant and Biovail entered into a voting agreement (the “voting agreement”), dated as of June 20, 2010, with ValueAct Capital Master Fund, L.P. (“ValueAct Capital”), pursuant to which ValueAct Capital agreed, upon the terms and subject to the conditions set forth in the voting agreement, to (1) vote its shares of Valeant common stock for the merger and against any competing transaction that may be proposed and (2) not sell or otherwise transfer its shares, except in connection with the merger. As of June 20, 2010, ValueAct Capital beneficially owned shares of Valeant common stock equal to approximately 20.0% of the outstanding shares of Valeant common stock.

Commitment Letter (see page 124)

Valeant and Biovail have entered into a commitment letter (the “commitment letter”), dated as of June 20, 2010, with Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”), Jefferies Group, Inc. (“Jefferies Group”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley Senior Funding”) (such financial institutions being referred to as the “commitment parties”), pursuant to which the commitment parties have committed to provide up to $3.022 billion in loans for the purposes of (1) refinancing Valeant’s existing credit facility, 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, (2) funding the pre-merger special dividend and certain expenses incurred in connection with the merger, (3) providing post-closing liquidity to the combined company and (4) funding the post-merger special dividend.

The commitment letter provides for the following facilities:

•	Revolver: $250 million under a senior secured revolving credit facility;

•	Term Loan A: $500 million under a senior secured term loan facility; and

•	Term Loan B: up to $2.272 billion under a senior secured term loan facility ($300 million of which is a delayed draw directly linked to the payment of the post-merger special dividend).

The financing commitments of the commitment parties are subject to various conditions set forth in the commitment letter.

It is expected that Valeant, Biovail and the commitment parties will enter into definitive loan documents with respect to the financing as contemplated by the commitment letter prior to the closing of the merger.

Selected Historical Consolidated Financial Data of Biovail

The following selected consolidated financial information of Biovail as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007, has been derived from the audited financial statements appearing in Biovail’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference in this joint proxy statement/prospectus. The selected financial information as of December 31, 2007, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005 was derived from historical financial statements not incorporated by reference in this joint proxy statement/prospectus.

The selected consolidated financial data of Biovail as of and for the three months ended March 31, 2010 and 2009 are derived from Biovail’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. In the opinion of Biovail’s management, all adjustments necessary for a fair presentation of the interim three-month financial information have been included. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Biovail or the combined company, and you should read the following information together with Biovail’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Biovail’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Biovail’s unaudited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Biovail’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 172.

	As of and for the
	Three Months Ended
	March 31,		March 31,		As of and for the Year Ended December 31,
	2010		2009		2009	2008	2007		2006	2005
	(USD in thousands, except per share amounts and where noted)

Continuing Operations:
Net revenue	$219,635		$173,319		$820,430	$757,178	$842,818		$1,067,722	$938,343
Net income (loss)	$(3,150	)(1)	$39,003	(2)	$176,455 (3)	$199,904 (4)	$195,539	(5)	$211,626 (6)	$246,440 (8)
Basic earnings (loss) per share:
Continuing operations	$(0.02	)(1)	$0.25	(2)	$1.11 (3)	$1.25 (4)	$1.22	(5)	$1.35 (7)	$1.61 (9)
Discontinued operations	$—		$—		$—	$—	$—		$(0.03)	$(0.07)

Total basic earnings (loss) per share	$(0.02	)(1)	$0.25	(2)	$1.11 (3)	$1.25 (4)	$1.22	(5)	$1.32 (6)	$1.54 (8)
Diluted earnings (loss) per share:
Continuing operations	$(0.02	)(1)	$0.25	(2)	$1.11 (3)	$1.25 (4)	$1.22	(5)	$1.35 (7)	$1.61 (9)
Discontinued operations	$—		$—		$—	$—	$—		$(0.03)	$(0.07)

Total diluted earnings (loss) per share	$(0.02	)(1)	$0.25	(2)	$1.11 (3)	$1.25 (4)	$1.22	(5)	$1.32 (6)	$1.54 (8)
Percent of net revenue:
Cost of goods sold	27%		26%		25%	26%	27%		20%	21%
Research and development	30%		8%		15%	12%	14%		9%	9%
Selling, general and administrative	20%		25%		22%	25%	19%		22%	24%
Amortization of intangible assets	15%		9%		13%	7%	6%		5%	7%
Restructuring costs	—		1%		2%	9%	—		1%	2%
Legal settlements, net of insurance recoveries	—		—		1%	4%	11%		1%	—
Balance sheet data:
Total assets	$2,005,036		$1,556,881		$2,067,044	$1,623,565	$1,782,115		$2,192,442	$2,036,820
Long-term obligations, including current portion	$328,886		$—		$326,085	$—	$—		$410,525	$436,058
Shareholders’ equity (net assets)	$1,344,303		$1,176,788		$1,354,372	$1,201,599	$1,297,819		$1,302,257	$1,228,364
Common share data:
Dividends per share	$0.09		$0.375		$0.65	$1.50	$1.50		$1.00	$0.50
Number of common shares issued and outstanding (in 000’s)	158,466		158,223		158,311	158,216	161,024		160,444	159,588

(1)	Includes charges of $51,003 for in-process research and development (“IPR&D”); $631 for SEC/OSC independent consultant and related costs; $613 for restructuring costs; and $155 for impairment losses on debt securities.

(2)	Includes charges of $2,707 for impairment losses on debt securities; $1,427 for SEC/OSC independent consultant and related costs; $1,348 for restructuring costs; $241 for legal settlements; and a $6 loss on disposal of investments.

(3)	Includes charges of $59,354 for IPR&D; $19,065 for restructuring costs; $10,968 for loss on sale and leaseback of assets; $6,191 for legal settlements; $5,596 for acquisition-related costs; $2,887 for SEC/OSC independent consultant costs; $1,028 for proxy contest costs; $5,210 for impairment losses on debt and equity securities; and $537 for write-down of deferred financing costs. Those charges were partially offset by a $26,000 deferred income tax benefit related to a reduction in a valuation allowance; a $22,000 gain on auction rate security settlement; and a gain of $804 on disposal of investment.

(4)	Includes charges of $70,202 for restructuring costs; $32,565 for legal settlements; $13,606 for management succession and proxy contest costs; $9,869 for impairment losses on debt and equity securities; and an equity loss of $1,195. Those charges were partially offset by a $90,000 deferred income tax benefit related to a reduction in a valuation allowance; and a gain of $6,534 on disposal of investments.

(5)	Includes charges of $95,114 for legal settlements (net of insurance recoveries); $9,910 for intangible asset impairments; $668 for restructuring costs; $12,463 for loss on early extinguishment of debt; $8,949 for impairment losses on debt and equity securities; and an equity loss of $2,528. Those charges were partially offset by a $1,735 contract recovery; and a gain of $24,356 on disposal of investments.

(6)	Includes charges of $143,000 for intangible asset impairments (net of gain on disposal of $4,000); $54,800 for contract losses; $15,126 for restructuring costs; $14,400 for legal settlements; an equity loss of $529; and $1,084 for asset impairments of discontinued operation.

(7)	Includes charges of $143,000 for intangible asset impairments (net of gain on disposal of $4,000); $54,800 for contract losses; $15,126 for restructuring costs; $14,400 for legal settlements; and an equity loss of $529.

(8)	Includes charges of $25,833 for intangible asset impairments; $19,810 for restructuring costs; $4,862 for write-off of inventory; $3,397 for loss on impairment of investments; an equity loss of $1,160; and $5,570 for asset impairments of discontinued operation.

(9)	Includes charges of $25,833 for intangible asset impairments; $19,810 for restructuring costs; $4,862 for write-off of inventory; $3,397 for loss on impairment of investments; and an equity loss of $1,160.

Selected Historical Consolidated Financial Data of Valeant

The following selected consolidated financial information of Valeant as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, has been derived from the audited financial statements appearing in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference in this joint proxy statement/prospectus. The selected financial information as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 was derived from historical financial statements not incorporated by reference in this joint proxy statement/prospectus.

The selected consolidated financial data of Valeant as of and for the three months ended March 31, 2010 and 2009 are derived from Valeant’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. In the opinion of Valeant’s management, all adjustments necessary for a fair presentation of the interim three-month financial information have been included. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Valeant or the combined company, and you should read the following information together with Valeant’s audited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2009, and Valeant’s unaudited consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Valeant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 172.

	Three Months Ended
	March 31,		Year Ended December 31,
	2010	2009	2009(1)	2008(1)	2007	2006	2005(1)
	(In thousands except per share data)

Revenues:
Product sales	$204,507	$152,833	$710,761	$593,165	$603,051	$603,810	$546,429
Service revenue	4,960	6,738	22,389	—	—	—	—
Alliance revenue	22,524	18,352	97,311	63,812	86,452	81,242	91,646

Total revenues	231,991	177,923	830,461	656,977	689,503	685,052	638,075

Income (loss) from continuing operations before income taxes	59,632	42,367	199,349	(172,680)	20,145	3,522	(92,838)
Provision (benefit) for income taxes(2)	24,030	11,569	(58,270)	34,688	13,535	36,577	67,034

Income (loss) from continuing operations	35,602	30,798	257,619	(207,368)	6,610	(33,055)	(159,872)
Income (loss) from discontinued operations, net of tax(3)	415	398	6,125	166,548	(26,796)	(37,332)	(40,468)

Net income (loss)	36,017	31,196	263,744	(40,820)	(20,186)	(70,387)	(200,340)
Less: Net income attributable to noncontrolling interest	1	1	3	7	2	3	287
Net income (loss) attributable to Valeant	$36,016	$31,195	$263,741	$(40,827)	$(20,188)	$(70,390)	$(200,627)

Basic income (loss) per share attributable to Valeant:
Income (loss) from continuing operations attributable to Valeant	$0.45	$0.37	$3.15	$(2.37)	$0.07	$(0.35)	$(1.74)
Income (loss) from discontinued operations attributable to Valeant	0.01	0.01	0.07	1.90	(0.29)	(0.40)	(0.45)

Net income (loss) per share attributable to Valeant	$0.46	$0.38	$3.22	$(0.47)	$(0.22)	$(0.75)	$(2.19)

	Three Months Ended
	March 31,		Year Ended December 31,
	2010	2009	2009(1)	2008(1)	2007	2006	2005(1)
	(In thousands except per share data)

Diluted income (loss) per share attributable to Valeant:
Income (loss) from continuing operations attributable to Valeant	$0.43	$0.37	$3.07	$(2.37)	$0.07	$(0.35)	$(1.74)
Income (loss) from discontinued operations attributable to Valeant	0.01	—	0.07	1.90	(0.28)	(0.40)	(0.45)

Net income (loss) per share attributable to Valeant	$0.44	$0.37	$3.14	$(0.47)	$(0.21)	$(0.75)	$(2.19)

Dividends declared per share of common stock	$—	$—	$—	$—	$—	$0.24	$0.23

	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$147,303	$139,909	$68,080	$199,582	$287,728	$311,012	$208,397
Working capital(4)	194,812	133,070	125,079	175,450	412,272	348,402	220,447
Net assets of discontinued operations(3)	—	—	—	—	272,047	282,251	307,096
Total assets	1,372,954	1,068,886	1,305,479	1,185,932	1,492,321	1,503,386	1,512,740
Total debt(5)	602,933	340,394	600,589	398,802	716,821	698,502	681,606
Stockholders’ equity	442,958	259,381	371,179	251,748	479,571	509,857	527,843

Notes to Selected Financial Data:

(1)	The results of operations of Coria, DermaTech, Dow, Emo-Farm, Tecnofarma, PFI and Dr. Renaud are included since their respective acquisition dates of October 15, 2008; November 14, 2008; December 31, 2008; April 29, 2009; July 31, 2009; October 6, 2009 and December 15, 2009. In connection with Valeant’s acquisitions prior to 2009, portions of the purchase price are allocated to acquired in-process research and development (“IPR&D”) on projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. In 2008, Valeant recorded $185.8 million and $0.5 million of IPR&D expense related to the acquisitions of Dow and Coria, respectively. In 2005, Valeant acquired Xcel for approximately $280.0 million of which $126.4 million was allocated to IPR&D costs and charged to expense.

(2)	The tax provision in 2005 included a net charge of $27.4 million associated with an Internal Revenue Service examination of Valeant’s U.S. tax returns for the years 1997 to 2001 (including interest). The tax provision in 2007 includes a net credit of $21.5 million to partially reverse the 2005 charge, as a result of resolving many of the issues raised during the examination through an appeals process. In 2007, 2006 and 2005, Valeant recorded valuation allowance increases of $58.6 million, $33.1 million and $44.5 million, respectively, against deferred tax assets to recognize the uncertainty of realizing the benefits of accumulated U.S. and state net operating losses and credits. In 2007, the increase in the U.S. valuation allowance was offset by liabilities for uncertain tax positions of $60.1 million, with a net decrease of the valuation allowance of $7.0 million. As of December 31, 2008, the valuation allowances totaled $123.8 million. During 2008, based upon certain transactions including the sale of the WEEMEA business and reversal of the intent to indefinitely reinvest foreign earnings, Valeant released $23.6 million and $4.5 million of the valuation allowance through additional capital and goodwill, respectively. Additionally, the tax provisions in 2005 and 2008 do not reflect tax benefits for acquired IPR&D charged to expense. The tax benefit in 2009 includes $102.5 million related to the partial release of valuation allowance in the U.S. as Valeant determined that it is more likely than not that it would utilize the deferred tax assets with the exception of state capital losses and foreign net operating losses.

(3)	In September 2008 and September 2007, Valeant reclassified its Western and Eastern Europe, Middle East and Africa business and Infergen operations, respectively, as discontinued operations. The consolidated financial statements have been reclassified for all historical periods presented. In 2006, the loss from discontinued operations was partly offset by the partial release of $5.6 million from a reserve for an environmental liability related to Valeant’s former biomedical facility. In December 2005, Valeant acquired the U.S. and Canadian rights to Infergen from InterMune. In this transaction, $47.2 million was charged to acquired IPR&D. As a result of the reclassification of the Infergen operations to discontinued operations, this charge was classified as an expense within discontinued operations.

(4)	Working capital in 2007 and 2006 excludes $325.9 million and $236.6 million, respectively, of assets held for sale.

(5)	In June 2009, Valeant issued $365.0 million aggregate principal amount of senior notes due 2016. In 2009, Valeant repurchased $173.5 million aggregate principal amount of its 3.0% Convertible Subordinated Notes and 4.0% Convertible Subordinated Notes. In 2008, Valeant repurchased $32.6 million aggregate principal amount of its 3.0% Convertible Subordinated Notes. In July 2008, Valeant redeemed $300.0 million aggregate principal amount of 7.0% Senior Notes due 2011.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary unaudited pro forma condensed combined financial information regarding the financial condition and results of operations of the combined company after giving effect to the merger. The summary unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing accounting principles generally accepted in the United States of America (“U.S. GAAP”) under which the assets and liabilities of Valeant will be recorded by Biovail at their respective fair values as of the date the merger is completed. The summary unaudited pro forma condensed combined balance sheet assumes that the merger took place on March 31, 2010. The summary unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2009, and for the three months ended March 31, 2010, assume that the merger took place on January 1, 2009, the first day of Biovail’s 2009 fiscal year.

The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the summary unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of both Valeant and Biovail for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 172 and “Biovail Corporation and Valeant Pharmaceuticals International Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 130.

The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only. The summary unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, this information excludes certain second quarter events and the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. Furthermore, the determination of the final purchase price will be based on the number of shares of Valeant common stock outstanding immediately prior to completion of the merger and the price of Biovail common shares immediately prior to completion of the merger.

	Twelve Months Ended	Three Months Ended
	December 31, 2009	March 31, 2010
	($ in thousands, except per share amounts)

Summary Statement of Pro Forma Combined Income Data:
Revenue	$1,650,891	$451,626
Income (loss) from continuing operations	$76,710	$(19,524)
Income (loss) from continuing operations attributable to controlling interest per share — basic	$0.26	$(0.07)
Income (loss) from continuing operations attributable to controlling interest per share — diluted	$0.25	$(0.07)

As of
March 31, 2010
($ in thousands)

Summary Pro Forma Combined Balance Sheet Data:
Total assets(1)	$8,920,988
Long-term debt, including current portion	$2,986,281
Total shareholders’ equity	$4,306,287

(1)	Includes intangible assets and goodwill of $7,167,293.

Selected Comparative Per Share Market Price and Dividend Information

Valeant’s common stock is listed and traded on the NYSE under the symbol “VRX.” Biovail’s common shares are listed and traded on the NYSE and TSX under the symbol “BVF.” The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of Valeant common stock and the high and low sales price per share of Biovail common shares, in each case as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Valeant (excluding the pre-merger special dividend) with respect to its common stock and Biovail with respect to its common shares. On the Valeant record date (           ,          ), there were           shares of Valeant common stock outstanding. On the Biovail record date (           ,           ), there were           Biovail common shares outstanding.

	Valeant			Biovail
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2008
First Quarter	$14.63	$11.00	$—	$14.90	$10.00	$0.375
Second Quarter	$17.71	$11.99	$—	$12.96	$9.53	$0.375
Third Quarter	$21.00	$16.00	$—	$11.27	$9.27	$0.375
Fourth Quarter	$23.28	$14.58	$—	$9.88	$6.65	$0.375
2009
First Quarter	$24.65	$15.64	$—	$12.15	$9.41	$0.375
Second Quarter	$26.22	$16.34	$—	$13.75	$9.26	$0.09
Third Quarter	$28.13	$22.17	$—	$15.50	$12.14	$0.09
Fourth Quarter	$34.44	$26.63	$—	$15.49	$12.91	$0.09
2010
First Quarter	$43.42	$31.03	$—	$16.97	$13.64	$0.09
Second Quarter	$53.50	$40.50	$—	$19.81	$13.67	$0.095
Third Quarter (until July 20, 2010)	$55.51	$50.25	$—	$21.32	$18.07	$—

Certain Historical and Pro Forma Per Share Data

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Valeant common stock and Biovail common shares. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had occurred on March 31, 2010 in the case of book value per share data and as of January 1, 2009 in the case of net income per share data.

The pro forma per share balance sheet information combines Valeant’s March 31, 2010 unaudited consolidated balance sheet with Biovail’s March 31, 2010 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended December 31, 2009, combines Valeant’s audited consolidated statement of income for the fiscal year ended December 31, 2009, with Biovail’s audited consolidated statement of income for the fiscal year ended December 31, 2009. The pro forma per share income statement information for the three months ended March 31, 2010, combines Valeant’s unaudited consolidated statement of income for the three months ended March 31, 2010, with Biovail’s unaudited consolidated statement of income for the three months ended March 31, 2010. The Valeant pro forma equivalent per share financial information is calculated by multiplying the unaudited Biovail pro forma combined per share amounts by the 1.7809 exchange ratio.

The following information should be read in conjunction with the audited consolidated financial statements of Valeant and Biovail, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Biovail Corporation and Valeant Pharmaceuticals International Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 130. The unaudited pro forma information below is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the
	Three Months	As of and for the
	Ended March 31, 2010	Year Ended December 31, 2009

Valeant Historical Data per Share of Common Stock
Income from continuing operations attributable to controlling interest
Basic	$0.45	$3.15
Diluted	$0.43	$3.07
Dividends declared per share of Common Stock	—	—
Book value per share of Common Stock	$5.66	$4.80

	As of and for the
	Three Months Ended	As of and for the
	March 31, 2010	Year Ended December 31, 2009

Biovail Historical Data per Common Share
Income from continuing operations
Basic	$(0.02)	$1.11
Diluted	$(0.02)	$1.11
Dividends declared per Common Share	$0.09	$0.65
Book value per Common Share	$8.48	$8.56

	As of and for the
	Three Months Ended	As of and for the
	March 31, 2010	Year Ended December 31, 2009

Valeant Pro Forma Equivalent Combined Data per Share of Common Stock
Income from continuing operations attributable to controlling interest
Basic	$(0.12)	$0.46
Diluted	$(0.12)	$0.45
Dividends declared per share of Common Stock	$0.16	$1.15
Book value per share of Common Stock	$25.74	N/A

	As of and for the
	Three Months Ended	As of and for the
	March 31, 2010	Year Ended December 31, 2009

Biovail Pro Forma Combined Data per Common Share
Income from continuing operations
Basic	$(0.07)	$0.26
Diluted	$(0.07)	$0.25
Dividends declared per Common Share	$0.09	$0.65
Book value per Common Share	$14.45	N/A

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the Valeant proposals, in the case of Valeant stockholders, or the Biovail proposals, in the case of Biovail shareholders. In addition, you should read and consider the risks associated with each of the businesses of Valeant and Biovail because these risks will also affect the combined company — these risks can be found in Valeant’s and Biovail’s respective Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and, in the case of Biovail, the CSA, and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus, including the Annexes, and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Valeant’s stock price or Biovail’s share price.

In the merger, each share of Valeant common stock (except for shares of Valeant common stock owned by Valeant, as treasury stock, Biovail, BAC or Beach Merger Corp. (all of which will be cancelled), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted into the right to receive 1.7809 Biovail common shares. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Valeant common stock or Biovail common shares. Changes in the price of Biovail common shares prior to completion of the merger will affect the market value that Valeant stockholders will receive on the date of the merger. Share price changes may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in Valeant’s and Biovail’s respective businesses, operations and prospects, or the market assessments thereof;

•	market assessments of the likelihood that the merger will be completed, including related considerations regarding regulatory approvals of the merger; and

•	general market and economic conditions and other factors generally affecting the price of Valeant’s common stock and Biovail’s common shares.

The price of Biovail common shares at the closing of the merger may vary from the price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Valeant and Biovail. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Biovail common shares during the period from June 18, 2010, the last trading day before public announcement of execution of the merger agreement, through          ,          , the last trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $      to a high of $      for each share of Valeant common stock. The $16.77 per share pre-merger special dividend is payable as a fixed amount per outstanding share of Valeant common stock.

Because the merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the Biovail common shares that Valeant stockholders will receive upon completion of the merger.

If the price of Biovail common shares increases between the time of the special meetings and the effective time of the merger, Valeant stockholders will receive Biovail common shares that have a market value that is greater than the market value of such shares at the time of the special meetings. If the price of Biovail common shares decreases between the time of the special meetings and the effective time of the merger, Valeant stockholders will receive Biovail common shares that have a market value that is less than the market value of such shares at the time of the special meetings. Therefore, because the exchange ratio is fixed, shareholders cannot be sure at the time of the special meetings of the market value of the consideration that will be paid to Valeant stockholders upon completion of the merger.

Obtaining required approvals necessary to satisfy closing conditions may delay or prevent completion of the merger.

Completion of the merger is conditioned upon the receipt of certain governmental authorizations, consents, orders or other approvals, including but not limited to the expiration or termination of the waiting period under the HSR Act in the United States and under the Federal Economic Competition Law in Mexico, and approval under the Competition and Consumer Protection Act in Poland. Biovail and Valeant have agreed to use their reasonable best efforts to obtain all required approvals in accordance with the merger agreement. These approvals may impose conditions on, or require divestitures relating to, the operations or assets of Valeant or Biovail. Such conditions or divestitures may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Each of Valeant and Biovail has agreed that the other party would not be required, or permitted without prior written consent, to take any actions with respect to such conditions or divestitures if such actions would, or would reasonably be expected to, result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a “Material Adverse Effect” on the combined company. No assurance can be given that the required approvals will be obtained, and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. See “The Merger — Summary of the Merger Agreement — Conditions to Completion of the Merger” beginning on page 120 for a discussion of the conditions to the completion of the merger and “The Merger — Regulatory Approvals Required for the Merger and Other Regulatory Matters” beginning on page 106 for a description of the regulatory approvals necessary in connection with the merger.

Failure to complete the merger could negatively impact the share prices and the future business and financial results of Valeant and Biovail.

If the merger is not completed, the ongoing businesses of Valeant and Biovail may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated, either Valeant or Biovail, as the case may be, may be required to pay to the other a termination fee under the merger agreement of $100 million. The foregoing risks, or other risks arising in connection with the failure of the merger, including the diversion of management attention from conducting the business of the respective company and pursuing other opportunities during the pendency of the merger, may have an adverse effect on the business, operations, financial results and share prices of Valeant and Biovail.

The merger agreement contains provisions that could discourage a potential competing acquiror of either Valeant or Biovail.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Valeant’s and Biovail’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire shares or assets of Valeant or Biovail. Further, even if the Valeant board of directors or the Biovail board of directors withdraws or qualifies its recommendation with respect to the merger, it will still be required to submit the applicable matters to a vote at its respective special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of its proposal in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In certain specified circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee of $100 million to the other party. See “The Merger — Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 114, “— Termination of the Merger Agreement” beginning on page 121 and “— Expenses and Termination Fees; Liability for Breach” beginning on page 122.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Valeant or Biovail from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the $100 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Valeant or Biovail determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Lawsuits have been filed against Valeant and Biovail relating to the merger and an adverse ruling in any such lawsuit may prevent the merger from being completed.

Since the merger was announced on June 21, 2010, Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. have been named as defendants in one or more of the four purported stockholder class actions filed in the Superior Court of California, County of Orange by stockholders of Valeant challenging the proposed merger. The actions seek, among other things, to enjoin the defendants from completing the merger on the agreed upon terms. Another purported stockholder class action has been filed in the Delaware Court of Chancery that also brings claims against Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. and similarly seeks to enjoin the defendants from completing the merger. See “The Merger — Litigation Related to the Merger” on page 109 for more information about the lawsuits related to the merger that have been filed.

One of the conditions to the closing of the merger is that no judgment, injunction (whether preliminary, temporary or permanent) or other legal restraint or prohibition shall be in effect that prevents the completion of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

If the financing for the transactions contemplated by the merger agreement becomes unavailable, the merger may not be completed.

Valeant and Biovail have entered into the commitment letter, pursuant to which the commitment parties have committed to provide up to $3.022 billion in loans for the purposes of (1) refinancing Valeant’s existing credit facility, 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, (2) funding the pre-merger special dividend and certain expenses incurred in connection with the merger, (3) providing post-closing liquidity to the combined company and (4) funding the post-merger special dividend.

The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the consummation of the financing contemplated by the commitment letter (or alternative financing) and the payment of the pre-merger special dividend.

In the event that the financing contemplated by the commitment letter is not available, other financing may be available only on less favorable terms or may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and Valeant and Biovail are unable to secure such additional financing, Valeant may be unable to pay the pre-merger special dividend and the merger may not be completed.

If the merger does not qualify as a reorganization under Section 368(a) of the Code or is otherwise taxable to U.S. holders of Valeant common stock, then such holders may be required to pay substantial U.S. Federal income taxes.

The obligations of Valeant and Biovail to complete the merger are conditioned on, respectively, Valeant’s receipt of an opinion of Skadden, and Biovail’s receipt of an opinion of Cravath, each to the effect that (1) the merger should qualify for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) U.S. holders of Valeant common stock should not recognize gain under Section 367(a) of the Code on the exchange of their Valeant common stock for Biovail common shares in the merger. These opinions will be based upon, among other things, certain assumptions and representations as to factual matters made by Valeant, Biovail and Beach Merger Corp. and their financial advisors. The failure of any such assumptions or representation to be true could adversely affect the validity of the opinions. Additionally, the conclusions in the tax opinions will not be free from doubt and there are significant factual and legal uncertainties concerning these conclusions (including as to the impact of the pre-merger special dividend described below). In particular, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met, including that the fair market value of Biovail equal or exceed that of Valeant at the effective time of the merger. There are significant factual and legal uncertainties concerning the determination of fair market value for this purpose and no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. If at the effective time of the merger the fair market value of Valeant were found to exceed that of Biovail, a U.S. holder of Valeant common stock would recognize gain (but not loss) based on the amount such U.S. holder realizes in the merger.

Additionally, each opinion will be based, in part, on a determination that the pre-merger special dividend should qualify as a distribution by Valeant within the meaning of Section 301 of the Code and not as consideration paid for Valeant stock in the merger. However, an opinion of counsel represents counsel’s legal judgment, and is not binding on the IRS or the courts. If the IRS or a court disagrees with the characterization of the pre-merger special dividend as a distribution by Valeant within the meaning of Section 301 of the Code and instead treats the pre-merger special dividend as merger consideration paid by Biovail in exchange for a portion of a holder’s Valeant common stock, or otherwise determines that the merger is taxable, U.S. holders of Valeant common stock would recognize taxable gain or loss on their receipt of Biovail common shares in the merger.

For a further discussion, see “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 98.

The directors and executive officers of Valeant and Biovail have interests in the merger that are in addition to those of other Valeant stockholders and Biovail shareholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the special meetings, Valeant stockholders and Biovail shareholders should recognize that the directors and executive officers of Valeant and Biovail have interests in the merger that are in addition to their interests as stockholders of Valeant or shareholders of Biovail. These interests include, among others, ownership interests in the combined company, continued service as a director or an executive officer of the combined company, and the accelerated vesting of certain equity awards or certain severance benefits in connection with the merger. These interests, among others, may influence the directors and executive officers of Valeant to support or approve the proposals at the Valeant special meeting or the directors and executive officers of Biovail to support or approve the proposals at the Biovail special meeting. See “The Merger — Financial Interests of Valeant Directors and Officers in the Merger” beginning on page 92 and “The Merger — Financial Interests of Biovail Directors and Officers in the Merger” beginning on page 89.

Risk Factors Relating to the Combined Company Following the Merger

The failure to integrate successfully the businesses of Valeant and Biovail in the expected timeframe would adversely affect the combined company’s future results.

The success of the merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits, including cost savings, from combining the businesses of Valeant and Biovail. To realize these anticipated benefits, the businesses of Valeant and Biovail must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•	integrating the research and development, manufacturing, distribution, marketing and promotion activities and information technology systems of Valeant and Biovail;

•	challenges and difficulties associated with managing the larger, more complex, combined business;

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies;

•	integrating personnel from the two companies while maintaining focus on developing, producing and delivering consistent, high quality products;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	identifying and eliminating redundant and underperforming operations and assets;

•	coordinating geographically dispersed organizations;

•	managing inefficiencies associated with integrating the operations of the combined company;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations;

•	complying with the terms of Biovail’s corporate integrity agreement as a combined company;

•	the ability of the combined company to deliver on its strategy going forward; and

•	making any necessary modifications to operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder and National Instrument 52-107 Certification of Disclosure in Issuers’ Annual Report and Interim Filings.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations.

The size of the combined company’s business will be dramatically larger than the size of each of Valeant’s and Biovail’s businesses today. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Valeant and Biovail cannot assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, synergies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company’s effective tax rates may increase.

The combined company will have operations in various countries that have differing tax laws and rates. A significant portion of the combined company’s revenue and income will be earned in Barbados, a country with a low domestic tax rate. Dividends from such after-tax business income will be received tax-free in Canada. The combined company’s tax structure will be supported by current domestic tax laws in the countries in which the combined company will operate and the application of tax treaties between the various countries in which the combined company will operate. The combined company’s income tax reporting will be, and the historic tax reporting of each of Valeant and Biovail is, subject to audit by domestic and foreign authorities. The combined company’s effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among the different jurisdictions in which it will operate; changes in tax laws in these jurisdictions; changes in the tax treaties between various countries in which it will operate; changes in its eligibility for benefits under those tax treaties; and changes in the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate on all or a portion of the combined company’s income to a rate possibly exceeding the statutory income tax rate of Canada or the U.S.

The combined company’s provision for income taxes will be based on certain estimates and assumptions made by management. The combined company’s consolidated income tax rate will be affected by the amount of net income earned in its various operating jurisdictions, the availability of benefits under tax treaties, and the rates of taxes payable in respect of that income. The combined company will enter into many transactions and arrangements in the ordinary course of business in respect of which the tax treatment is not entirely certain. The combined company will therefore make estimates and judgments based on its knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to its business, in determining its consolidated tax provision. For example, certain countries could seek to tax a greater share of income than will be provided for by the combined company. The final outcome of any audits of the combined company or of Valeant and Biovail by taxation authorities may differ from the estimates and assumptions the combined company may use in determining its consolidated tax provisions and accruals. This could result in a material adverse effect on the combined company’s consolidated income tax provision, financial condition and the net income for the period in which such determinations are made.

The combined company will record a valuation allowance on deferred tax assets relating to Biovail’s Canadian and U.S. operating losses, Scientific Research and Experimental Development pool, investment tax credit carry-forward balances, provisions for legal settlements, and future tax depreciation. Valeant and Biovail have assumed that these deferred tax assets are more likely than not to remain unrealized by the combined company.

The combined company’s deferred tax liabilities, deferred tax assets and any related valuation allowances will be affected by events and transactions arising in the ordinary course of business, acquisitions of assets and businesses, and non-recurring items. The assessment of the appropriate amount of a valuation allowance against the deferred tax assets will be dependent upon several factors, including estimates of the realization of deferred income tax assets, which realization will be primarily based on forecasts of future taxable income. Significant judgment will be applied to determine the appropriate amount of valuation allowance to record. Changes in the amount of any valuation allowance required could materially increase or decrease the combined company’s provision for income taxes in a given period.

The market price of Biovail’s common shares after the merger may be affected by factors different from those currently affecting the shares of Valeant or Biovail.

Upon completion of the merger, holders of Valeant common stock will become holders of Biovail common shares. The businesses of Valeant differ from those of Biovail in important respects and, accordingly, the results of operations of the combined company and the market price of Biovail’s common shares following the merger may be affected by factors different from those currently affecting the independent results of operations of Valeant and Biovail. For a discussion of the businesses of Valeant and Biovail and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus referred to under the section entitled “Where You Can Find More Information” beginning on page 172.

Valeant will incur substantial additional indebtedness to finance the merger (including the pre-merger special dividend), which will be guaranteed by Biovail after the merger and which may decrease the combined company’s business flexibility and may increase its borrowing costs.

In connection with its financing of the pre-merger special dividend and the merger, Valeant expects to incur approximately $3.0 billion indebtedness, of which approximately $1.0 billion will be used to refinance its 8.375% Senior Notes due 2016, 7.625% Senior Notes due 2020 and current credit facility and approximately $1.3 billion will be used for the pre-merger special dividend and approximately $300 million would be used for the contemplated post-merger special dividend. Upon completion of the merger, Valeant is expected to have outstanding indebtedness of approximately $3.0 billion, including $225 million of its 4% Convertible Notes and $2.8 billion of loans incurred under the senior secured credit facilities contemplated by the commitment letter. Such senior secured credit facilities are expected to be guaranteed by Biovail and its subsidiaries (including Valeant and its subsidiaries) post-closing, and to contain covenants restricting certain actions by Biovail and its subsidiaries (including Valeant and its subsidiaries), including financial, affirmative and negative covenants, which include limitations on the ability to incur indebtedness, create liens, and merge and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Valeant and the lender parties thereto, the exact terms of which are to be negotiated before the closing of the merger. The financial and other covenants in the senior secured credit facilities contemplated by the commitment letter, and the combined company’s increased consolidated indebtedness and higher debt-to-equity ratio in comparison to that of each of Valeant and Biovail on a recent historical basis may have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions and may increase borrowing costs. Valeant currently anticipates that, prior to the completion of the merger, it will repay in full its 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, and its 3% Convertible Notes will mature.

Substantial debt and debt service obligations may adversely affect the combined company.

After the merger, the combined company will have a significant amount of indebtedness. On a pro forma basis assuming the merger was consummated on March 31, 2010 and assuming that Valeant’s 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020 are repaid prior to the merger, the combined company would have had $3.4 billion of indebtedness. The combined company may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing indebtedness, which would increase its total debt.

The potential significant negative consequences on the combined company’s financial condition and results of operations that could result from its substantial debt include:

•	limitations on the combined company’s ability to obtain additional debt or equity financing;

•	instances in which the combined company is unable to meet the financial covenants contained in its debt agreements or to generate cash sufficient to make required debt payments, which circumstances would have the potential of accelerating the maturity of some or all of the combined company’s outstanding indebtedness;

•	the allocation of a substantial portion of the combined company’s cash flow from operations to service the combined company’s debt, thus reducing the amount of the combined company’s cash flow available for other purposes, including operating costs and capital expenditures that could improve the combined company’s competitive position, results of operations or share price;

•	requiring the combined company to sell debt or equity securities or to sell some of its core assets, possibly on unfavorable terms, to meet payment obligations;

•	compromising the combined company’s flexibility to plan for, or react to, competitive challenges in its business and the pharmaceutical industry;

•	the possibility of the combined company being put at a competitive disadvantage with competitors that do not have as much debt as the combined company, and competitors that may be in a more favorable position to access additional capital resources; and

•	limitations on the combined company’s ability to execute business development activities to support its strategies.

The combined company is expected to incur substantial expenses related to the integration of Valeant and Biovail.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Valeant and Biovail. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, manufacturing, research and development, marketing and benefits. While Valeant and Biovail have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

If goodwill or other intangible assets that the combined company records in connection with the merger become impaired, the combined company could have to take significant charges against earnings.

In connection with the accounting for the merger, the combined company expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, the combined company must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect the combined company’s results of operations and shareholders’ equity in future periods.

Valeant, Biovail and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of the uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both Valeant and Biovail must continue to retain, recruit and motivate executives and other key employees. The combined company also must be successful at retaining, recruiting and motivating key employees following the completion of the merger. Experienced employees in the pharmaceutical industry are in high demand and competition for their talents can be intense. Employees of both Valeant and Biovail may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect the ability of Valeant, Biovail or the combined company to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Valeant, Biovail or the combined company to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have an adverse impact on the business of Valeant, Biovail or the combined company.

The Biovail common shares to be received by Valeant stockholders as a result of the merger will have different rights from the shares of Valeant common stock.

Upon completion of the merger, Valeant stockholders will become Biovail shareholders and their rights as shareholders will be governed by Biovail’s articles of continuance and bylaws and the CBCA. The rights associated with Valeant common stock are different from the rights associated with Biovail common shares. Please see “Comparison of Rights of Valeant Stockholders and Biovail Shareholders” beginning on page 152 for a discussion of the different rights associated with Biovail common shares.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common shares.

Valeant and Biovail currently anticipate that the merger will be accretive to earnings per share of the combined company within the first 12 months after the merger. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of the combined company’s common shares.

Other Risk Factors of Valeant and Biovail

Valeant’s and Biovail’s businesses are and will be subject to the risks described above. In addition, Valeant’s and Biovail’s businesses are, and will continue to be, subject to the risks described in Valeant’s and Biovail’s respective Annual Reports on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and, in the case of Biovail, the CSA and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172 for the location of information incorporated by reference in this joint proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies, synergies, revenue enhancements, competitive positions, plans and objectives of management and growth opportunities of Valeant and Biovail, and with respect to the merger and the markets for Valeant common stock and Biovail common shares and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act and forward-looking information within the meaning defined under applicable Canadian securities legislation (collectively, “forward-looking statements”).

These forward-looking statements, including, without limitation, those relating to the expected benefits of the proposed merger, such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength, the competitive ability and position of the combined company, the expected timing of the completion of the transaction and the expected payment of the pre-merger special dividend to Valeant’s stockholders and the post-merger special dividend to the combined company’s shareholders, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the judgment of the management of each of Valeant and Biovail. Although Valeant and Biovail believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus and incorporated by reference herein. There can be no assurance that the proposed merger will in fact be consummated.

Forward-looking statements can generally be identified by the use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “continue,” “plan,” “project,” “will,” “may,” “should,” “could,” “would,” “target,” “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Such forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the documents incorporated by reference herein and all such statements are qualified by these cautionary statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following:

•	the risk that the anticipated benefits from the proposed merger cannot be fully realized or may take longer to realize than expected;

•	the failure to receive, on a timely basis or otherwise, the required approvals by Valeant stockholders and Biovail shareholders and government or regulatory agencies (including the terms of such approvals);

•	the risk that a condition to closing of the merger may not be satisfied;

•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

•	the ability of the combined company to service its significant debt service obligations;

•	the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners;

•	the impact of legislative, regulatory, competitive and technological changes;

•	the risk that the credit ratings of the combined company may be different from what the companies expect;

•	general market, labor and economic conditions and related uncertainties; and

•	other risk factors relating to the pharmaceutical industry, as detailed from time to time in each of Valeant’s and Biovail’s reports filed with the SEC and, in the case of Biovail, the CSA.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this joint proxy statement/prospectus, as well as under Item 1.A. in each of Valeant’s and Biovail’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Item 1.A in each of Valeant’s and Biovail’s most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010. These important factors also include those set forth under the section entitled “Risk Factors,” beginning on page 22.

Readers are cautioned that any forward-looking statement speaks only as of the date of this joint proxy statement/prospectus or, if such statement is included in a document incorporated by reference into this joint proxy statement/prospectus, as of the date of such other document. Neither Biovail nor Valeant undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Valeant and Biovail caution further that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the foregoing list should not be considered a complete statement of all potential risks and uncertainties.

THE COMPANIES

Biovail Corporation

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
Telephone: (905) 286-3000

Biovail, a Canadian corporation, is a specialty pharmaceutical company with a strategic focus on developing and commercializing products that address unmet medical needs in specialty CNS disorders. The growth and development of Biovail’s specialty CNS business is financially supported by its former base business model which focused on the development and large-scale manufacture of pharmaceutical products incorporating its oral drug-delivery technologies. While Biovail’s strategy has transitioned to specialty CNS, this base business model continues to provide revenues and significant operating cash flow that can be used to support and fund licensing and acquisition opportunities in specialty CNS. Biovail’s drug delivery expertise also provides support for life cycle management of its specialty CNS products. Biovail also continues to identify and evaluate complementary acquisitions or business opportunities that support its specialty CNS strategy (such as the May 2009 acquisition of the full U.S. commercialization rights to Wellbutrin XL®).

Additional information about Biovail and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

Biovail Americas Corp.

Biovail Americas Corp., a wholly owned subsidiary of Biovail, is a Delaware corporation that holds ownership of Biovail subsidiaries that operate in the United States.

Beach Merger Corp.

Beach Merger Corp., a wholly owned subsidiary of BAC, is a Delaware corporation that was formed on June 15, 2010, for the sole purpose of effecting the merger. In the merger, Beach Merger Corp. will be merged with and into Valeant, with Valeant surviving as a wholly owned subsidiary of BAC.

Valeant Pharmaceuticals International

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656
Telephone: (949) 461-6000

Valeant, a Delaware corporation, is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products. Valeant’s specialty pharmaceutical and OTC products are marketed under brand names and are sold in the United States, Canada, Australia and New Zealand, where Valeant focuses most of its efforts on the dermatology and neurology therapeutic classes. Valeant also has branded generic and OTC operations in Europe and Latin America which focus on pharmaceutical products that are bioequivalent to original products and are marketed under company brand names.

Additional information about Valeant and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

THE BIOVAIL SPECIAL MEETING

Date, Time and Place

The special meeting of Biovail shareholders will be held at          ,          ,          ,          , on          , 2010, at   a.m., local time.

Purpose of the Biovail Special Meeting

At the Biovail special meeting, Biovail shareholders will be asked:

•	to consider and if thought fit, approve with or without variation, an ordinary resolution authorizing Biovail to issue such number of common shares in the capital of Biovail as is necessary to complete the merger with Valeant and issue 1.7809 Biovail common shares for each share of Valeant common stock and authorizing the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan, each outstanding Valeant stock option and Valeant restricted stock unit and the agreements evidencing the grants thereof, and approving the issuance of Biovail common shares thereunder, and further authorizing the issuance of such other Biovail common shares as contemplated by the merger agreement (the share issuance resolution);

•	conditional upon the approval of the share issuance resolution, to consider, and if deemed advisable, pass, with or without variation, a special resolution to amend the articles of continuance of Biovail to change the name of Biovail from “Biovail Corporation” to “Valeant Pharmaceuticals International, Inc.” (the name change resolution); and

•	to transact such further or other business as may properly come before the Biovail special meeting and any adjournments or postponements thereof.

Completion of the merger is conditioned on approval of the share issuance resolution and the name change resolution.

Recommendations of the Board of Directors of Biovail

At a special meeting held on June 20, 2010, the Biovail board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Biovail common shares in connection with the merger and the assumption of Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder and the amendment of Biovail’s articles of continuance to effect the name change were advisable and in the best interests of Biovail and its shareholders. Accordingly, the Biovail board of directors recommends that Biovail shareholders vote “FOR” the share issuance resolution and “FOR” the name change resolution. For a discussion of the material factors considered by the Biovail board of directors in reaching its conclusions, see “The Merger — Recommendations of the Biovail Board of Directors; Biovail’s Reasons for the Merger” beginning on page 53.

Biovail shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger, the merger agreement and the treatment of the Valeant equity plans and Valeant equity awards. In addition, Biovail shareholders are directed to the merger agreement, the Valeant 2003 Equity Incentive Plan and the Valeant 2006 Equity Incentive Plan, all of which are included as Annexes in this joint proxy statement/prospectus.

Biovail Record Date; Shares Entitled to Vote

Only holders of Biovail common shares at the close of business on          , 2010, the record date for the Biovail special meeting, will be entitled to notice of, and to vote at, the Biovail special meeting or any adjournments or postponements thereof. On the record date, there were outstanding a total of           Biovail common shares. Each outstanding Biovail common share is entitled to one vote on each proposal and any other matter properly coming before the Biovail special meeting.

Share Ownership by and Voting Rights of Biovail’s Directors and Executive Officers

On the record date, approximately     % of the outstanding Biovail common shares were held by Biovail directors and executive officers and their affiliates. We expect that Biovail’s directors and executive officers will vote their shares in favor of the Biovail proposals, although no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

At least two persons present, each being a shareholder entitled to vote at the Biovail special meeting or a duly appointed proxyholder or representative for a shareholder so entitled, and together holding or representing Biovail common shares having not less than 25% of the outstanding votes entitled to be cast at the Biovail special meeting constitute a quorum for the transaction of business at the Biovail special meeting.

Required Vote

The required votes to approve the Biovail proposals are as follows:

•	The share issuance resolution will be approved if a majority of the votes cast on the proposal vote in favor of the proposal.

•	The name change resolution will be approved if two-thirds of the votes cast on the proposal vote in favor of the proposal.

Failure to Vote and Broker Non-Votes

If you are a Biovail shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Biovail proposals, assuming a quorum is present.

Appointment of Proxyholder

The persons designated by management of Biovail in the enclosed proxy card are William M. Wells and Gregory Gubitz. Each Biovail shareholder has the right to appoint as proxyholder a person or company, who need not be a shareholder of Biovail, other than the persons designated by management of Biovail in the enclosed form of proxy to attend and act on the shareholder’s behalf at the Biovail special meeting or at any adjournment thereof. Such right may be exercised by inserting the name of the person or company in the blank space provided in the enclosed proxy card or by completing another proxy card.

Record Holders

If you are a registered holder of Biovail common shares as of the close of business on the record date for the Biovail special meeting, a proxy card is enclosed for your use. Biovail requests that you vote your shares by telephone or through the Internet, or sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the enclosed proxy card is returned properly executed, the Biovail common shares represented by it will be voted at the Biovail special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card and if the shareholder specifies a choice with respect to any matter to be acted upon, the Biovail common shares will be voted accordingly. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Your vote is important. Accordingly, if you are a registered holder of Biovail common shares as of the close of business on the record date, please sign and return the enclosed proxy card or vote via telephone or the Internet whether or not you plan to attend the Biovail special meeting in person.

If a proxy card is signed and returned without an indication as to how the Biovail common shares represented are to be voted with regard to a particular proposal, the Biovail common shares represented by the proxy will be voted in accordance with the recommendations of the Biovail board of directors. At the date hereof, the Biovail board of directors has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Biovail proxy card other than the matters set forth in Biovail’s Notice of Special Meeting of Shareholders. Business transacted at the Biovail special meeting is expected to be limited to those matters set forth in such notice. Nonetheless, if any amendments to matters identified in the accompanying Notice of Biovail Special Meeting of Shareholders or any other matter is properly presented at the Biovail special meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment and pursuant to such discretionary authority on such matter.

Shares Held in Street Name/Non-Registered Shareholders

The proxy card provided with this joint proxy statement/prospectus will indicate whether or not you are a registered shareholder. Non-registered shareholders hold their Biovail common shares through intermediaries, such as banks, trust companies, securities dealers or brokers. If you are a non-registered shareholder, the intermediary holding your Biovail common shares should provide a voting instruction form which you must complete by using any one of the methods outlined therein. This voting instruction form will constitute voting instructions that the intermediary must follow and should be returned in accordance with the instructions to ensure it is counted for the Biovail special meeting. In order to expedite your vote, you may vote by using a touch-tone telephone or via the Internet, following the instructions outlined on the voting instruction form.

If, as a non-registered shareholder, you wish to attend the Biovail special meeting and vote your common shares in person, or have another person attend and vote your common shares on your behalf, you should fill your own name, or the name of your appointee, in the space provided on the voting instruction form. An intermediary’s voting instruction form will likely provide corresponding instructions to cast your vote in person. In either case, you should carefully follow the instructions provided by the intermediary and contact the intermediary promptly if you need help.

A non-registered shareholder may revoke a proxy or voting instruction which has been previously given to an intermediary by written notice to the intermediary. In order to ensure that the intermediary acts upon a revocation, the written notice should be received by the intermediary well in advance of the Biovail special meeting.

Revocability of Proxy; Changing Your Vote

If you are a registered holder of Biovail common shares as of the close of business on the record date for the Biovail special meeting:  You can change your vote at any time before the start of your special meeting, unless otherwise noted. In addition to revocation in any other manner permitted by law, you can do this in one of the following ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or Internet);

•	you can deposit a signed notice of revocation at Biovail’s registered office at any time up to and including the last business day preceding the day of the Biovail special meeting (or any adjournment or postponement thereof) or with the chair of the Biovail special meeting on the day of the Biovail special meeting (or any adjournment or postponement thereof); or

•	you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose any of the foregoing methods, your notice of revocation or your new proxy must be received by Biovail no later than the beginning of the Biovail special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by any manner described above.

If you hold Biovail common shares in “street name”: You must contact your broker, bank or other nominee in writing to change your vote. In order to ensure that the broker, bank or other nominee acts upon revocation, the written notice should be received by the broker, bank or other nominee well in advance of your special meeting.

Solicitation of Proxies

The management of Biovail is soliciting proxies for use at the Biovail special meeting or at any adjournment or postponement thereof. In accordance with the merger agreement, the cost of proxy solicitation for the Biovail special meeting will be borne by Biovail. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Biovail, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Biovail will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Biovail has retained Georgeson to assist in its solicitation of proxies and has agreed to pay them a fee of approximately C$30,000, plus reasonable expenses, for these services.

Principal Shareholders

According to a Schedule 13G filed on July 9, 2010, by FMR LLC (“FMR”), FMR beneficially owns 11.78% of the issued and outstanding Biovail common shares. Other than FMR, to the knowledge of the directors and officers of Biovail, as of          , 2010, no person beneficially owned, directly or indirectly, or controls or directs, more than 10% of the voting rights attached to the issued and outstanding Biovail common shares.

THE VALEANT SPECIAL MEETING

Date, Time and Place

The special meeting of Valeant’s stockholders will be held at           on          , 2010 at   a.m., local time.

Purpose of the Valeant Special Meeting

At the Valeant special meeting, Valeant stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the Valeant special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Recommendations of the Board of Directors of Valeant

The Valeant board of directors unanimously (1) determined that the merger agreement and the merger are advisable and in the best interests of Valeant and its stockholders, (2) approved the merger and the merger agreement and (3) resolved to recommend adoption of the merger agreement to Valeant stockholders. The Valeant board of directors recommends that the Valeant stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting. For a discussion of the material factors considered by the Valeant board of directors in reaching its conclusions, see “The Merger — Recommendations of the Valeant Board of Directors; Valeant’s Reasons for the Merger” beginning on page 67.

Valeant stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger. In addition, Valeant stockholders are directed to the merger agreement, which is included as Annex A in this joint proxy statement/prospectus.

Valeant Record Date; Stock Entitled to Vote

The record date for the Valeant special meeting is          , 2010. Only Valeant stockholders of record at the close of business on          , 2010 will be entitled to receive notice of, and to vote at, the Valeant special meeting or any adjournments or postponements thereof. Shares of Valeant common stock held by Valeant as treasury shares and by Valeant’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of          , 2010, there were           shares of Valeant common stock outstanding and entitled to vote at the Valeant special meeting. Each holder of Valeant common stock is entitled to one vote for each share of Valeant common stock owned as of the Valeant record date.

A complete list of Valeant stockholders entitled to vote at the Valeant special meeting will be available for inspection at the principal place of business of Valeant during regular business hours for a period of no less than 10 days before the special meeting and at the place of the Valeant special meeting during the meeting.

Stock Ownership by and Voting Rights of Valeant’s Directors and Executive Officers

At the close of business on the record date for the Valeant special meeting, Valeant’s directors and executive officers and their affiliates beneficially owned and had the right to vote           shares of Valeant common stock at the Valeant special meeting (which includes shares of which Mr. Morfit may be deemed to share beneficial ownership, as a member of the management board of ValueAct Holdings GP, LLC, which entity controls the general partner and the manager of ValueAct Capital), which represents approximately     % of the Valeant common stock entitled to vote at the Valeant special meeting. It is expected that Valeant’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting.

Quorum

A quorum of stockholders is required to carry on the business of the Valeant special meeting. A majority of the outstanding shares of Valeant common stock entitled to vote at the Valeant special meeting must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted in determining whether a quorum is present at the Valeant special meeting. In the event that a quorum is not represented in person or by proxy at the Valeant special meeting, the holders of Valeant common stock present in person or represented by proxy at the Valeant special meeting and entitled to vote thereat may adjourn the meeting until a quorum is represented in person or by proxy, without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is set, a notice of the adjourned meeting will be given to each Valeant stockholder of record entitled to vote at the meeting.

The Valeant proposals are not considered a routine matter with respect to shares of Valeant common stock that are represented at the special meeting, but that are held by brokers, banks or other nominees who do not have authority to vote such shares (i.e., broker non-votes). Therefore, your broker will not be permitted to vote on the Valeant proposals without instruction from you as the beneficial owner of the shares of Valeant common stock. Broker non-votes (if any) will, however, be counted for purposes of determining whether a quorum is present at the Valeant special meeting.

Required Vote

The required votes to approve the Valeant proposals are as follows:

•	To adopt the merger agreement, holders of a majority of the shares of Valeant common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement.

•	To approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting, the affirmative vote of holders of a majority of the shares of Valeant common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required, regardless of whether a quorum is present.

Failure to Vote, Broker Non-Votes and Abstentions

If you are a Valeant stockholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement. If you are a Valeant stockholder and are present in person at the Valeant special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote “against” the proposal to approve the adjournment of the Valeant special meeting. If you are a Valeant stockholder and are not present in person at the Valeant special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to approve the adjournment of the Valeant special meeting. Failure to instruct your broker, bank or other nominee to vote will also have no effect on the vote held on this proposal.

Record Holders

If you are entitled to vote at the Valeant special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Valeant encourages you to submit a proxy before the Valeant special meeting even if you plan to attend the Valeant special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Valeant common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet web site specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Valeant encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the Valeant special meeting will be voted in accordance with the instructions given on the proxy. If a Valeant stockholder executes a proxy card without giving instructions, the shares of Valeant common stock represented by that proxy card will be voted in accordance with the recommendations of the Valeant board of directors.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Shares Held in Street Name

If your shares are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, bank or other nominee your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is referred to in this joint proxy statement/prospectus and in general as a broker non-vote. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement, nor on the proposal to approve the adjournment of the Valeant special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Valeant special meeting. Any broker non-votes would have the same effect as a vote “against” adoption of the merger agreement and would have no effect on the proposal to approve the adjournment of the Valeant special meeting.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the Valeant special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the Valeant special meeting.

Revocability of Proxy; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the Valeant special meeting. If you are a stockholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to Valeant at One Enterprise, Aliso Viejo, California 92656, Attn: Corporate Secretary that bears a date later than the date of the proxy and is received prior to the Valeant special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the Valeant special meeting and voting by ballot in person (your attendance at the Valeant special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares of Valeant common stock in “street name” through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke or change your vote.

Solicitation of Proxies

Valeant’s management is soliciting proxies for use at the Valeant special meeting and any adjournment or postponement thereof. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Valeant, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Valeant will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials. Valeant has retained Innisfree to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable out-of-pocket expenses, for these services.

Stockholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of Valeant common stock certificates will be mailed to Valeant stockholders shortly after the completion of the merger.

No Other Business

Under Valeant’s amended and restated bylaws, the business to be conducted at the Valeant special meeting will be limited to the purposes stated in the notice to Valeant stockholders provided with this joint proxy statement/prospectus.

Delivery of Proxy Materials to Households Where Two or More Valeant Stockholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Valeant stockholders residing at the same address, unless Valeant stockholders have notified Valeant of their desire to receive multiple copies of this joint proxy statement/prospectus. This is known as householding.

Valeant will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Valeant stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Valeant Pharmaceuticals International, Attn: Investor Relations, One Enterprise, Aliso Viejo, California, 92656.

PRE-MERGER SPECIAL DIVIDEND

Under the terms of the merger agreement, Valeant stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger will be paid the pre-merger special dividend, a one-time special cash dividend of $16.77 per share, on such business day. The payment of the pre-merger special dividend is a condition to the completion of the merger.

POST-MERGER SPECIAL DIVIDEND

It is anticipated that on December 31, 2010, contingent upon the closing of the merger and subject to the discretion of the board of directors of the combined company, and to compliance with applicable law, the combined company will pay the post-merger special dividend, an additional one-time special dividend of $1.00 per common share of the combined company, to shareholders of the combined company. After the payment of the post-merger special dividend, the combined company does not intend to pay dividends.

THE MERGER

Effects of the Merger

In order to effect the combination of Valeant and Biovail, Beach Merger Corp., a wholly owned subsidiary of BAC that has been organized to effect the merger, will merge with and into Valeant. Valeant will be the surviving corporation in the merger and will become a wholly owned subsidiary of BAC.

Prior to the merger, Valeant intends to pay its stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger the $16.77 per share pre-merger special dividend. The payment of the pre-merger special dividend is a condition to the completion of the merger. In the merger, each outstanding share of Valeant common stock (other than shares of Valeant common stock owned by Valeant, as treasury stock, Biovail, BAC or Beach Merger Corp. (all of which will be cancelled), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted into the right to receive 1.7809 Biovail common shares, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect share price changes prior to the closing of the merger. Biovail shareholders will continue to hold their existing Biovail common shares after the merger. Upon the completion of the merger, former Biovail shareholders will own approximately 50.5% and former Valeant stockholders will own approximately 49.5%, respectively, of the shares of the combined company on a fully diluted basis.

Background of the Merger

In light of the nature of Valeant’s and Biovail’s businesses, management of each of Valeant and Biovail has been and continues to be generally familiar with the other’s businesses. In addition, each company periodically reviews and assesses developments in the specialty pharmaceuticals industry, and considers acquisitions, divestitures and collaborations involving other companies. In considering potential transaction partners in the past, Valeant and Biovail had each independently considered the possibility of a business combination or other transaction with the other.

In early 2008, Valeant embarked on a new business strategy to transform itself from an R&D based global specialty pharmaceuticals company focused on neurology and infectious disease products into a more streamlined specialty pharmaceuticals company focused on shifting investment from R&D towards acquiring small in-line, undervalued products and companies with businesses in core geographies and lower risk therapeutic classes. Valeant also considered the possible merits of pursuing in the future a transformational business combination in order to apply the new strategy to a larger asset base to enhance stockholder value. In early 2008, Valeant identified Biovail as a potential future transaction partner if such a transaction were pursued, in light of Biovail’s size and spend and its corporate structural efficiencies.

Following the Valeant board of directors’ strategic retreat in mid-August 2009, J. Michael Pearson, Chairman and Chief Executive Officer of Valeant, telephoned William M. Wells, Chief Executive Officer of Biovail, to discuss the possibility of a transaction involving a Valeant neurological product, in light of Biovail’s primary focus on specialty neurology. During the conversation, Mr. Wells expressed an interest in further discussions with respect to such a transaction and also expressed an interest in discussing the possibility of a transaction involving Valeant’s Canadian operations. Shortly thereafter, Mr. Pearson informed Mr. Wells that Valeant was not interested in pursuing a transaction involving Valeant’s Canadian operations.

From mid-September 2009 through mid-January 2010, representatives of Valeant and Biovail continued discussions with respect to a potential transaction involving the Valeant neurological product. During this period, Valeant Pharmaceuticals North America, a wholly owned subsidiary of Valeant, and Biovail entered into a confidentiality agreement. In addition, with Biovail’s consent, Mr. Pearson informed representatives of Valeant’s collaboration partner on the product of Biovail’s interest in a potential transaction.

During this period, senior management of Valeant began to consult with representatives of Goldman, Sachs & Co. (“Goldman Sachs”), which from time to time had performed various financial advisory services for Valeant, about the possibility of pursuing a broader business combination transaction with Biovail.

In December 2009, the Biovail board of directors reviewed the discussions between Valeant and Biovail and discussed the possibility of a business combination with Valeant.

In January 2010, a representative of Jefferies & Company, Inc. (“Jefferies”), which from time to time had performed various financial advisory services for Valeant, raised with representatives of Valeant the possibility that Valeant explore such a transaction. Senior management of Valeant discussed with its advisors potential transaction structures for a merger of Valeant and Biovail.

In the last week of January 2010, a representative of Jefferies contacted Mr. Wells, with the knowledge of Valeant, to inquire whether Mr. Wells would be interested in discussing with Mr. Pearson a potential merger of Biovail and Valeant. Biovail, with the assistance of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), which from time to time had performed various financial advisory services for Biovail, began to consider a potential merger with Valeant. The Biovail board of directors authorized Mr. Wells to engage in discussions with Mr. Pearson.

In early February, Mr. Pearson called Mr. Wells to determine if Biovail would like to discuss a potential business combination with Valeant. They agreed to arrange a meeting or conference call to discuss such a transaction.

On February 10, 2010, representatives of Jefferies met with representatives of senior management of Valeant, as well as G. Mason Morfit and Brandon Boze, members of the Valeant board of directors, regarding a potential merger with Biovail and reviewed information and preliminary financial analyses.

A telephone call was held on February 11, 2010, with Mr. Wells, Mr. Pearson, Gregory Gubitz, Senior Vice President, Corporate Development and General Counsel of Biovail, and Rajiv De Silva, Chief Operating Officer of Specialty Pharmaceuticals of Valeant, participating, during which a potential merger transaction between Valeant and Biovail was preliminarily discussed. As a follow up to that call, Mr. Wells and Mr. Pearson met for lunch on February 15, 2010, in Montreal, Canada, to preliminarily discuss a possible transaction.

On February 18, 2010, Valeant Pharmaceuticals North America and Biovail amended their existing confidentiality agreement dated September 28, 2009, to include mutual standstill provisions.

On February 25, 2010, members of Biovail senior management met with Mr. Pearson and other members of Valeant senior management to discuss a potential combination involving the two companies, with a particular focus on the realignment of the businesses of the combined company following a potential merger transaction and potential synergies that could be gained from such a transaction. These discussions were followed by a meeting among Mr. Wells, Mr. Pearson, Douglas J.P. Squires, Chairman of the board of directors of Biovail, and Mr. Morfit on February 26, 2010, to review the discussion that took place on the previous day.

On March 1, 2010, Mr. Gubitz and Mr. De Silva met again in Biovail’s offices in Mississauga, Ontario, to discuss potential synergies that could be gained from a transaction combining the two companies.

On March 3, 2010, at a previously scheduled board meeting, the Valeant board of directors discussed the status of the conversations regarding a potential business combination transaction between Valeant and Biovail that had occurred over the past several weeks. Representatives of senior management and Goldman Sachs attended the meeting and reviewed with the directors preliminary financial analyses and operating information regarding Biovail. The board of directors also discussed the potential transaction structure for a merger. As part of the meeting, the independent directors of the Valeant board of directors met without members of management present. The Valeant board of directors directed senior management to continue pursuing a potential merger with Biovail.

On March 4, 2010, another meeting was held in New York, New York, to review potential synergies, with Mr. Wells, Dr. Squires, Mr. Gubitz, Mr. Pearson, Mr. Morfit and Mr. De Silva in attendance.

On March 5, 2010, Dr. Squires, Mr. Wells, Mr. Gubitz and a representative of Cravath, Swaine & Moore LLP, Biovail’s U.S. external legal counsel (“Cravath”), and a representative of Blake, Cassels & Graydon LLP, Biovail’s Canadian external legal counsel (“Blakes”), spoke by telephone regarding a potential transaction involving Biovail and Valeant and also discussed the advisability of forming a committee of the Biovail board of directors to assist the Biovail board of directors and management in reviewing the proposed merger with Valeant. On March 5, 2010, the Biovail board of directors authorized the formation of a committee of the board (the “Biovail committee”). The

Biovail board of directors determined that the Biovail committee would consist of four independent directors: Laurence Paul, Mark Parrish, Robert Power and Lloyd Segal. Dr. Paul was appointed chairman of the Biovail committee.

On March 5, 2010, the Valeant board of directors held a meeting to review the status of the discussions between Valeant and Biovail with respect to the proposed transaction. Representatives of Valeant senior management attended and provided the board of directors an update on potential synergy opportunities. At the meeting, the Valeant board of directors authorized the formation of, and established, an ad hoc committee of the Valeant board of directors (the “Valeant ad hoc committee”) to assist Valeant senior management and the Valeant board of directors in considering a potential transaction with Biovail, which committee consisted of Mr. Morfit (as Chairman), Robert Ingram, Theo Melas-Kyriazi and Stephen F. Stefano. The Valeant board of directors also authorized the engagement of Goldman Sachs and Jefferies as Valeant’s financial advisors and the engagement of a strategic consulting firm to assist Valeant in its due diligence on Biovail’s pipeline and key products.

On March 8, 2010, Dr. Paul, Dr. Squires, Mr. Morfit and Mr. Ingram participated in a call to discuss a potential combination of Valeant and Biovail.

The Biovail committee first met on March 9, 2010, with Dr. Squires, members of Biovail management, members of the Biovail board of directors, representatives of Morgan Stanley and a representative of Sullivan & Cromwell LLP (“Sullivan & Cromwell”), as counsel engaged by the Biovail committee to advise it in connection with its mandated activities, in attendance. The Biovail committee reviewed the status of discussions between Valeant and Biovail, as well as initial valuation analyses that Morgan Stanley had performed.

Dr. Squires, Mr. Wells, Mr. Pearson and Mr. De Silva, along with representatives of Morgan Stanley and Goldman Sachs, met in New York, New York, on March 11, 2010, to discuss strategic fit, potential synergies that could be gained from a transaction, value creation and process.

On March 12, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Boze, Richard Koppes and Norma Provencio, held a meeting, with members of Valeant senior management and representatives of Goldman Sachs and Jefferies participating, to review the status of the discussions between Valeant and Biovail with respect to the proposed transaction.

On March 15, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of Sullivan & Cromwell to review the events of the prior week and to review potential structures for a transaction with Valeant. The Biovail committee authorized Mr. Wells to continue discussions with Mr. Pearson within the parameters set forth by the Biovail committee. Mr. Wells placed a call to Mr. Pearson that day to continue discussions, and Mr. Wells and Mr. Pearson spoke on the phone the next day.

On March 19, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of Sullivan & Cromwell. The committee was provided with an update on discussions between Biovail and Valeant, as well as discussions between Morgan Stanley and Goldman Sachs. The Biovail committee reviewed with Morgan Stanley potential valuations of Valeant.

On March 19, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Koppes, Lawrence Kugelman and Ms. Provencio, held a meeting to review the status of the discussions between Valeant and Biovail with respect to the proposed transaction. Members of Valeant senior management and representatives of Goldman Sachs and Jefferies attended. At the meeting, the committee discussed governance matters and Valeant’s financial advisors reviewed with the committee potential transaction structures. It was the committee’s view that it was important that the strategy of the combined company after closing be consistent with Valeant’s historical business strategy and that Valeant have the right to appoint a majority of the initial board of directors of the combined company in order to support that business strategy.

Mr. Wells and Mr. Pearson had a discussion on March 20, 2010, in New York, New York, during which the chief executive officers, based on input from the Valeant ad hoc committee and the Biovail committee, respectively, discussed valuation and governance of the combined company after a potential transaction.

On March 22, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of Sullivan & Cromwell. Mr. Wells reported to the Biovail committee on his discussions with Mr. Pearson. The Biovail committee affirmed its desire for Mr. Wells to continue discussions with Mr. Pearson.

On March 23, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Koppes, Mr. Kugelman and Ms. Provencio, met with members of Valeant senior management and representatives of Goldman Sachs and Jefferies to discuss Mr. Pearson’s recent communications with Mr. Wells and Goldman Sachs representatives’ conversations with Morgan Stanley’s representatives regarding valuation. Advantages and disadvantages of the proposed transaction with Biovail were reviewed, including the benefits of achieving significant synergies and greater, more stable cash flow as well as execution risk.

The Biovail committee met on March 24, 2010, with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of Sullivan & Cromwell. Dr. Paul reported on a conversation he had with Mr. Morfit. After deliberation, the Biovail committee requested that Mr. Wells discuss certain transaction details with representatives of Valeant. The Biovail committee adjourned to allow Mr. Wells to have such discussions.

The Biovail committee reconvened after the discussions between Mr. Wells and Mr. Pearson and, after additional deliberation, requested that Dr. Paul, Mr. Morfit and a representative from each of Morgan Stanley and Goldman Sachs engage in further discussions to clarify each company’s position regarding a potential transaction. A conference call was then held and the individuals discussed the terms of a potential transaction, including valuation and governance.

On March 25, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of Sullivan & Cromwell. Dr. Paul provided an update regarding the March 24 conference call with Mr. Morfit, Morgan Stanley and Goldman Sachs.

On March 26, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Kugelman, Anders Lönner and Ms. Provencio met. Also in attendance were representatives of Goldman Sachs, Jefferies, the law firm Skadden, Arps, Slate, Meagher & Flom LLP, outside legal counsel (“Skadden”) to Valeant, and the strategic consulting firm engaged by Valeant. At the meeting, representatives of the strategic consulting firm provided its due diligence analysis relating to Biovail and its pipeline and products. Representatives of Goldman Sachs then reviewed financial analyses regarding Valeant and Biovail and their businesses. Valeant’s senior management discussed with the committee Biovail and its businesses and the strategic rationales and opportunities and risks associated with a potential transaction with Biovail. The committee reviewed the discussions between Mr. Pearson and Mr. Wells, and Mr. Morfit and Dr. Paul, that had occurred over the previous few days. The committee authorized Mr. Morfit to communicate to Dr. Paul Valeant’s positions on terms, including on valuation; that Valeant appointees should constitute a majority of the directors of the combined company board following the proposed transaction; and that Mr. Pearson should serve as chief executive officer of the combined company and Mr. Wells should serve as non-executive chairman.

On March 26, 2010, and in a number of calls between March 26, 2010, and March 29, 2010, Dr. Paul discussed with Mr. Morfit governance for the combined company. Dr. Paul indicated that he did not believe Biovail would wish to pursue the transaction that Mr. Morfit had described.

On March 29, 2010, each of the Biovail committee and the Valeant board of directors met separately to discuss the recent conversations and determined that discussions regarding a potential merger transaction and any transaction involving Valeant’s U.S. neurology business were concluded.

Between April 7, 2010, and April 11, 2010, Mr. Morfit and Dr. Paul discussed the reasons for the recent termination of discussions and determined to schedule a meeting to discuss Valeant’s and Biovail’s respective positions that led to the termination.

On April 9, 2010, the Biovail committee met with representatives of Morgan Stanley and a representative of Sullivan & Cromwell. Dr. Paul informed the Biovail committee that a meeting with representatives of Valeant was planned in Los Angeles, California, for the following week to review why discussions regarding a potential transaction were discontinued and to clarify Valeant’s and Biovail’s respective positions.

Mr. Wells and Mr. Pearson spoke on April 11, 2010, to coordinate plans for the meeting in Los Angeles, California.

On April 13, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative from each of Cravath and Sullivan & Cromwell. The agenda for the upcoming meeting was reviewed.

On April 15, 2010, Dr. Squires, Dr. Paul, Mr. Wells, Mr. Pearson, Mr. Ingram and Mr. Morfit met in Los Angeles, California, to discuss Valeant’s and Biovail’s respective positions and the reasons why discussions recently were terminated. In this context, the parties discussed Valeant’s and Biovail’s views regarding the opportunities to enhance shareholder value for both companies that were available from combining Valeant and Biovail, as well as combined company governance and management. As part of the meeting, Mr. Morfit, Mr. Ingram, Dr. Squires and Dr. Paul discussed these matters without Mr. Wells or Mr. Pearson present. At the meeting, the representatives of the two companies indicated a willingness to re-commence discussions if acceptable to the Valeant ad hoc committee or the Biovail committee, respectively.

On the same day, the Valeant board of directors convened a meeting with representatives of senior management participating, to update the board on the meeting held in Los Angeles, California.

On April 16, 2010, the Biovail committee met with members of Biovail management, representatives of Morgan Stanley and a representative of each of Cravath and Sullivan & Cromwell. Dr. Paul provided an update of the meeting on the prior day in Los Angeles, California. The Biovail committee authorized representatives of Biovail to meet with representatives of Valeant to prepare a strategy for the combined company.

On April 19, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative from each of Cravath and Sullivan & Cromwell. The Biovail committee discussed the upcoming meeting in Barbados among representatives of Valeant, Biovail and the strategic consulting firm engaged by both Valeant and Biovail, which was familiar with both companies. The purpose of the meeting would be to commence preparation of a combined strategy, integration plan and organizational chart and to review potential synergies. A tentative work plan was discussed, including work relating to due diligence, the drafting of definitive agreements and the discussion between Morgan Stanley and Goldman Sachs of matters relating to financial analyses of, and the capital structure for, the combined company. Following deliberation, the Biovail committee indicated that it was supportive of plans to further engage in discussions with Valeant.

Also on April 19, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Koppes, Mr. Kugelman and Ms. Provencio, held a meeting, with members of senior management, Goldman Sachs and Jefferies participating, to further discuss the meeting in Los Angeles, California, and communications between Mr. Pearson and Mr. Wells. Following discussion, the Valeant ad hoc committee determined that, in light of the opportunities created by a potential combination, Valeant management should resume discussions with Biovail regarding a potential transaction providing for a merger of Valeant and Biovail.

During April 21, 2010, and April 22, 2010, representatives of Biovail and Valeant met in Barbados to discuss business strategy, potential integration and organization of the potential combined company and to discuss potential synergies arising from the transaction.

On April 25, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative from each of Cravath, Blakes and Sullivan & Cromwell. Mr. Wells provided an update on the meetings between representatives of Valeant and Biovail. Next steps were discussed, including required diligence and financing plans.

On April 26, 2010, Mr. Gubitz, Margaret Mulligan, Senior Vice President and Chief Financial Officer of Biovail, and Gilbert Godin, Executive Vice President and Chief Operating Officer of Biovail, met with representatives of Valeant in the offices of the strategic consulting firm engaged by both Valeant and Biovail to discuss potential synergies.

On April 28, 2010, the Valeant board of directors held a meeting, with members of senior management attending, to review the recent synergies-related discussions and discuss Biovail’s operations and the potential transaction.

In late April 2010, and early May 2010, Valeant, Biovail and each company’s respective representatives conducted due diligence reviews of each other’s businesses.

On April 29, 2010, and April 30, 2010, Mr. Gubitz, Mrs. Mulligan and Mr. Godin met with Mr. Pearson and other representatives of Valeant in Mississauga, Ontario, to continue discussions regarding a potential transaction. Mr. Wells participated in the discussions on April 30, 2010.

Between April 30, 2010, and May 3, 2010, there were multiple interactions between representatives of each of Valeant and Biovail.

On May 3, 2010, Mr. Gubitz, Mrs. Mulligan and other members of Biovail management met with Mr. Pearson, Mr. De Silva, Mr. Blott and other members of Valeant management and representatives of each of Fenwick & West LLP, Biovail’s U.S. external tax counsel, and Deloitte & Touche, Valeant’s external tax advisor, in New York, New York, to discuss potential synergies. Representatives of each of Morgan Stanley and Goldman Sachs were also in attendance to discuss financing of a potential transaction.

On May 4, 2010, Mr. Gubitz, Mrs. Mulligan, Mr. Godin and a representative of Cravath met with Mr. Pearson, Mr. De Silva, Mr. Min and a representative of Skadden, in Newark, New Jersey, to discuss the potential transaction.

On May 6, 2010, Dr. Paul, Dr. Squires, Mr. Morfit and Mr. Ingram participated in a call to discuss concerns Biovail had regarding the potential merger due to changes in the relative prices of Biovail common shares and shares of Valeant common stock and the resulting increased leverage on the combined company as a result of the price differential.

On May 7, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of each of Cravath and Sullivan & Cromwell. Because of the concerns discussed on the May 6, 2010 call, the Biovail committee decided to halt discussions with Valeant. Representatives of Morgan Stanley informed representatives of Goldman Sachs of this decision later that day.

On May 7, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Koppes, Mr. Kugelman and Ms. Provencio met, with representatives of senior management, Goldman Sachs and Jefferies in attendance. Mr. Morfit reviewed with the committee members the outstanding issues relating to a possible merger between Valeant and Biovail, including open valuation and governance issues. The committee determined that Valeant’s financial advisors should perform additional analyses in light of the recent market changes.

On May 10, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Koppes, Mr. Kugelman and Ms. Provencio, met with members of Valeant senior management and representatives of Goldman Sachs and Jefferies to review and consider proposed terms upon which Valeant would be willing to pursue further discussion of a potential merger with Biovail. Members of Valeant senior management reviewed Biovail and potential transaction benefits with the committee. Representatives of Goldman Sachs and Jefferies reviewed preliminary financial analyses of Valeant and Biovail and discussed with the committee the possible structures for a merger as well as governance and valuation matters. The committee determined that the strategy of the combined company after closing be consistent with Valeant’s historical business strategy, Valeant director appointees should constitute a majority of the combined company board of directors in order to support that business strategy and Biovail’s name should be changed to “Valeant Pharmaceuticals International” at the closing, and asked management to propose terms consistent with this premise. At the meeting, the Valeant board of directors, in consultation with representatives of Goldman Sachs, reviewed other strategic alternatives available to Valeant.

On May 10, 2010, the Biovail committee met with Dr. Squires, members of Biovail management and a representative of Sullivan & Cromwell to review whether there was a basis on which to proceed with discussions with Valeant.

On May 12, 2010, the Valeant board of directors convened a meeting, with representatives of senior management, Goldman Sachs, Jefferies and Skadden attending, to discuss the matters reviewed and determinations made at the Valeant ad hoc committee meeting on May 10, 2010. The Valeant board of directors authorized management to pursue further discussions with Biovail.

On May 17, 2010, and May 18, 2010, prior to and after Biovail’s annual general meeting of shareholders, the Biovail committee met with Dr. Squires, Mr. Wells, Mr. Gubitz and representatives of Morgan Stanley, Cravath, Blakes and Sullivan & Cromwell to discuss a revised merger proposal received from Valeant. The Biovail board of directors also discussed the revised proposal and Biovail’s potential response. On May 18, 2010, a response to that revised proposal was presented to representatives of Valeant by Dr. Paul on behalf of the Biovail committee.

On May 19, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze and Ms. Provencio, held a meeting, with representatives of senior management, Goldman Sachs, Jefferies and Skadden attending, to review and discuss the revised proposal.

On May 20, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative of each of Cravath and Sullivan & Cromwell to further discuss the revised proposal and next steps, including a joint meeting of the Biovail committee with the Valeant ad hoc committee.

On May 22, 2010, and May 24, 2010, the Biovail committee met with a representative of Sullivan & Cromwell to further discuss the revised proposal.

On May 25, 2010, Dr. Paul and Mr. Ingram discussed a joint meeting of the Biovail committee and Valeant ad hoc committee scheduled for the next day in New York, New York, to discuss the current proposals. The Biovail committee met later that day with a representative of Sullivan & Cromwell to discuss the joint meeting.

On May 26, 2010, the Biovail committee met with Dr. Squires, members of each of Biovail management, representatives of Morgan Stanley and a representative of each of Cravath, Blakes and Sullivan & Cromwell, to discuss the joint meeting being held later that day.

Later that day the Biovail committee met with the Valeant ad hoc committee in New York, New York, to discuss the potential merger, with Dr. Squires, Mr. Wells and Mr. Pearson in attendance. As part of the meeting, the committee members met without Mr. Wells or Mr. Pearson present. After discussions, the parties ended negotiations due to differences over valuation and governance.

On June 8, 2010, the Valeant ad hoc committee held a conference call to discuss whether Mr. Pearson should make one final attempt to re-engage Mr. Wells and Biovail. Following consideration of the advantages and disadvantages of the proposed merger with Biovail, the committee agreed that Mr. Pearson should reach out to Mr. Wells.

On June 9, 2010, the Biovail committee met with Dr. Squires, members of Biovail management and a representative of each of Cravath, Blakes and Sullivan & Cromwell to update the Biovail committee on the contact from Mr. Pearson and to discuss the possibility of continuing discussions with Valeant. The Biovail committee authorized Mr. Wells to meet with Mr. Pearson based on the last proposal for the potential transaction provided to Valeant by Biovail.

On June 9, 2010, Mr. Pearson and Mr. Wells met for dinner to continue discussing the terms of a potential merger, including a proposed governance structure that could be considered by each of Valeant’s and Biovail’s board of directors, including potentially structuring the board of the combined company with an equal number of directors from Biovail and Valeant with an additional independent director identified through a search process and to be nominated by Valeant and agreed to by Biovail.

On the morning of June 10, 2010, Mr. Wells and Mr. Pearson, together with representatives of Cravath and Skadden, met to discuss the proposed terms of the merger.

After the morning meeting on June 10, 2010, between Mr. Wells, Mr. Pearson and counsel, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and a representative from each of Cravath and Sullivan & Cromwell. Prior to the meeting, the members of the Biovail committee had been briefed on the proposed terms of the merger as discussed by Mr. Wells and Mr. Pearson on the previous day. The Biovail committee reviewed the proposed terms and noted that the Valeant ad hoc committee also was meeting as well to discuss the merger. The possible timetable for a potential transaction was discussed. A representative of Cravath presented the proposed structure and other terms of the proposed transaction. Morgan Stanley also reviewed its financial analysis of the potential transaction. The Biovail committee tasked Mr. Power and Mr. Segal with working with two members of the Valeant compensation committee to negotiate contracts for each of Mr. Wells, as non-executive chairman of the combined company, and Mr. Pearson, as chief executive officer of the combined company. The contracts were negotiated between June 11, 2010, and June 20, 2010.

On the afternoon of June 10, 2010, Mr. Wells and Mr. Pearson, together with representatives of Cravath, Skadden, Morgan Stanley, Goldman Sachs and Jefferies, met to discuss financing of the potential merger.

Following these meetings, Mr. Pearson and representatives of Goldman Sachs, Jefferies and Skadden updated certain members of the Valeant board of directors.

On June 11, 2010, the Biovail board of directors met, together with Biovail management, representatives of Morgan Stanley and a representative of each of Cravath and Sullivan & Cromwell. At the meeting, among other things, the Biovail board of directors discussed the potential transaction.

On June 11, 2010, the Valeant ad hoc committee and other Valeant directors, including Mr. Pearson, Mr. Boze, Mr. Kugelman and Ms. Provencio, met to discuss the status of negotiations with Biovail regarding the proposed transaction, with representatives of senior management, Goldman Sachs, Jefferies and Skadden participating. The representatives of Valeant’s financial and legal advisors discussed the proposed terms of the merger. The committee also discussed next steps in connection with negotiations of a merger agreement and a voting agreement, arrangement of financing commitments and determination of employment arrangements for Messrs. Wells and Pearson. The committee also confirmed the request that Mr. Morfit and Ms. Provencio work with two representatives of the Biovail committee to develop and negotiate employment and compensation arrangements for Mr. Wells and Mr. Pearson.

On June 11, 2010, the Biovail committee met with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and Cravath and a representative of Sullivan & Cromwell. The status of negotiations was reviewed and the timing of the transaction was discussed.

On June 11, 2010, Cravath delivered a draft merger agreement to Skadden. Thereafter, between June 11, 2010, and June 20, 2010, Valeant, Biovail and each company’s respective representatives engaged in negotiations of the terms of the merger agreement and financing commitments. Between June 11, 2010, and June 20, 2010, Valeant, Biovail and each company’s respective representatives conducted further due diligence review of each other’s businesses, which included review of materials made available in electronic datarooms created by each company.

During the period from June 12, 2010, to June 20, 2010, Mr. Morfit, Ms. Provencio, Mr. Power and Mr. Segal worked with Valeant’s and Biovail’s outside legal and compensation advisors to develop and negotiate employment and compensation arrangements for Mr. Wells and Mr. Pearson.

On June 12, 2010, Cravath delivered a draft voting agreement to Skadden. The voting agreement with Valeant’s largest stockholder was a condition to Biovail’s willingness to execute a merger agreement. Thereafter, between June 12, 2010, and June 18, 2010, Valeant, Biovail, ValueAct and each company’s respective representatives engaged in discussions of the terms of the voting agreement.

On June 13, 2010, the Biovail board of directors convened a special meeting in New York, New York, to consider the proposed transaction. Present at the meeting were the Biovail board of directors, Mr. Pearson and representatives of Morgan Stanley, Cravath and Blakes. At the outset of the meeting, the Biovail board of directors invited Mr. Pearson to present a proposed strategic plan for the combined company. After presenting to the Biovail board of directors, Mr. Pearson departed. At the meeting, among other things, Biovail management provided a summary of the due diligence review of Valeant’s businesses, Morgan Stanley discussed its financial analysis of Biovail and reviewed other strategic alternatives available to Biovail, including other potential business combination candidates, Cravath discussed the most recent drafts of the merger agreement, and Blakes reviewed the fiduciary duties of the Biovail board of directors in light of the proposed transaction.

On June 14, 2010, the Biovail committee met with representatives of Morgan Stanley, Cravath and Hugessen Consulting Inc. (“Hugessen Consulting”), as well as a representative of Sullivan & Cromwell. The discussions of Mr. Power and Mr. Segal were reviewed, as well as appropriate compensation packages for Mr. Wells and Mr. Pearson.

On June 14, 2010, the Valeant board of directors convened a special meeting with representatives of senior management, Goldman Sachs, Jefferies and Skadden participating and Mr. Wells joining for a portion of the meeting at the invitation of the Valeant directors. The Valeant board of directors reviewed with its advisors and management the recent discussions with Biovail regarding the proposed transaction. Representatives of Goldman Sachs and Jefferies reviewed with the Valeant board of directors their respective preliminary financial analyses and discussed the proposed financing for the transaction, and representatives of Skadden reviewed with the directors an overview of the transaction terms reflected in the current merger agreement and voting agreement, and certain legal considerations in connection with the proposed transaction. Mr. Morfit and Ms. Provencio reviewed with the Valeant board of directors the proposed terms being contemplated for the employment arrangements for Mr. Wells and Mr. Pearson. As part of the meeting, the independent directors on the Valeant board of directors met without management present.

On June 15, 2010, the Biovail committee met with a representative of Sullivan & Cromwell. The latest discussions of Mr. Power and Mr. Segal were reviewed, as well as proposed employment arrangements for Mr. Wells and Mr. Pearson.

On June 15, 2010, and June 16, 2010, the finance and audit committee of the Valeant board of directors convened meetings, with representatives of senior management and Skadden participating, to discuss the terms of the proposed financing and progress on the proposed commitment letter.

On June 16, 2010, and June 17, 2010, the Biovail committee met with representatives of Cravath and Hugessen Consulting, as well as a representative of Sullivan & Cromwell. The current status of the negotiations was discussed. In addition, the Biovail committee discussed the proposed employment arrangements for Mr. Wells and Mr. Pearson, including compensation.

On June 18, 2010, the Biovail committee met with Dr. Squires and a representative of Sullivan & Cromwell. The Biovail committee reviewed the negotiations of the employment arrangements for Mr. Wells and Mr. Pearson. It later reconvened with Dr. Squires, members of Biovail management, representatives of Morgan Stanley and Cravath and a representative from each of Hugessen Consulting and Sullivan & Cromwell. Morgan Stanley discussed the valuation analysis it had been performing on the transaction, and Cravath discussed terms of the proposed transaction and financing for the transaction. The merger agreement was also reviewed and the remaining open issues discussed. The Biovail committee determined to meet again the following day in order to conclude its review of the transaction based on resolution of the remaining economic issues.

On June 19, 2010, the Biovail committee met with Dr. Squires, members of Biovail management and representatives of Cravath and a representative of Hugessen Consulting as well as Sullivan & Cromwell. The Biovail committee received a report on the final agreed terms for the employment arrangements of each of Mr. Wells and Mr. Pearson from Mr. Power and Mr. Segal, and discussed the report to the Biovail board of directors at its meeting scheduled for the following day. After deliberation and review of the then current draft of the merger agreement, the Biovail committee determined that the transaction was in the best interests of the Biovail shareholders and resolved to recommend that the merger agreement be adopted by the Biovail board of directors on terms substantially in the form provided to the Biovail board of directors and that the Biovail board of directors recommend the transaction to the Biovail shareholders for their approval.

On June 19, 2010, members of each of Biovail management and Valeant management met in New York, New York, to continue work on the proposed transaction. On June 19, 2010, and June 20, 2010, negotiations regarding the merger agreement continued, and Valeant and Biovail, with the assistance of each company’s respective financial advisors, calculated and agreed to the exchange ratio and size of the special pre-merger dividend to Valeant stockholders that would be necessary to achieve the appropriate proportional ownership interests in the combined company by former Valeant and Biovail shareholders.

On June 20, 2010, the Biovail board of directors convened a special meeting at Biovail’s headquarters in Mississauga, Ontario, to consider the proposed transaction. Prior to the meeting, the members of the Biovail board of directors had been provided with a summary of the merger agreement and related agreements and copies of the most recent drafts thereof. Present at the meeting were members of Biovail management and representatives of Morgan Stanley, Cravath and Blakes, with a representative of Sullivan & Cromwell joining by telephone. At the meeting, among other things, Biovail management discussed with the Biovail board of directors the current status of negotiations with Valeant and provided a summary of the due diligence review of Valeant’s businesses; Biovail management and Cravath reviewed the terms of the proposed commitment letter that had been negotiated with Goldman Sachs, Jefferies and Morgan Stanley; Morgan Stanley discussed its financial analysis of the proposed transaction and delivered its oral opinion, which opinion was confirmed by delivery of a written opinion dated June 20, 2010, to the effect that on such date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion (as more fully described below under the caption “— Opinions of Biovail’s Financial Advisor”), the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Biovail (Morgan Stanley’s opinion is attached as Annex B to this joint proxy statement/prospectus); Cravath discussed the most recent drafts of the merger agreement, the proposed employment agreement with Mr. Pearson, the proposed non-executive chairman agreement with Mr. Wells and the voting agreement and the changes made to such agreements since the last drafts circulated to the Biovail board of directors; Blakes reviewed the fiduciary duties of the Biovail board of directors in light of the proposed transaction; and Hugessen discussed the proposed employment agreement with Mr. Pearson and the proposed non-executive chairman agreement with Mr. Wells. During the special meeting, the Biovail committee unanimously recommended that the merger agreement be adopted by the Biovail board of directors on terms substantially in the form provided to the Biovail board of directors and that the Biovail board of directors recommend the transaction to the Biovail shareholders for their approval and approve the non-executive chairman agreement with Mr. Wells and the employment agreement with Mr. Pearson. As part of the meeting, the Biovail board of directors met without Biovail management or representatives of Morgan Stanley, Cravath, Blakes and Sullivan & Cromwell present. Following further discussion, the Biovail board of directors unanimously approved the merger agreement and the merger, the non-executive chairman agreement with Mr. Wells, the employment agreement with Mr. Pearson and the commitment letter, and recommended that Biovail shareholders approve the issuance of Biovail common shares in the merger, the assumption of the Valeant equity plans and Valeant equity awards and the issuance of Biovail common shares thereunder, and amendment of Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.” The Biovail board of directors authorized the appropriate officers of Biovail to finalize, execute and deliver the merger agreement, the employment agreement with Mr. Pearson, the non-executive chairman agreement with Mr. Wells and related documents.

In the morning on June 20, 2010, the finance and audit committee of the Valeant board of directors convened a special meeting to review and consider certain financial matters relating to the proposed transaction with Biovail, including the terms of the proposed financing and the due diligence performed on Biovail. Present at the meeting were representatives of senior management, Goldman Sachs, Jefferies, Skadden and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”). Prior to the meeting the members of the committee had been provided with a summary of the proposed commitment letter and copies of the most recent draft thereof. Members of Valeant’s senior management and representatives of Skadden provided an update regarding the negotiations of the terms of the commitment letter relating to the proposed transaction that had been negotiated with Goldman Sachs, Jefferies and Morgan Stanley. Representatives of Goldman Sachs and Jefferies further reviewed the contemplated financing and terms of the proposed commitment letter. As part of the meeting, the committee met without representatives of Goldman Sachs or Jefferies present. Members of Valeant’s senior management and representatives of PricewaterhouseCoopers summarized the results of the financial, tax and accounting diligence that was conducted regarding Biovail and its businesses. Following discussion, the members of the finance and audit committee of Valeant unanimously determined to recommend to the Valeant board of directors that the board approve the proposed commitment letter.

At noon on the same day, the compensation committee of the Valeant board of directors convened a special meeting to review and consider employment and compensation related matters relating to the proposed transaction with Biovail. Present at the meeting were representatives of senior management, Skadden and ClearBridge Compensation Group, a compensation consulting firm providing advisory services to the committee. Prior to the meeting the members of the committee had been provided with a summary of the proposed employment agreement with Mr. Pearson and the proposed non-executive chairman agreement with Mr. Wells and copies of the most recent drafts thereof. Representatives of Skadden summarized the terms of the proposed agreements to be entered into by the combined company and each of Mr. Pearson and Mr. Wells as of the effective time of the merger. See “— Financial Interests of Valeant Directors and Officers in the Merger” beginning on page 92 of this joint proxy statement/prospectus and “— Financial Interests of Biovail Directors and Officers in the Merger” beginning on page 89 of this joint proxy statement/prospectus for a detailed descriptions of these agreements. The committee noted the importance of having these agreements in place prior to entering into any transaction with Biovail in order to ensure Mr. Pearson’s and Mr. Wells’ availability to the combined company and, with respect to Mr. Pearson, his availability to lead the execution of business strategy for the combined company. Representatives of Skadden also described the treatment of the equity awards of Valeant in the merger pursuant to the merger agreement. See “— Treatment of Valeant Restricted Stock Units and Options” beginning on page 88 of this joint proxy statement/prospectus for a detailed description of these matters. The committee then met with representatives of Skadden without members of management present to discuss compensation, benefits and severance matters. The committee unanimously determined to recommend to the Valeant board of directors that the board approve the proposed employment agreement and proposed non-executive chairman agreement.

In the early afternoon on the same day, the Valeant board of directors convened a special meeting to review and consider the proposed transaction with Biovail. Present at the meeting were representatives of senior management, Skadden, Goldman Sachs and Jefferies. Prior to the meeting the members of the Valeant board of directors had been provided with a summary of the merger agreement and related agreements and copies of the most recent drafts thereof. Representatives of Skadden reviewed with the directors the terms and conditions of the merger agreement that had been negotiated with Biovail. Representatives of Skadden also reviewed with the directors the terms of the voting agreement that had been negotiated with Biovail and ValueAct. Representatives of Goldman Sachs and Skadden reviewed the terms of the proposed commitment letter that had been negotiated with Goldman Sachs, Jefferies and Morgan Stanley. Mr. Morfit and representatives of Skadden reviewed the proposed compensation, benefit and severance arrangements contemplated by the proposed merger agreement, employment agreement of Mr. Pearson and non-executive chairman agreement of Mr. Wells. Following discussion of these and other matters, each of Goldman Sachs and Jefferies discussed with the Valeant board of directors its respective financial analyses in connection with the proposed transaction and rendered its respective oral opinion to the Valeant board of directors, which opinion was confirmed by delivery of a written opinion dated as of June 20, 2010, to the effect that, based upon and subject to the qualifications, limitations and assumptions stated in its opinion (as more fully described under “— Opinions of Valeant’s Financial Advisors” beginning on page 71 of this joint proxy statement/prospectus), as of June 20, 2010, the exchange ratio of 1.7809, together with the pre-merger special dividend of $16.77 per share to be paid to the holders (other than Biovail and its affiliates) of Valeant common stock, pursuant to the merger agreement, was fair from a financial point of view to such holders. Goldman Sachs’ and Jefferies’ respective opinions are attached as Annex C and Annex D to this joint proxy statement/prospectus. As part of the meeting, Valeant’s independent directors met in executive session with representatives of Skadden to discuss the proposed terms of the merger agreement and related agreements, including the proposed arrangements with Mr. Wells and Mr. Pearson. The independent directors unanimously approved, and unanimously determined to recommend that the Valeant board of directors approve, the merger agreement and the transactions contemplated thereby, the commitment letter and the proposed employment agreement of Mr. Pearson and non-executive chairman agreement of Mr. Wells. The Valeant board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Valeant and its stockholders and authorized the appropriate officers of Valeant to finalize, execute and deliver the merger agreement and related documents.

Following the board meetings, members of management of each of Biovail and Valeant met in New York, New York, to finalize the definitive agreements. All agreements were finalized, the merger agreement was executed by Valeant, Biovail, BAC and Beach Merger Corp., and the employment agreement with Mr. Pearson and the non-executive chairman agreement with Mr. Wells were executed by Biovail or one of the Biovail subsidiaries and by Mr. Wells or Mr. Pearson, as applicable. On June 21, 2010, prior to the opening of trading on the NYSE and TSX, Valeant and Biovail issued a joint press release announcing the transaction.

Recommendations of the Biovail Board of Directors; Biovail’s Reasons for the Merger

On June 20, 2010, at a special meeting of the Biovail board of directors, by unanimous vote, the Biovail board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of Biovail common shares to Valeant stockholders in connection with the merger, the assumption of all obligations under the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement and the amendment of Biovail’s articles of continuance to effect the name change, are advisable and in the best interests of Biovail and its shareholders. Accordingly, the Biovail board of directors recommends that the Biovail shareholders vote “FOR” the proposal to issue Biovail common shares in connection with the merger, to assume the Valeant equity plans and Valeant equity awards and to issue Biovail common shares thereunder, and to issue such other Biovail common shares as contemplated by the merger agreement and “FOR” the proposal to amend Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.” In reaching these determinations, the Biovail board of directors consulted with Biovail’s management and its legal, financial and other advisors, and also considered numerous factors, including the following factors which the Biovail board of directors viewed as supporting its decisions:

Strategic Benefits of the Merger.  The Biovail board of directors believes that the combination of Valeant and Biovail should result in significant strategic benefits to the combined company, which benefits would accrue to Biovail’s shareholders, as shareholders of the combined company, and to the combined company. These strategic benefits include the following:

•	that combining Valeant and Biovail would create a larger, more globally diversified company than Biovail currently has, with a broader and better diversified array of products than that offered by Biovail alone, a deeper drug development pipeline and an expanded presence in North America and internationally;

•	that both Valeant and Biovail are well known and respected specialty pharmaceutical companies, and the belief that the combination of such companies could create a superior combined specialty pharmaceutical company;

•	the belief that the combined company could achieve approximately $175 million in annual operational cost savings by the second year of operations, coming from, among other things, reductions in general and administrative expenses, research and development consolidation and sales and marketing;

•	that Valeant’s and Biovail’s product lines and geographic scopes are generally complementary, and do not present areas of significant overlap;

•	the belief that the combined company will have increased resources (including an increased market capitalization and an anticipated increased access to capital over the long-term) to invest in future growth opportunities in comparison to Biovail on a stand-alone basis;

•	the opportunity to combine two strong senior management teams, as described under “— Board of Directors and Management After the Merger,” with the result that Mr. Pearson will become Chief Executive Officer of the combined company and Mr. Wells will serve as Non-Executive Chairman of the board of directors of the combined company;

•	the belief that the combined company would be able to operate under Biovail’s existing corporate structure; and

•	that the merger is the best strategic transaction available to Biovail, following a review of other strategic alternatives with Morgan Stanley (including the stand-alone alternative of continuing with Biovail’s current strategic plan).

Financial Benefits of the Merger.  The Biovail board of directors believes that the combination of Valeant and Biovail should result in significant financial benefits to Biovail’s shareholders and the combined company. These financial benefits include the following:

•	the 15% premium to Biovail shareholders implied by the exchange ratio, based on a calculation of the share prices of Biovail and Valeant over the 10 trading days prior to entering into the merger agreement;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Valeant common stock or Biovail common shares between the date of the merger agreement and the date of completion of the merger;

•	the $1.00 per share post-merger special dividend anticipated to be paid to shareholders of the combined company, including current Biovail shareholders that retain ownership of their Biovail common shares through the record date of the post-merger special dividend;

•	the anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of the combined company;

•	the significant value to Biovail shareholders represented by the expected increased cash flow and earnings improvement of the combined company, including as a result of the anticipated synergies of $175 million in annual cost benefits by the second year of operations, and the views of Biovail’s management as to the expected realization of synergies by the combined company;

•	the belief that the combined company will be better positioned to pursue an aggressive growth strategy, as a result of the combined company’s larger market capitalization, enhanced access to capital over the long-term and the likelihood of increased access to business development opportunities as a result of the combined company’s larger market presence; and

•	the belief that, after closing, the combined company will continue to have a strong financial profile.

Corporate Governance Benefits of the Merger.  During the course of its deliberations relating to the merger, the Biovail board of directors also considered factors related to the corporate governance of the combined company, including the following benefits:

•	the initial composition of the combined company’s board of directors comprised of 11 directors, including five representatives of Valeant, five representatives of Biovail, and one additional resident Canadian director to be identified through a search process and selected by Valeant subject to the approval of Biovail;

•	the fact that directors and senior executives of Biovail who have an in-depth knowledge of Biovail and its businesses would have substantial representation on the board of directors and on the senior management team, respectively, of the combined company; and

•	the fact that directors and senior executive officers of Valeant (including Mr. Pearson) who have an in-depth knowledge of Valeant and its businesses and who were responsible for overseeing Valeant’s significant growth and success over the past two years would have substantial representation on the board of directors and on the senior management team, respectively, of the combined company.

Other Factors Considered.  During the course of its deliberations relating to the merger, the Biovail board of directors considered the following factors in addition to the benefits described above:

•	its knowledge of Biovail’s business, operations, financial condition, earnings, strategy and future prospects and its knowledge of Valeant’s business, operations, financial condition, earnings, strategy and future prospects, taking into account, among many factors, Biovail’s and Valeant’s internal financial forecasts for the 2010 to 2014 fiscal years and the results of Biovail’s due diligence review of Valeant;

•	the history of each of Valeant’s and Biovail’s management teams in successfully completing strategic transactions and the success of each of Valeant’s and Biovail’s management teams in the integration of businesses acquired in such transactions with their respective businesses;

•	the opinion of Morgan Stanley, dated June 20, 2010, to the Biovail board of directors to the effect that, as of that date and based on and subject to the limitations, qualifications and assumptions described in the Morgan Stanley opinion included with this joint proxy statement/prospectus as Annex B, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Biovail (as more fully described below under the caption “— Opinion of Morgan Stanley & Co. Incorporated, Biovail’s Financial Advisor”);

•	its view of the possible prospects of the combined company in light of industry and economic trends, as well as Biovail-specific factors, following presentations and discussion with Biovail management and Morgan Stanley;

•	the current and prospective competitive climate in the industry in which Valeant and Biovail operate, including the potential for further consolidation;

•	the terms and conditions of the merger agreement, including the commitments by both Valeant and Biovail to complete the merger, and the likelihood of completing the merger;

•	the recommendation of the Biovail special committee;

•	the likelihood that Valeant and Biovail would be able to obtain the necessary financing given the financing commitments from the commitment parties, and the fact that Biovail would not be required to complete the transaction in the event that the financing contemplated by the merger agreement (or alternative financing) is not consummated;

•	the terms and conditions of the agreements entered into with Mr. Pearson and Mr. Wells, and the recommendations of the independent compensation consultant in connection therewith;

•	that Mr. Pearson agreed to waive accelerated vesting of a significant portion of the equity awards to which he would otherwise be entitled to in connection with the merger, and that a significant portion of his future compensation as Chief Executive Officer of the combined company will be in the form of equity in the combined company and will be contingent on the performance of the combined company;

•	the impact of the merger on all stakeholders in Biovail, including holders of Biovail common shares;

•	the fact that Biovail’s head office in Mississauga, Ontario, would remain the combined company’s head office in Canada;

•	the fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or business combination with Biovail and, that under certain circumstances more fully described in the sections “— Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 114 and “— Summary of the Merger Agreement — Changes in Board Recommendations” beginning on page 115, Biovail may provide information to and negotiate with such a third party and the Biovail board of directors may change its recommendations to Biovail shareholders regarding the merger;

•	the fact that ValueAct Capital, a Valeant stockholder owning approximately 20% of the shares of Valeant common stock outstanding as of the date of the merger agreement, entered into a voting agreement with Valeant and Biovail to vote in favor of the merger and the merger agreement (see “— Voting Agreement” beginning on page 124);

•	the results of due diligence investigations of Valeant by Biovail’s management and financial, legal and other advisors; and

•	the fact that the shareholders of both Valeant and Biovail would vote on approval of the transaction, including the fact that the required vote of Biovail shareholders for the name change resolution is approval of at least two-thirds of those shares voting and for the share issuance resolution is approval of at least one-half of those shares voting.

The Biovail board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the merger, including:

•	the challenges inherent in the combination of two businesses of the size, geographic diversity and complexity of Valeant and Biovail, including the possible diversion of management attention for an extended period of time;

•	the restrictions on the conduct of Biovail’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Valeant and Biovail and the risk that other anticipated benefits to the combined company might not be realized;

•	the change of Biovail’s name to “Valeant Pharmaceuticals International, Inc.” and the reaction to such name change in the market and from Biovail stakeholders;

•	the risk that, despite the combined efforts of Valeant and Biovail prior to the consummation of the merger, the combined company may lose key personnel;

•	the possibility that the efficiencies inherent in Biovail’s corporate structure cannot be fully realized for the combined company or may take longer to realize than expected;

•	the costs associated with completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including transaction expenses arising from the merger, payments owed to management and other employees of Valeant and Biovail, and the costs associated with the prepayment of certain of Valeant’s indebtedness;

•	the possible impact on Biovail employees, including the possible loss of employment as a result of the merger;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company (see “— Regulatory Approvals Required for the Merger and Other Regulatory Matters” beginning on page 106);

•	the risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from Valeant’s stockholders and Biovail’s shareholders;

•	the increased leverage of the combined company which will result in high interest payments and could negatively affect the combined company’s credit ratings, limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

•	the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative acquisition transactions involving Biovail, including: (1) the restrictions on Biovail’s ability to solicit proposals for alternative transactions; (2) the requirement that the Biovail board of directors submit the share issuance resolution and name change resolution to the Biovail shareholders for adoption in certain circumstances, even if the Biovail board of directors withdraws its recommendation for those proposals; and (3) the requirement that Biovail pay a termination fee of $100 million to Valeant in certain circumstances following the termination of the merger agreement; and

•	the risks of the type and nature described under the section entitled “Risk Factors,” beginning on page 22 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 30.

The Biovail board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected Biovail and the Biovail shareholders would achieve as a result of the merger.

This discussion of the information and factors considered by the Biovail board of directors includes the principal positive and negative factors considered by the Biovail board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Biovail board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated in connection with the merger, and the complexity of these matters, the Biovail board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated in connection with the merger and to make its recommendations to Biovail shareholders. Rather, the Biovail board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Biovail board of directors may have given differing weights to different factors.

Opinion of Morgan Stanley & Co. Incorporated, Biovail’s Financial Advisor

Under a letter agreement dated June 13, 2010, Biovail retained Morgan Stanley to act as its financial advisor in connection with the transaction. Biovail selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Biovail. On June 20, 2010, Morgan Stanley rendered to Biovail’s board of directors its oral opinion, subsequently confirmed in writing, that, on such date and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Biovail.

The full text of the written fairness opinion of Morgan Stanley, dated June 20, 2010, is attached to this joint proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Biovail’s board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement on the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to the shareholders of Biovail or stockholders of Valeant as to how to vote with respect to the merger or any other matter. In addition, this opinion does not in any manner address the prices at which Biovail common shares will trade following the consummation of the merger. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Biovail and Valeant, respectively;

•	Reviewed certain internal financial statements and other financial and operating data concerning Biovail and Valeant, respectively;

•	Reviewed certain financial projections prepared by the managements of Biovail and Valeant, respectively;

•	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Biovail and Valeant, respectively;

•	Discussed the past and current operations and financial condition and the prospects of Biovail, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Biovail;

•	Discussed the past and current operations and financial condition and the prospects of Valeant, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Valeant;

•	Reviewed the pro forma impact of the merger on Biovail’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	Reviewed the reported prices and trading activity for Biovail common shares and Valeant common stock;

•	Compared the financial performance of Biovail and Valeant and the prices and trading activity of the Biovail common shares and the Valeant common stock with that of certain other publicly — traded companies comparable with Biovail and Valeant, respectively, and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in certain discussions and negotiations among representatives of Biovail and Valeant and certain parties and their financial and legal advisors;

•	Reviewed the merger agreement, the draft commitment letter addressed to Biovail and Valeant from certain lenders substantially in the form of the draft dated June 20, 2010, and certain related documents; and

•	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley had deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Biovail and Valeant and that formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Biovail and Valeant of the future financial performance of Biovail and Valeant. In addition, Morgan Stanley assumed that (1) the merger would be consummated in accordance with the terms described in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that the merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; (2) the required financings would be obtained in accordance with the terms set forth in the commitment letter; (3) the pre-merger special dividend would be paid to the holders of Valeant’s common stock; and (4) there would be no adjustment to the exchange ratio. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Biovail and Valeant of: (1) the strategic, financial and other benefits expected to result from the merger; (2) the timing and risks associated with the integration of Biovail and Valeant; (3) their ability to retain key employees of Biovail and Valeant, respectively; and (4) the validity of, and risks associated with, Biovail’s and Valeant’s existing and future technologies, intellectual property, products, services and business models.

In its opinion, Morgan Stanley noted that it is not a legal, tax or regulatory advisor and that as financial advisor only it relied upon, without independent verification, the assessment of Biovail and Valeant and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Valeant’s officers, directors or employees, or any class of such persons, relative to the exchange ratio to be paid to the holders of shares of Valeant common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Biovail or Valeant, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the merger, business combination or other extraordinary transaction, involving Biovail, nor did it negotiate with any parties, other than Valeant, with respect to such potential transaction.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated June 20, 2010. Although each analysis was provided to the Biovail board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factor considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

Historical Share Price Analysis

Morgan Stanley reviewed the price performance and trading volumes of Biovail common shares and Valeant common stock during various periods ending on June 18, 2010.

Morgan Stanley noted that the range of low and high closing prices of Biovail common shares during the 52-week period ending on June 18, 2010, was approximately $12 to $17. Morgan Stanley then noted that the average price per Biovail common share during the 10-trading day period ending June 18, 2010, was $14.37, during the 30-trading day period ending on June 18, 2010, was $15.12, during the six — month period ending June 18, 2010, was $15.36 and during the 12-month period ending on June 18, 2010, was $14.56.

Morgan Stanley noted that the range of low and high closing prices of Valeant common stock during the 52-week period ending on June 18, 2010, was approximately $22 to $50. Morgan Stanley then noted that the average price per share of Valeant common stock during the 10-trading day period ending June 18, 2010, was $46.12, during the 30-trading day period ending on June 18, 2010, was $46.15, during the six-month period ending June 18, 2010, was $40.01 and during the 12-month period ending on June 18, 2010, was $34.05.

Morgan Stanley next compared the implied transaction consideration of $16.49 per Biovail common share and $42.31 per share of Valeant common stock, after giving effect to the pre-merger special dividend, to the closing share prices of Biovail common shares and Valeant common stock as of June 18, 2010, of $14.60 per share and $45.87 per share, respectively, with historical Biovail and Valeant share prices for the 12-month period ending on June 18, 2010. The following table lists the share price premiums (discounts) represented by the implied transaction consideration during the selected periods:

	Biovail Transaction	Valeant Transaction
	Premium (Discount) to	Premium (Discount) to
Time Period	Share Price	Share Price

June 18, 2010(1)(2)	13.0%	(7.8)%
Last 10 Trading Days	14.8%	(8.3)%
Last 30 Trading Days	9.1%	(8.3)%
Last 6 Months	7.3%	5.7%
Last 12 Months	13.3%	24.2%

(1)	Based on Biovail share price of $14.60, as of June 18, 2010.

(2)	Based on Valeant share price of $45.87, as of June 18, 2010.

Equity Research Price Targets

Morgan Stanley reviewed and analyzed the public market trading price targets for Biovail’s common shares prepared and published by equity research analysts during the period from February 27, 2010, through May 28, 2010. These targets reflected each analyst’s publicly available estimate of the future public market trading price of Biovail’s common shares at the end of the particular time period considered for each estimate. Morgan Stanley noted that such analyst price targets for Biovail’s common shares ranged from $13 to $24 per Biovail common share. Using a discount rate of 10%, based on an analysis of Biovail’s cost of equity, Morgan Stanley discounted these estimates to arrive at a range of present values of the equity analyst price targets for Biovail’s common shares of $12 to $22 per share.

Morgan Stanley also reviewed and analyzed the public market trading price targets for Valeant’s common stock prepared and published by equity research analysts during the period from May 3, 2010, through June 9, 2010.

These targets reflected each analyst’s publicly available estimate of the future public market trading price of Valeant’s common stock at the end of the particular time period considered for each estimate. Morgan Stanley noted that such analyst price targets for Valeant’s common stock ranged from $39 to $58 per share of Valeant common stock. Using a discount rate of 10%, based on an analysis of Valeant’s cost of equity, Morgan Stanley discounted these estimates to arrive at a range of present values of the equity analyst price targets for Valeant’s common stock of $35 to $53 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Biovail common shares or Valeant common stock and these estimates are subject to uncertainties, including the future financial performance of Biovail and Valeant and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which is designed to provide an implied value of a company by comparing it to similar companies. In performing this analysis, Morgan Stanley reviewed and compared certain financial information of Biovail and Valeant with publicly available information for comparable companies that operate in and are exposed to similar lines of business as Biovail and Valeant, namely companies in the pharmaceutical industry generally. The group of comparable companies included:

•	Shire plc

•	Medicis Pharmaceutical Corporation

•	King Pharmaceuticals, Inc.

•	Cephalon, Inc.

•	Forest Laboratories, Inc.

•	Warner Chilcott Public Limited Company

•	Endo Pharmaceuticals Holdings Inc.

Based upon Institutional Broker Estimate System (“IBES”) consensus estimates for calendar year 2011 earnings per share (“EPS”) and EPS growth rates for 2010 to 2012, and using the closing prices as of June 18, 2010, for shares of the comparable companies, Morgan Stanley calculated, among other things, the ratio of share price to 2011 estimated EPS for Biovail, Valeant and each of the companies listed above.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of share price to 2011 estimated EPS multiple of 6.5x to 9.5x for Biovail and a reference range of stock price to 2011 estimated EPS multiple of 11.0x to 14.0x for Valeant.

Applying the reference range of multiples derived from the comparable public companies analysis described above, Morgan Stanley calculated a range of implied equity values per Biovail common share and share of Valeant common stock with respect to stock price to 2011 EPS based on a consensus of selected brokers of projected financial results adjusted to reflect management’s definition of EPS for each of Biovail and Valeant. Based on this analysis, Morgan Stanley derived a range of implied equity value per Biovail common share of $12 to $18 and a range of implied equity value per Valeant common stock of $40 to $51. Additionally Morgan Stanley noted that this range implied a multiple range for price to earnings divided by 2010 to 2012 EPS growth rate for Biovail of 2.6x to 3.9x and for Valeant of 0.9x to 1.1x. Morgan Stanley noted that such analyses indicated a range of implied exchange ratios (after giving effect to the pre-merger special dividend) of 1.885x to 1.893x based on IBES consensus estimates for 2011 estimated EPS, compared to an exchange ratio of 1.7809x for the merger.

Morgan Stanley also calculated a range of implied equity values per Biovail common share and Valeant common stock with respect to stock price to 2011 EPS based on management estimates of projected financial results for each of Biovail and Valeant. Applying the same reference range of multiples derived from the comparable public companies analysis, Morgan Stanley calculated a range of implied equity value per Biovail common share of $13 to $19 and a range of implied equity value per share of Valeant common stock of $44 to $56. Additionally Morgan

Stanley noted that this range implied a multiple range for price to earnings divided by 2010 to 2012 EPS growth rate for Biovail of 1.4x to 2.0x and for Valeant of 0.7x to 0.9x. Morgan Stanley noted that such analyses indicated a range of implied exchange ratios (after giving effect to the pre-merger special dividend) of 2.089x to 2.116x based on management estimates for 2011 estimated EPS, compared to an exchange ratio of 1.7809x for the merger.

No company utilized in the peer group comparison is identical to Biovail or Valeant. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of Biovail and Valeant, such as the impact of competition on the business of Biovail, Valeant or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Biovail, Valeant or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley calculated a range of equity values per share for each of Biovail and Valeant based on a discounted equity value analysis, which is designed to provide insight into the future price of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples.

In arriving at the estimated equity values per Biovail common share, Morgan Stanley applied a 9.0x to 12.0x next twelve-month P/E multiple range to Biovail management’s projections of 2014 adjusted earnings per share and discounted those values at an assumed 10% cost of equity. Based on the calculations set forth above, this analysis implied a range for Biovail’s common shares of approximately $15 to $21 per share.

In arriving at the estimated equity values per share of Valeant common stock, Morgan Stanley applied a 9.0x to 12.0x next twelve-month P/E multiple range to Valeant management’s projections of 2014 adjusted earnings per share and discounted those values at an assumed 10% cost of equity. Based on the calculations set forth above, this analysis implied a range for Valeant’s common stock of approximately $43 to $57 per share.

Morgan Stanley noted that such analyses indicated a range of implied exchange ratios (after giving effect to the pre-merger special dividend) of 1.705x to 1.977x, compared to an exchange ratio of 1.7809x for the merger.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of implied equity values per share for each of Biovail and Valeant, based on estimates of future cash flows for calendar years 2010 through 2014. In preparing its analysis, Morgan Stanley relied upon management projections with respect to the projected future financial performance of Biovail and Valeant, respectively.

In arriving at the estimated equity values per Biovail common share, Morgan Stanley noted the estimated cash flows for calendar years 2010 through 2014 and then calculated the terminal value by applying a range of perpetual growth rates for free cash flow in the terminal year ranging from -1% to 1%. The free cash flows and the terminal value were then discounted to present values using a range of discount rates, based on the weighted average cost of capital of Biovail, from 9% to 10%. Based on the calculations set forth above, this analysis implied a range for Biovail’s common shares of approximately $18 to $24 per share.

In arriving at the estimated equity values per share of Valeant common stock, Morgan Stanley noted the estimated cash flows for calendar years 2010 through 2014 and then calculated the terminal value by applying a range of perpetual growth rates for free cash flow in the terminal year ranging from 0% to 2%. The free cash flows and the terminal value were then discounted to present values using a range of discount rates, based on the weighted average cost of capital of Valeant, from 9% to 10%. Based on the calculations set forth above, this analysis implied a range for Valeant’s common stock of approximately $51 to $74 per share.

Morgan Stanley noted that the discounted cash flow analysis of each of Biovail and Valeant indicated a range of implied exchange ratios (after giving effect to the pre-merger special dividend) of 1.900x to 2.407x, compared to an exchange ratio of 1.7809x for the merger.

Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of Biovail and Valeant to the combined entity and implied contributions based on certain operational and financial metrics using management plans for both Biovail and Valeant. Such operational and financial metrics included revenue, EBITDA, adjusted pre-tax income and adjusted net income. Based on the relative contributions of each company, Morgan Stanley derived an implied equity contribution for each company by multiplying the cumulative total enterprise value of the two standalone companies by the respective contribution percentages and subtracting net debt attributable to each standalone company. Morgan Stanley also noted the implied exchange ratio (after giving effect to the pre-merger special dividend) derived from the implied equity contributions across the selected metrics.

The computations resulted in the following implied equity contributions and implied exchange ratios:

			Implied
Equity Contribution Analysis	Biovail	Valeant	Exchange Ratio

Revenue
2010E Revenue	48.2%	51.8%	0.751	x
2011E Revenue	45.2%	54.8%	1.059	x
2012E Revenue	44.2%	55.8%	1.193	x
2013E Revenue	40.9%	59.1%	1.710	x
EBITDA
2010E EBITDA	48.7%	51.3%	0.711	x
2011E EBITDA	44.8%	55.2%	1.113	x
2012E EBITDA	41.6%	58.4%	1.574	x
2013E EBITDA	36.6%	63.4%	2.699	x
Adjusted Pre-Tax Income
2010E EBT	44.5%	55.5%	1.157	x
2011E EBT	40.5%	59.5%	1.778	x
2012E EBT	38.1%	61.9%	2.294	x
2013E EBT	33.4%	66.6%	3.750	x
Adjusted Net Income
2010E Adjusted Net Income	52.1%	47.9%	0.457	x
2011E Adjusted Net Income	48.4%	51.6%	0.737	x
2012E Adjusted Net Income	46.3%	53.7%	0.938	x
2013E Adjusted Net Income	41.7%	58.3%	1.561	x
Equity Value
Assumes 15% premium to Biovail’s 10-trading day volume-weighted average price and Valeant’s 10-trading day volume-weighted average price, each as of June 18, 2010.	40.5%	59.5%	1.781	x

Morgan Stanley noted that the 1.7809 exchange ratio of Biovail common shares to Valeant common stock would result in pro forma ownership of the combined company for holders of Biovail common shares equal to approximately 50.5% after giving effect to the pre-merger special dividend.

Precedent Merger of Equals Premium Analysis

Morgan Stanley reviewed the acquisition premium paid for a target’s common stock compared to the closing price on the trading day prior to the announcement of the applicable acquisition and to the 30-trading day average stock price prior to the announcement of the applicable acquisition in precedent merger of equals, focusing on deals with a transaction value above $1.0 billion since January 1, 2004. Morgan Stanley reviewed transactions where the consideration paid consisted primarily of stock. Morgan Stanley also reviewed the composition of the board of directors and senior management, and analyzed publicly available information, including the respective transaction values and pro forma ownership, for the selected transactions reviewed.

The following transactions were reviewed in connection with this analysis:

•	United Air Lines, Inc./Continental Airlines, Inc.

•	RRI Energy, Inc./Mirant Corporation

•	Quadra Mining Ltd./FNX Mining Company Inc.

•	Live Nation Entertainment, Inc./Ticketmaster Entertainment LLC

•	Mediceo Paltac Holdings Co., Ltd./Alfresa Holdings Corporation

•	Republic Services, Inc./Allied Waste Industries, Inc.

•	Grey Wolf, Inc./Basic Energy Services, Inc.

•	Macrovision Corporation/Gemstar-TV Guide International, Inc.

•	Sirius Satellite Radio Inc./XM Satellite Radio Holdings Inc.

•	Universal Compression, Inc./Hanover Compressor Company

•	Bowater Incorporated/Abitibi-Consolidated Inc.

•	CVS Corporation/Caremark Rx, Inc.

•	EuroZinc Mining Corporation/Lundin Mining Corporation

•	WPS Resources Corporation/Peoples Energy Corporation

•	Regions Financial Corporation/AmSouth Bancorporation

•	NYSE Group, Inc./Euronext N.V.

•	Thermo Electron Corporation/Fisher Scientific International Inc.

•	Alcatel/Lucent Technologies Inc.

•	Tattersall’s Limited/UNiTAB Limited

•	FPL Group, Inc./Constellation Energy Group, Inc.

•	Axalto Holding N.V./Gemplus International S.A.

•	Lincoln National Corporation/Jefferson-Pilot Corporation

•	Boots Group PLC/Alliance UniChem Plc

•	American Tower Corporation/SpectraSite, Inc.

•	iPCS, Inc./Horizon PCS, Inc.

•	Crompton Corporation/Great Lakes Chemical Corporation

•	Symantec Corporation/VERITAS Software Corporation

•	Sprint Corporation/Nextel Partners, Inc.

•	Adolph Coors Company/Molson Inc.

•	Harrah’s Entertainment, Inc./Caesars Entertainment, Inc.

•	Sanofi-Synthélabo/Aventis

•	Fisher Scientific International Inc./Apogent Technologies Inc.

•	North Fork Bancorporation, Inc./GreenPoint Financial Corp.

•	Regions Financial Corporation/Union Planters Corporation

•	JPMorgan Chase & Co./Bank One Corporation

Based on these analyses, Morgan Stanley noted that the average premium paid relative to the closing stock price one day prior to transaction announcement was 6.02%, and that the average premium paid relative to the most recent 30-trading day average was 10.20%.

No company or transaction utilized in the precedent merger of equals premium analyses is identical to Biovail, Valeant, or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Biovail and Valeant, such as the impact of competition on the business of Biovail, Valeant or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Biovail, Valeant or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Pro Forma Accretion/Dilution Analysis

Using financial projections provided by the managements of Biovail and Valeant, Morgan Stanley calculated the accretion/dilution of the adjusted earnings per Biovail common share as a result of the merger. For each of the years ended December 31, 2010, through December 31, 2014, Morgan Stanley compared the adjusted EPS of the pro forma entity to the adjusted EPS of Biovail as a standalone entity. The analysis indicated that the merger would be accretive to Biovail’s adjusted earnings per share for calendar years 2011 through 2014.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Biovail or Valeant. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Morgan Stanley of the fairness to Biovail from a financial point of view of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion to Biovail’s board of directors.

Package Value Analysis

Using financial projections provided by the managements of Biovail and Valeant, Morgan Stanley calculated the present value of the expected value per Biovail common share plus dividends discounted assuming a 10% cost of equity. For each of the years ended December 31, 2010, through December 31, 2014, Morgan Stanley compared the present value of the expected value per Biovail common share plus dividends of the pro forma entity to the present value of the expected value per Biovail common share plus dividends as a standalone entity. The analysis indicated that the merger would be accretive to Biovail’s expected value per share for calendar years 2011 through 2014.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Biovail or Valeant. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Morgan Stanley of the fairness to Biovail from a financial point of view of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion to Biovail’s board of directors.

Pro Forma Intrinsic Value Analysis

Using the mid-point of the estimated discounted cash flow values of Biovail and Valeant, Morgan Stanley calculated the merger’s effect on the intrinsic value of Biovail’s ownership stake in the combined entity as compared to the intrinsic value of Biovail as a standalone entity. Beginning with the full intrinsic value of standalone Biovail, Morgan Stanley subtracted 49.5% of the value of standalone Biovail and added 50.5% of the value of standalone

Valeant, accounting for the contemplated post-merger 50.5% ownership by Biovail. Morgan Stanley then added 50.5% of the net synergies that are expected to arise from the merger and subtracted 50.5% of the increased debt of the combined entity over the aggregate pre-merger debt of Biovail and Valeant. Based on the calculations set forth above, this analysis implied that the merger would result in a 25.4% increase in intrinsic value to Biovail.

General

In connection with the review of the merger by Biovail’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Biovail or Valeant. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Biovail and Valeant. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Biovail and in connection with the delivery of its opinion to Biovail’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Biovail common shares or shares of Valeant common stock might actually trade.

Morgan Stanley’s opinion and its presentation to Biovail’s board of directors was one of many factors taken into consideration by Biovail’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Biovail’s board of directors with respect to the exchange ratio or of whether Biovail’s board of directors would have been willing to agree to a different exchange ratio. The exchange ratio was determined through arm’s-length negotiations between Biovail and Valeant and was approved by Biovail’s board of directors. Morgan Stanley provided advice to Biovail during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Biovail or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Biovail, Valeant, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley entered into a derivatives transaction and participated in a share repurchase transaction for Valeant and provided financial advisory and banking financing services to Biovail, all of which were unrelated to the merger and for which Morgan Stanley received fees for the rendering of these services and participation in such transactions. Morgan Stanley may also seek to provide such services to Biovail in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter with Biovail, Morgan Stanley provided Biovail with financial advisory services in connection with the merger for which Biovail has agreed to pay Morgan Stanley a transaction fee of $21.7 million, a significant portion of which is contingent upon, and will become payable upon, completion of the merger. Morgan Stanley or one of its affiliates is also providing a portion of the commitments under the commitment letter and will receive fees in connection with such commitment. Biovail has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Biovail has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. Morgan Stanley has also entered into an engagement letter with Valeant to serve as joint lead underwriter, joint initial purchaser, joint bookrunner, joint arranger or joint placement agent in connection with a potential issuance or sale for cash of notes of Valeant or one or more of its affiliates, as applicable, in connection with the merger, pursuant to which Morgan Stanley may receive customary fees.

Certain Biovail Prospective Financial Information

Biovail does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Biovail is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Biovail in connection with the merger, Biovail’s management prepared and provided to Valeant, as well as to Morgan Stanley, Goldman Sachs and Jefferies in connection with their respective evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding Biovail’s projected future operations for the 2010 through 2014 fiscal years. Biovail has included below a summary of these forecasts for the purpose of providing shareholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Biovail board of directors for purposes of evaluating the merger. The Biovail board of directors also considered non-public, financial forecasts prepared by Valeant regarding Valeant’s anticipated future operations for the 2010 through 2014 fiscal years for purposes of evaluating Valeant and the merger. See “The Merger — Certain Valeant Prospective Financial Information” beginning on page 86 for more information about the forecasts prepared by Valeant.

The Biovail internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, the guidelines established by the Canadian Institute of Chartered Accountants Handbook, rules relating to future oriented financial information under Canadian securities laws or generally accepted accounting principles in the United States or Canada. Ernst & Young LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate only to Biovail’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but because these internal financial forecasts were provided by Biovail to Valeant and Morgan Stanley, Goldman Sachs and Jefferies.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Biovail’s businesses) that are inherently subjective and uncertain and are beyond the control of Biovail’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Biovail’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Biovail’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and the CSA and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Biovail, Valeant or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Biovail, Valeant or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Biovail does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Biovail or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding Biovail’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Biovail has made no representation to Valeant, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger. Biovail urges all shareholders to review Biovail’s most recent SEC filings for a description of Biovail’s reported financial results.

	Fiscal Year
	2010	2011	2012	2013	2014
	($ in millions)

Revenue	$913	$954	$1,029	$1,063	$1,095
Operating Income	$186	$225	$249	$259	$268
EBITDA	$383	$384	$409	$419	$428
Adjusted Net Income	$314	$309	$344	$361	$379

Recommendations of the Valeant Board of Directors; Valeant’s Reasons for the Merger

On June 20, 2010, at a special meeting of the Valeant board of directors, by unanimous vote, the Valeant board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Valeant and its stockholders. The Valeant board of directors recommends that Valeant stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the Valeant special meeting if necessary or appropriate to solicit additional proxies in favor of such adoption.

In considering the proposed business combination with Biovail and in making its determination that the merger is advisable and in the best interests of Valeant and its stockholders, the Valeant board of directors consulted with its management and financial, legal and other advisors, and considered a variety of factors weighing in favor of or relevant to the merger, including the factors discussed below.

Strategic Benefits of the Merger.  The Valeant board of directors believes that the combination of Valeant and Biovail should result in significant strategic benefits to the combined company, which would benefit Valeant and its stockholders as shareholders of the combined company. These strategic benefits include the following:

•	The creation of a more diversified, larger combined specialty pharmaceutical company than Valeant currently is alone, including a significantly expanded presence in Canada and a more diversified business in the U.S.;

•	The advantages presented by the larger scale and expanded scope of the combined company in meeting the challenges facing the pharmaceutical industry in light of current and potential future changes in regulatory, financial and economic conditions affecting the industry, including possible industry consolidation;

•	The complementary nature of the respective products and geographic markets of Valeant and Biovail, and the opportunity created by the transaction to enhance the capabilities of both companies to operate more effectively and efficiently;

•	The additional revenue growth opportunities presented by the expanded product offerings of the combined company and strong and stable cash flows from legacy products that are expected to support future growth coupled with limited patent exposure with respect to the combined company’s existing portfolio of products;

•	The expected market capitalization, strong balance sheet, free cash flow, liquidity and capital structure of the combined company relative to Valeant on a stand-alone basis, including the potential for the combined company to participate in strategic opportunities that otherwise might not be available to Valeant;

•	The opportunity for the combined company to achieve significant synergy benefits, anticipated to be at least $175 million in annual cost savings by the second year of operations after closing;

•	The fact that the name of the combined company will be “Valeant Pharmaceuticals International, Inc.,” which the Valeant board of directors believes is valuable to the combined company;

•	The opportunity for the combined company to retain Biovail’s corporate structure, potentially leading to enhanced financial performance; and

•	The opportunity for the combined company to enhance its senior management led by Mr. Pearson, relative to that of Valeant and Biovail separately.

Financial Benefits of the Merger.  The Valeant board of directors believes that the combination of Valeant and Biovail should result in significant financial benefits to Valeant’s stockholders and the combined company. These financial benefits include the following:

•	The payment of the $16.77 per share pre-merger special dividend, payable in cash, giving Valeant stockholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value;

•	The exchange ratio of 1.7809 Biovail common shares for each share of Valeant common stock, the fact that the exchange ratio is fixed and would not fluctuate based upon changes in the market price of Valeant or Biovail stock between the date of the merger agreement and the date of the consummation of the proposed merger, as well as the opportunity Valeant stockholders may have as a result of the fixed exchange ratio to benefit from any increase in the trading price of Biovail common shares between the announcement and completion of the merger;

•	The fact that Valeant stockholders would receive the merger consideration (excluding any cash received in lieu of fractional shares) in the form of shares of the combined company’s common stock, which would allow Valeant stockholders to share in value-creation opportunities of the combined company, including the realization of synergies;

•	The value to Valeant stockholders of the $1.00 per share post-merger special dividend intended to be paid by the combined company in respect of its shares of common stock;

•	The significant value to Valeant stockholders represented by the increased cash flow and earnings improvement of the combined company, including as a result of the anticipated synergies of at least $175 million in annual cost benefits by the second year of operations, and the views of Valeant’s management as to the expected realization of synergies by the combined company;

•	The belief that, after closing, the combined company will have a strong financial profile;

•	The fact that the merger is intended to qualify as a reorganization for U.S. Federal income tax purposes, and the expectation that, assuming it does so qualify, a U.S. holder of Valeant common stock generally would not recognize any gain or loss upon receipt of Biovail common shares solely in exchange for Valeant common stock in the merger (excluding any cash received in lieu of fractional shares); and

•	The business operations and prospects of the combined company and each of Valeant and Biovail, and the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of common stock of Valeant and Biovail.

Corporate Governance Benefits of the Merger.  During the course of its deliberations relating to the merger, the Valeant board of directors also considered factors related to the corporate governance of the combined company, including the following benefits:

•	The initial composition of the combined company’s board of directors comprised of 11 directors, including five representatives of Valeant, five representatives of Biovail, and one additional resident Canadian director to be identified through a search process and selected by Valeant subject to the approval of Biovail; and

•	The fact that directors of Valeant who have an in-depth knowledge of Valeant and its business would have substantial representation on the board of directors of the combined company.

Other Factors Considered.  During the course of its deliberations relating to the merger, the Valeant board of directors considered the following factors in addition to the benefits described above:

•	The Valeant board of directors’ and management’s analysis and understanding of the business, operations, financial performance, financial condition, earnings, strategy and future prospects of Valeant on a stand-alone basis, and the assessment, based on such analysis and understanding, that the merger would be more favorable to Valeant and its stockholders in the long-term in light of the potential rewards, risks and uncertainties associated with Valeant continuing to operate as a stand-alone entity;

•	The alternatives available to Valeant if it continued on a stand-alone basis;

•	The history of Valeant’s management team in successfully completing strategic transactions and the success of Valeant’s management team in the integration of businesses acquired in such transactions with its other businesses;

•	The fact that Mr. Pearson agreed to waive accelerated vesting of a significant portion of the equity awards he would otherwise be entitled to in connection with the merger, and that a significant portion of his future compensation as Chief Executive Officer of the combined company will be in the form of equity in the combined company and will be contingent on the performance of the combined company’s common shares;

•	The financial analyses reviewed and discussed with the Valeant board of directors by representatives of Goldman Sachs, as well as the opinion rendered by Goldman Sachs to the Valeant board of directors to the effect that, as of June 20, 2010 and based upon and subject to the various considerations set forth in its opinion, the exchange ratio of 1.7809, together with the pre-merger special dividend of $16.77 per share to be paid to the holders of Valeant common stock (other than Biovail and its affiliates), pursuant to the merger agreement, was fair, from a financial point of view, to such holders;

•	The financial analyses reviewed and discussed with the Valeant board of directors by representatives of Jefferies, as well as the opinion rendered by Jefferies to the Valeant board of directors to the effect that, as of June 20, 2010 and based upon and subject to the various considerations set forth in its opinion, the exchange ratio of 1.7809 pursuant to the merger agreement, together with the pre-merger special dividend of $16.77 per share to be paid to the holders of Valeant common stock, was fair, from a financial point of view, to such holders;

•	The likelihood that Valeant would be able to obtain financing for the transaction given Valeant’s financial resources and the financing commitments it obtained from the commitment parties, and the fact that Valeant would not be required to complete the transaction in the event that the financing contemplated by the merger agreement (or alternative financing) is not consummated;

•	The fact that the respective stockholders of Valeant and shareholders of Biovail would vote on approval of the transaction, including the fact that the required vote of Valeant stockholders for the adoption of the merger agreement is a majority of the shares of Valeant common stock outstanding and entitled to vote;

•	The fact that ValueAct Capital, a Valeant stockholder owning approximately 20% of the shares of Valeant common stock outstanding as of the date of the merger agreement, which will receive the same per share consideration as all other Valeant stockholders, entered into a voting agreement with Valeant and Biovail to vote in favor of the merger and the merger agreement (see “— Voting Agreement” beginning on page 124);

•	The results of the due diligence investigations of Biovail by Valeant’s management and financial, legal and other advisors;

•	The structure of the merger and terms and conditions of the merger agreement, including the commitment by Valeant and Biovail to take all actions to complete the merger as soon as reasonably possible (see “— Summary of the Merger Agreement” beginning on page 110); and

•	The fact that the merger agreement does not preclude a third party from making a proposal for an acquisition of or business combination with Valeant and that, under certain circumstances more fully described in the sections “— Summary of the Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 114 and “— Summary of the Merger Agreement — Changes in Board Recommendations” beginning on page 115 of this joint proxy statement/prospectus, Valeant may provide information to and negotiate with such a third party and the Valeant board may change its recommendation to Valeant stockholders regarding the transaction with Biovail.

The Valeant board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the merger, including:

•	The challenges inherent in the combination of companies of the size and geographic scope of Valeant and Biovail, the risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be fully realized or may take longer than expected to achieve;

•	The risk that integration of the two businesses, including the transaction expenses associated with the merger, may be more costly, and may divert management attention for a greater period of time, than anticipated and that it may be difficult to retain key employees;

•	The possibility that the efficiencies inherent in Biovail’s corporate structure cannot be fully realized for the combined company or may take longer to realize than expected;

•	The risk of not maintaining Valeant’s and Biovail’s product revenues given the challenges facing the pharmaceutical industry in light of changes in regulatory, financial and economic conditions affecting the industry, including possible industry consolidation;

•	The fact that because the merger consideration is a fixed exchange ratio of shares of Biovail common shares to Valeant common stock, Valeant stockholders could be adversely affected by a decrease in the trading price of Biovail common shares during the pendency of the merger and the fact that the merger agreement does not provide Valeant with a price-based termination right or similar protection;

•	The restrictions on the conduct of Valeant’s business during the period between execution of the merger agreement and the completion of the merger;

•	The risk that regulatory agencies may not approve the proposed merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•	The risk that the merger may not be completed despite the parties’ efforts or that completion may be unduly delayed, even if the requisite approval is obtained from Valeant’s stockholders and Biovail’s shareholders;

•	The fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative acquisition transactions involving Valeant, including: (1) the restrictions on Valeant’s ability to solicit proposals for alternative transactions; (2) the requirement that the Valeant board of directors submit the merger agreement to the Valeant stockholders for adoption in certain circumstances, even if it withdraws its recommendation for the merger; and (3) the requirement that Valeant pay a termination fee of $100 million to Biovail in certain circumstances following the termination of the merger agreement;

•	The increased leverage of the combined company which, while believed to be appropriate for a company with the expected earnings profile of the combined company, could negatively affect the combined company’s credit ratings, limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility;

•	The potential challenges of operating the business of the combined company pursuant to the terms of the Biovail corporate integrity agreement;

•	The risk that changes in the regulatory, competitive or technological landscape may adversely affect the business benefits anticipated to result from the proposed merger; and

•	The other risks described in the sections entitled “Risk Factors” beginning on page 22 and “Special Note Regarding Forward-Looking Statements” beginning on page 30.

The Valeant board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected Valeant and the Valeant stockholders would achieve as a result of the merger.

This discussion of the information and factors considered by the Valeant board of directors includes the principal positive and negative factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered. The Valeant board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Valeant and its stockholders. Rather, the Valeant board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Valeant board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Valeant and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, beginning on page 30.

Opinions of Valeant’s Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the board of directors of Valeant that, as of June 20, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio, together with the pre-merger special dividend to be paid to the holders (other than Biovail and its affiliates) of outstanding shares of Valeant’s common stock, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 20, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Valeant in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Valeant’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Valeant for the five fiscal years ended December 31, 2009;

•	annual reports on Form 10-K or Form 20-F of Biovail for the five fiscal years ended December 31, 2009;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Valeant and Biovail;

•	certain other communications from Valeant and Biovail to their respective shareholders;

•	certain publicly available research analyst reports for Valeant and Biovail; and

•	certain internal financial analyses and forecasts for Valeant prepared by its management and for Biovail prepared by its management, in each case as approved for Goldman Sachs’ use by Valeant (referred to as the “Forecasts”) and certain cost savings and operating synergies projected by the management of Valeant to result from the merger, as approved for Goldman Sachs’ use by Valeant (referred to as the “Synergies”).

Goldman Sachs also: held discussions with members of the senior managements of Valeant and Biovail regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of their respective companies; reviewed the reported price and trading activity for Valeant common stock and Biovail common shares; compared certain financial and stock market information for Valeant and Biovail with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the board of directors of Valeant that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Valeant. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Valeant or Biovail or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Valeant or Biovail or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Valeant or Biovail or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the pre-merger special dividend will be paid to the holders of outstanding shares of Valeant’s common stock on the terms set forth in the merger agreement and that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Valeant to engage in the transaction or the relative merits of the merger as compared to any strategic alternatives that may be available to Valeant; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio, together with the pre-merger special dividend to be paid to the holders (other than Biovail and its affiliates) of outstanding shares of Valeant’s common stock, pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Valeant, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Valeant or class of such persons, in connection with the merger, whether relative to the exchange ratio, together with the pre-merger special dividend to be paid to the holders (other than Biovail and its affiliates), pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Biovail’s common shares will trade at any time or as to the impact of the merger on the solvency or viability of Valeant or Biovail or the ability of Valeant or Biovail to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Valeant in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2010, which was the last business day prior to the date that Goldman Sachs delivered its opinion to the board of directors of Valeant, and is not necessarily indicative of current market conditions.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Valeant and Biovail to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the specialty pharmaceuticals industry:

•	Allergan, Inc.;

•	Cephalon, Inc.;

•	King Pharmaceuticals, Inc.;

•	Endo Pharmaceuticals;

•	Forest Laboratories, Inc.;

•	Medicis Pharmaceutical Corporation;

•	Mylan Inc.;

•	Warner Chilcott Plc; and

•	Watson Pharmaceuticals, Inc. (referred to collectively as the “Selected Companies”).

Although none of the Selected Companies is directly comparable to Valeant or Biovail, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Valeant and Biovail. With respect to each of the Selected Companies, Goldman Sachs calculated the following multiples and compared them to the results for Valeant and Biovail:

•	enterprise value (referred to as “EV”), which is the market value of common equity on a diluted basis (including outstanding warrants, options and restricted stock units but prior to the payment of the pre-merger special dividend) plus the par value of total debt (including convertible debt), preferred equity and minority interest less cash and cash equivalents per the latest publicly available financial statements, as a multiple of estimated 2010 fiscal year earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”); and

•	price per share as a multiple of estimated 2011 cash earnings per share (referred to as the “P/E multiple”).

The calculations for the Selected Companies were based on the closing prices per share of the Selected Companies’ respective common stock on June 18, 2010, information from SEC filings and EBITDA and cash earnings per share estimates from the Institutional Brokers’ Estimate System (IBES). The calculations for Valeant and Biovail were based on the closing prices per share of Valeant’s common stock and Biovail’s common shares, respectively, on June 18, 2010 and the Forecasts. The results of these analyses are summarized as follows:

	EV/Estimated		2011 P/E
Company	2010 EBITDA		Multiple

Valeant	10.1	x	11.4	x
Biovail	6.8	x	7.3	x
Median of Selected Companies	6.5	x	9.4	x

Contribution Analysis

Goldman Sachs reviewed specific estimated future operating and financial information including, among other things, revenue, EBITDA and cash net income for Valeant and Biovail based on the Forecasts. Goldman Sachs analyzed the relative potential financial contributions of Valeant and Biovail to the combined company following the merger, before taking into account any Synergies, but after taking into account the pre-merger special dividend and, in particular, the interest expense of the indebtedness to be incurred by Valeant to finance the pre-merger special dividend. Goldman Sachs then adjusted the relative potential financial contributions to calculate an adjusted contribution of Valeant and Biovail to the combined company following the merger based on an appropriate weighted average enterprise valuation multiple, which is referred to as the implied equity contribution. The following table presents the results of this analysis:

	Contribution		Implied Equity Contribution
	Valeant	Biovail	Valeant	Biovail

Revenue:
FY 2011(estimated)	58.6%	41.4%	41.0%	59.0%
FY 2012 (estimated)	59.5%	40.5%	42.3%	57.7%
EBITDA:
FY 2011(estimated)	59.2%	40.8%	41.9%	58.1%
FY 2012 (estimated)	61.6%	38.4%	45.4%	54.6%
Cash Net Income:
FY 2011(estimated)	46.3%	53.7%	46.3%	53.7%
FY 2012 (estimated)	49.2%	50.8%	49.2%	50.8%

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Valeant, Biovail and the combined company using the Forecasts. Goldman Sachs calculated indications of net present value of free cash flows for Valeant, Biovail and the combined company for the years 2010 through 2014, discounted back to September 30, 2010. In each case, free cash flows in the terminal year were adjusted such that depreciation was equal to capital expenditures.

Goldman Sachs calculated implied prices per share of Valeant common stock using illustrative terminal values in the year 2014 based on multiples ranging from 8.0x EBITDA to 11.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 9.0% to 11.0%, reflecting estimates of Valeant’s weighted average cost of capital. This analysis resulted in a range of illustrative per share value indications of $60 to $87 for Valeant’s common stock. Goldman Sachs then calculated the implied perpetuity growth rates for Valeant using the same range of illustrative per share value indications for Valeant’s common stock, EBITDA multiples and discount rates from the analysis described in this paragraph. This analysis resulted in a range of implied perpetuity growth rates from 1.1% to 5.0%

Goldman Sachs calculated implied prices per share of Biovail common shares using illustrative terminal values in the year 2014 based on multiples ranging from 6.0x EBITDA to 9.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 9.0% to 11.0%, reflecting estimates of Biovail’s weighted average cost of capital. This analysis resulted in a range of illustrative per share value indications of $16 to $23 for Biovail’s common shares. Goldman Sachs then calculated the implied perpetuity growth rates for Biovail using the same range of illustrative per share value indications for Biovail’s common shares, EBITDA multiples and discount rates from the analysis described in this paragraph. This analysis resulted in a range of implied perpetuity growth rates from -5.1% to 1.0%, respectively.

Goldman Sachs calculated the total equity value per share of common shares of the combined company using illustrative terminal values in the year 2014 based on multiples ranging from 8.0x EBITDA to 11.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 9.0% to 11.0%, reflecting estimates of the combined company’s weighted average cost of capital. Based on the Forecasts, this analysis assumed pretax Synergies of $150 million achieved in 2011, Synergies of $175 million achieved in 2012 and each year thereafter, and total pretax integration costs of $125 million between 2010 and 2011. This analysis further assumed that (1) Valeant’s 8.375% senior notes due 2016 (aggregate principal amount $365,000,000), its 7.625% senior notes due 2020 (aggregate principal amount $400,000,000) and its existing credit facility due December 2010 (aggregate principal amount $30,000,000) will be refinanced, (2) debt will be raised to fund the pre-merger special dividend, (3) a $250 million term loan will be drawn down in the fourth quarter of 2010 to fund the post-merger special dividend, with the balance of such dividend to be paid with cash on the combined company’s balance sheet and (4) free cash flow will be used to pay down the combined company’s debt. This analysis resulted in a range of illustrative total equity values per share of $24 to $36 for the combined company’s common shares.

Goldman Sachs then calculated the implied value of the exchange ratio, together with the pre-merger special dividend per share of Valeant common stock, by multiplying the illustrative equity values per share of the combined company’s common shares, as determined pursuant to the preceding paragraph, by the exchange ratio, and adding the pre-merger special dividend. This calculation resulted in an illustrative range of implied values per share of $59 to $80 for Valeant’s common stock.

Goldman Sachs also calculated an illustrative range of implied prices per share of Valeant common stock and of combined company common shares using the illustrative terminal values in the year 2014, as determined above, based on perpetuity growth rates ranging from 2.00% to 3.00%. These illustrative terminal values were then discounted using illustrative discount rates ranging from 9.0% to 11.0%, and added to the net present value of the free cash flows for Valeant and the combined company, respectively, for the years 2010 through 2014 to calculate an illustrative range of implied indications of present values for each of a share of Valeant common stock and a share of combined company common shares discounted to September 30, 2010. This analysis resulted in a range of illustrative present values of $55 to $83 per share of Valeant common stock, and $25 to $42 per share of combined company common shares.

Goldman Sachs then calculated the implied value of the transaction per share of Valeant common stock by multiplying the illustrative present values per share of the combined company’s common shares, as determined pursuant to the preceding paragraph, by the exchange ratio, and adding the pre-merger special dividend. This analysis resulted in an illustrative range of implied values per share of $62 to $91 for Valeant’s common stock.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed illustrative analyses of the present value of the future price per share of common stock of Valeant, using the Forecasts for each of the fiscal years 2010 to 2013 and publicly available Wall Street research.

Illustrative Present Value of Future Share Price Analysis — EBITDA Analysis

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Valeant common stock prior to the merger by applying EV to estimated 2010 EBITDA multiples ranging from 6.5x to 11.4x to estimates of EBITDA for Valeant, based on the Forecasts, for the applicable forward fiscal year for each of fiscal years 2011 through 2013. The illustrative future values per share of Valeant common stock in each year were then discounted back to June 18, 2010, using a discount rate of 11.0%, reflecting an estimate of Valeant’s cost of equity.

Goldman Sachs then calculated the illustrative future values per share of common shares of the combined company by applying EV to a range of estimated 2010 EBITDA multiples ranging from 6.5x to 11.4x to estimates of EBITDA for the combined company, based on the Forecasts, for the applicable forward fiscal year for each of fiscal years 2011 through 2013. The illustrative future values per share of common shares of the combined company in each year were then discounted back to June 18, 2010, using a discount rate of 11.0%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs multiplied the resulting illustrative present values by the exchange ratio and added the pre-merger special dividend to determine a range of illustrative present values per share of Valeant common stock following the merger.

The results of these analyses are summarized as follows:

	Illustrative Ranges of	Illustrative Ranges of
	Present Value of	Implied Present
	Future Share	Value per Share of
	Price for Valeant	Valeant Common Stock
Fiscal Year	Prior to the Merger	Following the Merger

2011	$34.50 — $63.00	$39.00 — $65.50
2012	$41.00 — $71.50	$43.00 — $69.50
2013	$50.50 — $84.00	$46.50 — $73.50

Illustrative Present Value of Future Share Price Analysis — Price/Cash Earnings Per Share Analysis

For this analysis, Goldman Sachs first calculated the illustrative future values per share of Valeant common stock prior to the merger by applying price / cash earnings per share (referred to as “P/E”) multiples ranging from 9.4x to 14.1x to estimates of cash earnings per share for Valeant, based on the Forecasts, for the applicable forward fiscal year for each of fiscal years 2011 through 2013. The illustrative future values per share of Valeant common stock in each year were then discounted back to June 18, 2010, using a discount rate of 11.0%, reflecting an estimate of Valeant’s cost of equity.

Goldman Sachs then calculated the illustrative future values per share of common shares of the combined company by applying P/E multiples ranging from 9.4x to 14.1x to estimates of cash earnings per share for the combined company, based on the Forecasts, for the applicable forward fiscal year for each of fiscal years 2011 through 2013. The illustrative future values per share of common shares of the combined company in each year were then discounted back to June 18, 2010, using a discount rate of 11.0%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs multiplied the resulting illustrative present values by the exchange ratio and added the pre-merger special dividend to determine a range of illustrative present values per share of Valeant common stock following the merger.

The results of these analyses are summarized as follows:

	Illustrative Ranges of	Illustrative Ranges of
	Present Value of	Implied Present
	Future Share	Value per Share of
	Price for Valeant	Valeant Common Stock
Fiscal Year	Prior to the Merger	Following the Merger

2011	$37.50 — $56.00	$53.00 — $71.00
2012	$40.50 — $60.50	$54.50 — $73.50
2013	$45.50 — $68.00	$54.50 — $75.00

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the specialty pharmaceuticals industry:

•	H. Lundbeck A/S’ acquisition of Ovation Pharmaceuticals, Inc., announced on February 9, 2009;

•	Shionogi & Co., Ltd.’s acquisition of Sciele Pharma, Inc., announced on September 1, 2008;

•	Nycomed International Management GmbH’s acquisition of Bradley Pharmaceuticals, Inc., announced on October 30, 2007;

•	Abbott Laboratories’ acquisition of Solvay Pharmaceuticals, Inc., announced on September 29, 2009;

•	Sepracor Inc.’s merger with Dainippon Sumitomo Pharma America, Inc., announced on September 3, 2009; and

•	Warner Chilcott PLC’s acquisition of Proctor & Gamble Company’s global branded prescription pharmaceuticals business, announced on August 24, 2009.

While none of the businesses or companies that participated in these selected transactions are directly comparable to Valeant’s or Biovail’s current businesses and operations, the businesses and companies that participated in the selected transactions are businesses and companies with operations that, for the purposes of analysis, may be considered similar to certain of Valeant’s or Biovail’s results, market size, product profile and end market exposure.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, the EV of the transaction as a multiple of the last twelve months’ (referred to as “LTM”) EBITDA. The following table presents the results of this analysis:

Selected Transactions
EV of the Transaction as a Multiple of:	Range	Median

LTM EBITDA	4.0x — 14.0x	9.4x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Valeant or Biovail or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors of Valeant that, as of June 20, 2010 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio, together with the pre-merger special dividend to be paid to the holders (other than Biovail and its affiliates) of outstanding shares of Valeant’s common stock, pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Valeant, Biovail, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio and pre-merger special dividend were determined through arm’s-length negotiations between Valeant and Biovail and were approved by the board of directors of Valeant. Goldman Sachs provided advice to Valeant during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or pre-merger special dividend to Valeant or its board of directors or recommend that any specific exchange ratio and pre-merger special dividend constituted the only appropriate exchange ratio and pre-merger special dividend for the transaction.

As described above, Goldman Sachs’ opinion to the board of directors of Valeant was one of many factors taken into consideration by the board of directors of Valeant in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Valeant, Biovail and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Valeant in connection with, and participated in certain of the negotiations leading to, the merger agreement. At the request of the board of directors of Valeant, (a) an affiliate of Goldman Sachs has entered into financing commitments with Valeant and Biovail to provide Valeant with senior secured credit facilities including a revolving credit facility and term loan credit facilities in connection with the merger, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman Sachs will receive customary fees and (b) Goldman Sachs has entered into an engagement letter with Valeant to serve as joint lead underwriter, joint initial purchaser, joint bookrunner, joint arranger or joint placement agent in connection with a potential issuance or sale for cash of notes of Valeant and/or one or more of its affiliates in connection with the merger, pursuant to which Goldman Sachs may receive customary fees. In addition, Goldman Sachs has provided certain investment banking and other financial services to Valeant and its affiliates from time to time for which its investment banking division has received, and may receive, compensation, including having acted as Valeant’s financial advisor in connection with the sale of its Western Europe, Eastern Europe, Middle East and Africa businesses in September 2008; as a joint bookrunning manager with respect to Valeant’s 8.375% Senior Unsecured Notes due June 2016 (aggregate principal amount $365,000,000) in June 2009; as a joint bookrunning manager with respect to Valeant’s 7.625% Senior Unsecured Notes due March 2020 (aggregate principal amount $400,000,000) in April 2010; and as sole lead arranger, administrative agent, collateral agent and lender with respect to Valeant’s existing credit facility due December 2010 (aggregate principal amount $30,000,000) in May 2010. Goldman Sachs also may provide investment banking and other financial services to Valeant and Biovail and their respective affiliates in the future for which its investment banking division may receive compensation. Concurrent with the issuance of the Valeant Convertible Notes (as defined in the merger agreement) in November 2003, Valeant entered into convertible note hedge and written call option transactions with respect to shares of Valeant’s common stock (referred to as the “Hedging Transactions”) with Goldman Sachs Financial Markets L.P. (“GSFM”), an affiliate of Goldman Sachs, and another financial institution consisting of the purchase by Valeant of call options on 12,653,440 shares of Valeant’s common stock and the sale by Valeant of call options on 12,653,440 shares of Valeant’s common stock. GSFM was counterparty to 50% of each of the Hedging Transactions.

Certain of the Hedging Transactions remain in place as of the date hereof. The number of shares of Valeant’s common stock covered by the specific Hedging Transactions to which GSFM is a counterparty is approximately 772,904 in the case of each of the convertible note hedge and written call option transactions corresponding to Valeant’s 3.0% Convertible Subordinated Notes due 2010 (the “2010 Options”) and approximately 3,163,360 in the case of each of the convertible note hedge and written call option transactions expiring in 2011 and corresponding to Valeant’s 4.0% Convertible Subordinated Notes due 2013 (the “2011 Options”). The convertible note hedge transactions have strike prices of approximately $34.61 and $35.36 for the 2010 Options and 2011 Options, respectively. The written call option transactions each have a strike price of approximately $39.52.

The treatment of the Hedging Transactions to which GSFM is a counterparty following the consummation of the merger is subject to ongoing discussions among Valeant and GSFM and its affiliates. The Hedging Transactions may remain outstanding (subject to fair value adjustment) or be terminated at fair value. Discussions among the parties are in preliminary stages and the result of the negotiations, including any fair value adjustment or termination payment, will depend on the facts and circumstances, including interest rates, stock price and volatility, at the time of the termination or the consummation of the merger.

The board of directors of Valeant selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 20, 2010, Valeant engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Valeant has agreed to pay Goldman Sachs a transaction fee of 0.65% of the aggregate consideration paid in the transaction, all of which is contingent upon consummation of the transaction, and Valeant has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Opinion of Jefferies & Company, Inc.

Valeant retained Jefferies to act as a financial advisor to Valeant in connection with the merger and to render to the Valeant board of directors an opinion as to the fairness to the holders of Valeant common stock of the exchange ratio of 1.7809 pursuant to the merger agreement, together with the pre-merger special dividend of $16.77 per share to be paid to the holders of Valeant common stock. At the meeting of the Valeant board of directors on June 20, 2010, Jefferies rendered its opinion to the Valeant board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio of 1.7809 pursuant to the merger agreement, together with the pre-merger special dividend of $16.77 to be paid to the holders of Valeant common stock, was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated as of June 20, 2010, is attached as Annex D to this joint proxy statement/prospectus. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Valeant encourages its stockholders to read the opinion carefully and in its entirety. Jefferies’ opinion was directed to the Valeant board of directors and addresses only the fairness from a financial point of view of the exchange ratio, together with the pre-merger special dividend, as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of Valeant common stock should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated June 19, 2010 of the merger agreement;

•	reviewed certain publicly available financial and other information about Valeant and Biovail;

•	reviewed certain information furnished to Jefferies by the management of each of Valeant and Biovail, including financial forecasts and analyses, relating to the business, operations and prospects of Valeant and Biovail, respectively, and estimates as to the amount and timing of certain cost savings and related expenses jointly anticipated by the management of each of Valeant and Biovail to result from the merger, which are referred to as the “synergies”;

•	held discussions with members of the senior management of each of Valeant and Biovail concerning the matters described in the two immediately preceding bullet points;

•	reviewed the share trading price history and valuation multiples for Valeant common stock and Biovail common shares and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	reviewed the relative financial contributions of Valeant and Biovail to the future financial performance of the combined company on a pro forma basis;

•	considered the potential pro forma impact of the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Valeant and Biovail to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies relied on assurances of the managements of Valeant and Biovail that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Valeant or Biovail. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. Valeant and Biovail informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of each of Valeant and Biovail as to the future financial performance of Valeant and Biovail, respectively. In addition, Valeant and Biovail informed Jefferies, and Jefferies assumed, that the synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of each of Valeant and Biovail as to the amount and timing of certain cost savings and related expenses anticipated by the management of each of Valeant and Biovail to result from the merger, and Jefferies relied upon the assessment of the management of each of Valeant and Biovail as to the ability of the combined company to achieve the synergies in the amounts and at the times projected. Jefferies expressed no opinion as to the financial forecasts or the synergies provided to it by Valeant and Biovail, or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Valeant or Biovail, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to Valeant and the Valeant board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Valeant and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of Valeant common stock. In its review and analysis and in rendering its opinion, Jefferies assumed that the pre-merger special dividend will be declared and paid. In addition, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Valeant, Biovail or the contemplated benefits of the merger.

Jefferies’ opinion was for the use and benefit of the Valeant board of directors in its consideration of the merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Valeant, nor did it address the underlying business decision by Valeant to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of Valeant common stock should vote on the merger or any matter related thereto. Jefferies’ opinion also did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors, or other constituencies of Valeant, other than the holders of Valeant common stock. Jefferies expressed no opinion as to the price at which Valeant common stock or Biovail common shares would trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Valeant’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by any other person. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies & Company, Inc.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of Valeant’s or Biovail’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Valeant’s, Biovail’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Valeant common stock or Biovail common shares do not purport to be appraisals or to reflect the prices at which Valeant common stock or Biovail common shares may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the exchange ratio, together with the pre-merger special dividend, and were provided to the Valeant board of directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Comparable Company Analysis

Using publicly available information and information provided by the management of each of Valeant and Biovail, respectively, Jefferies analyzed the trading multiples of Valeant, Biovail and the following specialty pharmaceutical companies, which are referred to as the “Selected Comparable Companies”:

•	Allergan, Inc.;

•	Cephalon, Inc.;

•	Endo Pharmaceuticals Holdings, Inc.;

•	Forest Laboratories, Inc.;

•	King Pharmaceuticals, Inc;

•	Medicis Pharmaceutical Corporation;

•	Shire plc; and

•	Warner Chilcott plc.

In its analysis, Jefferies derived and compared multiples for Valeant, Biovail and the Selected Comparable Companies, calculated and referred to as follows:

•	the enterprise value divided by projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2010, which is referred to as “Enterprise Value/2010E EBITDA”;

•	the enterprise value divided by projected EBITDA for calendar year 2011, which is referred to as “Enterprise Value/2011E EBITDA”;

•	the enterprise value divided by projected EBITDA for calendar year 2012, which is referred to as “Enterprise Value/2012E EBITDA”;

•	the price per share divided by projected earnings per share, or EPS, for calendar year 2010, which is referred to as “Price/2010E EPS”;

•	the price per share divided by projected EPS for calendar year 2011, which is referred to as “Price/2011E EPS”; and

•	the price per share divided by projected EPS for calendar year 2012, which is referred to as “Price/2012E EPS.”

This analysis indicated the following:

Comparable Company Multiples

Benchmark	High		Low		Median

Enterprise Value/2010E EBITDA	11.7	x	3.6	x	5.4x
Enterprise Value/2011E EBITDA	10.5	x	3.2	x	5.0x
Enterprise Value/2012E EBITDA	9.6	x	3.4	x	5.9x
Price/2010E EPS	19.4	x	7.0	x	10.0x
Price/2011E EPS	17.1	x	6.7	x	9.3x
Price/2012E EPS	15.0	x	6.3	x	10.2x

Using the reference ranges summarized in the table below for each of Valeant’s and Biovail’s 2010E EBITDA, 2011E EBITDA and 2012E EBITDA, Jefferies determined implied enterprise values for each of Valeant and Biovail, then subtracted total indebtedness and added cash and cash equivalents to determine implied equity values for each of Valeant and Biovail. The reference ranges used in this analysis were as follows:

Enterprise Value/EBITDA Analysis

	2010E EBITDA				2011E EBITDA				2012E EBITDA
	Valeant		Biovail		Valeant		Biovail		Valeant		Biovail

Reference Range	8.0x — 10.0	x	6.0x — 7.5	x	7.0x — 9.0	x	5.5x — 7.0	x	6.5x — 8.5	x	5.0x — 6.5	x

Using the reference ranges summarized in the table below for each of Valeant’s and Biovail’s 2010E EPS, 2011E EPS and 2012E EPS, Jefferies determined implied equity values for each of Valeant and Biovail. The reference ranges used in this analysis were as follows:

Price/EPS Analysis

	2010E EPS				2011E EPS				2012E EPS
	Valeant		Biovail		Valeant		Biovail		Valeant		Biovail

Reference Range	11.0x — 15.0	x	7.5x — 11.5	x	8.5x — 12.5	x	7.0x — 10.0	x	7.0x — 11.0	x	6.5x — 9.5	x

After adjusting the implied equity values for Valeant common stock for payment of the pre-merger special dividend of $16.77 per share, Jefferies then calculated implied exchange ratios based upon the implied equity values for each of Valeant and Biovail determined as described above by:

•	dividing the lowest implied value per share of Valeant common stock by the highest implied value per share of Biovail common shares to arrive at the low end of the implied exchange ratio range; and

•	dividing the highest implied value per share of Valeant common stock by the lowest implied value per share of Biovail common shares to arrive at the high end of the implied exchange ratio range.

This analysis indicated the following:

Implied Exchange Ratios for
Enterprise Value/EBITDA and Price/EPS Analyses

Benchmark	Low		High

Enterprise Value/2010E EBITDA	1.1536	x	2.2431	x
Enterprise Value/2011E EBITDA	1.2687	x	2.6705	x
Enterprise Value/2012E EBITDA	1.5446	x	3.3090	x
Price/2010E EPS	1.0625	x	2.6890	x
Price/2011E EPS	0.8611	x	2.3698	x
Price/2012E EPS	0.7929	x	2.4843	x

This analysis indicated, in each case compared to the exchange ratio of 1.7809 pursuant to the merger agreement:

•	exchange ratios implied from enterprise value to EBITDA multiple valuation ranging from 1.1536x to 3.3090x; and

•	exchange ratios implied from price to EPS multiple valuation ranging from 0.7929x to 2.6890x.

No company utilized in the comparable company analysis is identical to Valeant or Biovail. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Valeant, Biovail and Jefferies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Comparable Transaction Analysis

Using publicly available and other information, Jefferies examined the following 14 transactions involving specialty pharmaceutical companies announced since October 2004. The transactions considered and the month and year each transaction was announced were as follows:

Month and
Target	Acquiror	Year Announced

Mepha AG	Cephalon, Inc.	February 2010
Sepracor, Inc.	Dainippon Sumitono Pharma Co., Ltd.	September 2009
P&G Company (Pharma Segment)	Warner Chilcott plc	August 2009
Noven Pharmaceuticals Inc.	Hisamitsu Pharmaceutical Co. Inc.	July 2009
Stiefel Laboratories, Inc.	GlaxoSmithKline plc	April 2009
OVATION Pharmaceuticals, Inc.	H. Lundbeck A/S	February 2009
Sciele Pharma Inc.	Shionogi & Co. Ltd.	September 2008
Alpharma, Inc.	King Pharmaceuticals Inc.	August 2008
Axcan Pharma Inc.	TPG	November 2007
Aspreva Pharmaceuticals Corporation	Galenica Ltd.	October 2007
Schwarz Pharma AG	UCB SA	September 2006
ALTANA Pharma AG	Nycomed Pharma AS	September 2006
Fournier Pharma	Solvay SA	July 2005
Warner Chilcott plc	Private Equity Consortium	October 2004

Using publicly available estimates and other information for each of the foregoing transactions, Jefferies analyzed the transaction multiples of the target companies in the foregoing transactions. In its analysis, for such target companies, Jefferies derived and compared the transaction value divided by EBITDA projections for “FY+1”

(which indicates the projected EBITDA for the current fiscal year if the merger closes prior to the fourth quarter, or the forward fiscal year if the transaction closes during the fourth quarter). This analysis indicated the following:

Selected Comparable Transaction Multiples

Benchmark	High		Low		Median

TV/FY+1 EBITDA	10.3	x	2.5	x	7.8	x

Using a reference range of 7.0x to 8.5x Biovail’s 2010E EBITDA based on the selected comparable transaction multiples set forth above and 8.0x to 10.0x Valeant’s 2010E EBITDA based on the multiples set forth above in the comparable company analysis, Jefferies determined implied enterprise values for Biovail and Valeant, then subtracted total indebtedness and added cash and cash equivalents to determine the implied equity value for each of Biovail and Valeant. After adjusting the implied equity values for Valeant common stock for payment of the pre-merger special dividend of $16.77 per share, Jefferies then calculated implied exchange ratios based upon the implied equity values for each of Biovail and Valeant determined as described above by:

•	dividing the lowest implied value per share of Valeant common stock by the highest implied value per share of Biovail common shares to arrive at the low end of the implied exchange ratio range; and

•	dividing the highest implied value per share of Valeant common stock by the lowest implied value per share of Biovail common shares to arrive at the high end of the implied exchange ratio range.

This analysis indicated implied exchange ratios ranging from 1.0225x to 1.8917x, compared to the exchange ratio of 1.7809 pursuant to the merger agreement.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Valeant’s, Biovail’s and Jefferies’ control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the unlevered free cash flows of Valeant and Biovail through the fiscal year ending December 31, 2014. Using financial projections provided by the management of each of Valeant and Biovail, discount rates ranging from 8.0% to 10.0% for Valeant and from 8.5% to 10.5% for Biovail and, for the purpose of calculating the terminal value for each of Valeant and Biovail at the end of the forecast period, EBITDA terminal multiples ranging from 7.5x to 8.5x for Valeant and from 6.5x to 7.5x for Biovail, Jefferies derived a range of implied enterprise values for each of Valeant and Biovail. Jefferies then subtracted total indebtedness and added cash and cash equivalents to determine a range of implied equity values for each of Valeant and Biovail. After adjusting the implied equity values for Valeant common stock for payment of the pre-merger special dividend of $16.77 per share, Jefferies then calculated implied exchange ratios based upon the implied equity values for each of Valeant and Biovail determined as described above by:

•	dividing the lowest implied value per share of Valeant common stock by the highest implied value per share of Biovail common shares to arrive at the low end of the implied exchange ratio range; and

•	dividing the highest implied value per share of Valeant common stock by the lowest implied value per share of Biovail common shares to arrive at the high end of the implied exchange ratio range.

This analysis indicated implied exchange ratios ranging from 2.0848x to 3.0148x, compared to the exchange ratio of 1.7809 pursuant to the merger agreement.

Pro Forma Relative Contribution Analysis

Based on information provided by the management of each of Valeant and Biovail, Jefferies compared the standalone contribution of each of Valeant and Biovail to projected EBITDA and net income excluding amortization of intangibles and non-recurring charges, or cash net income, for fiscal years 2010, 2011 and 2012 for the combined company excluding any adjustments resulting from the merger. Based on the relative contributions of each company, Jefferies derived an equity value for each company by multiplying the cumulative total enterprise value of the two standalone companies by the respective contribution percentages and subtracting net debt attributable to each standalone company. After adjusting Valeant’s equity value for payment of the pre-merger special dividend of $16.77 per share, Jefferies calculated implied exchange ratios by dividing the dividend-adjusted equity value of Valeant by the implied equity value of Biovail. Jefferies then used these implied dividend-adjusted exchange ratios to calculate an implied ownership for Valeant and Biovail. This analysis indicated implied exchange ratios and implied ownership as follows:

	Dividend		Implied
	Adjusted Implied		Ownership
Metric	Exchange Ratio		(Biovail/Valeant)

2010P EBITDA	1.4202	x	56.9%/43.1%
2011P EBITDA	1.6307	x	53.5%/46.5%
2012P EBITDA	1.7775	x	51.4%/48.6%
2010P Cash Net Income	1.4030	x	57.2%/42.8%
2011P Cash Net Income	1.4169	x	57.0%/43.0%
2012P Cash Net Income	1.5194	x	55.3%/44.7%

This analysis indicated implied exchange ratios ranging from 1.4030x to 1.7775x, compared to the exchange ratio of 1.7809 pursuant to the merger agreement.

Implied Historical Exchange Ratio

Based on the daily closing prices per share of Biovail common shares and Valeant common stock during the one-year period ending June 18, 2010, and after adjusting the daily closing prices per share of Valeant common stock for payment of the pre-merger special dividend of $16.77 per share, Jefferies calculated a range of implied historical exchange ratios by dividing the dividend-adjusted daily closing price per share of the Valeant common stock by the daily closing price per share of the Biovail common shares. This analysis indicated implied historical exchange ratios during this period ranging from 0.4495x to 2.1112x, compared to the exchange ratio of 1.7809 pursuant to the merger agreement.

Jefferies’ opinion was one of many factors taken into consideration by the Valeant board of directors in its consideration of the merger and should not be considered alone to have been determinative of the views of the Valeant board of directors with respect to the merger.

Jefferies was selected by the Valeant board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Jefferies has, in the past, provided financial advisory services to Valeant and may continue to do so and has received, and may receive, fees for the rendering of such services. Jefferies maintains a market in the securities of Valeant and Biovail, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Valeant or Biovail and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Valeant, Biovail or entities that are affiliated with Valeant or Biovail, for which Jefferies would expect to receive compensation. Jefferies and its affiliates may arrange and/or provide a portion of the financing to Valeant in connection with the pre-merger special dividend and the refinancing of existing indebtedness for customary compensation.

Pursuant to a letter agreement dated as of June 20, 2010, Valeant engaged Jefferies to act as a financial advisor in connection with the merger. Pursuant to that letter agreement, Valeant has agreed to pay Jefferies a fee for its services, a portion of which was payable upon delivery of Jefferies’ opinion and a significant portion of which is payable contingent upon consummation of the merger and is based upon, in part, the value of the consideration to be paid in the merger, which fee is expected to be approximately $14.5 million as of the date of this joint proxy statement/prospectus. In addition, Valeant has agreed to reimburse Jefferies for expenses incurred. Valeant also has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.

Certain Valeant Prospective Financial Information

Valeant does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and Valeant is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of Valeant in connection with the merger, Valeant’s management prepared and provided to Biovail, as well as to Morgan Stanley, Goldman Sachs and Jefferies in connection with their respective evaluation of the fairness of the merger consideration, non-public, internal financial forecasts regarding Valeant’s projected future operations for the 2010 through 2014 fiscal years. Valeant has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes. These forecasts were also considered by the Valeant board of directors for purposes of evaluating the merger. The Valeant board of directors also considered non-public, financial forecasts prepared by Biovail regarding Biovail’s anticipated future operations for the 2010 through 2014 fiscal years for purposes of evaluating Biovail and the merger. See “The Merger — Certain Biovail Prospective Financial Information” beginning on page 66 for more information about the forecasts prepared by Biovail.

The Valeant internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, the guidelines established by the Canadian Institute of Chartered Accountants Handbook, rules relating to future oriented financial information under Canadian securities laws or generally accepted accounting principles in the United States or Canada. PricewaterhouseCoopers LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this joint proxy statement/prospectus relate to Valeant’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but because these internal financial forecasts were provided by Valeant to Biovail and Morgan Stanley, Goldman Sachs and Jefferies.

While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Valeant’s businesses) that are inherently subjective and uncertain and are beyond the control of Valeant’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Valeant’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Valeant’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus should not be regarded as an indication that any of Valeant, Biovail or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of Valeant, Biovail or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. Valeant does not intend to make publicly available any update or other revision to these internal financial forecasts. None of Valeant or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any shareholder or other person regarding Valeant’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Valeant has made no representation to Biovail, in the merger agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the merger. Valeant urges all stockholders to review Valeant’s most recent SEC filings for a description of Valeant’s reported financial results.

	Fiscal Year
	2010		2011	2012	2013	2014
	($ in millions)

Revenue	$1,169		$1,353	$1,513	$1,758	$1,954
Operating Income(1)	$152	(2)	$541	$638	$791	$889
EBITDA	$483		$558	$656	$810	$908
Net Income	$236		$352	$373	$498	$521
Unlevered Free Cash Flow(3)	$113	(4)	$343	$453	$564	$573

(1)	Operating income excludes amortization expense.

(2)	For the quarterly period ended December 31, 2010 only.

(3)	Calculated as earnings before interest and tax (EBIT), plus (a) depreciation and amortization, minus (b) taxes, capital expenditures and changes in working capital.

(4)	For the quarterly period ended December 31, 2010 only.

Board of Directors and Management After the Merger

Under the terms of the merger agreement, upon the effective time of the merger, Mr. Pearson (currently Chairman of the Valeant board of directors and Chief Executive Officer of Valeant) will be appointed the Chief Executive Officer of the combined company, Mr. Wells (currently Chief Executive Officer of Biovail and a Biovail director) will be appointed as non-executive Chairman of the board of directors of the combined company, Mr. Ingram (currently Lead Director of the Valeant board of directors) will be appointed as Lead Director of the board of directors of the combined company and Mr. Van Every (currently Chairman of the audit committee of the Biovail board of directors) will continue as Chairman of the audit committee of the board of directors of the combined company.

Under the terms of the merger agreement, the board of directors of the combined company will consist of Messrs. Pearson, Wells, Ingram and Van Every, three additional directors selected by Valeant, three additional directors selected by Biovail (one of whom is a resident Canadian), and one independent director who is recruited by a search firm mutually retained by Valeant and Biovail, which director shall be selected by Valeant from a list of candidates presented by such firm, shall be subject to the approval of Biovail and shall be a resident Canadian.

Upon the effective time of the merger, until the 2011 annual shareholders meeting, (1) the Chairman of the compensation committee of the board of directors of the combined company will be a Biovail-selected director, (2) the Chairman of the risk and compliance committee of the board of directors of the combined company will be a Valeant-selected director, (3) the Chairman of the nominating and corporate governance committee of the board of directors of the combined company will be a Valeant-selected director, (4) each committee of the board of directors of the combined company (other than the compensation committee) will have an equal number of Valeant-selected directors and Biovail-selected directors (such committees may also include the new independent director), (5) the compensation committee of the board of directors of the combined company will consist of three members, two of whom will be Valeant-selected directors, and (6) no other committees of the board of directors of the combined company will be formed prior to the first meeting of the board of directors of the combined company following such time as the Valeant-selected directors are appointed, without the written consent of Valeant.

A “Valeant-selected director” is either Mr. Ingram or one of the three directors selected to serve on the board of directors of the combined company by Valeant. A “Biovail-selected director” is either Mr. Van Every or one of the three directors selected to serve on the board of directors of the combined company by Biovail.

After due consideration and deliberation by the Biovail board of directors, Biovail has selected Dr. Laurence E. Paul, Mr. Robert N. Power and Mr. Lloyd M. Segal (who is a resident Canadian) to continue as members of the board of directors of the combined company.

Valeant is currently engaged in the process of selecting its three director appointees (expected to include Mr. Morfit) who will become members of the board of directors of the combined company.

Treatment of Valeant Restricted Stock Units and Options

Restricted Stock Units

Accelerating Units.  Except as described below with respect to Mr. Pearson, any Valeant restricted stock unit award that is outstanding on the day prior to the payment of the pre-merger special dividend and that, in accordance with its existing terms, provides for vesting, in whole or in part, upon a change in control (the “accelerated restricted stock units”) will vest at the level provided for under the terms of the award on the day prior to the payment of the pre-merger special dividend as if that day was the closing date of the merger (and any performance metrics applicable to the accelerated restricted stock units will be measured as of that day). Any portion of the accelerated restricted stock units that does not vest on the day prior to the payment of the pre-merger special dividend will be forfeited on that day for no consideration. In connection with the merger, the vested portion of the accelerated restricted stock units will be cancelled in exchange for (1) a number of common shares of the combined company equal to the number of shares underlying the cancelled units multiplied by the exchange ratio and (2) an amount in cash equal to the number of shares underlying the cancelled units multiplied by the pre-merger special dividend. Assuming the pre-merger special dividend is paid on October 19, 2010 and the per share price of Valeant common stock on the day prior to the payment of the pre-merger special dividend is $51.23, which was the closing price per share of Valeant common stock on July 13, 2010, 2,075,997 restricted stock units, including restricted stock units held by Valeant’s executive officers (other than Mr. Pearson) and non-employee directors, will vest and be settled through the issuance of an aggregate of 3,697,143 common shares of the combined company; an aggregate cash payment of $34,476,459 will be made to Valeant’s employees, including Valeant’s executive officers (other than Mr. Pearson), and non-employee directors in respect of the pre-merger special dividend; and the opportunity to earn 214,313 additional restricted stock units will be forfeited.

Continuing Units.  Except as described below with respect to Mr. Pearson, any Valeant restricted stock unit award that is outstanding immediately prior to the payment of the pre-merger special dividend and that, in accordance with its existing terms, does not provide for vesting, in whole or in part, upon a change in control (the “continuing restricted stock unit awards”) will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares underlying the continuing restricted stock unit award by the pre-merger special dividend adjustment ratio of 1.5710 (rounded down to the nearest whole share). At the closing of the merger, each outstanding continuing restricted stock unit award (as adjusted to take into account the pre-merger special dividend) held by Valeant’s employees, including Valeant’s executive officers (other than Mr. Pearson), and non-employee directors will be converted into an award to acquire common shares of the combined company, on the same terms and conditions as were applicable to the award prior to the merger. The number of common shares of the combined company subject to the award following the merger will be determined by multiplying the number of shares of Valeant common stock underlying the continuing restricted stock unit award (as adjusted to take into account the pre-merger special dividend) by the exchange ratio. Assuming the merger occurs on October 20, 2010, 813,122 restricted stock units (prior to adjustment for the pre-merger special dividend), including restricted stock units held by Valeant’s executive officers (other than Mr. Pearson) and non-employee directors, will be converted into awards to acquire an aggregate of 2,274,948 common shares of the combined company.

As discussed in “— Financial Interests of Valeant Directors and Officers in the Merger,” Mr. Pearson has agreed to waive accelerated vesting of his restricted stock units that would have occurred at the merger under the terms of his existing employment agreement. Instead, each of Mr. Pearson’s restricted stock units (including performance-based and time-based awards) will be treated as continuing restricted stock unit awards except that, with respect to the performance-

based restricted stock units granted to Mr. Pearson in 2008, (1) the number of shares underlying the grant will not be adjusted to reflect the pre-merger special dividend, and (2) to the extent these units vest at the end of the applicable performance period (February 2011) based on performance, Mr. Pearson will receive a cash payment at such time equal to the number of vested units multiplied by the pre-merger special dividend.

Stock Options

In connection with the payment of the pre-merger special dividend, all Valeant stock options granted under the equity plans of Valeant which are outstanding as of immediately prior to the payment of the pre-merger special dividend, whether vested or unvested, will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares of Valeant common stock underlying the stock option by the pre-merger special dividend adjustment ratio (rounded down to the nearest whole share) and dividing the per share exercise price of the stock option by the pre-merger special dividend adjustment ratio (rounded up to the nearest whole cent).

At the closing of the merger, each outstanding Valeant option (as adjusted to take into account the pre-merger special dividend) will be converted into an option to acquire common shares of the combined company, on the same terms and conditions as were applicable to the stock option prior to the merger (except that, as discussed in “ — Financial Interests of Valeant Directors and Officers in the Merger,” Mr. Pearson has agreed to waive accelerated vesting of his stock options that would have occurred at the merger under the terms of his existing employment agreement). The number of common shares of the combined company subject to the option following the merger will be determined by multiplying the number of shares of Valeant common stock subject to the Valeant stock option (as adjusted to take into account the pre-merger special dividend) by the exchange ratio, and the per share exercise price of each option will be determined by dividing the per share exercise price of the Valeant stock option (as adjusted to take into account the pre-merger special dividend) by the exchange ratio. Except as discussed in “— Financial Interests of Valeant Directors and Officers in the Merger,” Valeant stock options will not vest solely as a result of the merger. Assuming the merger occurs on October 20, 2010 and that no options are exercised prior to the merger, an aggregate of 4,795,081 options to acquire Valeant common stock (prior to adjustment for the pre-merger special dividend), including stock options held by Valeant’s executive officers (other than Mr. Pearson) and non-employee directors, will be converted into options to acquire an aggregate of 13,415,802 common shares of the combined company, 7,283,990 of which options will be unvested.

Financial Interests of Biovail Directors and Officers in the Merger

In considering the recommendation of the Biovail board of directors that you vote to approve the share issuance resolution and the name change resolution, you should be aware that some of Biovail’s directors and executive officers have financial interests in the merger that are in addition to those of Biovail shareholders generally. The Biovail board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to you that you approve the share issuance resolution and the name change resolution.

Positions with the Combined Company

Following the completion of the merger, certain members of the Biovail board of directors will continue to be directors of the combined company, and Mr. Wells will serve as non-executive Chairman of the board of directors of the combined company, as described under “— Board of Directors and Management After the Merger.”

Deferred Share Units of Terminating Directors

As part of their overall compensation for services on the Biovail board of directors, Biovail’s non-management directors receive annual equity grants of fully vested deferred share units, and they may elect to receive additional fully vested deferred share units in lieu of cash compensation. In connection with the termination of the services of the non-management Biovail directors who will not remain on the board of directors of the combined company (the “terminating directors”) and in accordance with the terms of Biovail’s Deferred Share Unit Plans for non-management directors, the deferred share units of the terminating directors will be redeemed, entitling each terminating director to a payment of the cash value of his deferred share units (based on the price per share of the combined company on the date of redemption of the units). Each United States terminating director will receive such cash amount as a lump sum payment within 30 days following the termination of his service upon the completion of the merger. Each Canadian terminating director will receive such cash amount in one or two payments, shortly following dates specified by such Canadian terminating director, which dates may be no later than December 15, 2011.

The following table summarizes the outstanding deferred share units held by each of Biovail’s terminating directors, as of July 13, 2010.

Number of Deferred
Non-Management Directors	Share Units

Dr. Douglas J.P. Squires	41,490
J. Spencer Lanthier	46,427
Serge Gouin	45,555
David H. Laidley	45,555
Mark Parrish	43,824
Frank Potter	24,633
Sir Louis Tull	16,663

Non-Executive Chairman and BLS President Agreement With William M. Wells

On June 20, 2010, Biovail, BLS and Mr. Wells entered into the Biovail Non-Executive Chairman and BLS President Agreement (the “chairman agreement”). The chairman agreement provides that, upon completion of the merger, the combined company will terminate Mr. Wells’s employment without cause under his existing employment agreement dated May 1, 2008 (the “prior employment agreement”), and appoint Mr. Wells as non-executive Chairman of the board of directors of the combined company, as described under “— Board of Directors and Management After the Merger.” Mr. Wells will continue to serve as President and Chairman of BLS until the end of the transition period (as defined below).

The chairman agreement will be effective upon completion of the merger and can be terminated by the combined company (or BLS during the transition period) for any reason upon 60 days’ notice to Mr. Wells or for cause (as defined in the prior employment agreement) with immediate effect. Mr. Wells may terminate the chairman agreement for any reason upon 60 days’ notice to the combined company (and BLS if during the transition period). No severance benefits will be payable to Mr. Wells upon termination of the chairman agreement.

Under the prior employment agreement, Mr. Wells was entitled to enhanced severance benefits in the event of a termination of his employment without cause following a change in control of Biovail. Although the merger does not automatically qualify as a change in control of Biovail under the prior employment agreement, the board of directors of Biovail has determined that it should be deemed to be, and (as described under “— Summary of the Merger Agreement — Equity Awards; Change in Control Provisions”) the merger agreement provides that it will be treated as, a change in control for purposes of all Biovail employee benefit plans and agreements. The board of directors of Biovail made this determination in light of the relative parity in holdings of shares of the combined company between former Biovail shareholders and former Valeant stockholders and the composition of the board of directors of the combined company (an equal number of whom will be former Valeant directors and former Biovail directors), as discussed under “— Board of Directors and Management After the Merger,” and in order to motivate employees both before and after the completion of the merger.

Consequently, the termination of Mr. Wells’s employment without cause under the prior employment agreement upon completion of the merger will trigger the following severance benefits (as modified by the chairman agreement): (1) a lump-sum cash payment equal to two times the sum of Mr. Wells’s base salary and his target bonus for the fiscal year prior to the year in which the merger occurs; (2) a pro-rated bonus based on his target bonus for the fiscal year in which the merger occurs (or a greater amount if the board of directors of Biovail so determines in its discretion based on performance); (3) two years of continued welfare benefits; and (4) accelerated vesting of any unvested equity awards held by Mr. Wells as of the completion of the merger (other than deferred share units that he holds in his capacity as a director of Biovail). For a quantification of such severance benefits, see

“— Payments on Termination of Employment Following the Merger.” The extent of the vesting of Mr. Wells’s performance-based restricted share units will be determined based on performance during the applicable performance period through the completion of the merger. For purposes of determining the multiplier used to determine the number of such performance-based restricted share units that will vest, the price per Biovail common share on the day the merger is completed will be increased by the value of the post-merger special dividend. Such performance-based restricted share units will be settled shortly following the completion of the merger.

Mr. Wells will be entitled to receive $350,000 per year during the term of the chairman agreement for his service as non-executive Chairman, to be paid quarterly in the form of deferred share units. Such deferred share units will be granted under, and subject to the terms and conditions of, the applicable equity compensation plan of the combined company.

In addition to his duties as non-executive Chairman, Mr. Wells will have certain responsibilities during the period (the “transition period”) extending from the completion of the merger until 15 days after Mr. Pearson attains residency status in Barbados and becomes President and Chairman of BLS. Mr. Pearson may request the board of directors of the combined company to extend the transition period for up to nine additional months, but in no event beyond the 12-month anniversary of the completion of the merger, and Mr. Wells may terminate any such extension upon 30 days’ notice.

Mr. Wells’s responsibilities during the transition period will include serving as President and Chairman of BLS, including maintaining his residence in Barbados and providing support with respect to transaction integration, investor relations and Barbados tax processes and procedures. Mr. Wells will be entitled to receive $40,000 per month in cash for his services during the transition period, at the end of which he will be entitled to receive a lump-sum cash payment equal to (1) $860,000 minus (2) the aggregate monthly fees received prior to such time, in each case, subject to Mr. Wells performing the required services during the transition period. Mr. Wells’s compensation for any subsequent extension period will be mutually agreed upon by the parties.

During the transition period, Mr. Wells will continue to receive the Barbados-related benefits to which he is entitled under the prior employment agreement, including his current housing, automobile and travel benefits.

Mr. Wells will continue to hold his deferred share units for the duration of the term of the chairman agreement, consistent with his tenure as a member of the board of directors of the combined company. Mr. Wells has also agreed not to sell 75,000 Biovail common shares currently owned by him so long as he remains Chairman of the board of directors of the combined company.

The chairman agreement provides that Mr. Wells remains bound by the terms of the confidentiality agreement he entered into, dated April 21, 2008, as well as the non-competition and non-solicitation provisions of the prior employment agreement.

Employment Agreements with Executive Officers

Biovail previously entered into an employment agreement with each of its executive officers that provides for the payment of enhanced severance benefits if the executive’s employment is terminated under certain circumstances within 12 months following a change in control. Although the merger does not automatically qualify as a change in control of Biovail under these employment agreements, in accordance with the merger agreement and as described under “— Non-Executive Chairman and BLS President Agreement with William M. Wells,” Biovail will consider the merger a change in control for purposes of these employment agreements.

Pursuant to the employment agreements, the executive officers will receive enhanced severance benefits upon an involuntary termination of employment by the combined company without cause or a voluntary termination by the executive for good reason, in each case within the 12 months following a change in control. Under the employment agreements, “good reason” is defined as (1) the assignment to the executive officer of any duties that are materially inconsistent with the executive officer’s position, (2) a material reduction in the executive officer’s authority, responsibilities or status or (3) a material reduction in the executive officer’s base salary.

Upon such a termination, each executive officer is entitled to receive (1) two times the executive’s base salary (calculated using the highest annual base salary in the three years prior to the date of employment termination);

(2) two times the executive’s target level of annual incentive compensation under Biovail’s Short-Term Incentive Plan for the year prior to the year in which the termination occurs; and (3) acceleration of any unvested equity compensation awards held by the executive. In connection with the merger, as described above with respect to Mr. Wells’s performance-based restricted share units, the board of directors of Biovail has taken action so that the extent of the vesting of each executive officer’s performance-based restricted share units will be determined based on performance during the applicable performance period through termination of employment and, if termination of employment occurs prior to payment of the post-merger special dividend, for purposes of determining the multiplier used to determine the number of such performance-based restricted share units that will vest, the price per Biovail common share on the day of termination of employment will be increased by the value of the post-merger special dividend. Such performance-based restricted share units will be settled shortly following termination of employment. In addition, Gilbert Godin and Mark Durham are entitled to a gross-up for any excise taxes imposed as a result of Section 280G of the Code, although no such taxes are expected to be imposed on Biovail executive officers in connection with the merger. The receipt of the payments described above is subject to the executive officer executing a release of claims against Biovail.

Payments on Termination of Employment Following the Merger

The following table sets forth the severance benefits that each Biovail executive officer would receive if (or, in the case of Mr. Wells, will receive when) a qualifying termination of employment occurs upon completion of the merger. The following table assumes that the merger occurs on October 20, 2010, that each executive officer experiences a simultaneous qualifying termination of employment and that each executive officer’s performance-based restricted share units vest at 200% of target.

						Number of
					Number of	Shares Subject to
					Accelerated	Accelerated
			Continued	Number of	Time-Based	Performance-Based
	Cash	Pro-Rated	Welfare	Accelerated	Restricted Share	Restricted Share
Name	Severance	Bonus	Benefits	Options	Units(1)	Units(1)

William M. Wells	$3,440,000	$691,236 (2)	$36,648	287,584	19,567	551,813
Margaret J. Mulligan	$1,315,000	—	—	125,000	13,041	102,795
Gilbert Godin	$1,650,000	—	—	175,000	23,304	154,192
Gregory D. Gubitz	$1,412,800	—	—	158,659	20,693	102,795
Mark Durham	$1,083,539	—	—	150,000	20,693	102,795
H. Christian Fibiger	$1,440,000	—	—	100,000	14,435	102,795
Christine C. Mayer	$1,081,500	—	—	150,000	21,455	102,795
Michel Chouinard	$993,470	—	—	108,659	12,952	102,795

(1)	Includes estimated dividends payable in October 2010. Calculation based on July 13, 2010 closing price of $19.01.

(2)	Assumes Biovail board of directors does not determine, pursuant to the chairman agreement, to pay a greater amount based on performance.

Financial Interests of Valeant Directors and Officers in the Merger

In considering the recommendation of the Valeant board of directors that you vote “FOR” the adoption of the merger agreement and the adjournment proposal, you should be aware that Valeant’s directors and executive officers have financial interests in the merger that are in addition to those of Valeant stockholders generally. The Valeant board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger.

Positions with the Combined Company

Following the completion of the merger, certain members of the Valeant board of directors will continue to be directors of the combined company, and Mr. Pearson will serve as Chief Executive Officer of the combined company, as described under “— Board of Directors and Management After the Merger.”

Director Restricted Stock Units

As part of their overall compensation for services on the Valeant board of directors, Valeant’s non-employee directors receive annual equity grants of restricted stock units subject to service-based vesting conditions (“annual RSUs”), and they may elect to receive additional, fully vested restricted stock units in lieu of none, some or all of their cash compensation (“elective RSUs”). Except for annual RSUs granted in 2010, which constitute accelerated restricted stock units, the annual RSUs and elective RSUs will be treated in the same manner as continuing restricted stock units, as described under “— Treatment of Valeant Restricted Stock Units and Options.” Each restricted stock unit, other than restricted stock units granted to Valeant’s non-employee directors in 2010, to the extent vested at the time that the Valeant non-employee director terminates services with the Valeant board of directors (which, as described under “— Board of Directors and Management After the Merger,” will occur for certain directors at the time of the merger), will be settled in common shares of the combined company on the first anniversary of the director’s termination of service. Restricted stock units granted to Valeant non-employee directors in 2010 (as adjusted for the exchange ratio and, as applicable, the pre-merger special dividend adjustment ratio) will be settled in common shares of the combined company within thirty days following the merger. See the table entitled “Treatment of Outstanding Valeant Equity Awards,” at the end of this section, for a summary of outstanding restricted stock units held by Valeant’s non-employee directors.

Employment Agreement with J. Michael Pearson

In connection with entering into the merger agreement, Biovail and BLS entered into an employment agreement (the “CEO agreement”) with Mr. Pearson, which will become effective on the completion of the merger and will supersede Mr. Pearson’s current employment agreement with Valeant. Under the CEO agreement, Mr. Pearson will serve as Chief Executive Officer of the combined company and, once Mr. Pearson establishes his principal residence in Barbados and is legally entitled to be employed in Barbados pursuant to relevant Barbados law, as President of BLS. Mr. Pearson will also serve as a member of the board of directors of the combined company. The term of the CEO agreement expires February 1, 2014, at which time the parties may negotiate in good faith the terms of a new agreement.

Except as described below with respect to the treatment of Mr. Pearson’s equity awards, the material terms of the CEO agreement are substantially similar to Mr. Pearson’s current employment agreement with Valeant, as amended and restated on March 23, 2010. Under the CEO agreement, Mr. Pearson’s base salary will remain at $1,500,000, his target bonus opportunity will remain at 100% of his base salary, and his maximum bonus opportunity will remain at 200% of his base salary. The CEO agreement provides for employee benefits and perquisites that are generally made available by the combined company and BLS to their senior executives plus reimbursement for additional relocation, travel, finance, housing and security expenses associated with Mr. Pearson’s residency in Barbados. As under Mr. Pearson’s current employment agreement with Valeant, pursuant to the CEO agreement, Mr. Pearson would be entitled to a cash severance payment on a qualifying termination of employment by the combined company without Cause (as defined in the CEO agreement) or by Mr. Pearson for Good Reason (as defined below) equal to the sum of two times Mr. Pearson’s base salary plus $3,000,000, a pro-rated annual bonus based on actual performance of the combined company, and accelerated vesting of any unvested equity compensation awards held by Mr. Pearson as of the date of termination (with his performance-based restricted stock units vesting based on performance through the date of termination). Good Reason is defined in the CEO agreement as: (1) diminution of responsibility, including (A) any material reduction in his duties or responsibilities as in effect immediately prior thereto, (B) removal of Mr. Pearson from the position of Chief Executive Officer of the combined company or President of BLS, except in connection with the termination of his employment for disability, Cause, as a result of his death or by Mr. Pearson other than for Good Reason, or (C) any failure to re-nominate Mr. Pearson to the board of directors (including by reason of the failure to obtain any supermajority approval of directors); or (2) any reduction in Mr. Pearson’s base salary or target bonus opportunity; or (3) any other material breach by the combined company or BLS of any material provision of the CEO agreement. Mr. Pearson will be subject to covenants not to compete with the combined company or BLS, and not to solicit employees, during his employment and for a period of 12 months thereafter.

Under the terms of Mr. Pearson’s current employment agreement with Valeant, certain of Mr. Pearson’s outstanding Valeant equity awards were scheduled to vest upon a change in control (which would include the completion of the merger). Assuming the pre-merger special dividend is paid on October 19, 2010, the merger closes on October 20, 2010 and the per share price of Valeant common stock on the day prior to the payment of the pre-merger special dividend is $51.23, the vesting of 1,012,295 of Mr. Pearson’s options and 1,242,907 of Mr. Pearson’s performance-based restricted stock units would have accelerated. In connection with the merger, Mr. Pearson has agreed to waive this accelerated vesting. Therefore, as described above in “— Treatment of Valeant Restricted Stock Units and Options,” Mr. Pearson’s outstanding equity awards will be equitably converted into equity awards of the combined company to take into account both the pre-merger special dividend and the merger; provided, that with respect to the performance-based restricted stock units that were granted to Mr. Pearson in 2008, (1) the number of shares underlying the grant will not be adjusted to reflect the pre-merger special dividend, and (2) to the extent these units vest at the end of the applicable performance period (February 2011) based on performance, Mr. Pearson will receive a cash payment at such time equal to the number of vested units multiplied by the pre-merger special dividend. See the table entitled “Treatment of Outstanding Valeant Equity Awards,” at the end of this section, for a summary of the treatment of outstanding Valeant equity awards held by Mr. Pearson.

In addition, in connection with entering into the CEO agreement and agreeing to waive existing rights to acceleration, and to further incentivize Mr. Pearson, Mr. Pearson will be granted a new award of 486,114 performance-based restricted stock units of the combined company that will vest based on the achievement of compound annual total shareholder return of the combined company between 45% and 60% through February 1, 2014, measured off a base price of $13.37 per share (which was determined based on the base price of the performance share units he was awarded by Valeant in 2009 as adjusted to reflect the pre-merger special dividend and the exchange ratio).

Mr. Pearson’s equity awards in the combined company will have substantially the same terms and conditions as the pre-merger Valeant awards except that Mr. Pearson’s equity awards in the combined company will be subject to future accelerated vesting only on a subsequent termination of Mr. Pearson’s employment by the combined company without Cause or by Mr. Pearson for Good Reason (as opposed to immediate accelerated vesting on a change in control). In addition, the CEO agreement restricts Mr. Pearson’s ability to sell, assign, transfer or otherwise dispose of shares acquired upon the settlement or exercise of any equity awards until the earliest of February 1, 2014, a change in control (excluding the merger and any subsequent change in control where Mr. Pearson serves as the chief executive officer of the ultimate parent company), death, disability, and involuntary termination of employment without Cause or for Good Reason.

Executive Severance Agreement with Peter Blott

Valeant is a party to a severance agreement (the “executive severance agreement”) with Mr. Blott, dated as of March 21, 2007. The executive severance agreement expires on December 31, 2010 and will automatically be extended for successive one-year periods unless, no later than six months prior to a scheduled expiration date, Valeant notifies Mr. Blott that the executive severance agreement will not be extended.

If, in contemplation of the merger or within 12 months after the merger, Mr. Blott’s employment is terminated without Cause (as defined in his severance agreement), or he terminates his employment with Good Reason (as defined below), and he agrees not to engage in prohibited activities for a period of one year following termination, he will be entitled to (1) a pro-rated portion of his annual target bonus that would have otherwise been payable in the year of termination; (2) an amount equal to two times the sum of (a) his annual base salary plus (b) the higher of the average of the annual incentive program bonuses paid to him for the five prior years (or such shorter period if he has not been eligible to participate in the annual incentive program for five years) and his target bonus at the time of the completion of the merger; and (3) up to an aggregate of $20,000 for outplacement services. In addition, for one year after such termination following the merger or such longer period as may be provided by the terms of the appropriate benefit plans, Mr. Blott and his family will be provided with medical, dental and life insurance and retirement (including 401(k) matching) benefits at least equal to those which would have been provided had he not been terminated. Mr. Blott’s executive severance agreement provides that payments and benefits under the agreement and all other related arrangements will not exceed the maximum amount that may be paid to him without triggering “excess parachute payment” penalties under Section 280G of the Code, as amended, but only if this would increase the net amount he would realize after payment of income and excise taxes.

Good Reason is defined as: (1) the assignment to Mr. Blott of duties inconsistent in any material respect with Mr. Blott’s position (including status, offices, and reporting requirements), authority or responsibilities as previously existing (except for an assignment to Mr. Blott of duties for an affiliate or subsidiary of the combined company unless such duties are inconsistent in any material respect with Mr. Blott’s previous position, authority or responsibilities); (2) a reduction in Mr. Blott’s annual base salary or level of eligible (or target) bonus plan participation; (3) the combined company requiring Mr. Blott to be based at any place outside either (a) a 30-mile radius from his current principal work location, or (b) the combined company’s executive offices, except for reasonably required business travel; (4) the failure by the combined company to continue in effect any material compensation or benefit plan in which Mr. Blott was participating, including, but not limited to, the deferred compensation plan and 401(k) plan, any life insurance, medical, health, and accident or disability plan and any vacation or automobile program or policy, if any, in which Mr. Blott participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) is made available to him on a basis not materially less favorable than the basis previously existing; (5) the failure of the combined company to obtain the agreement from any successor to the combined company to assume and agree to perform the executive severance agreement; or (6) any other breach by the combined company of any material provision of the executive severance agreement.

Except for the performance-based restricted stock units granted to Mr. Blott in 2010, subject to Mr. Blott executing a release of his claims against Valeant, all outstanding options to purchase shares of Valeant common stock held by Mr. Blott and each outstanding restricted stock unit award received by Mr. Blott shall be fully vested or exercisable at the merger and will be treated as described in ‘‘— Treatment of Valeant Restricted Stock Units and Options.” The vesting of the performance-based restricted stock units granted to Mr. Blott in 2010 shall be in accordance with the same terms as described below for performance-based restricted stock units held by other executive officers.

See the table entitled “Treatment of Outstanding Valeant Equity Awards,” at the end of this section, for a summary of the treatment of outstanding Valeant equity awards held by Mr. Blott.

Employment Offer Letters for Other Executive Officers

Pursuant to the employment offer letters and amendments thereto (each, an “offer letter”) for the executive officers other than Messrs. Pearson and Blott (Dr. Chaudhuri, Messrs. De Silva and Min, and Ms. Karlson), if, in contemplation of the merger or within 12 months after the merger, the employment of an executive officer is terminated without Cause (as defined in the offer letters), or the executive officer terminates employment for Good Reason (as defined below), the executive officer will be entitled to a payment equal to the sum of (a) a pro-rated bonus for the year of termination based on a target-level bonus, (b) two times the sum of (1) the executive officer’s annual base salary then in effect and (2) the executive officer’s annual target bonus for the year of termination, and (c) up to an aggregate of $20,000 for outplacement services. In addition, for one year after such termination or such longer period as may be provided by the terms of the appropriate benefit plans, the executive officer and his/her family will be provided with health, medical, dental and vision benefits at least equal to those which would have been provided had such officer not been terminated, in accordance with the applicable benefit plans in effect on the termination date.

For purposes of the offer letters, “Good Reason” is defined as (1) diminution of responsibility, including (A) any material reduction in the executive officers’ duties or responsibilities as in effect immediately prior thereto, or (B) removal of the executive officer from his or her current position, except in connection with the termination of the executive officer’s employment for disability, Cause, as a result of death or by the executive officer other than for Good Reason; (2) any material reduction in base salary or target bonus opportunity; or (3) any other material breach by the combined company of any material provision of the offer letters.

If the executive officer’s employment is terminated without Cause, or the executive officer terminates employment for Good Reason in contemplation of the merger or within 12 months following the merger, then the executive officer’s options will immediately vest on the date of termination and any time-based restricted stock units granted to the executive officer in connection with the executive officer’s purchase of Valeant common stock will immediately vest and Mr. De Silva is entitled to immediate vesting of all outstanding time-based restricted stock units, in each case with respect to the equity awards set forth in their respective offer letters. The receipt of the payments described above is subject to the executive officer executing a release of his/her claims against Valeant.

With respect to each performance-based restricted stock unit granted under the executive officers’ offer letters, the performance measures will be applied as though the date of the pre-merger special dividend payment were the end of the measurement period and the units will vest based on performance through such date and any unvested portion of the award will be forfeited. Unvested time-based restricted stock units granted under the executive officers’ offer letters, other than Mr. Blott, will not vest solely as a result of the merger. See the table below entitled “Treatment of Outstanding Valeant Equity Awards,” for a summary of the treatment of outstanding Valeant equity awards held by the executive officers.

The following table sets forth, for each non-employee director and executive officer, as of July 13, 2010, (1) the aggregate number of shares of Valeant common stock subject to outstanding unvested options to purchase shares of Valeant common stock that will be converted into options to purchase common shares of the combined company (and the weighted average exercise price of those options), (2) the aggregate number of time-based Valeant restricted stock units that will vest at the merger, (3) the aggregate number of time-based Valeant restricted stock units (vested or unvested) that will be converted into restricted share units of the combined company and will remain outstanding following the merger, (4) the aggregate number of Valeant performance-based restricted stock units that will vest at the merger, (5) the aggregate number of Valeant performance-based restricted stock units that will be converted into restricted share units of the combined company and will remain outstanding following the merger, and (6) the amount of cash that will be received in respect of restricted stock units in connection with the payment of the pre-merger special dividend. The amounts shown represent awards denominated in shares of Valeant common stock prior to any applicable equitable conversion as a result of the pre-merger special dividend or the merger. The information set forth in the table assumes the pre-merger special dividend is paid on October 19, 2010, the merger occurs on October 20, 2010 and, for purposes of determining the extent to which performance metrics have been met with respect to performance-based restricted stock units which are being accelerated, a Valeant stock price of $51.23 on the day prior to the payment of the pre-merger special dividend.

Treatment of Outstanding Valeant Equity Awards

				Number of		Cash
			Number of Time-	Performance-		Payment in
		Weighted Average	Based Restricted	Based Restricted		Respect of
	Number of	Exercise Price per	Stock Units	Stock Units		Pre-Merger
	Unvested	Unvested Option	(Accelerated/	(Accelerated/		Special
Name	Options	Share	Converted)	Converted)		Dividend

Non-Employee Directors
Brandon B. Boze	0	N/A	0/0	0/0		$0
Robert A. Ingram	0	N/A	3,500/75,553	0/0		$58,695
Richard H. Koppes	15,000	$10.05	2,677/66,846	0/0		$44,893
Lawrence N. Kugelman	10,000	$8.12	2,677/62,912	0/0		$44,893
Anders Lönner	0	N/A	2,677/10,089	0/0		$44,893
Theo Melas-Kyriazi	0	N/A	2,677/57,950	0/0		$44,893
G. Mason Morfit(1)	0	N/A	2,677/22,010	0/0		$44,893
Norma A. Provencio	0	N/A	2,677/36,897	0/0		$44,893
Stephen F. Stefano	0	N/A	2,677/8,225	0/0		$44,893
Executive Officers
J. Michael Pearson	1,012,295	$24.65	0/350,759	0/988,746	(2)	$13,667,483	(3)
Peter J. Blott(4)	134,198	$32.40	31,637/0	166,405/0		$2,790,610
Bhaskar Chaudhuri	213,353	$24.27	0/19,728	299,350/0		$5,020,101
Rajiv De Silva	163,223	$29.90	0/26,329	216,181/0		$3,625,407
Steve T. Min	133,604	$30.53	0/5,736	191,178/0		$3,206,060
Elisa Karlson	118,470	$26.34	0/8,978	198,915/0		$3,335,808

(1)	Pursuant to an agreement with ValueAct Capital Management L.P., such awards are held for the benefit of ValueAct Capital.

(2)	With respect to Mr. Pearson’s performance award that is scheduled to vest in February 2011, the number of units included in the table is based on the maximum number of shares that may still be earned (814,996). With respect to Mr. Pearson’s performance award granted in December 2009, the number of units included in the table is based on the number of units originally awarded (173,750).

(3)	As discussed above, under the terms of the CEO Agreement, cash equal to the pre-merger special dividend payment will be paid to Mr. Pearson in respect of any performance awards that vest in February 2011 at the time of such vesting. No cash in respect of the pre-merger special dividend will be paid to Mr. Pearson at the merger with respect to those awards. The amount set forth in the table is based on the assumption that Mr. Pearson’s 2008 performance award, which is scheduled to vest in February 2011, will vest at a maximum performance target.

(4)	In accordance with the terms of Mr. Blott’s executive severance agreement, the vesting of each of Mr. Blott’s options will accelerate at the merger.

The following table sets forth, for each executive officer, the estimated amounts payable as of the closing date of the merger, assuming a qualifying termination of each executive officer’s employment upon that date. For purposes of the table, it has been assumed that the pre-merger special dividend is paid on October 19, 2010, the merger occurs on October 20, 2010 and, for purposes of determining the extent to which performance metrics have been met with respect to performance-based restricted stock units, a Valeant stock price of $51.23 on the day prior to the payment of the pre-merger special dividend.

Payments on Termination of Employment Following the Merger

						Number of
					Number of	Accelerated
					Accelerated	Performance
				Number of	Time-Based	-Based
	Cash	Pro-Rated	Benefits and	Accelerated	Restricted	Restricted
Name	Severance	Bonus(1)	Perquisites(2)	Options(3)	Stock Units(3)	Stock Units(3)

J. Michael Pearson	$9,000,000	$1,204,500	$69,397	1,012,295	350,759	1,242,907
Peter J. Blott	$1,280,000	$192,720	$86,916	0	0	0
Bhaskar Chaudhuri	$1,599,922	$240,900	$53,275	213,353	19,728	0
Rajiv De Silva	$1,360,000	$204,765	$44,566	163,223	26,329	0
Steve T. Min	$1,088,000	$163,759	$53,113	133,604	5,736	0
Elisa Karlson	$960,000	$144,540	$53,787	118,470	8,978	0

(1)	The amounts shown in this column are based on performance achieved at target. Mr. Pearson’s actual amount would be based on actual performance.

(2)	The amounts shown in this column represent certain benefits and perquisites that the executive officers would receive, including medical insurance coverage, 401(k) matching contributions, life insurance coverage and outplacement services.

(3)	The amounts shown represent awards denominated in shares of Valeant common stock prior to any equitable conversion as a result of the pre-merger special dividend or the merger. The amounts shown do not include awards that vest at the merger, regardless of the officer’s subsequent termination of employment. Awards that vest at the merger, regardless of the officer’s subsequent termination of employment, are shown in the prior table.

Director and Officer Indemnification and Insurance

For six years after the completion of the merger, the combined company will assume and honor the obligations of Valeant and Biovail with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the completion of the merger now existing in favor of the current or former directors or officers of Valeant and Biovail. In addition, for six years after the completion of the merger, the combined company will maintain a directors’ and officers’ insurance policy covering each person currently covered by Valeant’s and Biovail’s directors’ and officers’ insurance policy on terms with respect to such coverage and amounts no less favorable than the directors’ and officers’ insurance policy maintained by Valeant or Biovail on the date of the merger agreement. Alternatively, each of Valeant and Biovail may, following consultation with the other party, purchase a six-year “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy covering Valeant or Biovail, as applicable, and its current and former directors and officers who are covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Valeant or Biovail, as applicable, at existing coverage levels.

Effect of the Merger on Valeant’s Convertible Notes and Warrants

3.0% Convertible Subordinated Notes due 2010 and Warrants

As of March 31, 2010, Valeant had outstanding $48.9 million aggregate principal amount of 3.0% Convertible Notes and Valeant Warrants to purchase 1,763,729 shares of Valeant common stock. Prior to the completion of the merger, Valeant’s 3% Convertible Notes will, unless converted on or prior to their maturity date, mature, and the Valeant Warrants will, unless exercised on or prior to August 16, 2010, expire. It is expected that all or substantially all holders of the 3% Convertible Notes will convert their notes and that the holders of the Valeant Warrants will exercise such warrants prior to the completion of the merger. Upon conversion of the 3% Convertible Notes, Valeant has the right to satisfy its conversion obligations by delivering, at its option, shares of Valeant common stock, cash or a combination thereof. It is Valeant’s current intention to satisfy its conversion obligations by delivering an amount equal to the principal amount of the 3% Convertible Notes surrendered for conversion in cash and by delivering the remainder of its conversion obligation in shares of Valeant common stock. Upon exercise of the Valeant Warrants, Valeant is obligated to deliver shares of Valeant common stock based on the excess of the fair market value (determined as set forth in the Valeant Warrants) over the purchase price of the Valeant Warrants. In the event a holder of the Convertible Notes converts its Convertible Notes and receives shares of Valeant common stock pursuant to the terms of the indenture pursuant to which the Notes were issued prior to the effective time of the merger, those shares will be treated in the merger like all other shares of Valeant common stock.

4.0% Convertible Subordinated Notes Due 2013

As of March 31, 2010, Valeant had outstanding $225.0 million aggregate principal amount of 4.0% Convertible Notes. Holders of 4% Convertible Notes may convert their notes at any time and receive shares of Valeant common stock. In the event a holder of 4% Convertible Notes converts its notes into shares of Valeant common stock pursuant to the terms of the indenture pursuant to which the notes were issued prior to the effective time of the merger, those shares will be treated in the merger like all other shares of Valeant common stock.

In the event a holder of 4% Convertible Notes does not convert its notes prior to the effective time of the merger, those 4% Convertible Notes will remain outstanding and will become convertible into the merger consideration payable in respect of the Valeant common stock into which such Convertible Notes would have been convertible prior to the merger, and the conversion rate for the 4% Convertibles Notes will be adjusted pursuant to the indenture pursuant to which the notes were issued to account for the pre-merger special dividend. Based on the exchange ratio for the merger, the amount of the pre-merger special dividend (assuming a “Current Market Price” (as defined in the indenture pursuant to which the notes were issued) of $51.51 at the close of business on the record date for the pre-merger special dividend) and the terms of the indenture pursuant to which the notes were issued, the 4% Convertible Notes would have a conversion rate of 83.5314 shares per $1,000 principal amount of notes.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. Federal income tax consequences of the merger and the pre-merger special dividend to U.S. holders (as defined below) of Valeant common stock and of the ownership and disposition of the combined company common shares received by such U.S. holders upon the consummation of the merger. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. Federal income taxation that may be relevant to particular Valeant stockholders in light of their personal circumstances or to such stockholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, individual retirement and other deferred accounts, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, stockholders who hold their shares as part of a straddle, hedging, conversion or constructive sale transaction, partnerships or other pass-through entities, stockholders holding their shares through partnerships or other pass-through entities, stockholders whose shares are not held as “capital assets” within the meaning of Section 1221 of the Code, and stockholders who received their shares through the exercise of employee stock options or otherwise as compensation. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of Valeant common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. Federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person.

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. Federal income tax consequences. Each Valeant stockholder is urged to consult with such stockholder’s tax advisor with respect to the particular tax consequences to such stockholder.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. Federal income tax purposes, holds Valeant common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. Federal income tax consequences of the pre-merger special dividend and the merger and the ownership and disposition of the combined company common shares.

VALEANT STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND THE PRE-MERGER SPECIAL DIVIDEND TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS.

The Merger

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code with no gain or loss recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes. It is a condition to closing that, at the effective time of the merger, Skadden will deliver to Valeant and Cravath will deliver to Biovail their respective opinions to the effect that (1) the merger should qualify for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) U.S. holders of Valeant common stock should not recognize gain under Section 367(a) of the Code on the exchange of their Valeant common stock for Biovail common shares in the merger. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, covenants and representations made by Valeant, Biovail and Beach Merger Corp. including those contained in representation letters of officers of Valeant, Biovail and Beach Merger Corp. and letters provided by financial advisors to the parties. If any of those assumptions, covenants or representations is inaccurate, the opinions may be invalidated, and the U.S. Federal income tax consequences of the merger could differ from those discussed here. In addition, these opinions are not binding on the IRS or any court, and none of Biovail, Valeant, BAC or Beach Merger Corp. intends to request a ruling from the IRS regarding the U.S. Federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming the conclusions in the tax opinions are sustained, the merger will have the following U.S. Federal income tax consequences:

•	none of Biovail, BAC, Beach Merger Corp., or Valeant will recognize gain or loss in the merger;

•	Valeant stockholders will not recognize gain or loss in the merger, except with respect to cash received in lieu of fractional Biovail common shares (as described below);

•	the tax basis of the Biovail common shares received in the merger (including fractional shares for which cash is received) by a Valeant stockholder will be the same as the tax basis of the shares of Valeant common stock exchanged therefor;

•	the holding period for the Biovail common shares received in the merger by a Valeant stockholder (including fractional shares for which cash is received) will include the holding period of the shares of Valeant common stock exchanged therefor; and

•	Valeant stockholders who receive cash instead of fractional Biovail common shares generally will recognize gain or loss equal to the difference between the amount of cash received and their basis in their fractional Biovail common shares (computed as described above). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional Biovail common shares are treated as having been held for more than one year at the time of the merger. The deductibility of capital losses is subject to limitation.

The conclusions in the tax opinions will not be free from doubt and there are significant factual and legal uncertainties concerning these conclusions (including as to the impact of the pre-merger special dividend described below under “— The Pre-Merger Special Dividend” ). If the merger were not treated as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder of Valeant common stock would recognize gain or loss equal to the difference between the sum of the fair market value of the Biovail common shares and the amount of cash received in the merger (including the pre-merger special dividend to the extent it were not treated as a distribution within the meaning of Section 301 of the Code, as described below under “— The Pre-Merger Special Dividend,” and cash received in lieu of fractional Biovail common shares) and its tax basis in the Valeant shares surrendered in exchange therefor. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Valeant common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. Federal income tax rate of 15% with respect to taxable years beginning on or before December 31, 2010. The deductibility of capital losses is subject to limitations.

Additionally, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. One such requirement is that the fair market value of Biovail must equal or exceed the fair market value of Valeant at the effective time of the merger. Whether this requirement is satisfied will depend upon the measurement of fair market value for these purposes and the facts as they exist at the effective time of the merger. There is no specific legislative, regulatory or other legal guidance as to the methodology for determining fair market value in this context, and therefore the IRS could disagree with various aspects of the methodology used by the parties. Accordingly, it is not possible to reach a definitive conclusion regarding the fair market valuations of Biovail and Valeant at the effective time of the merger and no assurance can be given that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. If at the effective time of the merger the fair market value of Valeant were found to exceed that of Biovail, a U.S. holder of Valeant common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the merger of Biovail common shares received in the merger over such holder’s tax basis in the shares of Valeant common stock surrendered by the holder in the merger. Any gain so recognized would generally be long-term capital gain if the holder has held the Valeant common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. Federal income tax rate of 15% with respect to taxable years beginning on or before December 31, 2010.

For a holder who acquired different blocks of Valeant common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized (but not recognized) on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a holder has differing bases or holding periods in respect of Valeant common stock, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Biovail common shares received in the merger.

A U.S. HOLDER OF VALEANT COMMON STOCK WHO WILL OWN, ACTUALLY OR CONSTRUCTIVELY, AT LEAST FIVE PERCENT OF THE COMBINED COMPANY BY VOTE OR VALUE IMMEDIATELY AFTER THE MERGER WILL QUALIFY FOR NON-RECOGNITION TREATMENT AS DESCRIBED HEREIN ONLY IF THE STOCKHOLDER FILES A “GAIN RECOGNITION AGREEMENT” WITH THE IRS. ANY SUCH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE DECISION TO FILE A “GAIN RECOGNITION AGREEMENT” AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH SUCH FILING.

The Pre-Merger Special Dividend

Under the terms of the merger agreement, Valeant stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger will be paid a one-time special cash dividend of $16.77 per share on such business day (the pre-merger special dividend).

The pre-merger special dividend is intended to be treated as a distribution by Valeant within the meaning of Section 301 of the Code and not as consideration paid for Valeant stock in the merger. The tax opinions that are to be delivered by counsels to Valeant and Biovail as a condition to the closing of the merger will be based in part on a determination that the pre-merger special dividend should be treated as such. It is possible that the IRS would disagree with the characterization of the pre-merger special dividend as a distribution by Valeant within the meaning of Section 301 of the Code and instead seek to characterize the pre-merger special dividend as merger consideration paid by Biovail in exchange for a portion of a holder’s Valeant common stock. If this characterization were to be sustained, the merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and a U.S. holder of Valeant common stock would recognize gain or loss in the manner described above in the third paragraph under “— The Merger.”

Assuming the pre-merger special dividend is characterized as a distribution by Valeant under Section 301 of the Code, the pre-merger special dividend will be treated as a dividend for U.S. Federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Valeant. Generally, individual holders who meet applicable holding period requirements under the Code for “qualified dividends” (generally more than 60 days during the 121-day period surrounding the ex-dividend date) will be taxed on the pre-merger special dividend at a maximum U.S. Federal income tax rate of 15% with respect to taxable years beginning on or before December 31, 2010. To the extent that the amount of any dividend exceeds Valeant’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in the Valeant common stock. If such basis is reduced to zero, any remaining portion of the pre-merger special dividend will be taxed as capital gain, which would be long-term capital gain if the holder has held the Valeant common stock for more than one year at the time the pre-merger special dividend is received.

To the extent an individual holder of Valeant common stock includes in income the pre-merger special dividend as a qualified dividend and such dividend constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of the holder’s tax basis in its stock), any loss on the sale or exchange of such stock, to the extent of such dividend, will be treated as long-term capital loss. Holders of Valeant common stock should consult their tax advisors regarding the possible applicability of the extraordinary dividend provisions of the Code with respect to the pre-merger special dividend and the potential effect of such provisions on any losses realized with respect to Biovail stock received in the merger.

In addition, holders that are corporations should consult their tax advisors regarding the possible availability of a dividends received deduction and the potential applicability of the extraordinary dividend provisions of the Code with respect to the pre-merger special dividend.

Holders should consult their tax advisors regarding any alternative characterization of the pre-merger special dividend, including as consideration received in exchange for their shares of Valeant common stock.

Inversion Transactions

Section 7874 of the Code (“Section 7874”) would apply to the merger if, after the merger:

•	at least 60% of the stock (by vote or value) of the combined company is considered to be held by former stockholders of Valeant by reason of holding stock in Valeant; and

•	the expanded affiliated group which includes the combined company does not have substantial business activities in Canada.

In determining the amount of shares held by former stockholders of Valeant, the pre-merger distribution is disregarded if it is part of a plan a principal purpose of which is to avoid the purposes of Section 7874.

After the effective time of the merger, the former stockholders of Valeant are not expected to hold more than 60% of the stock of the combined company by reason of being former stockholders of Valeant. However, it is possible that the pre-merger special dividend would be treated as a distribution that is part of a plan a principal purpose of which is to avoid the purposes of Section 7874. In such case, the former stockholders of Valeant may be deemed to hold more than 60% (but less than 80%) of the stock of the combined company.

In that case, if the expanded affiliated group which includes the combined company does not have substantial business activities in Canada, Section 7874 will impose a minimum level of tax on any “inversion gain” of the U.S. corporation after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the merger, and (ii) any income received or accrued during such period by reason of a license of any property by the U.S. corporation to a foreign related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

Treatment of Dissenters

The tax consequences to a Valeant stockholder who exercises appraisal rights with respect to such shares and receives payment for its Valeant common stock in cash generally will not depend on the qualification of the merger as a reorganization for U.S. Federal income tax purposes. A holder that receives cash pursuant to the exercise of appraisal rights generally will recognize a capital gain or loss for U.S. Federal income tax purposes, measured by the difference between the holder’s basis in such shares and the amount of cash received that is treated as merger consideration. Any gain so recognized would generally be long-term capital gain if the holder has held the Valeant common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. Federal income tax rate of 15% with respect to taxable years beginning on or before December 31, 2010. The deductibility of capital losses is subject to limitations.

Ownership of the Combined Company Common Shares

The following discussion is a summary of certain material U.S. Federal income tax consequences of the ownership and disposition of the combined company common shares to U.S. holders who receive such stock pursuant to the merger and are not included in the first paragraph of “— Material U.S. Federal Income Tax Consequences.”

Taxation of Dividends

Dividends (including the post-merger special dividend) will generally be taxed as ordinary income to U.S. holders to the extent that they are paid out of the combined company’s current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. As such and subject to the following discussion of special rules applicable to Passive Foreign Investment Companies (“PFICs”), the gross amount of the dividends, if any, paid by the combined company to U.S. holders, without reduction for Canadian withholding taxes, may be eligible to be taxed at lower rates applicable to certain qualified dividends. The maximum U.S. Federal income tax rate imposed on dividends received by individuals from U.S. and certain foreign corporations is 15% with respect to taxable years beginning on or before December 31, 2010. Recipients of dividends from foreign corporations will be taxed at this rate, provided that certain holding period requirements are satisfied and certain other requirements are met, if the dividends are received from certain “qualified foreign corporations,” which generally includes corporations eligible for the benefits of an income tax treaty with the U.S. that the Secretary of the Treasury determines is satisfactory and includes an information exchange program. Dividends paid with respect to stock of a foreign corporation which is readily tradable on an established securities market in the U.S. will also be treated as having been received from a “qualified foreign corporation.” The U.S. Department of the Treasury and the IRS have determined that the Canada-U.S. Income Tax Treaty is satisfactory for this purpose. In addition, the U.S. Department of the Treasury and the IRS have determined that common stock is considered readily tradable on an established securities market if it is listed on an established securities market in the U.S. such as the NYSE. Accordingly, dividends received by individual U.S. holders should be entitled to favorable treatment as dividends received with respect to stock of a “qualified foreign corporation.” Dividends paid by the combined company will not qualify for the dividends received deduction otherwise available to corporate shareholders.

To the extent that the amount of any dividend exceeds the combined company’s current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in the combined company common shares. The balance of the excess, if any, will be taxed as capital gain, which would be long-term capital gain if the holder has held the combined company common shares for more than one year at the time the dividend is received (as described below under “— Sale, Exchange or Other Taxable Disposition”).

In certain circumstances, a U.S. holder may be eligible to receive a foreign tax credit for the Canadian withholding taxes payable in respect of dividends received by the U.S. holder and, in the case of a corporate U.S. holder owning 10% or more of the voting shares of the combined company, for a portion of the Canadian taxes paid by the combined company.

It is possible that the combined company is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by the combined company as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit for the Canadian withholding taxes payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the Canada-U.S. Income Tax Treaty to elect to treat any company dividends as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

The amount of any dividend paid in Canadian dollars will be the U.S. dollar value of the Canadian dollars distributed by the combined company, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the Canadian dollars are converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

Sale, Exchange or Other Taxable Disposition

Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of the combined company common shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in the combined company common shares. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.

Gain or loss realized on the sale, exchange or other taxable disposition of the combined company common shares generally will be capital gain or loss and will be long-term capital gain or loss if the combined company common shares have been held for more than one year. Long-term capital gain of an individual generally is subject to a maximum U.S. Federal income tax rate of 15% with respect to taxable years beginning on or before December 31, 2010. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. Holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. Federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by the combined company and of sales, exchanges and other dispositions of the combined company common shares, and may result in other adverse U.S. Federal income tax consequences.

We believe that the combined company common shares should not be treated as shares of a PFIC, and we do not expect that the combined company will become a PFIC in the future. However, there can be no assurance that the IRS will not successfully challenge this position or that the combined company will not become a PFIC at some future time as a result of changes in the combined company’s assets, income or business operations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the pre-merger special dividend received by holders of Valeant common stock, cash in lieu of fractional Biovail common shares received by Valeant stockholders in the merger, dividends received by U.S. holders of the combined company common shares and the proceeds received on the disposition of the combined company common shares effected within the U.S. (and, in certain cases, outside the U.S.), paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or as a credit against the U.S. holder’s U.S. Federal income tax liability, provided that the required information is timely furnished to the IRS.

Assuming the merger is treated as a reorganization, a Valeant stockholder who receives Biovail common shares as a result of the merger will be required to retain records pertaining to the merger. Each Valeant stockholder who is required to file a U.S. Federal income tax return and who is a “significant holder” that receives Biovail common shares in the merger will be required to file a statement with such U.S. Federal income tax return setting forth such stockholder’s basis in the Valeant common stock surrendered and the fair market value of such stock immediately before the merger. A “significant holder” is a Valeant stockholder who, immediately before the merger, owned at least 5% of the outstanding stock of Valeant.

New Legislation

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, the combined company common shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to accounts or interests in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which the combined company common shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, the combined company common shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to the combined company that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which the combined company will in turn provide to the Secretary of the

Treasury. Non-U.S. stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their ownership and disposition of the combined company common shares.

Certain Canadian Federal Income Tax Considerations

Under the merger, holders of Valeant common stock (other than those shares with respect to which appraisal rights are properly exercised and not withdrawn) will receive Biovail common shares (and cash in lieu of fractional shares). Such Biovail common shares are referred to below as combined company common shares.

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) of the ownership and disposition of the combined company common shares generally applicable to a holder who, for the purposes of the Tax Act and at all relevant times, (1) beneficially owns combined company common shares as capital property, (2) deals at arm’s length with, and is not affiliated with, the combined company, (3) is not (and is not deemed to be) resident in Canada, and (4) will not use or hold (and will not be deemed to use or hold) the combined company common shares in, or in the course of, carrying on a business or part of a business in Canada (a “Non-Resident Holder”). The combined company common shares will generally be considered to be capital property for this purpose unless either the Non-Resident Holder holds (or will hold) such combined company common shares in the course of carrying on a business, or the Holder has acquired (or will acquire) such combined company common shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to: (a) a Non-Resident Holder that is a “financial institution,” as defined in the Tax Act for purposes of the mark-to-market rules; (b) a Non-Resident Holder, an interest in which would be a “tax shelter investment,” as defined in the Tax Act; (c) a Non-Resident Holder that is a “specified financial institution,” as defined in the Tax Act; (d) a Non-Resident Holder that is a corporation that has elected in the prescribed form and manner and has otherwise met the requirements to use functional currency tax reporting as set out in the Tax Act; or (e) a Non-Resident Holder that is a “registered non-resident insurer” or an “authorized foreign bank,” both within the meaning of the Tax Act. Any such Non-Resident Holder should consult its own tax advisor.

This summary is based upon the current provisions of the Tax Act and an understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency. The summary also takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular person. Accordingly, Valeant stockholders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of combined company common shares.

Dividends on combined company common shares

Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any applicable income tax treaty or convention) will be payable on dividends on combined company common shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder. The rate of withholding tax applicable to a dividend paid on combined company common shares to a Non-Resident Holder who is a resident of the U.S. for purposes of the Canada-U.S. Income Tax Convention (the “Convention”), beneficially owns the dividend and qualifies for the benefits of the Convention will generally be reduced to 15% or, if the Non-Resident Holder is a company that owns at least 10% of the voting stock of the combined company, to 5%. Not all persons who are residents of the U.S. for purposes of the Convention will qualify for the benefits of the Convention. Non-Resident Holders who are resident of the U.S. are advised to consult their tax advisors in this regard. The rate of withholding tax on dividends is also reduced under certain other bilateral income tax treaties or conventions to which Canada is a signatory.

Dispositions of combined company common shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of combined company common shares unless the combined company common shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the holder is not entitled to relief under the applicable income tax treaty or convention. As long as the combined company common shares are then listed on a “designated stock exchange,” which currently includes the TSX and the NYSE, the combined company common shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless either they are otherwise deemed to be taxable Canadian property or at any time during the 60-month period immediately preceding the disposition both (1) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length for the purposes of the Tax Act, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the combined company and (2) the combined company common shares derived more than 50% of their fair market value from (i) real or immoveable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options to acquire such property. If the combined company common shares are considered taxable Canadian property to a Non-Resident Holder, an applicable income tax treaty or convention may exempt that Non-Resident Holder from tax under the Tax Act in respect of the disposition thereof.

Accounting Treatment of the Merger

The merger will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the constituent company issuing its equity interest in the business combination, the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on existing Biovail shareholders holding approximately 50.5% of the fully diluted common shares and approximately 54% of the outstanding common shares (measured by voting rights) of the combined company, Biovail being the entity issuing its equity interests in the merger, the similar size of the two companies, the equal initial representation on the board of directors and the fact that none of the other considerations noted above provides a strong indication that Valeant is the acquirer, Biovail is the acquirer of Valeant for accounting purposes. This means that Biovail will allocate the transaction consideration to the fair value of Valeant’s assets and liabilities at the acquisition date, with any excess of the transaction consideration over fair value being recorded as goodwill.

Regulatory Approvals Required for the Merger and Other Regulatory Matters

Valeant and Biovail have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement.

United States Antitrust.  Under the HSR Act, Biovail and Valeant must file notifications with the FTC and the Antitrust Division of the Department of Justice and observe a mandatory pre-merger waiting period before completing the merger. Valeant and Biovail each filed its required HSR notification and report form with respect to the merger on July 6, 2010. The initial 30-day HSR waiting period will expire on August 5, 2010 at 11:59 p.m., unless it is extended by a request for additional information or earlier terminated by the antitrust agencies.

Canada.  The merger is not notifiable under Part IX of the Competition Act (Canada). The Commissioner of Competition can, however, apply to the Competition Tribunal on substantive grounds (namely whether the merger prevents or lessens competition substantially or is likely to do so) for a remedial order under Section 92 of the Competition Act (Canada) at any time before the merger has been completed or, if completed, within one year after it was substantially completed.

Other Jurisdictions.  In Poland, under the Competition and Consumer Protection Act, Biovail is required to submit a pre-merger notification. On July 2, 2010, Biovail filed its notification with the Competition and Consumer Protection Office. In Mexico, under the Federal Economic Competition Law, Biovail is required to submit a pre-merger notification. On July 8, 2010, Biovail filed its notification with the Federal Competition Commission.

General.  In connection with obtaining the approval of all necessary governmental authorities to complete the merger, including but not limited to the governmental authorities specified above, there can be no assurance that:

•	governmental authorities will not impose any conditions on the granting of their approval (including a requirement on Biovail, Valeant, or the combined company to divest assets or provide certain undertakings regarding their operations), and, if such conditions are imposed, that Valeant or Biovail will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on the combined company after completion of the merger; or

•	the required regulatory approvals will be obtained within the time frame contemplated by Valeant and Biovail or on terms that will be satisfactory to Valeant and Biovail.

We cannot assure you that a regulatory challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

In the event that a governmental approval imposes conditions on, or requires divestitures relating to, the operations or assets of Valeant or Biovail, each party has agreed that the other party would not be required, or permitted without prior written consent, to take any actions with respect to such conditions or divestitures if such actions would, or would reasonably be expected to, result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Material Adverse Effect on the combined company. See “The Merger — Summary of the Merger Agreement — Efforts to Complete the Merger” beginning on page 116.

Exchange of Shares in the Merger

At or prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of shares of Valeant common stock for Biovail common shares. Shares of Valeant common stock will be automatically converted into the right to receive Biovail common shares without the need for any action by the holders of Valeant common stock.

As promptly as practicable after the effective time of the merger, the exchange agent will send to each Valeant stockholder of record a letter of transmittal. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to any certificates shall pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will be accompanied by instructions. Valeant stockholders should not return stock certificates with the enclosed proxy card.

After the effective time of the merger, shares of Valeant common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and be delisted from the NYSE and deregistered under the Exchange Act, and each certificate, if any, that previously represented shares of Valeant common stock will represent only the right to receive the merger consideration as described above. Until holders of Valeant common stock have surrendered such stock to the exchange agent for exchange, those holders will not receive the merger consideration or any dividends or distributions on Biovail common shares into which their shares of Valeant common stock have been converted with a record date after the effective time of the merger.

Valeant stockholders will not receive any fractional Biovail common shares pursuant to the merger. Instead of any fractional shares, Valeant stockholders who otherwise would have received a fraction of a Biovail common share will receive an amount in cash equal to such fractional amount multiplied by the average of the volume weighted average price of Biovail common shares on the NYSE on each of the 10 consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

Biovail shareholders need not take any action with respect to their share certificates.

Intended Dividend Payment Post-Merger

Biovail paid a quarterly cash dividend of $0.095 per common share on July 5, 2010 and a quarterly cash dividend of $0.090 per common share in the first quarter of 2010. During each of the four quarters of 2009 and 2008, Biovail declared a quarterly cash dividend on its common shares. Contingent upon the closing of the merger and subject to the discretion of the board of directors of the combined company and to compliance with applicable law, it is anticipated that, on December 31, 2010, or such other date as the board of directors of the combined company may determine, the combined company will pay the $1.00 per common share post-merger special dividend to shareholders of the combined company after which the combined company does not intend to pay dividends. It is the intention of the directors of Valeant and Biovail that will continue as directors of the combined company to support the declaration and payment of the post-merger special dividend at the applicable time following the merger.

Listing of Biovail Common Shares

It is a condition to the completion of the merger that the Biovail common shares issuable in the merger or after the merger in respect of Valeant equity awards be approved for listing on the NYSE and TSX. It is expected that following the merger, common shares of the combined company will trade on the NYSE and the TSX under the symbol “          ” subject to Biovail satisfying certain listing requirements of the NYSE and the TSX.

De-Listing and Deregistration of Valeant Common Stock

When the merger is completed, the Valeant common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal/Dissent Rights

Under the merger agreement, the Valeant stockholders of record who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal rights in connection with the merger and, if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise appraisal rights, Valeant stockholders must strictly follow the procedures described by Delaware law. Due to the complexity of these procedures, Valeant stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, “Appraisal/Dissent Rights” beginning on page 166 of this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex G to this joint proxy statement/prospectus. Failure to strictly comply with these provisions will result in loss of the right of appraisal. See “Appraisal/Dissent Rights” beginning on page 166.

Under the CBCA, the holders of Biovail common shares are not entitled to dissent rights in connection with the merger or any of the Biovail proposals.

Restrictions on Sales of Shares by Certain Affiliates

The Biovail common shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any Valeant stockholder who may be deemed to be an “affiliate” of Valeant or Biovail. Persons who may be deemed to be affiliates include Valeant directors or executive officers who become directors or executive officers of the combined company after the merger. This joint proxy statement/prospectus does not cover resales of Biovail common shares received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

This joint proxy statement/prospectus does not cover resales of Biovail common shares received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

The sale of Biovail common shares received pursuant to the merger will be free from restriction under applicable Canadian securities legislation on the first trade of such Biovail common shares provided that (1) such sale is not a control distribution, (2) no unusual effort is made to prepare the market or to create a demand for the Biovail common shares, (3) no extraordinary commission or consideration is paid to a person or company in respect of such sale and (4) if the selling security holder is an insider or officer of Biovail, the selling security holder has no reasonable grounds to believe that Biovail is in default of Canadian securities laws.

Litigation Related to the Merger

On June 22, 2010, a stockholder of Valeant filed a purported class action complaint in Superior Court for Orange County, California, captioned Deckter v. Valeant Pharmaceuticals International, et al., Case No. 30-2010-383335-CU-BT-CXC, on behalf of himself and all other Valeant stockholders against Valeant and eight of its directors. The complaint alleges that the individual defendants, aided and abetted by Valeant, breached their fiduciary duties of care, loyalty, candor and independence to shareholders in connection with the proposed merger of Valeant with Biovail. Among other things, the complaint alleges that the merger agreement fixes a price per share that is inadequate and unfair, and effectively caps the value of Valeant’s stock and precludes competitive bidding through measures such as a voting agreement with a Valeant stockholder, ValueAct Capital. The complaint also alleges that the individual defendants are using the proposed merger to aggrandize their own financial position at the expense of Valeant’s stockholders, have ignored purported conflicts of interests, and have failed to provide stockholders with material information necessary to make an informed decision whether to vote in favor of the merger. The complaint seeks declaratory and injunctive relief, including enjoining or rescinding the merger to the extent already implemented and requiring the defendants to effect a transaction which is in the best interests of Valeant stockholders.

On July 1, 2010, a stockholder of Valeant filed a purported class action complaint in Superior Court for Orange County, California, captioned Pronko v. Valeant Pharmaceuticals International, et al., Case No. 30-2010-386784-CU-SL-CXC, on behalf of himself and all other Valeant stockholders against Valeant and its directors. The complaint alleges that the individual defendants, aided and abetted by Valeant, breached their fiduciary duties of care and loyalty to shareholders in connection with the proposed merger of Valeant with Biovail. Among other things, the complaint alleges that the merger agreement fixes a price per share that is inadequate and unfair, and effectively caps the value of Valeant’s stock and precludes competitive bidding through measures such as a termination fee and non-solicitation and notification covenants. The complaint also alleges that the individual defendants are using the proposed merger to aggrandize their own financial position at the expense of Valeant stockholders and have ignored purported conflicts of interests. The complaint seeks damages and declaratory and injunctive relief, including enjoining or rescinding the merger to the extent already implemented and requiring the defendants to effect a transaction which is in the best interests of Valeant stockholders.

On July 13, 2010, a stockholder of Valeant filed a purported class action complaint in Superior Court for Orange County, California, captioned Martino v. Pearson, et al., Case No. 30-2010-389330-CU-SL-CXC, on behalf of herself and all other Valeant stockholders against Valeant and its directors. The complaint alleges that the individual defendants, aided and abetted by Valeant, breached their fiduciary duties of loyalty and good faith to shareholders in connection with the proposed merger of Valeant with Biovail. Among other things, the complaint alleges that the merger agreement fixes a price per share that is inadequate and unfair, and effectively caps the value of Valeant’s stock and precludes competitive bidding through measures such as a termination fee, a requirement that any prior or ongoing discussions with other potential suitors be discontinued, non-solicitation and notification covenants, and granting Biovail the right to match any unsolicited proposal. The complaint also alleges that the individual defendants are using the proposed merger to aggrandize their own financial position at the expense of Valeant stockholders and have ignored purported conflicts of interests. The complaint seeks damages and declaratory and injunctive relief, including enjoining or rescinding the merger to the extent already implemented and requiring the defendants to effect a transaction which is in the best interests of Valeant stockholders.

On July 14, 2010, a stockholder of Valeant filed a purported class action complaint in Superior Court for Orange County, California, captioned Haro v. Pearson, et al., Case No. 30-2010-389773-CU-BT-CXC, on behalf of himself and all other Valeant stockholders against Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. The complaint alleges that the individual defendants, aided and abetted by Valeant, Biovail,

BAC and Beach Merger Corp., breached their fiduciary duties of care, loyalty, good faith and independence to shareholders in connection with the proposed merger of Valeant with Biovail. Among other things, the complaint alleges that the merger agreement fixes a price per share that is inadequate and unfair, fails to guard against fluctuations in the price of Biovail stock that would negatively affect Valeant stockholders, and effectively caps the value of Valeant’s stock and precludes competitive bidding through measures such as a voting agreement with a Valeant stockholder, ValueAct Capital, a termination fee and a non-solicitation covenant. The complaint also alleges that the individual defendants are using the proposed merger to aggrandize their own financial position at the expense of Valeant stockholders and have ignored purported conflicts of interests. The complaint seeks declaratory and injunctive relief, including enjoining or rescinding the merger to the extent already implemented and requiring the defendants to effect a transaction which is in the best interests of Valeant stockholders.

On July 16, 2010, a stockholder of Valeant filed a purported class action complaint in Delaware Court of Chancery captioned Porto v. Valeant Pharmaceuticals International, et al., C.A. No. 5644, on behalf of himself and all other Valeant stockholders against Valeant, certain Valeant officers and directors, Biovail, BAC and Beach Merger Corp. The complaint alleges that the individual defendants, aided and abetted by Valeant, Biovail, BAC and Beach Merger Corp., breached their fiduciary “duties of good faith, fair dealing, loyalty and full and candid disclosure” to shareholders in connection with the proposed merger of Valeant with Biovail. Among other things, the complaint alleges that the merger agreement fixes a price per share that is inadequate and unfair and precludes competing offers through measures such as a voting agreement with a Valeant stockholder, ValueAct Capital, a termination fee and a non-solicitation covenant. The complaint also alleges that the individual defendants have conflicts of interests regarding the proposed merger because of arrangements for continued employment of certain individual defendants. The complaint seeks declaratory and injunctive relief, including enjoining or rescinding the merger to the extent already implemented and requiring the defendants to pay any damages suffered by the class.

Amendments to Biovail’s Articles of Continuance

In connection with the merger, the Biovail board of directors has recommended that Biovail’s shareholders vote in favor of the resolution to amend the Biovail articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.” The approval of this amendment is a condition to the merger. Further, in the event this proposal is adopted by Biovail shareholders, but the merger is not completed, Biovail will not file articles of amendment effectuating this amendment.

Summary of the Merger Agreement

Set forth below is a summary of the material provisions of the merger agreement which is included as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The rights and obligations of Valeant and Biovail are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. Biovail shareholders and Valeant stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, the issuance of Biovail common shares in connection with the merger, the assumption of the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder and the issuance of such other Biovail common shares as contemplated by the merger agreement or the amendment of Biovail’s articles of continuance to effect Biovail’s name change.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Valeant or Biovail. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in the merger agreement by disclosures that were made to the other party in connection with the negotiation of the merger agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws;

and (4) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement.

Valeant and Biovail each acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

This summary is qualified in its entirety by reference to the merger agreement a copy of which is included as Annex A to this joint proxy statement/prospectus.

Terms of the Merger; Merger Consideration

In order to effect the combination of Valeant and Biovail, the merger agreement provides for the merger of Beach Merger Corp. with and into Valeant pursuant to Delaware law. Valeant will be the surviving corporation in the merger and will become a wholly owned subsidiary of BAC. Prior to the merger, Valeant intends to pay to its stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger the pre-merger special dividend. The payment of the pre-merger special dividend is a condition to the completion of the merger. In the merger, each share of Valeant common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Valeant common stock held by Valeant, as treasury stock, Biovail, BAC or Beach Merger Corp. (which will be cancelled) and other than those shares of Valeant common stock with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive 1.7809 Biovail common shares.

Biovail will not issue any fractional Biovail common shares in the merger. Instead, a Valeant stockholder who otherwise would have received a fraction of a Biovail common share will receive an amount in cash equal to such fractional amount multiplied by the average of the volume weighted average price of Biovail common shares on the NYSE on each of the 10 consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

The certificate of incorporation and the bylaws of Beach Merger Corp., as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and the bylaws of Valeant after the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place no later than the second business day after all conditions to the completion of the merger have been satisfied or waived (if permissible by applicable law). The merger will be effective at the time specified in the certificate of merger filed with the Secretary of State of the State of Delaware.

As of the date of this joint proxy statement/prospectus, Valeant and Biovail currently expect to complete the merger before the end of 2010, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the merger agreement. There can be no assurance as to when, or if, the merger will occur. If the merger is not completed by February 28, 2011, either Valeant or Biovail may terminate the merger agreement, except that the right to terminate the merger agreement under such circumstances will not be available to any party if such failure of the merger to be completed is a result of a breach of the merger agreement by such party or the failure of any representation or warranty of such party contained in the merger agreement to be true and correct. See “— Termination of the Merger Agreement” beginning on page 121.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties, many of which are qualified by materiality or Material Adverse Effect.

“Material Adverse Effect” is defined in the merger agreement generally to mean a fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of a party and its subsidiaries, taken as a whole, except that the definition of Material Adverse Effect excludes any effect that results from or arises in connection with: (a) changes or conditions generally affecting the industries in which the applicable party operates (unless the effect has a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to others in such industries); (b) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (unless the effect has a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to others in its industries); (c) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (d) the execution or delivery or pendency of the merger agreement or the announcement of the merger or completion of the merger; (e) any change, in and of itself, in the market price, credit rating or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (f) any change in applicable law or generally accepted accounting principles (unless the effect has a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to others in the industries in which such party operates); (g) geopolitical conditions, the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism threatened or underway as of June 20, 2010; or (h) any hurricane, tornado, flood, earthquake or other natural disaster.

The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority relative to the execution and delivery of the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents and other agreements or obligations and required consents;

•	SEC (and, in the case of Biovail, Canadian Securities Authorities) documents and financial statements;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	internal controls and disclosure controls and procedures;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from January 1, 2010, to the date of execution of the merger agreement;

•	tax matters;

•	benefits matters and ERISA compliance;

•	litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	regulatory matters;

•	insurance matters;

•	collective bargaining agreements and other labor matters;

•	brokers’ and financial advisors’ fees payable in connection with the merger;

•	opinions from financial advisors;

•	affiliate transactions; and

•	no representations being made by the parties other than those contained in the merger agreement.

The merger agreement also contains certain representations and warranties of Biovail with respect to its direct wholly owned subsidiary, BAC, and its indirect wholly owned subsidiary, Beach Merger Corp., including Beach Merger Corp.’s lack of prior business activities.

Conduct of Business

Each of Valeant and Biovail has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the effective time of the merger. In general, each of Valeant and Biovail has agreed to (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, and without limiting the generality of the foregoing, each of Valeant and Biovail has agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends not exceeding $0.095 per share, in the case of Biovail, and the pre-merger special dividend, in the case of Valeant;

•	splitting, combining, subdividing or reclassifying any of its capital stock or issuing of any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its own capital stock;

•	issuing, selling or otherwise encumbering shares of capital stock, voting securities or other equity interests;

•	amending its charter or bylaws or equivalent organizational documents;

•	making changes in employee benefit plans or increasing compensation and benefits paid to employees;

•	making any change in financial accounting methods, except as required by a change in GAAP;

•	acquiring any equity interest in, or business of, any person, or any material property or assets, or entering into any in-licensing agreement or similar agreement or arrangement relating to rights to any active pharmaceutical ingredient (including any formulation or product containing such active pharmaceutical ingredient) if the aggregate amount of consideration paid in connection with all such transactions would exceed $50 million;

•	out-licensing or otherwise encumbering any rights in any material intellectual property;

•	selling, leasing, encumbering or otherwise disposing of any properties or assets that have a fair market value, individually or in the aggregate, of greater than $25 million;

•	incurring greater than $25 million in the aggregate of indebtedness in the ordinary course of business or any indebtedness outside the ordinary course of business other than indebtedness in place of existing indebtedness and guarantees of indebtedness of any wholly owned subsidiary;

•	making capital expenditures in excess of specified amounts;

•	entering into or amending any contracts, or taking other actions, that would reasonably be expected to prevent or materially impede or delay the completion of the merger or adversely affect in a material respect the expected benefits (taken as a whole) of the merger;

•	entering into or amending any material contract to the extent that completion of the merger or compliance with the merger agreement would reasonably be expected to conflict with or cause a default, create a lien, or cause a loss of a material benefit under such material contract;

•	waiving, releasing or assigning any material claims;

•	settling any claims or litigations other than those resulting in the payment of monetary damages that would not exceed $15 million in the aggregate;

•	taking certain actions with respect to taxes; or

•	authorizing or committing to any, or participating in any discussions with any other person regarding any, of the foregoing actions.

No Solicitation of Alternative Proposals

Each of Valeant and Biovail has agreed that, from the time of the execution of the merger agreement until the completion of the merger, none of Valeant or Biovail shall, nor shall it authorize or permit any of its affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives to, (a) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, (b) directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person with respect to any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, or (c) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation with respect to such party or its subsidiaries. A “takeover proposal” with respect to a party essentially means any proposal or offer with respect to any (1) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving such party or its subsidiaries, (2) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 20% or more of the voting power of such party, (4) transaction in which any person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of such party’s common shares or (5) any combination of the foregoing.

The board of directors of each of Valeant and Biovail will be permitted, prior to the receipt of the relevant shareholder approval required to complete the merger, to furnish information with respect to Valeant or Biovail, as applicable, and their respective subsidiaries to a person making a bona fide written takeover proposal and participate in discussions and negotiations with respect to such bona fide written takeover proposal if the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such proposal constitutes or is reasonably likely to lead to a superior proposal. A “superior proposal” with respect to a party essentially means any binding bona fide written proposal or offer with respect to any (1) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving such party or its subsidiaries, (2) sale, lease, contribution or other disposition, directly or indirectly, of any business or assets representing 50% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 50% or more of the voting power of such party, (4) transaction in which any person shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or the formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the such party’s common shares or (5) any combination of the foregoing, which (a) the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is on terms superior from a financial point of view to the holders of common shares of such party than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement), and (b) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

The merger agreement requires that the parties notify each other of the receipt of any takeover proposals and of the material terms and conditions of any such takeover proposal. The merger agreement also requires both Valeant and Biovail to cease and cause to be terminated all discussions or negotiations with any person conducted prior to execution of the merger agreement with respect to any takeover proposal, or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, immediately terminate all physical and electronic dataroom access previously granted to any such person, and take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been previously given by such party under any provisions authorizing any such person to make a takeover proposal.

Changes in Board Recommendations

The boards of directors of each of Valeant and Biovail have agreed that they will not (a) withdraw or modify in any manner adverse to the other party, or propose publicly to withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by such board with respect to the merger agreement, (b) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any takeover proposal, or (c) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow such party to execute or enter into, any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal, or requiring, or reasonably expected to cause, such party to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement or requiring, or reasonably expected to cause, such party to fail to comply with the merger agreement.

Notwithstanding the foregoing, at any time prior to obtaining the applicable shareholder approval, the board of directors of Valeant or Biovail, as applicable, may withdraw or modify its recommendation or recommend an alternative takeover proposal (a) following receipt of a takeover proposal following the execution of the merger agreement that such party’s board of directors or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors, constitutes a superior proposal, or (b) solely in response to any material event, development, circumstance, occurrence or change in circumstances or fact not related to any takeover proposal, and that first occurred after June 20, 2010, in each case only if such board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable law. Prior to taking any such action, such board of directors must inform the other party of its decision to change its recommendation and give the other party written notice five business days prior to taking any such action. In determining whether to take any such action, such board of directors will take into account any changes to the terms of the merger agreement proposed by the other party.

If the board of directors of Valeant or Biovail withdraws or modifies its recommendation, or recommends any alternative takeover proposal, such party will nonetheless (subject to termination by the other party) continue to be obligated to hold its special meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders or shareholders, as applicable.

Efforts to Obtain Required Shareholder Votes

Biovail has agreed to hold its special meeting and to use its reasonable best efforts to obtain shareholder approval of the issuance of Biovail common shares to Valeant stockholders in connection with the merger, the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan and each Valeant stock option and Valeant restricted stock unit outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement and the proposal to amend the Biovail articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.” The merger agreement requires Biovail to submit these proposals to a shareholder vote even if its board of directors no longer recommends the proposals (unless Valeant terminates the merger agreement in accordance with its terms). The Biovail board of directors has approved the merger, the issuance of Biovail common shares in connection with the merger, the assumption of the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder and the issuance of such other Biovail common shares as contemplated by the merger agreement and the amendment of Biovail’s articles of continuance to effect the name change and has adopted resolutions directing that such proposals be submitted to Biovail shareholders for their consideration.

Valeant has also agreed to hold its special meeting and to use its reasonable best efforts to obtain stockholder adoption of the merger agreement. The merger agreement requires Valeant to submit the adoption of the merger agreement to a stockholder vote even if its board of directors no longer recommends the merger (unless Biovail terminates the merger agreement in accordance with its terms). The board of directors of Valeant has declared the merger advisable and adopted resolutions directing that the merger be submitted to the Valeant stockholders for their consideration.

Efforts to Complete the Merger

Valeant and Biovail have agreed to each use reasonable best efforts to:

•	take all actions, and do and assist and cooperate with the other party in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement;

•	take all actions reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement;

•	if any takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, take all action reasonably appropriate to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement;

•	promptly following the execution and delivery of the merger agreement, enter into discussions with the governmental entities from whom consents, waivers, permits or nonactions are required to be obtained in connection with the transactions contemplated by the merger agreement in order to obtain such consents, waivers, permits or nonactions so as to enable the closing of the merger to occur as soon as reasonably possible; and

•	to the extent necessary, jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by either party or any of their respective subsidiaries of, any portion of the business, properties or assets of such party or any of its respective subsidiaries.

Notwithstanding the foregoing, Valeant and Biovail are not required under the merger agreement to propose, commit or effect any action that is not conditioned upon the consummation of the merger or that would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Material Adverse Effect on the combined company.

Additionally, Valeant and Biovail have agreed to:

•	make, in consultation with the other and as promptly as practicable after June 20, 2010, all necessary registrations, declarations, notices, applications and filings related to merger under antitrust, competition, foreign investment, trade regulation and similar laws;

•	use reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such filing;

•	give the other reasonable prior notice of any such filing, and to the extent reasonably practicable, of any communication with any governmental entity regarding the merger;

•	respond as promptly as practicable under the circumstances to any inquiries received from governmental entities or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar laws for additional documentation in connection with such matters; and

•	unless prohibited by applicable law or by the applicable governmental entity, to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any governmental entity in respect of the merger without the other and give the other reasonable prior notice of any such meeting or conversation, in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the merger agreement and the merger, and furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any governmental entity, on the other hand, with respect to the merger agreement and the merger.

Governance

Biovail is required to take all necessary action to cause, effective at the effective time of the merger, Mr. Pearson to be appointed the Chief Executive Officer of the combined company, Mr. Wells to be appointed as non-executive Chairman of the board of directors of the combined company, Mr. Ingram to be appointed as Lead Director of the board of directors of the combined company, and Mr. Van Every to continue as Chairman of the audit committee of the board of directors of the combined company.

Biovail is required to take all necessary action to cause, effective at the effective time, the board of directors of the combined company to consist of Messrs. Pearson, Wells, Ingram and Van Every, three additional directors selected by Valeant, three additional directors selected by Biovail (one of whom is a resident Canadian), and one independent director who is recruited by a search firm mutually retained by Valeant and Biovail, which director shall be selected by Valeant from a list of candidates presented by such firm, shall be subject to the approval of Biovail and shall be a resident Canadian.

Biovail is required to take all necessary action to cause, effective at the effective time,

•	the Chairman of the compensation committee of the board of directors of the combined company to be a Biovail-selected director;

•	the Chairman of the risk and compliance committee of the board of directors of the combined company to be a Valeant-selected director;

•	the Chairman of the nominating and corporate governance committee of the board of directors of the combined company to be a Valeant-selected director;

•	each committee of the board of directors of the combined company (other than the compensation committee) to have an equal number of Valeant-selected directors and Biovail-selected directors (such committees may also include the new independent director);

•	the compensation committee of the board of directors of the combined company to consist of three members, two of whom must be Valeant-selected directors;

•	no other committees of the board of directors of the combined company be formed prior to the first meeting of the board of directors of the combined company following such time as the Valeant-selected directors are appointed, without the written consent of Valeant.

A “Valeant-selected director” is either Mr. Ingram or one of the three directors selected to serve on the board of directors of the combined company by Valeant. A “Biovail-selected director” is either Mr. Van Every or one of the three directors selected to serve on the board of directors of the combined company by Biovail.

Valeant and Biovail have agreed to take all action necessary so that the name of the combined company shall be Valeant Pharmaceuticals International, Inc. on the closing date of the merger.

Equity Awards; Change in Control Provisions

Options.  The merger agreement provides that, prior to the payment of the pre-merger special dividend, the board of directors of Valeant shall take all actions reasonably necessary to provide that all outstanding Valeant options granted under the equity plans of Valeant, whether vested or unvested, will remain outstanding and will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares underlying the option by the pre-merger special dividend adjustment ratio of 1.5710 (rounded down to the nearest whole share) and dividing the per share exercise price of the option by the pre-merger special dividend adjustment ratio (rounded up to the nearest whole cent). The merger agreement also provides that, prior to the merger, the board of directors of Valeant shall take all actions reasonably necessary to provide that, at the merger, each option will be converted into an option to acquire common shares of the combined company, on the same terms and conditions as were applicable to the award prior to the merger. The number of common shares of the combined company subject to the option following the merger will be determined by multiplying the number of shares of Valeant common stock underlying the option (as adjusted to take into account the pre-merger special dividend) by the exchange ratio (rounded down to the nearest whole share) and dividing the per share exercise price of the option (as adjusted to take into account the pre-merger special dividend) by the exchange ratio (rounded up to the nearest whole cent).

Time-Based Restricted Stock Units.  The merger agreement provides that, prior to the merger, the board of directors of Valeant shall take all actions reasonably necessary to provide that, unless otherwise agreed to by an award holder, (1) each time-based restricted stock unit that automatically vests, in whole or in part, upon a change in control (a “single-trigger restricted stock unit”) will vest to the extent provided under its current terms on the day immediately preceding the payment of the pre-merger special dividend as if such day was the merger, and will represent the right to receive the same number of shares of Valeant common stock underlying the accelerated restricted stock unit plus an amount of cash equal to the product of the pre-merger special dividend and the number of shares of Valeant common stock underlying the accelerated restricted stock unit, (2) each single-trigger restricted stock unit that accelerates at the merger will be settled in common shares of the combined company, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant common stock subject to such award of Valeant by the exchange ratio and (3) single-trigger restricted stock units that do not accelerate at the merger will be forfeited. The merger agreement also provides that, unless otherwise agreed to by an award holder, (1) prior to the payment of the pre-merger special dividend, the board of directors of Valeant shall take all actions reasonably necessary to provide that each outstanding Valeant time-based restricted stock unit that is not a single-trigger restricted stock unit (a “double-trigger restricted stock unit”), whether vested or unvested, will remain outstanding and will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares subject to the double-trigger restricted stock unit by the pre-merger special dividend adjustment ratio (rounded down to the nearest whole share) and that (2) prior to the merger, the board of directors of Valeant shall take all actions reasonably necessary to provide that, at the merger, each double-trigger restricted stock unit will be converted into a restricted share unit of the combined company, on the same terms and conditions as were applicable to the award prior to the merger. The number of common shares of the combined company subject to the double-trigger restricted stock unit following the merger will be determined by multiplying the number of shares of Valeant common stock underlying the award (as adjusted to take into account the pre-merger special dividend) by the exchange ratio (rounded down to the nearest whole share).

Performance-Based Restricted Stock Units.  The merger agreement provides that, prior to the merger, the board of directors of Valeant shall take all actions reasonably necessary to provide that, unless otherwise agreed to by an award holder, (1) the performance period applicable to each performance-based restricted stock unit will end on the day immediately preceding the payment of the pre-merger special dividend as if such day was the merger and the performance-based restricted stock units will be adjusted to reflect performance through that day, (2) each performance-based restricted stock unit earned in accordance with its terms, as adjusted as described above, will represent the right to receive the same number of shares of Valeant common stock underlying the earned restricted stock unit plus an amount of cash equal to the product of the pre-merger special dividend and the number of shares of Valeant common stock underlying the accelerated restricted stock unit, (3) performance-based restricted stock units that are not earned at the merger will be forfeited, and (4) each performance-based restricted stock unit earned in accordance with its terms, as adjusted as described above, will be settled in common shares of the combined company, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant common stock subject to such award of Valeant by the exchange ratio.

Employee Stock Purchase Plan.  The merger agreement provides that, prior to the merger, the Valeant board of directors shall take all actions reasonably necessary to provide that no future offering periods will be commenced under the 2009 Valeant Employee Stock Purchase Plan, and that the plan will terminate at the merger.

Change in Control.  The merger agreement provides that the merger will be treated as a change in control for purposes of all Biovail and Valeant employee benefit plans and agreements.

Assumption of Equity Plans

Biovail has agreed to assume all the obligations of Valeant’s stock plans, each Valeant stock option and each Valeant restricted stock unit and the agreements evidencing the grants thereof. As soon as practicable after the completion of the merger, Biovail has agreed to deliver to the holders of Valeant stock options and Valeant restricted stock units appropriate notices setting forth such holders’ rights pursuant to the respective Valeant stock plans, and the agreements evidencing the grants of such Valeant stock options and Valeant restricted stock units shall continue in effect on the same terms and conditions.

Biovail has agreed to take all corporate action necessary to reserve for issuance a sufficient number Biovail common shares for delivery upon exercise or settlement of the Valeant stock options and Valeant restricted stock units assumed, as described above. As soon as reasonably practicable after the completion of the merger, Biovail has agreed to file a registration statement on Form S-8 covering the Biovail common shares subject to Valeant stock options and Valeant restricted stock units.

Financing

Valeant and Biovail have agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to arrange the financing and related transactions described in the commitment letter, including using reasonable best efforts to:

•	negotiate and enter into definitive agreements with respect to the financing and related transactions on the terms and conditions contemplated by the commitment letter;

•	satisfy on a timely basis all conditions to obtaining the financing and related transactions set forth therein; and

•	consummate the financing and related transactions at or prior to the closing of the merger.

Valeant and Biovail have agreed to refrain from taking any action that would reasonably be expected to result in the failure of any of the conditions contained in the commitment letter or in any definitive agreement related to the financing or related transactions. In the event any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, Valeant and Biovail have agreed to use their reasonable best efforts to obtain alternative financing from alternative sources as promptly as reasonably practicable following the occurrence of such event. The parties have agreed to give each other prompt notice of any material breach by any party to the commitment letter of which such party becomes aware.

Section 16 Matters

Each of Valeant and Biovail, before the effective time of the merger, has agreed that it will take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any (a) dispositions of Valeant common stock resulting from the merger by individuals who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Valeant immediately prior to the effective time of the merger and (b) acquisitions of Biovail common shares resulting from the merger by individuals who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Biovail.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Valeant and Biovail in the preparation of this joint proxy statement/prospectus;

•	confidentiality of, and access by each party to, certain information about the other party during the period prior to the effective time of the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization under the Code with no gain recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes;

•	cooperation between Valeant and Biovail in the defense or settlement of any shareholder litigation relating to the merger;

•	cooperation between Valeant and Biovail in connection with public announcements; and

•	the use of reasonable best efforts by Biovail to cause the Biovail common shares to be issued in the merger, and the Biovail common shares to be issued following the merger in respect of certain Valeant convertible notes, warrants and equity awards, to be approved for listing on the NYSE and the TSX, and Valeant cooperating with Biovail in connection with the foregoing.

For a period of six years after the effective time of the merger, Biovail has also agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of (a) any organization documents of each of Biovail, Valeant and each party’s respective subsidiaries in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to such time and (b) any indemnification agreement of Biovail, Valeant or their respective subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the effective time of the merger and with respect to acts or omissions prior to such time. Further, Biovail has agreed that, for a period of six years after the effective time of the merger, Biovail will indemnify and hold harmless Valeant and Biovail’s current and former officers, directors and employees with respect to all acts or omissions by such persons occurring prior to the effective time of the merger, to the extent such indemnification is provided under Valeant’s or Biovail’s certificate of incorporation or bylaws, as applicable. Biovail has also agreed to maintain for six years from the effective time of the merger a directors’ and officers’ liability insurance policy for Biovail, Valeant and their current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Valeant, or, subject to consultation with the other party, each party may purchase a six-year “tail” directors’ and officers’ liability insurance policy covering such directors and officers at existing coverage levels.

Conditions to Completion of the Merger

The obligations of Valeant and Biovail to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption by Valeant’s stockholders of the merger agreement;

•	the approval of Biovail’s shareholders of the issuance of Biovail common shares in connection with the merger, the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan and each Valeant stock option and Valeant restricted stock unit outstanding at the effective time of the merger, and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement and the amendment of Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.”;

•	the approval of the listing of the Biovail common shares to be issued in the merger or to be issued in respect of Valeant equity awards on the NYSE and the TSX;

•	the receipt of all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary under any antitrust law;

•	the absence of (a) any applicable law or judgment, or other legal restraint or prohibition or (b) suit, action or other proceeding instituted by any governmental entity and remain pending which is reasonably likely to result in any law or judgment, other legal restrain or prohibition, in each case, preventing the consummation of the merger or that is (x) seeking to prohibit, materially restrain or otherwise materially interfere with the merger or the ownership or operation of all or any material portion of the business or assets of Valeant or Biovail or to compel Biovail to dispose of or hold separate all or any material portion of the business or assets of Valeant or Biovail or their respective subsidiaries, or (y) seeking divestiture of any shares of Valeant common stock or seeking to impose or confirm limitations on the ability of Biovail effectively to exercise full rights of ownership of the shares of Valeant common stock, in each case, which would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Material Adverse Effect on the combined company;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act;

•	the consummation of the financing and related transactions described in the commitment letter; and

•	the payment to Valeant’s stockholders of record of the pre-merger special dividend (which shall be deemed to have been paid to holders of shares of Valeant common stock at the time Valeant irrevocably transfers cash for the pre-merger special dividend to the relevant agent for the benefit of such stockholders).

In addition, each of Valeant’s and Biovail’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of the representations and warranties of the other party being true and correct, subject to an overall Material Adverse Effect qualification;

•	certain of the representations and warranties of the other party being true and correct, subject to an overall materiality qualification;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the absence, since the date of the merger agreement, of any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the other party; and

•	the receipt of an opinion of that party’s outside legal counsel to the effect that the merger should qualify as a reorganization under the Code with no gain recognition to U.S. holders of Valeant common stock for U.S. Federal income tax purposes.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of Valeant and Biovail;

•	by either Valeant or Biovail:

•	if the merger is not completed by February 28, 2011, except that the right to terminate under such circumstances will not be available to any party if such failure of the merger to be completed is the result of a breach of the merger agreement by such party or the failure of any representation or warranty of such party contained in the merger agreement to be true and correct;

•	if the condition set forth in the fifth bullet point under “— Conditions to Completion of the Merger” above is not satisfied and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable;

•	if the Biovail shareholders fail to approve either the issuance of Biovail common shares in connection with the merger, the assumption of all obligations under the Valeant 2006 Equity Incentive Plan, the Valeant 2003 Equity Incentive Plan and each Valeant stock option and Valeant restricted stock unit outstanding at the effective time of the merger, the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement or the amendment of Biovail’s articles of continuance to change Biovail’s name to “Valeant Pharmaceuticals International, Inc.” at the Biovail special meeting; or

•	if the Valeant stockholders fail to adopt the merger agreement at the Valeant special meeting;

•	by Biovail upon a breach of any covenant or agreement on the part of Valeant, or if any representation or warranty of Valeant fails to be true, in either case such that the conditions to Biovail’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured by February 28, 2011, or Valeant does not cure such breach within 45 days;

•	by Valeant upon a breach of any covenant or agreement on the part of Biovail, BAC, or Beach Merger Corp. or if any representation or warranty of Biovail, BAC, or Beach Merger Corp. fails to be true, in either case such that the conditions to Valeant’s obligations to complete the merger would not then be satisfied and is not reasonably capable of being cured by February 28, 2011 or Biovail, BAC, or Beach Merger Corp. does not cure such breach within 45 days;

•	by Biovail if the board of directors of Valeant withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the merger, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party, except that the right to terminate under such circumstance will not be available if the Valeant stockholders adopt the merger agreement at the Valeant special meeting; or

•	by Valeant if the board of directors of Biovail withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the issuance of shares by Biovail in connection with the merger, the assumption of the Valeant equity plans and each Valeant equity award outstanding at the effective time of the merger and the issuance of Biovail common shares thereunder, and the issuance of such other Biovail common shares as contemplated by the merger agreement or the amendment to Biovail’s articles of continuance, or approves or recommends, or proposes publicly to approve or recommend, any alternative takeover proposal with a third party, except that the right to terminate under such circumstance will not be available if the relevant shareholder approval is obtained at the Biovail special meeting.

Expenses and Termination Fees; Liability for Breach

Except as provided below, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, other than with respect to certain obligations under the merger agreement, and except for fraud or any intentional misrepresentation by a party or any intentional breach by a party of any covenant or agreement set forth in the merger agreement.

Valeant will be obligated to pay a termination fee of $100 million to Biovail if:

•	Biovail terminates the merger agreement after Valeant’s board of directors withdraws or adversely modifies its recommendation of the merger agreement or approves or recommends a takeover proposal to its shareholders;

•	Valeant or Biovail terminates the merger agreement following Valeant’s stockholder approval not being obtained at a duly convened meeting, provided that at the time such termination occurs, Valeant’s board of directors had withdrawn or adversely modified its recommendation of the merger agreement or approved or recommended a takeover proposal to its stockholders; or

•	(a) prior to the Valeant special meeting, a takeover proposal shall have been made to Valeant or its stockholders or shall have otherwise become publicly known or publicly announced, (b) the merger agreement has been terminated by Valeant following February 28, 2011 (provided that Valeant failed to hold its special meeting on or prior to the fifth business day prior to such termination) or Valeant’s stockholder approval not being obtained at a duly convened meeting, and (c) within 12 months following such termination, Valeant enters into a definitive agreement to consummate, or consummates, a takeover proposal transaction (except for purposes of this clause (c), all references to “20%” in the definition of takeover proposal shall be deemed to be references to “40%”).

Biovail will be obligated to pay a termination fee of $100 million to Valeant if:

•	Valeant terminates the merger agreement after Biovail’s board of directors withdraws or adversely modifies its recommendation of the merger agreement or approves or recommends a takeover proposal to its shareholders;

•	Valeant or Biovail terminates the merger agreement following Biovail’s shareholder approval not being obtained at a duly convened meeting, provided that at the time such termination occurs, Biovail’s board of directors had withdrawn or adversely modified its recommendation of the merger agreement or approved or recommended a takeover proposal to its shareholders; or

•	(a) prior to the Biovail special meeting, a takeover proposal shall have been made to Biovail or its shareholders or shall have otherwise become publicly known or publicly announced, (b) the merger agreement has been terminated by Biovail following February 28, 2011 (provided that Biovail failed to hold its special meeting on or prior to the fifth business day prior to such termination), or Biovail’s shareholder approval not being obtained at a duly convened meeting, and (c) within 12 months following such termination, Biovail enters into a definitive agreement to consummate, or consummates, a takeover proposal transaction (except for purposes of this clause (c), all references to “20%” in the definition of takeover proposal shall be deemed to be references to “40%”).

Alternative Structure

Valeant and Biovail have agreed to cooperate in the consideration of alternative transaction structures to implement the transactions contemplated by the merger agreement, so long as (1) there is no change in the economic terms of the merger agreement and (2)(A) such alternative structure does not impose any material delay on, or condition to, the consummation of the merger, (B) adversely affect any of the parties to the merger agreement or either Biovail’s or Valeant’s stockholders or (C) result in additional liability to Biovail’s or Valeant’s directors or officers.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Biovail shareholders or the Valeant stockholders required to consummate the merger. However, after any such shareholder or stockholder approval, there may not be, without further approval of Biovail shareholders or Valeant stockholders, any amendment of the merger agreement for which applicable law requires further shareholder or stockholder approval, respectively.

At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (c) waive compliance by another party with any of the agreements contained in the merger agreement or (d) waive the satisfaction of any of the conditions contained in the merger agreement. No extension or waiver will require the approval of the Biovail shareholders or the Valeant stockholders unless such approval is required by applicable law.

Specific Enforcement

Valeant and Biovail acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Voting Agreement

As a condition to Biovail’s willingness to enter into the merger agreement, Valeant and Biovail entered into the voting agreement, pursuant to which ValueAct Capital agreed to vote all of its shares of Valeant common stock outstanding on the date of the voting agreement together with any other shares of Valeant common stock it acquires during the term of the voting agreement, in favor of the merger and the merger agreement at any meeting of the stockholders of Valeant called for such stockholder approval or other circumstance upon which such a vote, consent or other approval is sought (including by written consent). In addition, ValueAct Capital agreed that at any meeting of stockholders of Valeant or at any adjournment thereof or in any other circumstances upon which ValueAct Capital’s vote, consent or other approval is sought, ValueAct Capital will vote its shares of Valeant common stock against (1) any competing merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Valeant, (2) certain acquisition proposals from third parties with respect to Valeant and (3) any amendment of the certificate of incorporation or bylaws of Valeant or other proposal or transaction involving Valeant, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or the merger or change in any manner the voting rights of any class of stock of Valeant.

ValueAct Capital also agreed, among other things, not to (1) sell, transfer, pledge, assign or otherwise dispose (including by gift) its shares of Valeant common stock to any person other than pursuant to the merger (referred to below as, the “ValueAct’s Transfer Restriction Obligations”) or (2) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its shares of Valeant common stock.

The voting agreement terminates upon the earliest of (1) the effective time of the merger, (2) the termination of the merger agreement, (3) the withdrawal (or modification in any manner adverse to Biovail), or the public announcement of a proposal to withdraw (or modify in any manner adverse to Biovail), the approval, recommendation or declaration of advisability by Valeant’s board of directors with respect to the merger agreement, (4) the approval by Valeant’s board of directors of a takeover proposal and (5) February 28, 2011, except that ValueAct’s Transfer Restriction Obligations will terminate on December 30, 2010 if the voting agreement is not otherwise terminated in accordance with its terms before such date.

As of the date of the voting agreement, ValueAct Capital owned 15,138,358 shares of Valeant common stock, representing approximately 20.0% of the Valeant shares outstanding.

Commitment Letter

On June 20, 2010, Valeant and Biovail entered into the commitment letter with the commitment parties, pursuant to which senior secured credit facilities of up to $3.022 billion (the “senior facilities”) are to be provided, subject to the conditions set forth in such commitment letter, by the commitment parties to Valeant as borrower. GSLP, Morgan Stanley Senior Funding and Jefferies Group will act as joint lead arrangers, joint bookrunners and syndication agents for the senior facilities. GSLP will act as the administrative agent for the senior facilities.

The definitive loan documentation for the senior facilities will not be finalized until a short time prior to the effectiveness of the merger but some principal terms thereof are expected to be as described below.

Description of the Senior Facilities

General

The senior facilities are expected to consist of (1) $500 million in a senior secured term loan A facility (the “Term A Facility”), (2) up to $2.272 billion in a senior secured term loan B facility ($300 million of which will be in the form of a delayed draw term loan, which may only be used to fund the post-merger special dividend on or prior to the later of (x) December 31, 2010 or (y) 60 days after the date of the closing of the senior facilities (the “senior facilities closing date”)) (the “Term B Facility,” and together with the Term A Facility, the “term facilities”) and (3) $250 million in a senior secured revolving credit facility (the “revolving facility”). The revolving facility may contain sublimits for the issuance of letters of credit and swingline loans. The senior facilities permit Valeant to increase the amount of the Term B Facility by incurring an incremental term loan facility (the “incremental facility”) in an aggregate principal amount not to exceed $250 million on or before the final maturity date of the senior facilities, subject to certain conditions as set forth in the commitment letter.

After giving effect to all borrowings under the senior facilities on the senior facilities closing date, Valeant is required to have at least $100 million of undrawn availability under the revolving facility. The amount of the initial draw under the Term B Facility is subject to reduction on a dollar-for-dollar basis by (1) the net proceeds of any issuance of debt securities (the “Securities”) consummated by Valeant after June 20, 2010 and prior to the senior facilities closing date, (2) the aggregate principal amount of Valeant’s existing notes that remain outstanding on the senior facilities closing date, after giving effect to the making of the loans under the senior facilities and the refinancing of Valeant’s existing notes with the proceeds therefrom and (3) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25 million, until the aggregate net proceeds of such sales after June 20, 2010 equal $400 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (3)).

The proceeds of the senior facilities are expected to be used for the purposes of (x) refinancing Valeant’s existing credit facilities, 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, (y) funding the pre-merger special dividend, the post-merger special dividend and certain expenses incurred in connection with the merger and (z) providing post-closing liquidity, including for ongoing working capital requirements and general corporate purposes.

The Term A Facility will mature on the five-year anniversary of the senior facilities closing date and will amortize at 10% of the original principal amount per year for each of the first two years after the senior facilities closing date and at 20% of the original principal amount per year for the third and fourth years after the senior facilities closing date, with the remaining balance due at the maturity of the Term A Facility. The Term B Facility will mature on the six-year anniversary of the senior facilities closing date and will amortize in equal quarterly installments of 1% of the original principal amount per year, with the remaining balance due at the maturity of the Term B Facility. The revolving facility will mature on the four-and-one-half year anniversary of the senior facilities closing date.

Guarantees and Security

Subject to exclusions to be mutually agreed between Valeant and GSLP, it is anticipated that Biovail and its existing and subsequently acquired or organized subsidiaries, including the subsidiaries of Valeant (other than

Valeant and the foreign subsidiaries of Valeant), will be guarantors (the “guarantors”) and guarantee (the “guarantee”) the obligations of Valeant under the senior facilities; provided that Biovail and its existing subsidiaries immediately prior to the merger shall only be guarantors upon and after the consummation of the merger.

The obligations of Valeant and the guarantors under the senior facilities, each guarantee and any interest rate or currency hedging arrangement owed to the commitment parties, any lender under the senior facilities or any of their affiliates will be secured by first priority security interests in substantially all assets of Valeant and the guarantors. The senior facilities will also be secured by a first priority security interest in 100% of the capital stock of Valeant and each domestic subsidiary of Valeant, 65% of the capital stock of each foreign subsidiary of Valeant, and 100% of the capital stock of each subsidiary of Biovail that is not also a subsidiary of Valeant, and all intercompany debt owed to Valeant or any guarantor. Guarantees and collateral documentation regarding the Biovail entities will be released and become effective concurrently with the effectiveness of the merger.

Interest Rate

Loans under the Term A Facility and the revolving facility are expected to bear interest, at Valeant’s option, at a rate equal to the base rate plus 3.50% per annum or reserve-adjusted LIBOR plus 4.50% per annum and the loans under the Term B Facility are expected to bear interest, at Valeant’s option, at a rate equal to the base rate plus 3.75% per annum or reserve-adjusted LIBOR plus 4.75% per annum, in each case, subject to (x) a decrease of 0.25% if the credit ratings for the senior facilities are at least Ba3 from Moody’s and BB- from S&P prior to the senior facilities closing date and (y) an increase of 0.75% if the credit rating for the senior facilities is B2 or lower from Moody’s or B or lower from S&P prior to the senior facilities closing date. With respect to loans under the Term B Facility, reserve-adjusted LIBOR and the base rate shall not be less than 1.75% and 2.75%, respectively.

Voluntary and Mandatory Prepayments

Valeant will be permitted to make prepayments of the borrowings under the senior facilities at any time without penalty or premium, except for the payment of customary breakage costs if reserve-adjusted LIBOR loans are prepaid prior to the last day of the applicable interest period. Subject to certain exceptions and customary basket amounts to be negotiated in the definitive loan documents, it is expected that the senior facilities will require mandatory prepayments under certain circumstances, including from 100% of net cash proceeds from asset sales other than sales of inventory in the ordinary course of business and subject to reinvestment exceptions, from 50% of net cash proceeds received from equity issuance (with step downs to be agreed), from 100% of net cash proceeds of insurance proceeds for property or asset losses, from 100% of the net cash proceeds received from the incurrence of indebtedness not otherwise permitted under the definitive loan documents and from 50% of excess cash flow (with step downs to be agreed).

Interest Rate Protection

The commitment letter requires Valeant, within 90 days after the senior facilities closing date, to obtain interest rate protection through interest rate swaps, caps or other agreements against increases in the interest rates with respect to a notional amount of indebtedness such that not less than 35% of the total funded indebtedness of Biovail, Valeant and their subsidiaries outstanding as of the senior facilities closing date will be either (1) subject to such interest rate protection agreements or (2) fixed rate indebtedness, in each case for a period of not less than three years.

Representations and Warranties, Covenants, Events of Default

The definitive loan documents for the senior facilities will have representations and warranties, financial, affirmative and negative covenants (including, without limitation, limitations on the ability to incur indebtedness, create liens, and merge and consolidate with other companies), and events of default, in each case, as are usual and customary for financings of this kind and subject to exceptions and baskets to be mutually agreed upon by Valeant and the commitment parties, the exact terms of which are to be negotiated before the closing of the senior facilities. Financial covenants will consist of a maximum total leverage ratio, a minimum total interest coverage ratio and maximum capital expenditures, with financial definitions and covenant levels to be mutually agreed between Valeant and the commitment parties.

Conditions to Commitments and to Closing the Senior Facilities

Each commitment party’s commitment and agreements under the commitment letter are subject to the condition that, since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the merger agreement) on either Valeant and its subsidiaries or Biovail and its subsidiaries.

The initial draw under the senior facilities is subject to the following conditions:

•	terms of merger agreement being reasonably satisfactory and conditions precedent thereto satisfied or waived;

•	no default or event of default under the definitive loan documents relating to the senior facilities or under Valeant’s 3.0% Convertible Subordinated Notes due 2010 or 4.0% Convertible Subordinated Notes due 2013;

•	concurrently with the consummation of the merger and after giving effect to the financing thereof, Valeant shall not have any material indebtedness outstanding other than (1) under the senior facilities, (2) the Securities, if issued and (3) Valeant’s 3.0% Convertible Subordinated Notes due 2010 and 4.0% Convertible Subordinated Notes due 2013;

•	delivery of certain audited and unaudited financial statements of Valeant, Biovail and their respective subsidiaries, and customary pro forma financial statements, giving effect to the merger, the refinancing of existing indebtedness of Valeant, the pre-merger special dividend, the senior facilities and/or Securities and any borrowings thereunder;

•	payment of costs, fees and expenses and compliance in all material respects with obligations under the commitment letter and the fee letter;

•	maximum leverage ratio of Biovail and its subsidiaries, giving pro forma effect to the merger, at the time of funding not greater than 3.65:1.00; and

•	compliance with certain other customary closing conditions and delivery of customary closing documentation.

The subsequent draw under the Term B Facility has these additional conditions (in addition to the conditions set forth above for the initial draw):

•	filing of the certificate relating to the merger (the “merger certificate”) with the Delaware Secretary of State substantially concurrent with the funding of the subsequent draw. The merger certificate shall provide that the merger shall become automatically effective at 12:01 a.m., Eastern time, on the date following the filing of the merger certificate; and

•	no default or event of default under any other material indebtedness of Biovail, Valeant or their subsidiaries (pro forma for the merger and the financing thereof). Pro forma for the consummation of the merger, all material pre-existing indebtedness of the Biovail entities shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the commitment parties, and subject to exceptions to be mutually agreed upon.

Syndication/Market Flex

The commitment parties may at any time prior to the earlier of (1) 90 days after the senior facilities closing date and (2) a syndication of the senior facilities that results in each commitment party’s aggregate unassigned portion of its commitment under the term facilities being no greater than $0 and the commitment parties’ aggregate unassigned portion of their commitments under the revolving facility being no greater than $62.5 million (a “successful syndication”) after consultation with Valeant, make certain changes, including the following changes, to the terms of the senior facilities if GSLP or Morgan Stanley reasonably determines that such changes are necessary or reasonably advisable to facilitate or attempt to facilitate a successful syndication of the senior facilities:

•	increase the weighted average interest rate by (x) up to 275 basis points if the senior facilities closing date occurs prior to December 15, 2010 or (y) up to 375 basis points if the senior facilities closing date occurs on or after December 15, 2010;

•	convert the entire principal amount of the Term A Facility into the Term B Facility;

•	add to the Term B Facility 102, 101 “soft” call provision;

•	increase the amortization applicable to the Term B Facility to up to 5% per annum;

•	reduce the tenor of the Term A Facility to 4.5 years, the tenor of the Term B Facility to 5 years and the tenor of the revolving facility to 4 years;

•	increase the “excess cash flow sweep” from 50% of excess cash flow to 75% of excess cash flow;

•	eliminate the incremental facility from the senior facilities; and

•	subject to certain conditions, split the term facilities into multiple tranches and re-tranche all or a portion of the term facilities into a (1) senior unsecured tranche, (2) senior second lien tranche or (3) tranche of debt securities.

The commitment parties have the ability, after consultation with Valeant, to make further changes to the terms of the senior facilities if the closing of the senior facilities occurs and the senior facilities are funded but the merger is not consummated and effective, or certain guarantees and collateral with respect to Biovail and its subsidiaries have not been delivered within one business day of the senior facilities closing date.

Termination

The commitments of the commitment parties to provide the senior facilities will terminate upon the first to occur of (1) the consummation of the merger, (2) the abandonment or termination of the definitive documentation for the merger, (3) a material breach by Valeant under the commitment letter or the fee letter and (4) February 28, 2011, unless the closing of the senior facilities has been consummated on or before such date.

INDEBTEDNESS OF THE COMBINED COMPANY FOLLOWING THE MERGER

Credit Facilities

It is currently anticipated that, upon completion of the merger, the respective credit facilities of Valeant and Biovail established under the following credit agreements will be terminated and any indebtedness thereunder repaid:

•	Credit and Guaranty Agreement, dated as of May 26, 2010, by and among Valeant, as borrower, certain subsidiaries of Valeant, as guarantors, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, and Goldman Sachs Bank USA, as administrative agent and collateral agent (the “Existing Valeant Credit Facility”); and

•	Credit Agreement, dated as of June 9, 2009, among Biovail, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent, J.P. Morgan Securities Inc. and Scotia Capital Inc., as joint bookrunners and joint lead arrangers, and The Bank of Nova Scotia and National Bank of Canada, as syndication agents (the “Existing Biovail Credit Facility”).

As of June 30, 2010, Valeant had outstanding approximately $30 million of indebtedness under the Existing Valeant Credit Facility. Valeant currently plans to fund the repayment of the indebtedness under its Existing Valeant Credit Facility with the proceeds that Valeant obtains from the new credit facilities described below.

As of June 30, 2010, Biovail had no outstanding indebtedness under the Existing Biovail Credit Facility.

Upon completion of the merger, it is anticipated that Valeant will enter into the senior facilities with the commitment parties, as set forth in the commitment letter. Subject to certain conditions, GS Bank, Morgan Stanley Senior Funding and Jefferies Group have committed to provide 45%, 45% and 10%, respectively, to such credit facilities, which shall consist of (1) $500 million in a senior secured Term Loan A facility, (2) up to $2.272 billion in a senior secured Term Loan B facility ($300 million of which in the form of a delayed draw term loan) and (3) $250 million in a senior secured revolving credit facility. Certain of the terms of such credit facilities are described in the commitment letter while other terms (including with respect to restrictive covenants and events of default) will be negotiated between Valeant, Biovail and their lenders and are not currently known. The proceeds of the loans from the senior facilities are expected to be used for the purposes of (x) refinancing Valeant’s existing credit facilities, 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, (y) funding the pre-merger special dividend, the post-merger special dividend and certain expenses incurred in connection with the merger and (z) providing post-closing liquidity, including for ongoing working capital requirements and general corporate purposes.

Although Valeant and Biovail believe, based on information available to them, that the commitment parties would be able to fulfill their commitments to Valeant, given the current economic environment and the recent severe contraction in the global financial markets, this could change in the future.

Notes

Valeant currently anticipates that, prior to the completion of the merger, it will repay in full its 8.375% Senior Notes due 2016 and 7.625% Senior Notes due 2020, and its 3% Convertible Notes will mature or be converted into shares of Valeant common stock. After completion of the merger, Valeant and Biovail currently anticipate that Valeant’s 4% Convertible Notes will be convertible into Biovail common shares and remain outstanding and Biovail’s 5.375% Senior Convertible Notes due 2014 will remain outstanding.

BIOVAIL CORPORATION AND VALEANT PHARMACEUTICALS INTERNATIONAL UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2009 and for the three months ended March 31, 2010, combine the historical consolidated statements of income of Biovail Corporation (“Biovail”) and Valeant Pharmaceuticals International (“Valeant”), giving effect to the merger of Biovail and Valeant, as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of March 31, 2010, combines the historical consolidated balance sheets of Biovail and Valeant, giving effect to the merger as if it had occurred on March 31, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate audited financial statements of Biovail as of and for the year ended December 31, 2009 and the related notes included in Biovail’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	separate audited financial statements of Valeant as of and for the year ended December 31, 2009 and the related notes included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	separate unaudited financial statements of Biovail as of and for the three months ended March 31, 2010 and the related notes included in Biovail’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	separate unaudited financial statements of Valeant as of and for the three months ended March 31, 2010 and the related notes included in Valeant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Biovail and Valeant during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which are subject to change and interpretation. Biovail is both the legal and accounting acquirer in the merger. The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Biovail and Valeant or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

In addition, this unaudited pro forma condensed combined financial information does not reflect the following transactions that occurred, or are expected to occur, subsequent to March 31, 2010:

Valeant Transactions

•	On April 7, 2010, Valeant acquired all of the outstanding stock of a privately-held company located in Brazil, and additionally acquired a manufacturing facility in Brazil for aggregate consideration of approximately $56.0 million.

•	On April 9, 2010, Valeant issued $400.0 million aggregate principal amount of senior unsecured notes, at par, which bear a coupon interest rate of 7.625% and are due March 15, 2020. It is anticipated that these notes will be repaid in connection with the merger. A prepayment penalty of approximately $101.1 million is expected to be required (assuming an October 2010 merger close and debt repayment). Neither the issuance nor the repayment of this debt has been reflected in the pro forma adjustments. (See note 6(k) to the unaudited pro forma condensed combined financial statements).

•	On April 19, 2010, Valeant completed the acquisition of rights to certain dermatology products in Poland for a purchase price of approximately $18.0 million.

•	On April 20, 2010, Valeant acquired all of the outstanding stock of a privately-held pharmaceutical company located in Brazil for approximately $56.0 million. The company primarily focuses on branded generics and OTC dermatological products.

•	On April 30, 2010, Valeant repurchased 2,637,545 shares of its common stock for an aggregate purchase price of $106.7 million. The impact of the stock repurchase has been considered in the share count only for the purposes of estimating the purchase price for the merger (see Note 4 to the unaudited pro forma condensed combined financial information) and determining pro forma earnings per share.

•	On May 19, 2010, Valeant acquired all of the outstanding stock of VitalScience Corp., a privately-held OTC dermatology company located in Canada, for approximately $10.1 million.

•	On May 26, 2010, Valeant completed the acquisition of privately-held Princeton Pharma Holdings LLC, and its wholly owned operating subsidiary, Aton Pharma, Inc., a U.S.-based specialty pharmaceutical company, for approximately $318.0 million. In connection with this acquisition, Valeant entered into a $30.0 million variable interest senior term loan due together with accrued interest on December 1, 2010. The loan bears interest at prime plus 1.75%.

Biovail Transactions

•	On June 2, 2010, Biovail entered into an exclusive license agreement with Kyowa Hakko Kirin Co., Ltd. to obtain the exclusive U.S. and Canadian rights to develop and commercialize products containing istradefylline. Biovail paid an upfront fee of $10.0 million, and could pay up to $55.0 million in potential developmental and sales milestones in addition to royalties on sales of products containing istradefylline.

Other Transactions

•	It is anticipated that the post-merger special dividend of $1.00 per share of common stock (“post-merger special dividend”) will be paid by the combined company after the merger, subject to the discretion of the Board of Directors of the combined company and to compliance with applicable law. The post-merger special dividend will be largely funded by the new debt secured in connection with the merger (see notes 6(k) and 6(p) to the unaudited pro forma condensed combined financial statements). The debt commitment contains a specific delayed draw of $300 million which is directly linked to payment of the post-merger special dividend; accordingly, this portion of the facility is considered undrawn for purposes of the unaudited pro forma condensed combined balance sheet as at March 31, 2010 and no related interest expense is reflected in the unaudited pro forma condensed combined statements of income for the year ended December 31, 2009 and for the three months ended March 31, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009

			Pro Forma
			Adjustments		Pro Forma
	Biovail	Valeant	(Note 6)		Combined
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)

REVENUE
Product sales	$789,026	$710,761	$—		$1,499,787
Alliance and royalty	17,256	97,311	—		114,567
Service and other	14,148	22,389	—		36,537

	820,430	830,461	—		1,650,891

EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown below)	204,309	192,974	649	(b),(i)	397,932
Cost of services	13,849	17,836	—		31,685
Research and development	47,581	43,977	1,104	(b),(i)	92,662
Selling, general and administrative	147,984	255,782	32,881	(b),(i)	436,647
Amortization of intangible assets	104,730	70,640	168,389	(a)	343,759
Acquired in-process research and development	59,354	1,951	—		61,305
Restructuring and other related costs	30,033	6,055	—		36,088
Legal settlements and indemnity obligations	25,840	4,400	—		30,240
Acquisition-related costs	5,596	4,013	—		9,609

	639,276	597,628	203,023		1,439,927

Operating income	181,154	232,833	(203,023)		210,964
Interest income	1,118	4,321	—		5,439
Interest expense	(25,418)	(43,571)	(163,036	)(c)	(232,025)
Foreign exchange and other	507	(1,455)	—		(948)
Gain on investments, net	17,594	—	—		17,594
Gain on early extinguishment of debt	—	7,221	—		7,221
Income from continuing operations before recovery of income taxes	174,955	199,349	(366,059)		8,245
Recovery of income taxes	(1,500)	(58,270)	(8,695	)(d)	(68,465)
Income from continuing operations	176,455	257,619	(357,364)		76,710
Less: Income from continuing operations attributable to noncontrolling interest	—	3	—		3

Income from continuing operations attributable to controlling interest	$176,455	$257,616	$(357,364)		$76,707

Income from continuing operations attributable to controlling interest per share — basic	$1.11	$3.15			$0.26 (q)

Income from continuing operations attributable to controlling interest per share — diluted	$1.11	$3.07			$0.25 (q)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010

			Pro Forma
			Adjustments		Pro Forma
	Biovail	Valeant	(Note 6)		Combined
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)

REVENUE
Product sales	$212,033	$204,507	$—		$416,540
Alliance and royalty	4,678	22,524	—		27,202
Service and other	2,924	4,960	—		7,884

	219,635	231,991	—		451,626

EXPENSES
Cost of goods sold (exclusive of amortization of intangible assets shown below)	58,955	54,203	220	(b),(i)	113,378
Cost of services	3,307	3,166	—		6,473
Research and development	12,577	10,402	114	(b),(i)	23,093
Selling, general and administrative	42,707	70,541	4,791	(b),(i)	118,039
Amortization of intangible assets	33,300	19,330	40,427	(a)	93,057
Acquired in-process research and development	51,003	—	—		51,003
Restructuring and other related costs	613	476	—		1,089
Legal settlements and indemnity obligations	806	538	—		1,344
Acquisition-related costs	—	548	—		548

	203,268	159,204	45,552		408,024

Operating income	16,367	72,787	(45,552)		43,602
Interest income	188	459	—		647
Interest expense	(9,827)	(13,090)	(37,718	)(c)	(60,635)
Foreign exchange and other	(623)	(524)	—		(1,147)
Loss on investments, net	(155)	—	—		(155)

Income from continuing operations before recovery of income taxes	5,950	59,632	(83,270)		(17,688)
Provision for income taxes	9,100	24,030	(31,294	)(d)	1,836

Income (loss) from continuing operations	(3,150)	35,602	(51,976)		(19,524)
Less: income from continuing operations attributable to noncontrolling interest	—	1	—		1

Income (loss) from continuing operations attributable to controlling interest	$(3,150)	$35,601	$(51,976)		$(19,525)

Income (loss) from continuing operations attributable to controlling interest per share — basic	$(0.02)	$0.45			$(0.07	)(q)

Income (loss) from continuing operations attributable to controlling interest per share — diluted	$(0.02)	$0.43			$(0.07	)(q)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2010

			Pro Forma
			Adjustments		Pro Forma
	Biovail	Valeant	(Note 6)		Combined
	(All dollar amounts expressed in thousands of U.S. dollars)

ASSETS
Current
Cash and cash equivalents	$102,892	$147,303	$491,483	(p)	$741,678
Marketable securities	8,231	7,979	—		16,210
Accounts receivable, net	105,025	163,707	—		268,732
Inventories	97,523	111,719	56,000	(e)	265,242
Prepaid expenses and other current assets	13,103	21,135	—		34,238
Deferred tax assets, net of valuation allowance	12,400	75,342	(64,356	)(d)	23,386
Income taxes receivable	—	—	—		—

Total current assets	339,174	527,185	483,127		1,349,486

Marketable securities	11,543	—	—		11,543
Property, plant and equipment, net	106,896	128,527	31,100	(j)	266,523
Intangible assets, net	1,299,768	467,058	3,113,242	(h)	4,880,068
Goodwill	100,294	196,938	1,989,993	(g)	2,287,225
Deferred tax assets, net of valuation allowance	116,100	35,944	(152,044	)(d)	—
Other long-term assets, net	31,261	17,302	77,580	(f)	126,143

	$2,005,036	$1,372,954	$5,542,998		$8,920,988

LIABILITIES
Current
Accounts payable	$42,480	$39,258	$—		$81,738
Dividends payable	14,255	—	—		14,255
Accrued liabilities	109,940	214,695	—		324,635
Income taxes payable	8,232	10,930	—		19,162
Deferred revenue	20,489	17,861	—		38,350
Current deferred tax liabilities, net	—	554	—		554
Current portion of long-term debt	12,316	49,075	—		61,391

Total current liabilities	207,712	332,373	—		540,085

Deferred revenue	64,346	—	—		64,346
Income taxes payable	66,200	13,303	—		79,503
Deferred tax liabilities, net	—	12,387	969,488	(d)	981,875
Long-term debt	316,570	553,858	2,054,462	(k)	2,924,890
Other long-term liabilities	5,905	18,075	—		23,980

	660,733	929,996	3,023,950		4,614,679

Shareholders’ equity
Common shares	1,466,720	783	2,751,119	(l)	4,218,622
Additional paid-in capital	93,339	1,015,098	(644,347	)(m)	464,090
Accumulated deficit	(263,464)	(606,027)	445,358	(n)	(424,133)
Accumulated other comprehensive income	47,708	33,083	(33,083	)(o)	47,708

	1,344,303	442,937	2,519,047		4,306,287

Noncontrolling interest	—	21	—		21

	1,344,303	442,958	2,519,047		4,306,308

	$2,005,036	$1,372,954	$5,542,998		$8,920,988

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On June 20, 2010, the Biovail board of directors and the Valeant board of directors unanimously approved the merger agreement under which the companies would merge to create a combined company. In order to effect the combination of Valeant and Biovail, Valeant will merge with a wholly owned subsidiary of Biovail. As a result of this merger, the separate corporate existence of the newly formed subsidiary will cease and Valeant will continue as the surviving corporation. On the date of the closing of the merger, Biovail will change its name to “Valeant Pharmaceuticals International, Inc.”

Under the terms of the merger agreement, Valeant stockholders of record as of the close of business on the business day immediately preceding the effective time of the merger will have the right to receive a special dividend of $16.77 per share of Valeant common stock, which Valeant intends to pay on the business day immediately preceding the effective time of the merger. If the merger is completed, holders of shares of Valeant common stock (except for shares of Valeant common stock owned by Biovail, BAC or Beach Merger Corp. (all of which will be cancelled), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn), will receive, for each share of Valeant common stock outstanding immediately prior to the merger, 1.7809 Biovail common shares. Upon the completion of the merger, which is expected to occur before the end of the year, Biovail shareholders will own approximately 50.5% and Valeant stockholders will own approximately 49.5% of the shares of the combined company, each on a fully diluted basis.

In connection with the transaction, the companies have secured a commitment of $2.772 billion through a term loan facility provided by the commitment parties. Existing Valeant 7.625% and 8.375% senior unsecured notes will be refinanced as part of the transaction. In addition, a $250 million senior secured revolving credit facility will be made available to the combined company subsequent to the transaction.

It is anticipated that $300 million of the $2.772 billion facility will be utilized to partially fund the post-merger special dividend of $1.00 per common share of the combined company subsequent to the merger, subject to the discretion of the board of directors of the combined company, and to compliance with applicable law.

Except as otherwise agreed to by the holder of a Valeant restricted stock unit award, each Valeant restricted stock unit award (including performance share units and certain restricted stock units granted to non-employee directors in 2010) that, in accordance with its existing term, provides for vesting, in whole or in part, upon a change in control will vest and settle at the level provided for under the terms of the award on the day prior to the payment of the pre-merger special dividend as if that day was the closing date of the merger (and any performance metrics applicable to the accelerated restricted stock units will be measured as of that day). Any portion of the restricted stock units that vest will be settled in common shares of the combined company at the time of the merger (with the number of shares determined by multiplying the number of shares of Valeant common stock subject to such vested restricted stock unit immediately prior to the completion of the merger by the exchange ratio of 1.7809) and the pre-merger special dividend of $16.77 will be paid to the holder of the restricted stock unit in cash. Any portion of the accelerated restricted stock units that does not vest on the day prior to the payment of the pre-merger special dividend will be forfeited on that day for no consideration. Each stock option to acquire Valeant common stock and each restricted stock unit award (including each restricted stock unit held by non-employee directors not described above) that is not vested or forfeited in the manner described above (each, a “continuing award”) will be adjusted to take into account the pre-merger special dividend by multiplying the number of shares underlying the award by the pre-merger special dividend adjustment ratio of 1.5710 (rounded down to the nearest whole share) and, in the case of stock options by dividing the per share exercise price by the pre-merger special dividend adjustment ratio of 1.5710 (rounded up to the nearest whole cent). At the closing of the merger, each continuing award will be converted into an award to acquire common shares of the combined company, on the same terms and conditions as were applicable to the award prior to the merger. The number of common shares of the combined company subject to the award following the merger will be determined by multiplying the number of shares of Valeant common stock underlying the continuing award (as adjusted to take into account the pre-merger special dividend) by the exchange

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

ratio of 1.7809 (rounded down to the nearest whole share) and, for each share underlying a stock option award by dividing the per share exercise price (as adjusted to take into account the pre-merger special dividend) by the exchange ratio of 1.7809 (rounded up to the nearest whole cent).

Valeant’s outstanding convertible notes will be convertible into Biovail common shares upon completion of the merger and the conversion rate will be adjusted for the pre-merger special dividend.

The merger is subject to approval by Biovail shareholders and Valeant stockholders and the satisfaction or waiver (if permissible under applicable law) of customary closing conditions and regulatory approvals, including anti-trust and competition law approvals in the U.S. and certain other foreign jurisdictions.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Biovail being the legal and accounting acquirer, and was based on the historical financial statements of Biovail and Valeant. Certain reclassifications have been made to the historical financial statements to conform the financial statement presentation to be adopted by the combined company. These adjustments are primarily related to the presentation of alliance and royalty revenue, service and other revenue, in-process research and development charges, restructuring charges, acquisition-related costs, and accrued liabilities for uncertain taxes.

The acquisition method of accounting is based on FASB ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed of Valeant will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Biovail. The results of operations of Valeant will be included in the financial statements of the combined company as of the date of the completion of the merger.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges affecting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Biovail and Valeant are estimated to be

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

approximately $88.6 million, of which no material amount had been incurred in the three months ended March 31, 2010, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred in connection with the merger; these charges are expected to be in the range of approximately $130 million to $150 million, on a pre-tax basis.

3.	Accounting Policies

Upon consummation of the merger, Biovail will review, in detail, Valeant’s accounting policies. As a result of that review, Biovail may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Biovail is not aware of any differences that would have a material impact on the combined financial statements.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Valeant:

	Conversion	Estimated		Form of
	Calculation	Fair Value		Consideration
	(In thousands, except per share amounts)

Number of shares of Valeant common stock outstanding as of March 31, 2010, adjusted for the April 30, 2010 repurchase of 2,638 shares and certain subsequent share issuances in connection with Valeant stock incentive plans	75,748
Multiplied by Biovail’s stock price as of June 28, 2010, adjusted for the exchange ratio of 1.7809 ($19.76*1.7809)	$35.19	$2,665,616	(a)	Common stock

Number of shares of Valeant common stock expected to be issued pursuant to vested Valeant time-based RSUs and performance-based RSUs as a result of the merger transaction	2,452
Multiplied by Biovail’s stock price as of June 28, 2010 adjusted for the exchange ratio of 1.7809	$35.19	$86,286	(a)	Common stock

Number and estimated fair value of vested and partially vested Valeant stock options expected to be exchanged for stock options in the combined company	7,729	$103,613	(b)	Stock options
Number and estimated fair value of outstanding partially vested Valeant RSUs expected to be exchanged for RSUs in the combined company	1,875	$39,804	(b)	Restricted stock units

Estimate of consideration expected to be transferred		$2,895,319

Certain amounts may reflect rounding adjustments

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $35.19 assumed in

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

these unaudited pro forma condensed combined financial statements and that difference may be material. Biovail believes that a price volatility of as much as 35% in the Biovail common share price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of the price of Biovail common shares. A change of this magnitude would increase or decrease the consideration expected to be transferred by approximately $1.0 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

(b)	In accordance with ASC 805, the fair value of the vested portion of Valeant stock options and Valeant RSUs that will be converted into stock options and RSUs in the combined company (hereinafter called the “converted options and RSUs”) will be recognized as a component of the purchase price, based on the fair value of the converted options and RSUs, as described below:

The unaudited pro forma condensed combined financial statements assume that 7.7 million Valeant stock options and 1.9 million Valeant RSUs will be converted into options and RSUs to acquire or receive shares of the combined company’s common stock based on the exchange ratio set forth in the merger agreement. The additional purchase price of $103.6 million relating to the vested portion of the stock options represents a weighted-average fair value of $27.94 per stock option, which was calculated using the Black-Scholes option pricing model. This calculation considered the closing price of Biovail common shares of $19.76 per share as of June 28, 2010, adjusted by the exchange ratio of 1.7809, and the following assumptions:

Expected volatility	33.00%
Expected life	4	.63 years
Expected dividend yield	0.00%
Risk-free interest rate	2.72%

The expected life of the options was determined by taking into account the contractual life of the options and estimated exercise pattern of the option holders. The expected volatility and risk-free interest rate were determined based on current market information, and the dividend yield was derived based on historical experience as well as information that is available to management.

The additional purchase price of $39.8 million represents the fair value of the vested portion of the Valeant time-based and performance-based RSUs to be issued by the combined company to exchange Valeant RSUs. The fair value of the time-based RSUs is determined based on the closing price of Biovail common shares of $19.76, adjusted by the exchange ratio of 1.7809 and the fair value of the performance-based RSUs are determined using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that the performance condition will be achieved.

Biovail believes the fair values of the combined company’s stock options and RSUs approximate the fair values of the Valeant stock options and RSUs as of June 28, 2010. Accordingly, the fair value of the converted stock options and RSUs was recognized as a component of the purchase price and no additional amounts have been reflected as compensation expense. Biovail will recalculate the fair values of the Valeant options and RSUs and the converted options and RSUs as of the actual merger date, in accordance with ASC 718, Compensation — Stock Compensation, to determine the fair value amounts, if any, to be recorded as post-merger compensation expense.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Biovail in the merger, reconciled to the estimate of consideration expected to be transferred:

(In thousands)

Book value of net assets acquired at March 31, 2010	$442,937
Adjusted for:
Equity components of Valeant 3% and 4% convertible subordinated notes	(103,670)
Elimination of existing goodwill and intangible assets	(663,996)

Adjusted book value of net liabilities assumed	$(324,729)
Adjustments to:
Inventory(a)	56,000
Property, plant and equipment(b)	31,100
Identifiable intangible assets(c)	3,580,300
Debt(d)	(206,370)
Pre-merger special dividend payable(e)	(1,314,044)
Deferred income taxes(f)	(1,113,869)
Goodwill(g)	2,186,931

Estimate of consideration expected to be transferred	$2,895,319

(a)	Reflects an adjustment of $56 million to record Valeant’s inventory at its estimated fair value. In connection with the merger, Biovail is required to record Valeant’s inventory on the combined company’s balance sheet at fair value. Biovail’s assumptions as to the fair value of Valeant’s inventory may change as it conducts, with the assistance of a third party appraiser, a valuation of Valeant’s inventory following the completion of the merger. Biovail’s pro forma fair value adjustment to inventory is based on Valeant’s inventory at March 31, 2010, adjusted as follows based on Valeant management’s estimates:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

(b)	Reflects an adjustment of $31.1 million to record Valeant’s property, plant and equipment at an estimated fair value. The assumptions as to the fair value of Valeant’s property, plant and equipment may change as the combined company conducts, with the assistance of a third party appraiser, a valuation of Valeant’s property, plant and equipment following the completion of the merger. The fair value adjustment to property, plant and equipment was derived based on recent appraisals. In cases where no recent appraisals have been completed,

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

the fair value adjustment assumptions were based on a review of market evidence for real property and a review of full and remaining useful lives, replacement cost, and disposal cost for personal property.

		Average
	Estimated Fair	Estimated
	Value	Useful Life
	(In thousands)

Land	$31,327	Indefinite
Buildings	48,700	30 years
Machinery and equipment	51,800	7 years
Automobiles	5,300	7 years
Furniture and fixtures	9,200	7 years
Leasehold improvements	4,200	7 years
Construction in progress	9,100	N/A

Total	159,627

Book value of property, plant and equipment	128,527

Adjustment	$31,100

(c)	A preliminary fair value estimate of $3.6 billion has been allocated to intangible assets acquired, primarily consisting of customer relationships, patented products, brands and other marketing intangibles, and in-process research and development (“IPR&D”). Amortization related to the fair value of amortizable intangible assets, taken over a weighted average life of 10 years for customer relationships and brands and other marketing intangibles, 11 years for patented products, and 9 years for product rights, is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

The determination of the estimated intangible asset fair values was based upon various empirical studies, historical acquisition experience, economic factors, and estimated future cash flows of Valeant. A key variable in determining the fair value of IPR&D included the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant’s management view on regulatory risks for its IPR&D. Changes in these probability factors will have a significant impact on the asset values.

		Average
	Estimated Fair	Estimated
	Value	Useful Life
	(In thousands)

Product rights	$317,900	9 years
Other formulations and technologies	149,500	10 years
Patented products	31,100	11 years
Brands and other marketing intangibles:
Definite lived	1,333,200	10 years
Indefinite lived	213,500	N/A
Customer relationships	526,100	10 years
IPR&D — indefinite-lived*	1,009,000	N/A

Total	$3,580,300

*	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly,

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence.

(d)	As of the effective time of the merger, debt is required to be measured at fair value. Biovail has calculated the adjustment using publicly available information:

(In thousands)

Fair value adjustments related to debt:
Prepayment penalty on Valeant 8.375% senior unsecured notes	$65,369
Other adjustments to continuing debt	9,262

74,631
Elimination of Valeant debt issue costs	8,075

82,706
Fair value adjustment to equity component of convertible notes(a)	123,664

Total	$206,370

(a)	In accordance with ASC 470-20, Debt with Conversion and Other Options, Biovail is required to separately account for the liability component and equity component of the Valeant 3% and 4% convertible subordinated notes as the notes have cash settlement features. The fair value of the convertible notes has been allocated to the liability component in a manner reflecting the combined company’s interest rate at the effective date of the merger for a similar debt instrument without the conversion feature; the residual of the fair value is allocated to additional paid-in capital.

Because the unaudited pro forma condensed combined balance sheet has been prepared as of March 31, 2010, the fair value adjustment does not reflect any adjustment relating to the Valeant senior unsecured notes which were issued on April 9, 2010. These notes have an aggregate principal amount of $400 million, at par, bear a coupon rate of 7.625%, and are due March 15, 2020. It is expected that these notes will be repaid in connection with the merger with proceeds from the new $2.772 billion term loan facility (see note 6(k) to the unaudited pro forma condensed combined financial statements). In connection with this repayment, the combined company expects to incur a prepayment penalty, at the anticipated closing date, of approximately $101.1 million (assuming an October 2010 merger closing and debt repayment). Changes in the timing of this repayment will impact the amount of the prepayment penalty. On a monthly basis, the prepayment penalty will decrease by approximately $1.5 million after October 2010. The payment of this penalty, net of deferred income taxes, will ultimately be reflected as an increase in goodwill.

(e)	Under the merger agreement, Valeant stockholders will receive a special dividend of $16.77 per share of Valeant common stock immediately prior to closing of the merger. In calculating the amount of this payment, the number of shares entitled to the dividend has been adjusted to reflect the April 30, 2010 Valeant share repurchase, and the number of vested Valeant RSUs.

(f)	Represents the estimated deferred income tax liability, based on an estimated income tax rate of 38%, multiplied by the value of purchase price allocation adjustments made to assets and liabilities, excluding goodwill. A combined U.S. Federal and state estimated tax rate of 38% has been used in accordance with Valeant’s intention to repatriate the earnings of non-U.S. subsidiaries which are owned directly or indirectly by Valeant. The tax benefit associated with share-based compensation is based on a preliminary estimate and may be different than the actual amount recorded. This adjustment also includes the reversal of the deferred income

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

tax liability associated with intangible assets previously recorded by Valeant. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)

Estimated fair value adjustment of identifiable intangible assets to be acquired	$3,113,242
Estimated fair value adjustment of inventory to be acquired	56,000
Estimated fair value adjustment of property, plant and equipment to be acquired	31,100
Estimated fair value adjustment related to debt	(82,706)

Total estimated adjustments of assets to be acquired and liabilities to be assumed	3,117,636

Deferred income taxes associated with the estimated adjustments of assets to be acquired and liabilities to be assumed at 38% tax rate	$1,184,702

Deferred income taxes associated with exchange of stock-based awards	(70,833)

Estimated adjustment to deferred income taxes	$1,113,869

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on a preliminary assessment and may be subject to change.

(g)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the preliminary values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Goodwill does not reflect the impact of the prepayment penalty related to the repayment of Valeant’s 7.625% senior unsecured notes as described in note 5(d) ($101.1 million) and the Valeant transactions that occurred subsequent to March 31, 2010, including the $106.7 million reduction in Valeant equity attributable to its April 30, 2010 repurchase of common stock.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust amortization expense to an estimate of intangible asset amortization, as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(In thousands)

Eliminate Valeant’s historical intangible asset amortization expense	$(70,640)	$(19,330)
Estimated amortization expense of acquired finite-lived intangibles:
Product rights (estimated to be $317,900 over average useful life of 9 years)	35,322	8,830
Other formulations and technologies (estimated to be $149,500 over useful life of 10 years)	14,950	3,738
Patented products (estimated to be $31,100 million over useful life of 11 years)	2,827	706
Brand and other marketing intangibles (estimated to be $1,333,200 over useful life of 10 years)	133,320	33,330
Customer relationships (estimated to be $526,100 over useful life of 10 years)	52,610	13,153

Adjustment	$168,389	$40,427

(b) To adjust depreciation expense relating to property, plant and equipment fair value increments, as follows:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(In thousands)

Estimated depreciation expense for fair value increments:
Buildings (estimated to be $(1,000) over remaining useful life of 30 years)	$(33)	$(8)
Machinery and equipment, automobiles (estimated to be $7,000 over remaining useful life of 7 years)	1,000	250
Furniture and fixtures (estimated to be $400 over remaining useful life of 7 years)	57	14

Total	$1,024	$256

Depreciation expense relating to the property, plant and equipment fair value increments has been allocated to cost of goods sold, research and development, and selling, general and administrative in the following percentages: 50%, 4% , 46%, respectively, which is consistent with Valeant’s historical allocation.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(c)	To record the following debt related adjustments:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(In thousands)

Eliminate interest expense recorded by Valeant related to the 8.375% senior secured note(a)	$(18,149)	$(8,139)
Amortization of the fair value adjustment to the 4% convertible subordinated notes(b)	632	308
Additional interest expense related to the new debt in connection with the merger(c)	180,553	45,549

Total(d)	$163,036	$37,718

(a)	Interest expense, including amortization of original issue discount and underwriter fees, on the existing Valeant 8.375% senior unsecured notes will be eliminated as this note will be repaid as part of the merger transaction.

(b)	Fair value adjustment to existing Valeant debt will be amortized to net earnings of the combined company using the effective interest method. The effective interest rate is 8.38%.

(c)	The companies, in connection with the merger, have secured a commitment of $2.772 billion through a term loan facility provided by the commitment parties. The term loan facility consists of two tranches: senior secured term loan A facility (“Term A Facility”) with a principal amount of $500 million and senior secured term loan B facility (“Term B Facility”) with a principal amount of $2,272 million ($300 million of which is a delayed draw directly linked to the payment of the post-merger special dividend) and is expected to have an original issue discount of $69.3 million on a fully drawn basis. Term A Facility matures on the fifth anniversary of the issuance of the loan and is estimated to bear interest at a rate of 6.25%. Term B Facility matures on the sixth anniversary of the issuance of the loan and is estimated to bear interest at a rate of 6.50%. Approximately $86 million of issue costs are expected to be incurred and will be amortized using an effective interest method. The effective interest rates for Term A Facility and Term B Facility are 7.57% and 7.82%, respectively. Term A Facility and Term B Facility are both committed as floating rate loans. Additionally, the committed facility provides an element of both rate and pricing market flex which could cause the rate estimates applied in these unaudited pro forma condensed combined financial statements to vary from those used above.

(d)	Approximately $501.1 million (see note 6(p)) of the proceeds from the term loan facility will be used to repay Valeant’s 7.625% senior unsecured notes. The post-merger special dividend is not reflected in these unaudited pro forma condensed combined financial statements and accordingly, the related $300 million portion of Term B Facility is considered undrawn. No interest income has been imputed on this cash balance in the unaudited pro forma condensed combined statements of income.

(d) To record an estimate of the deferred income tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expense on incremental debt to finance the merger, estimated fair value adjustments for property, plant and equipment and intangibles, and share-based compensation (see note 6(a), (b), (c), (i)). A combined U.S. Federal and state estimated tax rate of 38% has been used in accordance with Valeant’s intention to repatriate to the U.S. the earnings of non-U.S. subsidiaries which are owned by the U.S. corporation. The effective tax rate of the combined company could be significantly different than the tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities. The income tax impact also includes the elimination of the non-recurring tax benefits associated with the reduction of the valuation allowance on U.S. net deferred tax assets that was recorded by each of Biovail and Valeant in 2009. These valuation allowance reductions would not have been expected to be recorded if the merger had occurred on January 1, 2009. The valuation allowance previously recorded by Valeant would have been eliminated as at the

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

closing date of the merger as a result of the recording of deferred tax liabilities associated with purchase price adjustments, rather than Valeant reducing the valuation allowance as a tax benefit during 2009. In addition, as a result of the limitation on Biovail’s utilization of net operating loss carryovers immediately after the merger, Biovail would have been expected to increase its valuation allowance as of the merger date and maintain this increased valuation allowance on U.S. net deferred tax assets at the same amount in 2009 and the first quarter of 2010. Biovail and Valeant have assumed that their remaining net deferred tax assets presented in the unaudited pro forma condensed combined balance sheet as of March 31, 2010 will be utilized based on reversing temporary differences, expected future income and, if necessary, available tax-planning strategies relating to the timing of the repatriation of foreign earnings which are not permanently reinvested. In addition, certain deferred tax balances have been reclassified from noncurrent deferred tax assets to noncurrent deferred tax liabilities in order to net deferred tax balances in each tax jurisdiction.

(e) To adjust acquired inventory to an estimate of fair value. The combined company’s cost of sales will reflect the increased valuation of Valeant’s inventory as the acquired inventory is sold which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statement of income.

(f) To adjust other long-term assets, net, as follows:

(In thousands)

Eliminate Valeant’s historical deferred charges associated with the Valeant debt	$(8,075)
Estimated debt issuance costs associated with the new term loan facility entered into in connection with the merger	85,655

Total	$77,580

(g) To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(In thousands)

Eliminate Valeant’s historical goodwill	$(196,938)
Estimated transaction goodwill	2,186,931

Total	$1,989,993

(h) To adjust intangible assets (including IPR&D intangibles) to an estimate of fair value, as follows:

(In thousands)

Eliminate Valeant’s historical intangible assets	$(467,058)
Estimated fair value of intangible assets acquired	3,580,300

Total	$3,113,242

(i) To adjust share-based compensation expense related to unvested stock options and RSUs to be issued by the combined company to replace Valeant stock options and Valeant RSUs.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2009	2010
	(In thousands)

Eliminate Valeant’s historical share-based compensation expense	$(16,121)	$(4,946)
Estimated share-based compensation relating to the combined company’s stock options and RSUs issued to replace the unvested Valeant stock options and the unvested Valeant RSUs	49,731	9,815

Total	$33,610	$4,869

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The share-based compensation adjustment has been allocated to cost of goods sold, research and development, and selling, general and administrative in the following percentages: 2%, 2%, 96%, respectively, which is consistent with Valeant’s historical allocation.

(j) To adjust property, plant and equipment to an estimate of fair value, as follows:

(In thousands)

Estimated fair value increments of property, plant and equipment acquired:
Land	$24,700
Buildings	(1,000)
Machinery, equipment and automobiles	7,000
Furniture and fixtures	400

Total	$31,100

(k) To record the new debt to be incurred in connection with the merger; to adjust the remaining Valeant debt to its estimated fair value; and to record the settlement of Valeant’s 8.375% senior unsecured notes, including related prepayment penalty, as follows:

(In thousands)

Establish new debt in connection with the merger(a)(c)	$2,410,200
Estimated net fair value increase to continuing debt	74,631
Settlement of Valeant 8.375% senior unsecured notes(b)	(430,369)

Total	$2,054,462

(a)	The companies, in connection with the merger, have secured a commitment of $2.772 billion through a term loan facility provided by the commitment parties to fund the merger transaction, including the repayment of certain existing Valeant debt instruments, the special dividend, fees and transaction costs and the proposed post-merger special dividend. The debt is expected to be issued with an original issue discount of $69.3 million on a fully drawn basis. In addition, the committed facility includes a revolving facility of $250 million which is considered as undrawn for the purposes of the unaudited pro forma condensed combined financial statements. The post-merger special dividend is not reflected in these unaudited pro forma condensed financial statements and accordingly the related $300 million portion of Term B Facility is also considered undrawn for purposes of the unaudited pro forma condensed combined financial statements.

(b)	Consists of repayment of the principal balance of $365 million and an estimated prepayment penalty of $65.4 million. Changes in the timing of this repayment will impact the amount of the prepayment penalty; on a monthly basis, the prepayment penalty will decrease by approximately $2.1 million.

(c)	On April 9, 2010, Valeant issued $400 million aggregate principal amount of senior unsecured notes at par. It is anticipated that these notes will be repaid in connection with the merger. A prepayment penalty of approximately $101 million (assuming an October 2010 close) is expected to be incurred in this regard. Changes in the timing of this repayment will impact the amount of the prepayment penalty; on a monthly basis, the prepayment penalty will decrease by approximately $1.5 million after October 2010. As these notes are not included in the historical financial statements of Valeant, the effect of their repayment is not reflected in the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(l) To record the common stock portion of the transaction consideration and to eliminate Valeant common stock, at par, as follows:

(In thousands)

Eliminate Valeant common stock	$(783)
Issuance of Biovail common stock	2,751,902

Total	$2,751,119

(m) To record the pre-merger special dividend and the issuance of the combined company’s stock options and RSUs, as follows:

(In thousands)

Pre-merger special dividend	$(1,314,044)
Less: amount charged to accumulated deficit	(402,616)
(911,428)
Increase in equity component of Valeant 4% convertible subordinated notes(a)	123,664
Issuance of the combined company’s replacement options and RSUs	143,417

Total	$(644,347)

(a)	In accordance with ASC 470-20, Debt with Conversion and Other Options, as the notes have cash settlement features, the combined company is required to separately account for the liability component and equity component of the Valeant 4% convertible subordinated notes. The fair value of the convertible notes has been allocated to the liability component in a manner reflecting the combined company’s estimated interest rate at the effective date of the merger for a similar debt instrument without the conversion feature; the residual of the fair value is allocated to additional paid-in capital.

(n) To record the excess of the pre-merger special dividend over available additional paid-in capital and to eliminate the Valeant accumulated deficit, estimated acquisition-related transaction costs and the increase in the valuation allowance against deferred tax assets of Biovail, all of which are not expected to be recurring, as follows:

(In thousands)

Pre-merger special dividend	$(1,314,044)
Less: amount charged to additional paid-in capital	(911,428)

(402,616)
Eliminate Valeant accumulated deficit, after pre-merger special dividend	1,008,643
Estimated acquisition-related transaction costs assumed to be non-recurring, net of tax of $7,980(a)	(80,669)
Increase in valuation allowance against Biovail deferred tax assets	(80,000)

Total	$445,358

(a)	Total acquisition-related transaction costs to be incurred by Biovail and Valeant are estimated to be approximately $88.6 million, of which no amount was charged in the year ended December 31, 2009 and in the three months ended March 31, 2010. Because the acquisition-related transaction costs are not expected to have a continuing impact on the combined company’s results, the amount was recorded as an increase to accumulated deficit.

(o) To eliminate Valeant accumulated other comprehensive income.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

(p) To record the cash impact of financing, pre-merger special dividend, and transaction costs as follows:

(In thousands)

Proceeds from new term loan facility	$2,410,200
Debt issue cost	(85,655)
Repayment of 8.375% Valeant senior unsecured notes	(430,369)
Acquisition-related transaction costs	(88,649)
Payment of pre-merger special dividend	(1,314,044)

Total	$491,483

In connection with the merger, Valeant’s 7.625% senior unsecured notes issued on April 9, 2010 will be repaid at an estimated amount of $501.1 million.

In addition, the unaudited pro forma condensed combined financial statements do not include the following amounts related to the anticipated post-merger special dividend:

(In thousands)

Delayed draw down on term loan facility	$300,000
Post-merger special dividend of $1.00 per common share	(322,300)

Total	$(22,300)

(q) The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Valeant were assumed to be replaced by the shares expected to be issued by Biovail to effect the merger.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of pre-tax annual cost savings of approximately $175 million by the second year after close of the merger. These savings are expected in selling, information technology and administrative functions, research and development and manufacturing. Although management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements also do not reflect estimated acquisition-related restructuring charges associated with the expected pre-tax cost savings, which is estimated to be in the range of $130 to $150 million, on a pre-tax basis, and which will be expensed as incurred.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

Valeant’s common stock is listed and traded on the NYSE under the symbol “VRX.” Biovail’s common shares are listed and traded on the NYSE and TSX under the symbol “BVF.” The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of Valeant common stock and the high and low sales price per share of Biovail common shares, in each case as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by Valeant with respect to its common stock (excluding the pre-merger special dividend) and by Biovail with respect to its common shares. On the Valeant record date (          ,           ), there were           shares of Valeant common stock outstanding. On the Biovail record date (           ,           ), there were           Biovail common shares outstanding.

	Valeant			Biovail
			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2008
First Quarter	$14.63	$11.00	—	$14.90	$10.00	$0.375
Second Quarter	$17.71	$11.99	—	$12.96	$9.53	$0.375
Third Quarter	$21.00	$16.00	—	$11.27	$9.27	$0.375
Fourth Quarter	$23.28	$14.58	—	$9.88	$6.65	$0.375
2009
First Quarter	$24.65	$15.64	—	$12.15	$9.41	$0.375
Second Quarter	$26.22	$16.34	—	$13.75	$9.26	$0.09
Third Quarter	$28.13	$22.17	—	$15.50	$12.14	$0.09
Fourth Quarter	$34.44	$26.63	—	$15.49	$12.91	$0.09
2010
First Quarter	$43.42	$31.03	—	$16.97	$13.64	$0.09
Second Quarter	$53.50	$40.50	—	$19.81	$13.67	$0.095
Third Quarter (until July 20, 2010)	$55.51	$50.25	—	$21.32	$18.07	—

CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Valeant common stock and Biovail common shares. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had occurred on March 31, 2010 in the case of book value per share data and as of January 1, 2009 in the case of net income per share data.

The pro forma per share balance sheet information combines Valeant’s March 31, 2010 unaudited consolidated balance sheet with Biovail’s March 31, 2010 unaudited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended December 31, 2009, combines Valeant’s audited consolidated statement of income for the fiscal year ended December 31, 2009, with Biovail’s audited consolidated statement of income for the fiscal year ended December 31, 2009. The pro forma per share income statement information for the three months ended March 31, 2010, combines Valeant’s unaudited consolidated statement of income for the three months ended March 31, 2010, with Biovail’s unaudited consolidated statement of income for the three months ended March 31, 2010. The Valeant pro forma equivalent per share financial information is calculated by multiplying the unaudited Biovail pro forma combined per share amounts by the 1.7809 exchange ratio.

The following information should be read in conjunction with the audited consolidated financial statements of Valeant and Biovail, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Biovail Corporation and Valeant Pharmaceuticals International Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 130. The unaudited pro forma information below is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Valeant Historical Data per Share of Common Stock
Income from continuing operations attributable to controlling interest
Basic	$0.45	$3.15
Diluted	$0.43	$3.07
Dividends declared per share of Common Stock	—	—
Book value per share of Common Stock	$5.66	$4.80

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Biovail Historical Data per Common Share
Income from continuing operations
Basic	$(0.02)	$1.11
Diluted	$(0.02)	$1.11
Dividends declared per Common Share	$0.09	$0.65
Book value per Common Share	$8.48	$8.56

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Valeant Pro Forma Equivalent Combined Data per Share of Common Stock
Income from continuing operations attributable to controlling interest
Basic	$(0.12)	$0.46
Diluted	$(0.12)	$0.45
Dividends declared per share of Common Stock	$0.16	$1.15
Book value per share of Common Stock	$25.74	N/A

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Biovail Pro Forma Combined Data per Common Share
Income from continuing operations
Basic	$(0.07)	$0.26
Diluted	$(0.07)	$0.25
Dividends declared per Common Share	$0.09	$0.65
Book value per Common Share	$14.45	N/A

COMPARISON OF RIGHTS OF VALEANT STOCKHOLDERS
AND BIOVAIL SHAREHOLDERS

If the merger is completed, stockholders of Valeant will become shareholders of Biovail. The rights of Valeant stockholders are currently governed by the DGCL and the restated certificate of incorporation and amended and restated bylaws of Valeant. The rights of Biovail shareholders are currently governed by the CBCA and the articles of continuance and bylaws of Biovail.

This section of the joint proxy statement/prospectus describes the material differences between the rights of Valeant stockholders and Biovail shareholders. This section does not include a complete description of all differences among the rights of Valeant stockholders and Biovail shareholders, nor does it include a complete description of the specific rights of these persons.

The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the relevant provisions of the DGCL and the CBCA, as well as the certificate of incorporation and bylaws of Valeant and the articles of continuance and bylaws of Biovail. This summary does not reflect any of the rules of the NYSE or TSX that may apply to Valeant or Biovail in connection with the merger. Copies of the certificate of incorporation and bylaws of Valeant and the articles of continuance and bylaws of Biovail are filed as exhibits to the reports of Valeant and Biovail incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

	Valeant	Biovail

Outstanding Capital Stock	Valeant has outstanding only one class of common stock. Holders of Valeant common stock are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and Valeant’s restated certificate of incorporation (referred to herein as its “certificate of incorporation”) and amended and restated bylaws (referred to herein as its “bylaws”).	Biovail has outstanding only one class of common shares. Holders of Biovail common shares are entitled to all of the respective rights and obligations provided to shareholders under the CBCA and Biovail’s articles of continuance and amended and restated bylaws (referred to herein as its “bylaws”).
Authorized Capital Stock	The authorized capital stock of Valeant consists of (i) 200,000,000 shares of common stock, $0.01 par value, and (ii) 10,000,000 shares of preferred stock, $0.01 par value.

Under Valeant’s certificate of incorporation, Valeant’s board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or limitations thereof, as the board of directors may determine.
The authorized share capital of Biovail consists of (i) an unlimited number of Class A Special shares and (ii) an unlimited number of common shares.

Under Biovail’s articles of continuance, Biovail’s board of directors has the authority to issue one or more series of Class A Special shares with designations, rights, privileges, restrictions and conditions, as the board of directors may determine.

As of July 15, 2010, there were (i) 158,589,904 Biovail common shares outstanding and (ii) no Class A Special shares outstanding.
As of July 14, 2010, there were (i) 75,921,797 shares of Valeant common stock outstanding and (ii) no shares of Valeant preferred stock outstanding.

	Valeant	Biovail

Designations of Preferred Stock	Valeant’s certificate of incorporation designates Series A Participating Preferred Stock, which stock is entitled to quarterly dividends, voting rights superior to the common stock and a liquidation preference. No shares of Series A Participating Preferred Stock are outstanding.	Biovail’s articles of continuance provide that, subject to the prior rights of the holders of the Class A Special shares (and any other shares ranking senior to the common shares with respect to priority in the payment of dividends), the holders of common shares shall be entitled to receive any dividends declared by the board of directors of Biovail, and Biovail shall pay dividends thereon, as and when declared by the board of directors of Biovail.

Biovail’s articles of continuance provide that, in the event of the dissolution, liquidation or winding- up of Biovail, whether voluntary or involuntary, or any other distribution of assets of Biovail among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class A Special shares (and any other shares ranking senior to the common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding- up or distribution for the purpose of winding-up), the holders of common shares shall be entitled to receive the remaining property and assets of Biovail.
Voting Rights	Each holder of Valeant common stock is entitled to one vote per share on all matters to be voted on by stockholders.	Each holder of Biovail common shares is entitled to receive notice of and attend all meetings of Biovail shareholders and shall have one vote for each common share held at all meetings of Biovail shareholders, except meetings at which, pursuant to the CBCA, only holders of another specified class or series of shares of Biovail are entitled to vote separately as a class or series. Also see “— Mergers, Consolidations and Other Transactions” beginning on page 159.
Dividend Rights	The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.	Under the CBCA, dividends may be declared at the discretion of the board of directors. Biovail may pay dividends unless there are reasonable grounds for believing that (1) Biovail is, or would after such payment be, unable to pay its liabilities as they become due or (2) the realizable value of Biovail’s assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.

	Valeant	Biovail

Size of the Board of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Valeant’s board of directors currently has 10 members.

Valeant’s certificate of incorporation provides that the Valeant board of directors must consist of not less than three nor more than 20 members, as may be fixed from time to time by a resolution adopted by the majority of the board of directors. Valeant’s bylaws provide that so long as Valeant’s certificate of incorporation provides that the number of directors may be fixed by the board of directors, the Valeant board of directors must consist of not less than seven nor more than 11 members.

The CBCA provides that a board of directors of a CBCA corporation that is a distributing corporation whose issued securities remain outstanding and are held by more than one person must have no fewer than three directors, at least two of whom are officers or employees of the corporation or its affiliates.

Biovail’s board of directors currently has 12 members. Pursuant to the terms of the merger agreement, the combined company’s board of directors will comprise 11 directors. See “The Merger — Board of Directors and Management After the Merger” beginning on page 87.

Biovail’s articles of incorporation state that the minimum number of directors is three and the maximum is 20. The actual number of directors, within that range, is determined by the board of directors from time to time.

The CBCA provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Biovail by special resolution.
Classification of the Board of Directors	Valeant’s certificate of incorporation provides for the division of Valeant’s board of directors into three classes of directors, as nearly equal in number as reasonably possible, serving staggered three-year terms, with one-third of the board of directors being elected each year.	The CBCA provides that directors may be elected for a term of up to three years, and that staggered terms are permissible; however, Biovail’s bylaws and charter of the board of directors provide that a director’s term of office shall be from the date of the meeting at which such director is elected or appointed until the close of the annual meeting of shareholders next following such director’s election or appointment or until such director’s successor is elected or appointed. If qualified, a director whose term of office has expired is eligible for re-election as a director.
Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.
The CBCA and Biovail’s bylaws provide that directors will be elected by ordinary resolution of shareholders present in person or represented by proxy at the meeting and entitled to vote.

The Valeant bylaws provide that, in an uncontested election, each director will be elected by the vote of the majority of votes cast with respect to that director’s election, and that, in a contested election (i.e., an election in which the number of nominees exceeds the number of directors to be elected), each director will be elected by a plurality of votes cast. For purposes of the election of directors, a majority of the

Pursuant to the CBCA, at least 25% of the directors of a CBCA corporation must be resident Canadians.

Biovail’s corporate governance guidelines provide that, in an uncontested election, each director who is elected by less than a majority of votes cast with respect to that director’s election (i.e. a director who receives a greater number of votes “withheld” from his or her election than votes “for” such election) shall promptly

	Valeant	Biovail

	votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election (excluding abstentions).	tender his or her written resignation to the board of directors following the meeting at which the director is elected, which will become effective upon acceptance by Biovail’s board of directors.
Removal of Directors	Under the DGCL, where there is a classified board of directors, any director may be removed only for cause, unless the corporation’s certificate of incorporation provides otherwise. Under the Valeant certificate of incorporation and bylaws, Valeant stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the outstanding shares of capital stock of Valeant entitled to vote generally in the election of directors, voting together as a single class.	Under the CBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Biovail), shareholders of the corporation may, by a majority of the votes cast at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by a majority of the votes cast at a meeting of the shareholders of that class or series.
Filling of Vacancies on the Board of Directors	Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. Valeant’s certificate of incorporation and bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the Valeant board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.	In addition, the CBCA allows a vacancy on the board of directors to be filled by a quorum of directors, except for the case in which the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by Biovail’s articles of continuance. Under the CBCA, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which the director is removed.

In addition to the Board’s ability to fill a vacancy among directors, the CBCA and Biovail’s articles of continuance authorize the board of directors to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders, and those additional directors may hold office for a term expiring not later than the close of the next annual meeting of shareholders.

	Valeant	Biovail

Ability to Call Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

Valeant’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time only by the board of directors or the chairman of the board of directors.	Under the CBCA, the holders of not less than 5% of the shares that carry a right to vote at a meeting may requisition the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the request may call the meeting.

Biovail’s bylaws provide that special meetings of shareholders may be called at any time by the board of directors.
Notice of Annual and Special Meetings of Stockholders/ Shareholders	Valeant’s bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given to each stockholder of record not less than 10 nor more than 60 days before the date of the meeting.	Under the CBCA, the board of directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting, but no later than six months after the end of the corporation’s preceding financial year. The corporation may apply to a Canadian court for an order extending the time for calling an annual meeting.
Pursuant to the CBCA and Biovail’s bylaws, meetings of shareholders shall be held at such place within Canada as determined by the directors, or at a place outside Canada if the place is specified in Biovail’s articles of continuance or if all the shareholders entitled to vote at the meeting agree that the meeting is to be held at such place.
Under the CBCA, notice of the date, time and place of a meeting of Biovail shareholders must be given not less than 21 days nor more than 60 days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a special notice, the notice must also state the nature of the business to be transacted at the meeting and the text of any special resolution to be submitted to the meeting.
Under the CBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 21 days (less than 30 days under Canadian securities regulations) the date on which the meeting is to be held. If no record date is fixed, the record date will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given not less than seven days before the date so fixed by newspaper advertisement

Valeant	Biovail

in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which the shares of Biovail are listed for trading.
Stockholder/ Shareholder Action by Written Consent	The DGCL provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting. The Valeant certificate of incorporation and bylaws provide that no action required to be taken or that may be taken at any annual or special meeting of the stockholders of Valeant may be taken without a meeting, and the power of the Valeant stockholders to consent in writing to the taking of any action by written consent without a meeting is specifically denied.	Under the CBCA, generally, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.

For a public company such as Biovail, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.
Advance Notice Requirements for Director Nominations and Other Proposals by Stockholders/ Shareholders	The Valeant bylaws generally permit stockholders to nominate director candidates at annual and special meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the Valeant bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate be received by the Valeant board of directors, with a copy to the corporate secretary of Valeant, not later than 60 days nor more than 90 days in advance of the scheduled date of the meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which the notice of the date of the annual meeting was mailed or (ii) the day on which the public disclosure was made. To be in proper form, the Valeant bylaws require that the notice include, among other things, certain disclosures about (i) the director nominee, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the nominee and the proposing stockholder relating to the proposed nomination or Valeant and (ii) the stockholder making such nomination, including all ownership interests (including derivatives) and rights to vote any security of Valeant. Such notice must also contain the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected.	Under the CBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the board of directors, may be made by eligible registered or beneficial holders of shares entitled to vote at an annual meeting of shareholders. Proposals must be submitted at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the immediately preceding annual meeting.

To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holder of (i) at least 1% of the total number of outstanding voting shares of the corporation or (ii) shares whose fair market value is at least C$2,000 on the close of business on the day before the shareholder submits the proposal, and those registered or beneficial holders must have held the shares for at least six months immediately prior to the submission of the proposal. Proposals for director nominations must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting.

The foregoing provisions do not preclude nominations made at meetings of shareholders.

	Valeant	Biovail

Valeant’s bylaws allow for business to be properly brought before an annual meeting of stockholders, if the stockholder intending to propose the business gives timely notice in writing in proper form to the corporate secretary of Valeant. To be timely, a stockholder’s notice must be received by the corporate secretary, subject to certain limited exceptions, not later than 60 days nor more than 90 days in advance of the scheduled date of the annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which the notice of the date of the annual meeting was mailed or (ii) the day on which the public disclosure was made. To be in proper form, the Valeant bylaws require that the notice include, among other things, certain disclosures about (i) the proposal, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the proposing stockholder and any other persons relating to the proposal or Valeant and (ii) the stockholder making such proposal, including all ownership interests (including derivatives), rights to vote any security of Valeant and any material interest of the stockholder in the business being proposed, as well as the text of any resolutions proposed for consideration.
Amendments to the Certificate of Incorporation	The DGCL generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under Valeant’s certificate of incorporation, amendments to Valeant’s certificate of incorporation generally may be made in accordance with the default positions of Delaware law. However, the Valeant certificate of incorporation requires the vote of 75% of the voting power of the shares entitled to vote in the election of directors in order to amend, modify or repeal certain designated provisions (including provisions relating to the ability of stockholders to call a special meeting or act by written consent in lieu of a meeting, notice of stockholder proposals and nominations of director candidates by stockholders, the number, election or term	Under the CBCA, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares of the corporation. Specified amendments may also require the separate approval of other classes or series of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Valeant	Biovail

of Valeant directors, and filling vacancies on the Valeant board of directors).
Amendments to Bylaws	Under the DGCL, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation.

Valeant’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal Valeant’s bylaws. Valeant’s bylaws may also be adopted, amended and repealed by the stockholders. However, the affirmative vote of the holders of 75% or more of the voting power of all of the Valeant shares entitled to vote generally in the election of directors is required for stockholders to amend, repeal or adopt any bylaw, and to amend, repeal or adopt any provision in a manner that would be inconsistent with any bylaw adopted by Valeant’s board of directors.	Biovail’s board of directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of the corporation. Where the directors make, amend or repeal a bylaw, they are required under the CBCA to submit that action to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend that action by simple majority or ordinary resolution. If the action is rejected by shareholders, or the directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed by the shareholders.
State Anti-Takeover Statutes	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
The CBCA does not contain a provision comparable to Delaware law with respect to business combinations. Under the CBCA, anyone may make a take-over bid and offer to purchase all of the shares of a class of a corporation, including Biovail. If, within 120 days after the date of a take-over bid, the holders of not less than 90% of the shares of any class to which the take- over bid relates accept the take-over bid, the offeror is entitled to acquire the shares held by shareholders who did not accept.
Valeant is governed by Section 203 of the DGCL.
Mergers, Consolidations and Other Transactions	Under the DGCL, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•     the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

• each share of stock of the constituent corporation outstanding before the	Under the CBCA, certain extraordinary corporate actions, such as:

•     amalgamations (other than with certain affiliated corporations);

•   continuances;

•   amending the articles of the corporation to change its name;

•   sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business;

• reductions of stated capital for any purpose, e.g., in connection with the

Valeant	Biovail

merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

• either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.	payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and

•     other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements, are required to be approved by “special resolution.”

A “special resolution” is a resolution passed by not less than two- thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.
The Valeant certificate of incorporation requires the affirmative vote of the holders of 85% of the voting stock of Valeant (excluding the stock held by a “related person” referred to below) to approve any business combination, including mergers, sales and leases of assets, issuances of securities and similar transactions, with a person who, together with affiliates and associates, beneficially owns 10% or more of Valeant’s voting stock (a “related person”), unless: (i) the business combination has been approved by the vote of not less than 66 2/3% of directors who are not affiliates or associates of the related person and were members of the board of directors before the person became a related person, or their unaffiliated successors, or (ii) certain fair price requirements are satisfied.	In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Rules or policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61- 101 — Protection of Minority Security Holders in Special Transactions (“MI 61- 101”) of the Canadian Securities Administrator contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly: (i) acquires, sells, leases or transfers an asset; (ii) acquires or issues securities; (iii) assumes or becomes subject to a liability; or (iv) borrows money or lends money from or to, as the case may be, a related party by any means in any one or any combination of transactions. “Related party” (as defined in MI 61-101) includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.
MI 61-101 provides that, in connection with a “related party transaction” (in addition to any other required shareholder approval), Biovail is required, subject to the availability of certain exceptions, to: (i) provide specific

	Valeant	Biovail

disclosure in the proxy circular sent to security holders in connection with a related party transaction where a meeting is required; (ii) obtain a formal valuation of the subject matter of the related party transaction and any non- cash consideration offered in connection therewith and provide a summary thereof in the proxy circular; and (iii) obtain the approval of a majority of the votes cast by shareholders other than the related party involved in the transaction.
Preemptive Rights of Stockholders/ Shareholders	Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because the Valeant certificate of incorporation does not include any provision in this regard, holders of shares of Valeant common stock do not have preemptive rights.	Under the CBCA, holders of Biovail common shares are not entitled to pre- emptive or subscription rights.
Directors’ and Officers’ Liability and Indemnification	Valeant’s certificate of incorporation provides that no director of Valeant will be personally liable to Valeant or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Valeant. However, personal liability of a director will not be eliminated or limited (i) for any breach of a director’s duty of loyalty to Valeant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions or (iv) for any transactions from which such director derived an improper personal benefit.

The Valeant certificate of incorporation and bylaws provide for indemnification, to the full extent permitted by law, of any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of Valeant, or is or was serving at the request of Valeant as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. Valeant may purchase and maintain insurance on behalf of those persons against any liability which may be asserted. The indemnification includes expenses (including attorneys’ fees), judgments, fines and amounts paid in	Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity for another entity (whom we refer to in this summary as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

•     the person acted honestly and in good faith with a view to the best interests of the corporation or other entity; and

•   in the case of a criminal or an administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought

Valeant	Biovail

settlement, and those expenses may be paid by Valeant before the final disposition of the action, suit or proceeding. The indemnification does not limit Valeant’s right to indemnify any other person for the expenses to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from Valeant may be entitled.

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
to have done.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.

Under the bylaws of Biovail, Biovail is required to indemnify each director or officer, former director or officer or person who acts or acted at the request of Biovail as a director or officer of a body corporate of which Biovail is or was a shareholder or creditor, and his or her heirs and legal representatives (subject to the limitations under the CBCA).

In addition, Biovail may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether in his or her capacity as a director or officer of Biovail or in his or her capacity as a director or officer of another entity if he or she acts or acted in that capacity at Biovail’s request, whether or not Biovail would have the power to indemnify that person against this liability under the CBCA.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the

	Valeant	Biovail

expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.
Stockholder/ Shareholder Rights Agreement	Valeant currently has no stockholder rights plan. Valeant’s previous stockholder rights plan expired by its terms in November 2009. Notwithstanding the expiration of the stockholder rights plan and subject to the restrictions contained in the merger agreement, the Valeant board of directors could, pursuant to its authority to issue preferred stock, adopt a stockholder rights plan without stockholder approval at any future time.	Biovail currently has no shareholder rights plan in place. Subject to the restrictions contained in the merger agreement, the Biovail board of directors could adopt a shareholder rights plan at any future time, which plan must be approved by shareholders within six months of its adoption.
Oppression Remedy	The DGCL does not provide for a similar remedy.	The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregard the interests of, any securityholder, director or officer of the corporation if an application is made to a court by a “complainant,” which includes:
• a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;
• a present or former officer or director of the corporation or any of its affiliates;
• the director appointed under the CBCA; and
• any other person who in the discretion of the court is a proper person to make such application.
The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.
Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action).

	Valeant	Biovail

Quorum of Shareholders	Valeant’s bylaws provide that a majority of the voting power of the issued and outstanding stock of Valeant entitled to vote thereat, present in person, by remote communication, if applicable, or represented by proxy, constitutes a quorum.	Under Biovail’s bylaws, two persons present, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled, and together holding or representing shares of Biovail having not less than 25% of the outstanding votes entitled to be cast at the meeting, constitute a quorum.
Inspection of Corporate Records	Under the DGCL, any stockholder may inspect Valeant’s stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under the DGCL and Valeant’s bylaws, Valeant must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting during normal business hours, at the principal place of business of the corporation. The list must also be produced at the time and place of the meeting during the whole time thereof.	Under the CBCA, shareholders of Biovail have the right to examine the corporate records, including Biovail’s charter and Biovail’s by-laws, minutes of meetings and resolutions, during the usual business hours of Biovail. Also, upon receipt of an affidavit, Biovail is required to allow shareholders access to the securities register of Biovail during normal business hours and to provide a list of shareholders of Biovail to the requesting shareholder setting out the names, number of shares owned and addresses of Biovail’s registered shareholders.
Appraisal/Dissent Rights	Under the DGCL, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or those shares plus cash in lieu of fractional interests, (b) shares of any other corporation, or those shares plus cash in lieu of fractional interests, unless those shares are listed on a national securities exchange or held of record by more than 2,000 holders or (c) any combination of the foregoing.

Pursuant to the merger agreement, the stockholders of Valeant are entitled to	The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by the board of directors of the corporation or, failing which, by the appropriate Canadian court upon an application timely brought by the corporation or a dissenting shareholder, in connection with specified matters, including:

•     any amalgamation with another corporation (other than with certain affiliated corporations);

•   an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•   an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•   a continuance under the laws of another jurisdiction;

• a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary

Valeant	Biovail

appraisal rights in connection with the merger, provided that the applicable Valeant stockholder complies with all applicable requirements and procedures under the DGCL. See “Appraisal/Dissent Rights” beginning on page 166 and Annex G to this joint proxy statement/prospectus.	course of business;

•     a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

•   the carrying out of a going- private transaction or a squeeze-out transaction; and

• certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Biovail shareholders are not entitled to dissent/appraisal rights under the CBCA in connection with the merger with Valeant. See “Appraisal/Dissent Rights,” beginning on page 166.

APPRAISAL/DISSENT RIGHTS

Appraisal or dissent rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal or dissent rights are not available in all circumstances.

Biovail

Under the CBCA, the holders of Biovail common shares are not entitled to dissent rights in connection with the merger or any of the Biovail proposals.

Valeant

Under the merger agreement, Valeant stockholders who dissent and do not vote in favor of the proposal to adopt the merger agreement may be entitled to certain appraisal rights in connection with the merger, as described below and in Annex G attached to this joint proxy statement/prospectus. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares, valued as of the effective time of the merger, in cash from the combined company.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.

THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE SUCH NOTICE, AND THE FULL TEXT OF SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX G. ANY VALEANT STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX G CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Valeant stockholders of record that elect to exercise their appraisal rights with respect to the merger are referred to herein as “dissenting stockholders,” and the shares of Valeant common stock with respect to which they exercise appraisal rights are referred to herein as “dissenting shares.” If a Valeant stockholder has a beneficial interest in shares of Valeant common stock that are held of record in the name of another person, such as a bank, broker or nominee, and such Valeant stockholder desires to perfect whatever appraisal rights such beneficial Valeant stockholder may have, such beneficial Valeant stockholder must act promptly to cause the holder of record to timely and properly file the required demand. Beneficial Valeant stockholders with shares held through a bank, broker or other nominee that wish to exercise appraisal rights should consult with their bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A VOTE IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT BY A VALEANT STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Valeant stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, in cash from the combined company. We advise any Valeant stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Valeant common stock as to which Valeant common stock appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective time of the merger.

While Valeant stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the proposal to adopt the merger agreement, a vote in favor of the proposal to adopt the merger agreement will result in a waiver of the holder’s right to appraisal rights. Valeant stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to Valeant, before the taking of the vote on the proposal to adopt the merger agreement at the special meeting of Valeant stockholders on          , a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Valeant of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the proposal to adopt the merger agreement shall not constitute such a demand. Please see the discussion below under the heading “Written Demands” beginning on page 168 for additional information regarding written demand requirements.

Within 10 days after the effective time of the merger, the combined company must provide notice of the date of effectiveness of the merger to all Valeant stockholders who have not voted for the proposal to adopt the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A Valeant stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656
Phone: (973) 549-5292
Facsimile: (949) 315-3818
Attention: Corporate Secretary

Within 120 days after the effective time of the merger, any dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from the combined company a statement of the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received by Valeant, and the aggregate number of holders of those shares. This statement must be mailed to the dissenting stockholder within 10 days after the dissenting stockholder’s written request has been received by the combined company or within 10 days after the date of the effective time of the merger, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of Valeant held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the combined company the statement described in this paragraph.

Within 120 days after the effective time of the merger but not thereafter, either the combined company or any dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Valeant common stock of all dissenting stockholders. If a petition for an appraisal is timely filed, and a copy thereof is served upon the combined company, the combined company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Valeant stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Valeant stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Valeant stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Valeant common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If no petition for appraisal is filed with the Delaware Court of Chancery by the combined company or any dissenting stockholder within 120 days after the effective time of the merger, then the dissenting stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Valeant stockholders. The combined company is under no obligation to and Biovail has no present intention to file a petition for appraisal. dissenting stockholders should not assume the combined company will file a petition for appraisal. Inasmuch as the combined company has no obligation to file a petition, any Valeant stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Valeant stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the Valeant common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the Valeant common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any dissenting stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Valeant common stock is converted in the merger by delivering to the combined company a written withdrawal of the demand for approval. After this 60-day period, a dissenting stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of the combined company and where an appraisal proceeding has commenced, only with the approval of the Delaware Court of Chancery.

Written Demands

To be valid, written demands for appraisal must be made by record holders of shares. Beneficial owners who do not hold shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

The written demand for appraisal must reasonably inform Valeant of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the Valeant stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Valeant common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Valeant common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Valeant common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the Valeant common stock held for all or less than all beneficial owners of the Valeant common stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Valeant common stock covered by the demand. Where the number of shares of Valeant common stock is not expressly stated, the demand will be presumed to cover all shares of Valeant common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should promptly consult the record owner to determine the appropriate procedures for making a written demand for appraisal rights and should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the proposal to adopt the merger agreement.

Valeant stockholders considering whether to seek appraisal should bear in mind that the fair value of their Valeant common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Also, Valeant, Biovail and the combined company reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the Valeant common stock is less than the value of the merger consideration to be issued in the merger.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex G to this joint proxy statement/prospectus, will forfeit his, her or its rights to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders without interest.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

LEGAL MATTERS

The due authorization and due issuance of the Biovail common shares to be issued in the merger will be passed upon by Blake, Cassels & Graydon LLP. Certain U.S. Federal income tax consequences relating to the merger will be passed upon for Biovail by Cravath, Swaine & Moore LLP and for Valeant by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of Biovail Corporation as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 appearing in Biovail Corporation’s Annual Report on Form 10-K (including the schedule appearing therein) and the effectiveness of Biovail Corporation’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing therein. Both reports are incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Valeant and Valeant management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this joint proxy statement/prospectus by reference to Valeant’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph on the effectiveness of internal controls over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Private Formula International Holdings Pty Ltd., EMO-FARM Ltd, Tecnofarma S.A. de C.V., and Laboratoire Dr Renaud businesses the registrant acquired during 2009.

With respect to the unaudited interim financial information of Valeant Pharmaceuticals International for the three-month periods ended March 31, 2010 and 2009, incorporated by reference in this joint proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 3, 2010 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

SHAREHOLDER PROPOSALS

Biovail

Biovail will hold a regular annual general meeting of shareholders in 2011 regardless of whether the merger is completed.

A shareholder who is entitled to vote at the annual meeting of shareholders of Biovail in respect of the fiscal year ended December 31, 2010 (to be held in 2011), may raise a proposal for consideration at such annual meeting. Biovail will consider such proposal for inclusion in the proxy materials for the annual meeting in 2011 only if the Biovail Secretary receives such proposal (at 7150 Mississauga Road, Mississauga, Ontario, Canada, L5N 8M5, or by facsimile 905-286-3050): (i) submitted pursuant to Rule 14a-8 (“Rule 14a-8”) of the General Rules and Regulations promulgated under the Exchange Act, on or before December 15, 2010, or (ii) submitted pursuant to section 137 of the CBCA, on or before January 14, 2011. The use of certified mail, return receipt, is advised.

Valeant

In light of the expected timing of the completion of the merger, Valeant expects to hold its 2011 annual meeting of stockholders only if the merger is not completed. In the event that Valeant holds a 2011 annual meeting of stockholders, stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in Valeant’s proxy statement and accompanying proxy card for Valeant’s 2011 annual meeting of stockholders must have been received at Valeant’s principal executive offices (One Enterprise, Aliso Viejo, California 92656, Attention: Corporate Secretary), on or before November 25, 2010, and must meet the requirements of Rule 14a-8. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC. If the date of the 2011 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2010 annual meeting of stockholders, stockholder proposals intended to be included in the proxy statement for the 2011 annual meeting of stockholders must be received by Valeant within a reasonable time before Valeant begins to print and mail the proxy statement, or provide a notice to stockholders with respect to accessing such proxy statement over the Internet, for the 2011 annual meeting of stockholders.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Valeant board of directors without seeking to have the proposal included in Valeant’s proxy statement. Such proposal must comply with the requirements as to form and substance as set forth in Valeant’s certificate of incorporation and bylaws. To be timely, a stockholder’s notice generally must be delivered to, or mailed and received at, Valeant’s principal executive offices (One Enterprise, Aliso Viejo, California 92656, Attention: Corporate Secretary) not less than 60 days and no more than 90 days prior to the scheduled date of the 2011 annual meeting of stockholders, regardless of any postponement, deferral or adjournment of that meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then to be timely, notice by the stockholder must be given not later than the close of business on the 10th day following the earlier of (i) the day on which the notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made.

In the event a stockholder proposal is not submitted to Valeant prior to March 1, 2011, the proxies solicited by the Valeant board of directors for the 2011 annual meeting will confer authority on the proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2011 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.

Upon any determination that the date of Valeant’s 2011 annual meeting of stockholders will be advanced or delayed by more than 30 days from the date of the 2010 annual meeting of stockholders, Valeant will inform stockholders of such change and the new deadlines for stockholder proposals in the earliest possible Valeant Quarterly Report on Form 10-Q.

WHERE YOU CAN FIND MORE INFORMATION

Valeant and Biovail file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act, and Biovail also files these documents with the CSA. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Valeant and Biovail, who file electronically with the SEC. The address of that site is www.sec.gov.  Biovail also files its continuous and timely disclosure reports and other information under the CSA’s System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

Investors may also consult Valeant’s or Biovail’s website for more information about Valeant or Biovail, respectively. Valeant’s website is www.valeant.com.  Biovail’s website is www.biovail.com.  Except as specifically incorporated by reference in this joint proxy statement/prospectus, the information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Biovail has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the Biovail common shares to be issued to Valeant stockholders in connection with the merger. The registration statement, including the attached exhibits, contains additional relevant information about Biovail and Biovail common share. The rules and regulations of the SEC allow Valeant and Biovail to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC and the CSA allow Valeant and Biovail to disclose important information to you by referring you to other documents filed separately with the SEC and the CSA. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is directly included in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Biovail has previously filed or will file with the SEC. These documents contain important information about Biovail, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A, filed April 21, 2010.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

•	Current Reports on Form 8-K, filed February 10, 2010, February 25, 2010 (film number 10631839), May 19, 2010, June 21, 2010, June 23, 2010 (other than documents or portions of these documents not deemed to be filed), and July 16, 2010.

•	The description of the Biovail common shares contained in Biovail’s registration statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act on December 10, 1996, including any subsequently filed amendments and reports updating such description.

In addition, Biovail incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and NI 51-102 of the CSA after the date of this joint proxy statement/prospectus and prior to the date of the Biovail special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, is furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this joint proxy statement/prospectus.

You can obtain any of these documents from the SEC, through the SEC’s website at www.sec.gov, from the CSA through SEDAR at www.sedar.com or Biovail will provide you with copies of these documents, without charge, upon written or oral request to:

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
Canada L5N 8M5
(905) 286-3000
Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Valeant has previously filed or will file with the SEC. These documents contain important information about Valeant, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

•	Proxy Statement on Schedule 14A filed March 25, 2010.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

•	The Current Reports on Form 8-K filed on March 29, 2010, April 5, 2010, April 7, 2010, April 12, 2010, May 3, 2010, May 14, 2010, June 2, 2010, June 21, 2010 and June 23, 2010 (other than documents or portions of these documents not deemed to be filed).

In addition, Valeant incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Valeant special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, is furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this joint proxy statement/prospectus.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Valeant will provide you with copies of these documents, without charge, upon written or oral request to:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Attention: Investor Relations
Telephone: (949) 461-6178

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated          ,           . You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Biovail shareholders or Valeant stockholders nor the issuance by Biovail of shares of common shares in connection with the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of June 20, 2010,
Among
Valeant Pharmaceuticals International,
Biovail Corporation,
Biovail Americas Corp.
and
Beach Merger Corp.

A-i

A-ii

A-iii

Exhibit A Governance Matters	A-Exhibit A-1
Exhibit B Form of Joinder Agreement	A-Exhibit B-1
Exhibit C Commitment Letter	A-Exhibit C-1

A-iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2010, among Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Biovail Corporation, a Canadian corporation (“Biovail”), Biovail Americas Corp., a Delaware corporation and a wholly owned subsidiary of Biovail (“BAC”), and Beach Merger Corp., a Delaware corporation and a newly formed, wholly owned subsidiary of BAC (“Merger Sub”).

WHEREAS the Board of Directors of Valeant, the Board of Directors of Biovail, the Board of Directors of BAC and the Board of Directors of Merger Sub have approved this Agreement, determined that the merger of Merger Sub with and into Valeant, upon the terms and subject to the conditions set forth in this Agreement, are in the best interests of Valeant, Biovail or Merger Sub, as applicable, and their respective stockholders and declared the advisability of this Agreement;

WHEREAS the Board of Directors of Valeant and the Board of Directors of Merger Sub has recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;

WHEREAS the Board of Directors of Biovail has recommended the approval by its stockholders of the issuance of common shares of Biovail contemplated by this Agreement;

WHEREAS Valeant intends to declare and pay the Pre-Merger Special Dividend one Business Day immediately prior to the Closing Date, payable to holders of record of Valeant Common Stock as of the close of business one Business Day immediately prior to the Closing Date;

WHEREAS the Board of Directors of Valeant and the Board of Directors of Biovail have determined that the declaration and payment of the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended (i) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Biovail following the Merger that does not enter into a five-year gain recognition agreement in the form provided in United States Regulations Section 1.367(a)-8(c)) (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS Valeant, Biovail, BAC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL”), on the Closing Date, Merger Sub shall be merged with and into Valeant (the ‘‘Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Valeant shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York, 10019 at 10:00 a.m., New York City time, on a date to be specified by Valeant and Biovail, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Valeant and Biovail; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived or at such other time and date as shall be agreed in writing between Valeant and Biovail. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger, which shall be on the Business Day following the date that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Valeant and Biovail shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the ‘‘Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and By-Laws.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be amended to be consistent with the terms of Section 6.15. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Company.

Section 1.06.  Directors and Officers of Surviving Company.  The directors of the Surviving Company shall be composed of the individuals identified on Annex 1.06 attached hereto (as it may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written consent of Biovail and Valeant) and shall continue until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Valeant immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Valeant, Biovail, BAC, Merger Sub or the holder of any shares of Valeant Common Stock or Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company (“Surviving Company Common Stock”) with the same rights, powers and privileges as the shares so converted (the ‘‘Converted Shares”). In addition to the foregoing conversion, the Surviving Company shall issue 10,000,000 shares of Surviving Company Common Stock (the “Issued Shares”) to BAC contemporaneously with the Closing in consideration for the deposit of the Merger Consideration by or on behalf of BAC with the Exchange Agent. The Converted Shares and the Issued Shares shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the Converted Shares and the Issued Shares until the Board of the Surviving Company issues new certificates in respect of such shares.

(b) Cancellation of Treasury Stock and Biovail-Owned Stock.  Each share of common stock, par value $0.01, of Valeant (the “Valeant Common Stock”) that is owned by Valeant as treasury stock and each share of

Valeant Common Stock, if any, that is owned by Biovail, BAC or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Valeant Common Stock.  Each share of Valeant Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and except as provided in Section 2.01(d) with respect to the Appraisal Shares) shall be converted into the right to receive that number of fully paid and nonassessable common shares in the capital of Biovail (the “Biovail Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”). All such shares of Valeant Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Valeant Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Pre-Merger Special Dividend (to the extent not previously paid) and any cash in lieu of fractional shares of Biovail Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.7809. The Exchange Ratio shall be calculated to the nearest one-ten-thousandth of a share of Biovail Common Stock. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Biovail Common Stock or Valeant Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Biovail Common Stock or Valeant Common Stock, as the case may be, will be appropriately adjusted to provide to Biovail and the holders of Valeant Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(i), the right of any holder of a Certificate to receive the Merger Consideration or other consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Valeant Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in this Section 2.01, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become, the right to receive the Merger Consideration as provided in this Section 2.01. Valeant shall give prompt notice to Biovail of any demands received by Valeant for appraisal of any shares of Valeant Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by Valeant. Biovail shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Valeant shall not, without the prior written consent of Biovail (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Biovail and Valeant shall agree upon and appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Biovail shall deposit on behalf of BAC, or shall cause BAC to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Biovail

Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(e). All such Biovail Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Biovail shall cause the Exchange Agent to mail to each holder of record of Valeant Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Biovail may specify, subject to Valeant’s approval), together with instructions thereto.

(b) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Valeant Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Valeant Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (x) the Merger Consideration into which the shares of Valeant Common Stock have been converted pursuant to Section 2.01 and (y) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(c). In the event of a transfer of ownership of Valeant Common Stock that is not registered in the transfer records of Valeant, a certificate representing the proper number of shares of Biovail Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(e) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Valeant Common Stock (or, if such Valeant Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each share of Valeant Common Stock and any Certificate with respect thereto shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of such shares were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(e) and in respect of any dividends or other distributions pursuant to Section 2.02(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Valeant Common Stock held in book-entry form).

(c) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Biovail Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Valeant Common Stock held in book-entry form) with respect to the shares of Biovail Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate (or shares of Valeant Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Valeant Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Biovail Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Biovail Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Biovail Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Biovail Common Stock.

(d) No Further Ownership Rights in Valeant Common Stock.  The shares of Biovail Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Valeant Common Stock (including any cash paid pursuant to Section 2.02(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Valeant Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of

Valeant Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Valeant Common Stock (or shares of Valeant Common Stock held in book-entry form) are presented to Biovail or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of Biovail Common Stock shall be issued upon the conversion of Valeant Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Biovail Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Valeant Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Biovail Common Stock (after taking into account all shares of Valeant Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Biovail Common Stock on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Biovail and Valeant) on each of the 10 consecutive trading days ending with the second complete trading day prior to the date of the Effective Time, weighted by the total volume of trading in Biovail Common Stock on each such trading day. The payment of cash in lieu of fractional share interests pursuant to this Section 2.02(e) is not a separately bargained-for consideration.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Valeant Common Stock for 360 days after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holder of Valeant Common Stock who has not theretofore complied with this Article II shall thereafter look only to Biovail for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(g) No Liability.  None of Valeant, Biovail, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as mutually directed by Biovail and Valeant. Any interest and other income resulting from such investments shall be paid to the Surviving Company.

(i) Withholding Rights.  The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Valeant Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Valeant Common Stock in respect of which such deduction or withholding was made.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Biovail, the posting by such Person of a bond, in such reasonable and customary amount as Biovail may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Biovail, BAC and Merger Sub

Biovail, BAC and Merger Sub jointly and severally represent and warrant to Valeant that the statements contained in this Article III are true and correct, except (i) as set forth in the Biovail Reporting Documents publicly available and filed with the SEC following January 1, 2008 and at least two Business Days prior to the date of this Agreement (the “Filed Biovail Reporting Documents”) (excluding any disclosures in the Filed Biovail Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Biovail, BAC and Merger Sub to Valeant at or before the execution and delivery by Biovail, BAC and Merger Sub of this Agreement (the “Biovail Disclosure Letter”). The Biovail Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01.  Organization, Standing and Power.  Each of Biovail and each of Biovail’s Subsidiaries (the “Biovail Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Biovail Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect. Each of Biovail and the Biovail Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, ‘‘Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Biovail Permits”), except where the failure to have such power or authority or to possess Biovail Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect. Each of Biovail and the Biovail Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect. Biovail has delivered or made available to Valeant, prior to execution of this Agreement, true and complete copies of (a) the Articles of Continuance of Biovail in effect as of the date of this Agreement (the “Biovail Charter”) and the By-laws of Biovail in effect as of the date of this Agreement (the “Biovail By-laws”) and (b) the constituent documents of each of BAC and Merger Sub.

Section 3.02.  Biovail Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Biovail Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Biovail, by another Biovail Subsidiary or by Biovail and another Biovail Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the Biovail Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Biovail Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Biovail Subsidiaries, neither Biovail nor any Biovail Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of Biovail consists of an unlimited number of shares of Biovail Common Stock and an unlimited number of Class A Special Shares in the capital of Biovail (the “Biovail Class A Stock” and, together with the Biovail Common Stock, the “Biovail Capital Stock”). At the close of business on June 14, 2010, (i) 158,573,603 shares of Biovail Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Biovail, (ii) no shares of Biovail Class A Stock were issued and outstanding, (iii) no shares of Biovail Common Stock were reserved for issuance upon conversion of Biovail’s 5.375% Senior Convertible Notes (the ‘‘Biovail Convertible Notes”), (iv) 11,588,915 shares of Biovail Common Stock were reserved and available for issuance pursuant to the Biovail Stock Plans, of which (A) 3,196,577 shares were issuable upon exercise of outstanding Biovail Stock Options and (B) 2,049,548 shares were issuable upon vesting of outstanding Biovail Restricted Stock Units, assuming maximum performance with respect to performance-based Biovail Restricted Stock Units, (v) Biovail Deferred Share Units with respect to 418,737 shares of Biovail Common Stock were outstanding and (vi) 2,282,366 shares of Biovail Common Stock were reserved for issuance pursuant to the Biovail Employee Stock Purchase Plan. Except as set forth in this Section 3.03(a), at the close of business on June 14, 2010, no shares of capital stock or voting securities of, or other equity interests in, Biovail were issued, reserved for issuance or outstanding. From the close of business on June 14, 2010 to the date of this Agreement, there have been no issuances by Biovail of shares of capital stock or voting securities of, or other equity interests in, Biovail, other than (1) the issuance of Biovail Common Stock upon the conversion of Biovail Convertible Notes, upon the exercise of Biovail Stock Options or upon the vesting of Biovail Restricted Stock Units, in each case outstanding at the close of business on June 14, 2010 and in accordance with their terms in effect at such time, and (2) the issuance of Biovail Deferred Share Units.

(b) All outstanding shares of Biovail Capital Stock are, and all shares of Biovail Capital Stock that may be issued upon the conversion of Biovail Convertible Notes, upon the exercise of Biovail Stock Options or upon the vesting of Biovail Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Canada Business Corporations Act (the “CBCA”), the Biovail Charter, the Biovail By-laws or any Contract to which Biovail is a party or otherwise bound. The shares of Biovail Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Biovail Charter, the Biovail By-laws or any Contract to which Biovail is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Biovail or any Biovail Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Biovail or any Biovail Subsidiary or any securities of Biovail or any Biovail Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (y) any warrants, calls, options or other rights to acquire from Biovail or any Biovail Subsidiary, or any other obligation of Biovail or any Biovail Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary or (z) any rights issued by or other obligations of Biovail or any Biovail Subsidiary that are linked in any way to the price of any class of Biovail Capital Stock or any shares of capital stock of any Biovail Subsidiary, the value of Biovail, any Biovail Subsidiary or any part of Biovail or any Biovail Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Biovail or any Biovail Subsidiary. Except pursuant to the Biovail Stock Plans, there are not any outstanding obligations of Biovail or any of the Biovail Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Biovail or any Biovail Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. Except for the Biovail Convertible Notes, there are no debentures, bonds, notes or other Indebtedness of Biovail having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Biovail may vote (“Biovail Voting Debt”). Neither Biovail nor any of the Biovail Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Biovail. Except for this Agreement, neither Biovail nor any of the Biovail Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Biovail or any of the Biovail Subsidiaries.

Section 3.04.  Authority; Execution and Delivery; Enforceability.  (a) Each of Biovail, BAC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance and the Valeant Stock Plan Assumption, to the receipt of the Biovail Stockholder Approval. The Board of Directors of Biovail (the ‘‘Biovail Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Biovail was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Biovail and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Biovail’s stockholders vote in favor of (A) approval of the issuance of Biovail Common Stock constituting the Merger Consideration, (B) the change of Biovail’s name to “Valeant Pharmaceuticals International, Inc.” (the “Name Change”) and (C) the issuance of Biovail Common Stock under Valeant Stock Plans, outstanding Valeant Stock Options and Valeant Restricted Stock Units assumed by Biovail pursuant to the Valeant Stock Plan Assumption (the “Share Issuance”) and the Valeant Stock Plan Assumption and directing that the Share Issuance and the Valeant Stock Plan Assumption be submitted to Biovail’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the ‘‘Biovail Stockholders Meeting”) and (v) subject to the discretion of the Board of the Combined Company, determining that the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders and that it is the intention of those directors of Biovail that will continue as directors of the Combined Company to support the declaration and payment of the Post-Merger Special Dividend at the applicable time. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Board of Directors of Merger Sub has adopted resolutions (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Merger Sub and BAC, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that BAC, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to BAC, as sole stockholder of Merger Sub, for adoption. Such resolutions have not been amended or withdrawn as of the date of this Agreement. BAC, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. The Board of Directors of BAC has adopted resolutions (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of BAC and Biovail, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Biovail, as sole stockholder of BAC, adopt this Agreement and directing that this Agreement be submitted to Biovail, as sole stockholder of BAC, for adoption. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Biovail, as sole stockholder of BAC, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. Except (A) in the case of the Share Issuance and the Valeant Stock Plan Assumption, for the approval of the Share Issuance and Valeant Stock Plan Assumption, respectively, by the affirmative vote of the holders of a majority of the shares of Biovail Common Stock represented in person or by proxy at the Biovail Stockholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual and by Section 611(c) and Section 613, respectively, of the Toronto Stock Exchange (‘‘TSX”) Company Manual and the approval of the Name Change by the affirmative vote of the holders of a majority of not less than two-thirds of the votes cast in respect of such resolution at the Biovail Stockholders Meeting as required by Section 173 of the CBCA (collectively, the “Biovail Stockholder Approval”) and (B) solely in the case of the Merger, for the adoption of this Agreement (1) by Biovail as the sole stockholder of BAC, and (2) by BAC as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Biovail, BAC or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Each of Biovail and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Valeant, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Biovail or Merger Sub.

Section 3.05.  No Conflicts; Consents.  (a) The execution and delivery by each of Biovail, BAC and Merger Sub of this Agreement does not, and the performance by each of Biovail, BAC and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Biovail Charter, the Biovail By-laws or the comparable charter or organizational documents of any Biovail Subsidiary (assuming that the Biovail Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Biovail or any Biovail Subsidiary under, any provision of, any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Biovail or any Biovail Subsidiary is a party or by which any of their respective properties or assets is bound or any Biovail Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the NYSE and TSX (“Law”), in each case, applicable to Biovail or any Biovail Subsidiary or their respective properties or assets (assuming that the Biovail Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Biovail or any Biovail Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) and the securities commissions or similar securities regulatory authority in each of the provinces of Canada (the “Canadian Securities Authorities”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Biovail of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the ‘‘Form S-4”), and (C) the filing with the SEC and the Canadian Securities Authorities of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, the Canadian provincial securities laws (“Canadian Securities Laws”), and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and, if required, Part IX of the Competition Act (Canada) (the “Competition Act”) and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Biovail and Valeant are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of the NYSE and TSX as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06.  Reporting Documents; Undisclosed Liabilities.  (a) Biovail has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Biovail with the SEC and the Canadian Securities Authorities since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by Biovail on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Biovail Reporting Documents”). Biovail is a reporting issuer in each of the provinces of Canada within the meaning of the Canadian Securities Laws. Biovail is in compliance with all its material obligations under the Canadian Securities Laws and the rules and policies of the TSX to which it is subject.

(b) Each Biovail Reporting Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act, the Securities Act or the Canadian Securities Laws, as the case may be, and the rules and regulations of the SEC or the Canadian Securities Authorities or promulgated thereunder applicable to such Biovail Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Biovail included in the Biovail Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Biovail and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Biovail nor any Biovail Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Biovail Material Adverse Effect.

(d) Each of the chief executive officer of Biovail and the chief financial officer of Biovail (or each former chief executive officer of Biovail and each former chief financial officer of Biovail, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Biovail Reporting Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Biovail or any of the Biovail Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Biovail maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Biovail’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Biovail are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Biovail in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Biovail, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Biovail to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Biovail nor any of the Biovail Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Biovail and any of the Biovail Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Biovail or any of the Biovail Subsidiaries in Biovail’s or such Biovail Subsidiary’s published financial statements or other Biovail Reporting Documents.

(h) Since January 1, 2009, none of Biovail, Biovail’s independent accountants, the Biovail Board or the audit committee of the Biovail Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Biovail, (y) “material weakness” in the internal controls over financial reporting of Biovail or (z) fraud, whether or not material, that involves management or other employees of Biovail who have a significant role in the internal controls over financial reporting of Biovail. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Biovail Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or a reporting issuer in any of the provinces of Canada within the meaning of the Canadian Securities Laws.

Section 3.07.  Information Supplied.  None of the information supplied or to be supplied by Biovail or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Biovail’s stockholders and Valeant’s stockholders or at the time of each of the Biovail Stockholders Meeting and the Valeant Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Biovail or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Valeant for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the requirements of the CBCA and applicable Canadian Securities Laws, except that no representation is made by Biovail with respect to statements made or incorporated by reference therein based on information supplied by Valeant for inclusion or incorporation by reference therein.

Section 3.08.  Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, each of Biovail and the Biovail Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Biovail or the capital stock or voting securities of, or other equity interests in, any of the Biovail Subsidiaries (other than (x) regular quarterly cash dividends in an amount not exceeding $0.095 per share of Biovail Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Biovail Subsidiary to its parent) or any repurchase for value by Biovail of any capital stock or voting securities of, or other equity interests in, Biovail or the capital stock or voting securities of, or other equity interests in, any of the Biovail Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Biovail, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Biovail or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Biovail;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Biovail or any Biovail Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Biovail’s or Biovail’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) (i) any granting by Biovail to any director or executive officer of Biovail of any material increase in compensation, (ii) any granting by Biovail to any director or executive officer of Biovail of any material increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any collective bargaining agreement or material Biovail Benefit Plan or (iv) the taking of any action to accelerate the time of vesting or payment of any material compensation or benefits under any Biovail Benefit Plan;

(g) any change in accounting methods, principles or practices by Biovail or any Biovail Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) any material elections or changes thereto with respect to Taxes by Biovail or any Biovail Subsidiary or any settlement or compromise by Biovail or any Biovail Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 3.09.  Taxes.  (a) (i) Each of Biovail and each Biovail Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Biovail and each Biovail Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Biovail or any Biovail Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No Tax Return of Biovail or any Biovail Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Biovail, oral) notice of such an audit or examination has been received by Biovail or any Biovail Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Biovail or any Biovail Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by Biovail or any Biovail Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of Biovail and each Biovail Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to Taxes against any of the assets of Biovail or any Biovail Subsidiary. No written or, to the Knowledge of Biovail, other claim has been received by Biovail or any Biovail Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Biovail nor any Biovail Subsidiary has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Each of Biovail and the Biovail Subsidiaries has not and has not been deemed to have for purposes of the Income Tax Act (or any other applicable Law), acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (or such other applicable Law), for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the Income Tax Act (or the analogous provision of such other applicable Law).

(f) With respect to any transaction with any non-arm’s length Person that is not a resident of Canada within the meaning of the Income Tax Act, neither Biovail nor any Biovail Subsidiary resident in Canada has (i) paid any consideration for any property (including for the use of property) or services that is in excess of the fair market value thereof, nor (ii) received any consideration for any property (including for the use of property) or services that is less than the fair market value thereof. For all such transactions, Biovail and any Biovail Subsidiary resident in Canada, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(g) None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied in any material manner or shall apply in any material manner to any of Biovail or the Biovail Subsidiaries as of the Closing Date.

(h) Neither Biovail nor any Biovail Subsidiary has received any material requirement pursuant to section 224 of the Income Tax Act which remains unsatisfied in any respect.

(i) Neither Biovail nor any Biovail Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Biovail and wholly owned Biovail Subsidiaries).

(j) Within the past three years, neither Biovail nor any Biovail Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither Biovail nor any Biovail Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(l) This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither Biovail nor any Biovail Subsidiary has taken any other action or knows of any other fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) No amounts paid or payable by Biovail or any Biovail Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise (including any Biovail Benefit Plan or Biovail Benefit Arrangement), individually or in the aggregate, is or would reasonably be expected to be non-deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

Section 3.10.  Employee Benefits.  (a) Section 3.10(a) of the Biovail Disclosure Letter sets forth a complete and accurate list of each material Biovail Benefit Plan and each material Biovail Benefit Agreement.

(b) With respect to each material Biovail Benefit Plan and material Biovail Benefit Agreement, Biovail has made available to Valeant complete and accurate copies of (A) such Biovail Benefit Plan or Biovail Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (E) the most recently received IRS determination letter.

(c) Each Biovail Benefit Plan and Biovail Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, neither Biovail nor any Biovail Subsidiary nor any Biovail Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) None of the Biovail Benefit Plans is a “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act (Canada) R.S.C. 1985, as amended (the “Income Tax Act”).

(f) Neither Biovail nor any Biovail Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Biovail Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Biovail Benefit Plan or Biovail Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit Biovail’s right to amend, modify or terminate, any Biovail Benefit Plan or Biovail Benefit Agreement.

Section 3.11.  Litigation.  There is no, and since January 1, 2008, there has been no, suit, action or other proceeding pending or, to the Knowledge of Biovail, threatened against or affecting Biovail or any Biovail Subsidiary (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2008, there has been no, Judgment outstanding against or, to the Knowledge of Biovail, investigation by any Governmental Entity involving, Biovail or any Biovail Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect.

Section 3.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, Biovail and the Biovail Subsidiaries are, and since January 1, 2008, have been, in compliance with all applicable Laws and Biovail Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, there is no, and since January 1, 2008, there has been no, material action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Biovail, threatened alleging that Biovail or a Biovail Subsidiary is not in compliance with any applicable Law or Biovail Permit or which challenges or questions the validity of any rights of the holder of any Biovail Permit. To the Knowledge of Biovail, Biovail is, and since January 1, 2008, has been, in material compliance with the Foreign Corrupt Practices Act of 1977, as amended (the ‘‘FCPA”) and any rules and regulations thereunder. This Section 3.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 3.09, 3.10, 3.13 and 3.16, respectively.

Section 3.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect:

(i) Biovail and the Biovail Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by Biovail and the Biovail Subsidiaries of all Permits required under applicable Environmental Laws necessary for their operations as currently conducted, and compliance with the terms and conditions thereof), and neither Biovail nor any Biovail Subsidiary has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Biovail or any Biovail Subsidiary is not in such compliance, and, to the Knowledge of Biovail, there are no past or present circumstances, conditions, events or incidents that would reasonably be expected to prevent or interfere with such compliance in the future;

(ii) there are no Environmental Claims pending or, to the Knowledge of Biovail, threatened against Biovail or any of the Biovail Subsidiaries or, to the Knowledge of Biovail, against any Person whose liability for any Environmental Claim Biovail or any of the Biovail Subsidiaries has or may have retained or assumed, either contractually or by operation of law;

(iii) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Biovail or any of the Biovail Subsidiaries or, to the Knowledge of

Biovail, against any Person whose liabilities for such Environmental Claims Biovail or any of the Biovail Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(iv) neither Biovail nor any of the Biovail Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Biovail or any of the Biovail Subsidiaries.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, cause of action, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local, foreign and common Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health (as it relates to environmental conditions or exposure to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials.

(iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, toxic mold, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 3.14.  Contracts.  (a) As of the date of this Agreement, neither Biovail nor any Biovail Subsidiary is a party to any Contract required to be filed by Biovail as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Biovail Contract”) that has not been so filed.

(b) Section 3.14(b) of the Biovail Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) non-competition Contracts or any other Contract containing terms that expressly (A) limit or otherwise restrict Biovail or the Biovail Subsidiaries or (B) to the Knowledge of Biovail, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area or from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action, in a manner that would be reasonably likely to be material, in the case of (A), to Biovail and the Biovail Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Biovail or any of the Biovail Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Biovail and the wholly owned Biovail Subsidiaries, and (iii) each partnership, joint venture or similar agreement or understanding to which Biovail or any of the Biovail Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Biovail and the Biovail Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Biovail Contract is referred to herein as a “Biovail Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, (i) each Biovail Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Biovail Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Biovail or one of the Biovail Subsidiaries, as the case may be, and, to the Knowledge of Biovail, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Biovail Material Contract is in full force and effect and (iii) none of Biovail or any of the Biovail Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Biovail Material Contract and, to the Knowledge of Biovail, no other party to any such Biovail Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15.  Properties.  (a) Biovail and each Biovail Subsidiary has good and valid title to, and with respect to real property owned by Biovail or any Biovail Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect. All such properties and assets, other than properties and assets in which Biovail or any of the Biovail Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect. This Section 3.15 does not relate to Intellectual Property matters, which are the subject of Section 3.16.

(b) Biovail and each of the Biovail Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Biovail or any Biovail Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect. Biovail and each Biovail Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

Section 3.16.  Intellectual Property.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect, (i) to the Knowledge of Biovail, Biovail and each of the Biovail Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and to its Knowledge, all such Intellectual Property, is valid, enforceable and subsisting; (ii) to the Knowledge of Biovail, the use of any Intellectual Property by Biovail and the Biovail Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Biovail or any Biovail Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of Biovail, no Person is challenging, infringing on or otherwise violating any right of Biovail or any of the Biovail Subsidiaries with respect to any Intellectual Property owned by or licensed to Biovail or any of the Biovail Subsidiaries; and (iv) to the Knowledge of Biovail, neither Biovail nor any of the Biovail Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Biovail and the Biovail Subsidiaries and to its Knowledge no Intellectual Property owned or licensed by Biovail or the Biovail Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. This Section 3.16(a) constitutes the only representation and warranty of Biovail with respect to any actual or alleged infringement or other violation of any Intellectual Property of any other Person. For purposes of this Agreement, “Intellectual Property” shall mean (A) trademarks, service marks, certification marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (B) inventions, discoveries and ideas, whether patentable or not, (C) patents, applications for patents (including any division, continuation, continuation in part or renewal application) and any renewals, extensions, substitutions, or reissues thereof, (D) trade secrets and confidential information and rights to limit the use or disclosure thereof by any person, (E) writings and other works, whether copyrightable or not, (F) registrations and applications for registration of copyrights and any renewals or extensions thereof, (G) moral rights and rights of attribution and integrity, (H) all rights in the foregoing, in any similar intangible assets, and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

(b) Biovail and the Biovail Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Biovail and the Biovail Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of Biovail, such trade secrets and confidential information have not been used, disclosed to or discovered by any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(c) To the Knowledge of Biovail, Biovail and the Biovail Subsidiaries are in compliance with all applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Biovail or the Biovail Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against Biovail or the Biovail Subsidiaries alleging a violation of any Person’s privacy or personal information.

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect (it being agreed that for purposes of this Section 3.16(d), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Biovail Material Adverse Effect has occurred or would reasonably be expected to occur) and except as set forth in Section 3.16(d) of the Biovail Disclosure Letter, to the Knowledge of Biovail, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of Biovail or the Biovail Subsidiaries in any Intellectual Property, (ii) grant or require Biovail or the Biovail Subsidiaries to grant to any Person any rights with respect to any Intellectual Property of Biovail or the Biovail Subsidiaries, (iii) subject Biovail or any of the Biovail Subsidiaries to any increase in royalties or other payments in respect of any Intellectual Property, (iv) by the terms of any Contract to which Biovail or a Subsidiary of Biovail is a party, diminish any royalties or other payments Biovail or a Subsidiary of Biovail would otherwise be entitled to in respect of any Intellectual Property or (v) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Intellectual Property of Biovail.

Section 3.17.  Regulatory Matters.  (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect, (i) each of Biovail and the Biovail Subsidiaries holds all Biovail Permits, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the ‘‘FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, the Food and Drugs Act, as amended (the “Food and Drugs Act”), the Controlled Drugs and Substances Act, as amended (the “CDSA”), and the regulations of Health Canada promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, import or export of the Biovail Products (any such Governmental Entity, a “Biovail Regulatory Agency”) necessary for the lawful operating of the businesses of Biovail or any of the Biovail Subsidiaries and the testing, manufacturing, sale or distribution, as applicable, of each of the Biovail Products (the “Biovail Regulatory Permits”) and (ii) all such Biovail Regulatory Permits are valid and in full force and effect. Since January 1, 2009, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Biovail Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect. Biovail and each of the Biovail Subsidiaries are in compliance in all material respects with the terms of all Biovail Regulatory Permits, and no event has occurred that, to the Knowledge of Biovail, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Biovail Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biovail Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect, the businesses of each of Biovail and the Biovail Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA, including the rules and regulations promulgated thereunder; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) the Food and Drugs Act and the CDSA, including the rules and regulations promulgated thereunder; (iv) provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder, (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq., and any comparable state, provincial or local Laws) and (vii) state or provincial licensing, disclosure and reporting requirements.

(c) Each of Biovail and the Biovail Subsidiaries are in compliance in all material respects with the terms of the Corporate Integrity Agreement, dated September 11, 2009, between the Office of Inspector General of the Department of Health and Human Services and Biovail.

(d) All pre-clinical and clinical investigations conducted or sponsored by each of Biovail and the Biovail Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(e) Neither Biovail nor any of the Biovail Subsidiaries has received any written information from the FDA, the European Medicines Agency (“EMEA”) or Health Canada or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Biovail Regulatory Agency.

(f) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Biovail Regulatory Agency by Biovail and the Biovail Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada or any other Biovail Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA, Health Canada or any other Biovail Regulatory Agency, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, Health Canada or any other Biovail Regulatory Agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Law or authorized by 21 U.S.C. §335a(b) or any similar Law. Neither Biovail nor any of the Biovail Subsidiaries, nor, to the Knowledge of Biovail, any officer, employee, agent or distributor of Biovail or any of the Biovail Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g) As to each Biovail Product or Biovail Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Biovail or any of the Biovail Subsidiaries, each such Biovail Product or Biovail Product candidate is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, and security. There is no action or proceeding pending or threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Biovail Product or Biovail Product candidate by Biovail or any of the Biovail Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect.

(h) Since January 1, 2009, each of Biovail and the Biovail Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Biovail Product. Each of Biovail and the Biovail Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Biovail Product sold or intended to be sold by Biovail or the Biovail Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Biovail Products, or (iii) a termination or suspension of the marketing of such Biovail Products.

(i) To Biovail’s Knowledge, no data generated by Biovail or any of the Biovail Subsidiaries with respect to the Biovail Products that has been provided to its customers or otherwise made public or filed with a Biovail Regulatory Agency is the subject of any regulatory or other action, either pending or threatened, by any Biovail Regulatory Agency relating to the truthfulness or scientific adequacy of such data.

(j) Since January 1, 2009, neither Biovail nor any of the Biovail Subsidiaries has received any written notice that the FDA, Health Canada or any other Biovail Regulatory Agency has (i) commenced, or threatened to initiate, any action to request the recall of any product sold or intended to be sold by Biovail or the Biovail Subsidiaries, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product sold or intended to be sold by Biovail or the Biovail Subsidiaries.

(k) Since January 1, 2009, neither Biovail nor any of the Biovail Subsidiaries has received any written notice from the FDA, Health Canada or any other Biovail Regulatory Agency regarding inappropriate advertising or marketing of a Biovail Product or a negative change in reimbursement status of a Biovail Product.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Biovail Material Adverse Effect, no Biovail Product manufactured or distributed by Biovail or any of the Biovail Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Law).

(m) To the Knowledge of Biovail, all of its vendors are in compliance in all material respects with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over Biovail’s vendors.

(n) This Section 3.17 does not apply to environmental matters, which are the subject of Section 3.13.

Section 3.18.  Insurance.  Since January 1, 2009, Biovail and the Biovail Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Biovail engaged in businesses similar to those of Biovail and the Biovail Subsidiaries.

Section 3.19.  Labor and Employment Matters.  Neither Biovail nor any Biovail Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of Biovail, any union organizing activities concerning any employees of Biovail or any of the Biovail Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of Biovail, threatened in writing against Biovail or any Biovail Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Biovail Material Adverse Effect.

Section 3.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (the “Biovail Financial Advisor”), the fees and expenses of which will be paid by Biovail, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Biovail or Merger Sub. Biovail has furnished to Valeant true and complete copies of all agreements between Biovail and the Biovail Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.21.  Opinion of Financial Advisor.  Biovail has received an opinion from the Biovail Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair to Biovail from a financial point of view.

Section 3.22.  BAC; Merger Sub.  Biovail is the sole stockholder of BAC. BAC is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.23.  Affiliate Transactions.  Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Biovail Reporting Documents, (ii) Biovail Benefits Plans, (iii) indemnification agreements between Biovail or any Biovail Subsidiary, on the one hand, and, on the other hand, any current or former executive officer or director of Biovail or any Biovail Subsidiary, or (iv) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 3.23 of the Biovail Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Biovail or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Biovail or any of the Biovail Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Biovail Common Stock as of the date hereof or (z) to the Knowledge of Biovail, any affiliate of any such officer, director or owner (other than Biovail or any of the Biovail Subsidiaries).

Section 3.24.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Valeant acknowledges that none of Biovail, the Biovail Subsidiaries or any other Person on behalf of Biovail makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Valeant

Valeant represents and warrants to Biovail and Merger Sub that the statements contained in this Article IV are true and correct, except (i) as set forth in the Valeant Reporting Documents publicly available and filed with the SEC following January 1, 2008 and at least two Business Days prior to the date of this Agreement (the “Filed Valeant Reporting Documents”) (excluding any disclosures in the Filed Valeant Reporting Documents under the heading “Risk Factors” and any other disclosures that are predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Valeant to Biovail at or before the execution and delivery by Valeant of this Agreement (the “Valeant Disclosure Letter”). The Valeant Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01.  Organization, Standing and Power.  Each of Valeant and each of Valeant’s Subsidiaries (the “Valeant Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Valeant Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect. Each of Valeant and the Valeant Subsidiaries has all requisite power and authority and possesses all

Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Valeant Permits”), except where the failure to have such power or authority or to possess Valeant Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect. Each of Valeant and the Valeant Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect. Valeant has delivered or made available to Biovail, prior to execution of this Agreement, true and complete copies of the Certificate of Incorporation of Valeant in effect as of the date of this Agreement (the “Valeant Charter”) and the By-laws of Valeant in effect as of the date of this Agreement (the “Valeant By-laws”).

Section 4.02.  Valeant Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Valeant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Valeant, by another Valeant Subsidiary or by Valeant and another Valeant Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Valeant Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Valeant Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Valeant Subsidiaries, neither Valeant nor any Valeant Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03.  Capital Structure.  (a) The authorized capital stock of Valeant consists of 200,000,000 shares of Valeant Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Valeant Preferred Stock” and, together with the Valeant Common Stock, the “Valeant Capital Stock”). At the close of business on June 14, 2010, (i) 75,786,925 shares of Valeant Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Valeant, (ii) no shares of Valeant Preferred Stock were issued and outstanding, (iii) 28,086,863 shares of Valeant Common Stock were held by Valeant in its treasury, (iv) 8,662,102 shares of Valeant Common Stock were issuable upon conversion of (A) Valeant’s 3.0% Convertible Subordinated Notes due 2010 (the “Valeant 3.0% Convertible Notes”) and (B) Valeant’s 4.0% Convertible Subordinated Notes due 2013 (together with the Valeant 3.0% Convertible Notes, the “Valeant Convertible Notes”), (v) 1,710,585 shares of Valeant Common Stock were underlying warrants issued pursuant to the Exchange Agreement, dated August 13, 2009, among Valeant and certain holders of the Valeant 3.0% Convertible Notes (the “Valeant Warrants”), (vi) 14,808,875 shares of Valeant Common Stock were reserved and available for issuance pursuant to the Valeant Stock Plans, of which (A) 4,920,081 shares were issuable upon exercise of outstanding Valeant Stock Options and (B) 5,376,442 shares were issuable upon settlement of outstanding Valeant Restricted Stock Units, assuming maximum performance with respect to performance-based Valeant Restricted Stock Units and (vii) 1,189,437 shares of Valeant Common Stock were reserved for issuance pursuant to the Valeant ESPP. Except as set forth in this Section 4.03(a), at the close of business on June 14, 2010, no shares of capital stock or voting securities of, or other equity interests in, Valeant were issued, reserved for issuance or outstanding. From the close of business on June 14, 2010 to the date of this Agreement, there have been no issuances by Valeant of shares of capital stock or voting securities of, or other equity interests in, Valeant, other than the issuance of Valeant Common Stock upon the conversion of Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant Stock Options or rights under the Valeant ESPP or upon the vesting of Valeant Restricted Stock Units, in each case outstanding at the close of business on June 14, 2010 and in accordance with their terms in effect at such time.

(b) At the close of business on June 14, 2010, assuming the Pre-Merger Special Dividend was paid on June 14, 2010, (i) 75,786,925 shares of Valeant Common Stock would have been issued and outstanding, none of which would have been subject to vesting or other forfeiture conditions or repurchase by Valeant, (ii) no shares of Valeant Preferred Stock would have been issued and outstanding, (iii) 28,086,863 shares of Valeant Common Stock would have been held by Valeant in its treasury, (iv) assuming that the “Current Market Price” (as defined in the Indenture, dated as of November 19, 2003, among Valeant, Ribapharm Inc. and The Bank of New York, as trustee (the ‘‘Valeant Convertible Notes Indenture”)) was $46.14, 13,607,296 shares of Valeant Common Stock would have been issuable upon conversion of the Valeant Convertible Notes, (v) 1,710,585 shares of Valeant Common Stock would be underlying the Valeant Warrants (of which a total of 785,569 shares of Valeant Common Stock would have been issuable upon net share settlement of the Valeant Warrants on June 14, 2010 based on a share price of $46.14), (vi) 23,263,262 shares of Valeant Common Stock would have been reserved and available for issuance pursuant to the Valeant Stock Plans, of which (A) 7,728,955 shares would have been issuable upon exercise of outstanding Valeant Stock Options and (B) 5,642,372 shares would have been issuable upon settlement of outstanding Valeant Restricted Stock Units, assuming (1) a price of $46.14 per share of Valeant Common Stock, and (2) the treatment of Valeant Restricted Stock Units in accordance with Section 6.04, and (vii) 1,868,487 shares of Valeant Common Stock would have been reserved for issuance pursuant to the Valeant ESPP.

(c) All outstanding shares of Valeant Capital Stock are, and all such shares that may be issued upon the conversion of Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant Stock Options or rights under the Valeant ESPP or upon the vesting of Valeant Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Valeant Charter, the Valeant By-laws or any Contract to which Valeant is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Valeant or any Valeant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Valeant or any Valeant Subsidiary or any securities of Valeant or any Valeant Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (y) any warrants, calls, options or other rights to acquire from Valeant or any Valeant Subsidiary, or any other obligation of Valeant or any Valeant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary or (z) any rights issued by or other obligations of Valeant or any Valeant Subsidiary that are linked in any way to the price of any class of Valeant Capital Stock or any shares of capital stock of any Valeant Subsidiary, the value of Valeant, any Valeant Subsidiary or any part of Valeant or any Valeant Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Valeant or any Valeant Subsidiary. Except pursuant to the Valeant Stock Plans, there are not any outstanding obligations of Valeant or any of the Valeant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Valeant or any Valeant Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. Except for the Valeant Convertible Notes, there are no debentures, bonds, notes or other Indebtedness of Valeant having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Valeant may vote (“Valeant Voting Debt”). Neither Valeant nor any of the Valeant Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Valeant. Except for this Agreement and the Standstill and Board Nomination Agreement, dated as of December 17, 2009, among Valeant, ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC (the “Valeant Board Nomination Agreement”), neither Valeant nor any of the Valeant Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Valeant or any of the Valeant Subsidiaries.

Section 4.04.  Authority; Execution and Delivery; Enforceability.  (a) Valeant has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Valeant Stockholder Approval. The Board of Directors of Valeant (the “Valeant Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of Valeant was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Valeant and its stockholders, (iii) declaring this Agreement advisable, (iv) recommending that Valeant’s stockholders adopt this Agreement and directing that this Agreement be submitted to Valeant’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Valeant Stockholders Meeting”) and (v) subject to the discretion of the Board of the Combined Company, determining that the Post-Merger Special Dividend will be in the best interests of the Combined Company and its stockholders and that it is the intention of those directors of Valeant that will become directors of the Combined Company to support the declaration and payment of the Post-Merger Special Dividend at the applicable time. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Valeant Common Stock entitled to vote at the Valeant Stockholders Meeting (the “Valeant Stockholder Approval”), no other corporate proceedings on the part of Valeant are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Valeant has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Biovail and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Valeant Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the restrictions on (i) “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (ii) “Business Combinations” (as defined in Article Fourteenth of the Valeant Charter) as set forth in Article Fourteenth of the Valeant Charter. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of Valeant.

Section 4.05.  No Conflicts; Consents.  (a) The execution and delivery by Valeant of this Agreement does not, and the performance by Valeant of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation of any provision of, the Valeant Charter, the Valeant By-laws or the comparable charter or organizational documents of any Valeant Subsidiary (assuming that the Valeant Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Valeant or any Valeant Subsidiary under, any provision of, any Contract to which Valeant or any Valeant Subsidiary is a party or by which any of their respective properties or assets is bound or any Valeant Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to Valeant or any Valeant Subsidiary or their respective properties or assets (assuming that the Valeant Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Valeant or any Valeant Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act and, if required, Part IX of the Competition Act and such other Consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any foreign antitrust, competition, foreign investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Biovail and Valeant are qualified to do business, (iv) such filings with and approvals of the NYSE and TSX as are required to permit the consummation of the Merger and

(v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06.  Reporting Documents; Undisclosed Liabilities.  (a) Valeant has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Valeant with the SEC since January 1, 2008 (such documents, together with any documents filed with the SEC during such period by Valeant on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Valeant Reporting Documents”).

(b) Each Valeant Reporting Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Valeant Reporting Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Valeant included in the Valeant Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Valeant and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Valeant nor any Valeant Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Valeant Material Adverse Effect.

(d) Each of the chief executive officer of Valeant and the chief financial officer of Valeant (or each former chief executive officer of Valeant and each former chief financial officer of Valeant, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Valeant Reporting Documents, and the statements contained in such certifications are true and accurate. None of Valeant or any of the Valeant Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Valeant maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Valeant’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Valeant are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Valeant in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Valeant, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Valeant to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Valeant nor any of the Valeant Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Valeant and any of the Valeant Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Valeant or any of the Valeant Subsidiaries in Valeant’s or such Valeant Subsidiary’s published financial statements or other Valeant Reporting Documents.

(h) Since January 1, 2009, none of Valeant, Valeant’s independent accountants, the Valeant Board or the audit committee of the Valeant Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Valeant, (y) “material weakness” in the internal controls over financial reporting of Valeant or (z) fraud, whether or not material, that involves management or other employees of Valeant who have a significant role in the internal controls over financial reporting of Valeant.

(i) None of the Valeant Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act or a reporting issuer in any of the provinces of Canada within the meaning of the Canadian Securities Laws.

Section 4.07.  Information Supplied.  None of the information supplied or to be supplied by Valeant for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Biovail’s stockholders and Valeant’s stockholders or at the time of each of the Biovail Stockholders Meeting and the Valeant Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Valeant with respect to statements made or incorporated by reference therein based on information supplied by Biovail or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08.  Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, each of Valeant and the Valeant Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Valeant or the capital stock or voting securities of, or other equity interests in, any of the Valeant Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Valeant Subsidiary to its parent) or any repurchase for value by Valeant of any capital stock or voting securities of, or other equity interests in, Valeant or the capital stock or voting securities of, or other equity interests in, any of the Valeant Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Valeant, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Valeant or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Valeant;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Valeant or any Valeant Subsidiary other than the issuance of commercial paper in the ordinary course of business;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Valeant’s or Valeant’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) (i) any granting by Valeant to any director or executive officer of Valeant of any material increase in compensation, (ii) any granting by Valeant to any director or executive officer of Valeant of any material increase in change in control, severance or termination pay, (iii) any establishment, adoption, entry into or amendment in any material respect of any collective bargaining agreement or material Valeant Benefit Plan or (iv) the taking of any action to accelerate the time of vesting or payment of any material compensation or benefits under any Valeant Benefit Plan;

(g) any change in accounting methods, principles or practices by Valeant or any Valeant Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) any material elections or changes thereto with respect to Taxes by Valeant or any Valeant Subsidiary or any settlement or compromise by Valeant or any Valeant Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 4.09.  Taxes.  (a) (i) Each of Valeant and each Valeant Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Valeant and each Valeant Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Valeant or any Valeant Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No Tax Return of Valeant or any Valeant Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Valeant, oral) notice of such an audit or examination has been received by Valeant or any Valeant Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against Valeant or any Valeant Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by Valeant or any Valeant Subsidiary. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of Valeant and each Valeant Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to Taxes against any of the assets of Valeant or any Valeant Subsidiary. No written or, to the Knowledge of Valeant, other claim has been received by Valeant or any Valeant Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction. Neither Valeant nor any Valeant Subsidiary has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(e) Each of Valeant and the Valeant Subsidiaries has not and has not been deemed to have for purposes of the Income Tax Act (or any other applicable Law), acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (or such other applicable Law), for consideration, the value of which is less than the fair market value of the property in circumstances which could subject it to a liability under section 160 of the Income Tax Act (or the analogous provision of such other applicable Law).

(f) With respect to any transaction with any non-arm’s length Person that is not a resident of Canada within the meaning of the Income Tax Act, no Valeant Subsidiary resident in Canada has (i) paid any consideration for any property (including for the use of property) or services that is in excess of the fair market value thereof, nor (ii) received any consideration for any property (including for the use of property) or services that is less than the fair market value thereof. For all such transactions, each Valeant Subsidiary resident in Canada has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(g) None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Income Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied in any material manner or shall apply in any material manner to any of Valeant or the Valeant Subsidiaries as of the Closing Date.

(h) Neither Valeant nor any Valeant Subsidiary has received any material requirement pursuant to section 224 of the Income Tax Act which remains unsatisfied in any respect.

(i) Neither Valeant nor any Valeant Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Valeant and wholly owned Valeant Subsidiaries).

(j) Within the past three years, neither Valeant nor any Valeant Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither Valeant nor any Valeant Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state or foreign Law).

(l) This Agreement (including any exhibits hereto) sets forth the complete terms of the Merger. Neither Valeant nor any Valeant Subsidiary has taken any other action or knows of any other fact relating to the Merger that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) No amounts paid or payable by Valeant or any Valeant Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise (including any Valeant Benefit Plan or Valeant Benefit Arrangement), individually or in the aggregate, is or would reasonably be expected to be non-deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

Section 4.10.  Employee Benefits.  (a) Section 4.10(a) of the Valeant Disclosure Letter sets forth a complete and accurate list of each material Valeant Benefit Plan and each material Valeant Benefit Agreement.

(b) With respect to each material Valeant Benefit Plan and material Valeant Benefit Agreement, Valeant has made available to Biovail complete and accurate copies of (A) such Valeant Benefit Plan or Valeant Benefit Agreement, including any material amendment thereto, and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto and the two most recent annual information returns required to be filed with any Governmental Entity and (E) the most recently received IRS determination letter.

(c) Each Valeant Benefit Plan and Valeant Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, neither Valeant nor any Valeant Subsidiary nor any Valeant Commonly Controlled Entity currently sponsors, maintains or contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any such plan maintained outside the United States).

(e) None of the Valeant Benefit Plans is a “registered pension plan” within the meaning of Section 248(1) of the Income Tax Act.

(f) Neither Valeant nor any Valeant Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law), except for any liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

(g) None of the execution and delivery of this Agreement, the performance by either party of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Valeant Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Valeant Benefit Plan or Valeant Benefit Agreement or (iii) result in any breach or violation of, or default under, or limit Valeant’s right to amend, modify or terminate, any Valeant Benefit Plan or Valeant Benefit Agreement.

Section 4.11.  Litigation.  There is no, and since January 1, 2008, there has been no, suit, action or other proceeding pending or, to the Knowledge of Valeant, threatened against or affecting Valeant or any Valeant Subsidiary (i) that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby. There is no, and since January 1, 2008, there has been no, Judgment outstanding against or, to the Knowledge of Valeant, investigation by any Governmental Entity involving, Valeant or any Valeant Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect.

Section 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, Valeant and the Valeant Subsidiaries are, and since January 1, 2008, have been, in compliance with all applicable Laws and Valeant Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, there is no, and since January 1, 2008, there has been no, material action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Valeant, threatened alleging that Valeant or a Valeant Subsidiary is not in compliance with any applicable Law or Valeant Permit or which challenges or questions the validity of any rights of the holder of any Valeant Permit. To the Knowledge of Valeant, Valeant is, and since January 1, 2008, has been, in material compliance with the FCPA and any rules and regulations thereunder. This Section 4.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

Section 4.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect:

(i) Valeant and the Valeant Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by Valeant and the Valeant Subsidiaries of all Permits required under applicable Environmental Laws necessary for their operations as currently conducted, and compliance with the terms and conditions thereof), and neither Valeant nor any Valeant Subsidiary has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that Valeant or any Valeant Subsidiary is not in such compliance, and, to the Knowledge of Valeant, there are no past or present circumstances, conditions, events or incidents that would reasonably be expected to prevent or interfere with such compliance in the future;

(ii) there are no Environmental Claims pending or, to the Knowledge of Valeant, threatened against Valeant or any of the Valeant Subsidiaries or, to the Knowledge of Valeant, against any Person whose liability for any Environmental Claim Valeant or any of the Valeant Subsidiaries has or may have retained or assumed, either contractually or by operation of law;

(iii) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Valeant or any of the Valeant Subsidiaries or, to the Knowledge

of Valeant, against any Person whose liabilities for such Environmental Claims Valeant or any of the Valeant Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(iv) neither Valeant nor any of the Valeant Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against Valeant or any of the Valeant Subsidiaries.

Section 4.14.  Contracts.  (a) As of the date of this Agreement, neither Valeant nor any Valeant Subsidiary is a party to any Contract required to be filed by Valeant as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Valeant Contract”) that has not been so filed.

(b) Section 4.14(b) of the Valeant Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) non-competition Contracts or any other Contract containing terms that expressly (A) limit or otherwise restrict Valeant or the Valeant Subsidiaries or (B) to the Knowledge of Valeant, would, after the Effective Time, by its terms expressly limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area or from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action, in a manner that would be reasonably likely to be material, in the case of (A), to Valeant and the Valeant Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Valeant or any of the Valeant Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Valeant and the wholly owned Valeant Subsidiaries, and (iii) each partnership, joint venture or similar agreement or understanding to which Valeant or any of the Valeant Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Valeant and the Valeant Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Valeant Contract is referred to herein as a “Valeant Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, (i) each Valeant Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Valeant Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Valeant or one of the Valeant Subsidiaries, as the case may be, and, to the Knowledge of Valeant, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Valeant Material Contract is in full force and effect and (iii) none of Valeant or any of the Valeant Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Valeant Material Contract and, to the Knowledge of Valeant, no other party to any such Valeant Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15.  Properties.  (a) Valeant and each Valeant Subsidiary has good and valid title to, and with respect to real property owned by Valeant or any Valeant Subsidiary, marketable and insurable fee simple interest in, or valid license or leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect. All such properties and assets, other than properties and assets in which Valeant or any of the Valeant Subsidiaries has a license or leasehold interest, are free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens, except for such conditions, encroachments, easements, rights of way, restrictions and Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property matters, which are the subject of Section 4.16.

(b) Valeant and each of the Valeant Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Valeant or any Valeant Subsidiary is a party are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect. Valeant and each Valeant Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

Section 4.16.  Intellectual Property.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect, (i) to the Knowledge of Valeant, Valeant and each of the Valeant Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and to its Knowledge all such Intellectual Property is valid, enforceable and subsisting; (ii) to the Knowledge of Valeant, the use of any Intellectual Property by Valeant and the Valeant Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Valeant or any Valeant Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of Valeant, no Person is challenging, infringing on or otherwise violating any right of Valeant or any of the Valeant Subsidiaries with respect to any Intellectual Property owned by or licensed to Valeant or any of the Valeant Subsidiaries; and (iv) to the Knowledge of Valeant, neither Valeant nor any of the Valeant Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Valeant and the Valeant Subsidiaries and to its Knowledge no Intellectual Property owned or licensed by Valeant or the Valeant Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. This Section 4.16(a) constitutes the only representation and warranty of Valeant with respect to any actual or alleged infringement or other violation of Intellectual Property of any other Person.

(b) Valeant and the Valeant Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Valeant and the Valeant Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and confidential information. To the Knowledge of Valeant, such trade secrets and confidential information have not been used, disclosed to or discovered by any Person except pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached.

(c) To the Knowledge of Valeant, Valeant and the Valeant Subsidiaries are in compliance with all applicable Law, as well as their own policies, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Valeant or the Valeant Subsidiaries, and as of the date hereof no claims are pending or threatened in writing against Valeant or the Valeant Subsidiaries alleging a violation of any Person’s privacy or personal information.

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect (it being agreed that for purposes of this Section 4.16(d), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Valeant Material Adverse Effect has occurred or would reasonably be expected to occur) and except as set forth in Section 4.16(d) of the Valeant Disclosure Letter, to the Knowledge of Valeant, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of Valeant or the Valeant Subsidiaries in any Intellectual Property, (ii) grant or require Valeant or the Valeant Subsidiaries to grant to any Person any rights with respect to any Intellectual Property of Valeant or the Valeant Subsidiaries, (iii) subject Valeant or any of the Valeant Subsidiaries to any increase in royalties or other payments in respect of any Intellectual Property, (iv) by the terms of any Contract to which Valeant or a Subsidiary of Valeant is a party, diminish any royalties or other payments Valeant or a Subsidiary of Valeant would otherwise be entitled to in respect of any Intellectual Property or (v) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Intellectual Property of Valeant.

Section 4.17.  Regulatory Matters.  (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect, (i) each of Valeant and the Valeant Subsidiaries holds all Valeant Permits, including all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, distribution, sale, import or export of the Valeant Products (any such Governmental Entity, a “Valeant Regulatory Agency”) necessary for the lawful operating of the businesses of Valeant or any of the Valeant Subsidiaries and the testing, manufacturing, sale or distribution, as applicable, of each of the Valeant Products (the “Valeant Regulatory Permits”) and (ii) all such Valeant Regulatory Permits are valid and in full force and effect. Since January 1, 2009, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Valeant Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect. Valeant and each of the Valeant Subsidiaries are in compliance in all material respects with the terms of all Valeant Regulatory Permits, and no event has occurred that, to the Knowledge of Valeant, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Valeant Regulatory Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Valeant Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect, the businesses of each of Valeant and the Valeant Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA, including the rules and regulations promulgated thereunder; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) the Food and Drugs Act and the CDSA, including the rules and regulations promulgated thereunder; (iv) provincial formulary and drug pricing statutes, including the rules and regulations promulgated thereunder; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq. and any comparable state, provincial or local Laws) and (vii) state or provincial licensing, disclosure and reporting requirements.

(c) All pre-clinical and clinical investigations conducted or sponsored by each of Valeant and the Valeant Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authorities, including (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) Division 5 of the Food and Drug Regulations regarding Drugs for Clinical Trials Involving Human Subjects, and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d) Neither Valeant nor any of the Valeant Subsidiaries has received any written information from the FDA, the EMEA or Health Canada or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, Health Canada or such other Valeant Regulatory Agency.

(e) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA, Health Canada or any other Valeant Regulatory Agency by Valeant and the Valeant Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing. Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA, Health Canada or any other Valeant Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA, Health Canada or any other Valeant Regulatory Agency, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, Health Canada or any other Valeant Regulatory Agency to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Valeant nor any of the Valeant Subsidiaries, nor, to the Knowledge of Valeant, any

officer, employee, agent or distributor of Valeant or any of the Valeant Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(f) As to each Valeant Product or Valeant Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act , the CDSA and the regulations of Health Canada promulgated thereunder, or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Valeant or any of the Valeant Subsidiaries, each such Valeant Product or Valeant Product candidate is being or has been developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the Food and Drugs Act, the CDSA and the regulations of Health Canada promulgated thereunder, and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports, and security. There is no action or proceeding pending or threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Valeant Product or Valeant Product candidate by Valeant or any of the Valeant Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect.

(g) Since January 1, 2009, each of Valeant and the Valeant Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Valeant Product. Each of Valeant and the Valeant Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Valeant Product sold or intended to be sold by Valeant or the Valeant Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Valeant Products, or (iii) a termination or suspension of the marketing of such Valeant Products.

(h) To Valeant’s Knowledge, no data generated by Valeant or any of the Valeant Subsidiaries with respect to the Valeant Products that has been provided to its customers or otherwise made public or filed with a Valeant Regulatory Agency is the subject of any regulatory or other action, either pending or threatened, by any Valeant Regulatory Agency relating to the truthfulness or scientific adequacy of such data.

(i) Since January 1, 2009, neither Valeant nor any of the Valeant Subsidiaries has received any written notice that the FDA, Health Canada or any other Valeant Regulatory Agency has (i) commenced, or threatened to initiate, any action to request the recall of any product sold or intended to be sold by Valeant or the Valeant Subsidiaries, or (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product sold or intended to be sold by Valeant or the Valeant Subsidiaries.

(j) Since January 1, 2009, neither Valeant nor any of the Valeant Subsidiaries has received any written notice from the FDA, Health Canada or any other Valeant Regulatory Agency regarding inappropriate advertising or marketing of a Valeant Product or a negative change in reimbursement status of a Valeant Product.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Valeant Material Adverse Effect, no Valeant Product manufactured or distributed by Valeant or any of the Valeant Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Law).

(l) To the Knowledge of Valeant, all of its vendors are in compliance in all material respects with good manufacturing practice and similar regulations promulgated by regulatory agencies with jurisdiction over Valeant’s vendors.

(m) This Section 4.17 does not apply to environmental matters, which are the subject of Section 4.13.

Section 4.18.  Insurance.  Since January 1, 2009, Valeant and the Valeant Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of Valeant engaged in businesses similar to those of Valeant and the Valeant Subsidiaries.

Section 4.19.  Labor and Employment Matters.  Neither Valeant nor any Valeant Subsidiary is a party to any collective bargaining agreement and, as of the date of this Agreement, there are not, to the Knowledge of Valeant, any union organizing activities concerning any employees of Valeant or any of the Valeant Subsidiaries, other than any such activities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect. As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of Valeant, threatened in writing against Valeant or any Valeant Subsidiary, other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Valeant Material Adverse Effect.

Section 4.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Jefferies & Company, Inc. (the ‘‘Valeant Financial Advisors”), the fees and expenses of which will be paid by Valeant, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Valeant. Valeant has furnished to Biovail true and complete copies of all agreements between Valeant and any of the Valeant Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor.  Valeant has received an opinion from each of the Valeant Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, subject to the assumptions and qualifications set forth therein, the Exchange Ratio, together with the Pre-Merger Special Dividend, is fair to the holders of Valeant Common Stock (other than Biovail and its affiliates) from a financial point of view.

Section 4.22.  Affiliate Transactions.  Except for (i) Contracts filed or incorporated by reference as an exhibit to the Filed Valeant Reporting Documents, (ii) Valeant Benefits Plans, (iii) indemnification agreements between Valeant or any Valeant Subsidiary, on the one hand, and, on the other hand, any current or former executive officer or director of Valeant or any Valeant Subsidiary, or (iv) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 4.22 of the Valeant Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between Valeant or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either Valeant or any of the Valeant Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Valeant Common Stock as of the date hereof or (z) to the Knowledge of Valeant, any affiliate of any such officer, director or owner (other than Valeant or any of the Valeant Subsidiaries).

Section 4.23.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Biovail acknowledges that none of Valeant, the Valeant Subsidiaries or any other Person on behalf of Valeant makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by Biovail.  Except for matters set forth in the Biovail Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing) or with the prior written consent of Valeant (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Biovail shall, and shall cause each Biovail Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Biovail Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing) or with the prior written consent of Valeant (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Biovail shall not, and shall not permit any Biovail Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Biovail in respect of shares of Biovail Common Stock not exceeding $0.095 per share of Biovail Common Stock with usual declaration, record and payment dates and in accordance with Biovail’s current dividend policy and (y) dividends and distributions by a direct or indirect wholly owned Biovail Subsidiary to its parent, (B) split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Biovail or any Biovail Subsidiary or any securities of Biovail or any Biovail Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Biovail or any Biovail Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Biovail of shares of Biovail Common Stock in connection with the surrender of shares of Biovail Common Stock by holders of Biovail Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Biovail Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Biovail Stock Plans and (3) the acquisition by Biovail of awards granted pursuant to the Biovail Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Biovail or any Biovail Subsidiary, (B) any other equity interests or voting securities of Biovail or any Biovail Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Biovail or any Biovail Subsidiary, (E) any rights issued by Biovail or any Biovail Subsidiary that are linked in any way to the price of any class of Biovail Capital Stock or any shares of capital stock of any Biovail Subsidiary, the value of Biovail, any Biovail Subsidiary or any part of Biovail or any Biovail Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Biovail or any Biovail Subsidiary or (F) any Biovail Voting Debt, in each case other than the issuance of shares of Biovail Common Stock upon the conversion of the Biovail Convertible Notes, upon the exercise of Biovail Stock Options or pursuant to Biovail Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii) (A) amend the Biovail Charter or the Biovail By-laws or (B) amend the charter or organizational documents of any Biovail Subsidiary in a manner which would be reasonably likely to have a Biovail Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Biovail of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC, the Canadian Securities Authorities, the NYSE or the TSX;

(iv) (A) grant to any director or executive officer of Biovail any material increase in compensation, (B) grant to any director or executive officer of Biovail any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material Biovail Benefit Plan or Biovail Benefit Agreement (or any plan or agreement that would be a Biovail Benefit Plan or Biovail Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Biovail Benefit Plan or Biovail Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Biovail Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any Biovail Benefit Plan or Biovail Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict Biovail or any Biovail Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly (i) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets or (ii) enter into any in-licensing agreement or similar agreement or arrangement relating to rights to any active pharmaceutical ingredient (including any formulation or product containing such active pharmaceutical ingredient), if the aggregate amount of the consideration paid or transferred by Biovail and the Biovail Subsidiaries in connection with all such transactions under the preceding clauses (i) and (ii) would exceed, individually or in the aggregate, $50,000,000 or (iii) out-license or otherwise encumber any rights in any material Intellectual Property owned or used by Biovail in the conduct of its Business;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii) and except for pharmaceutical products in the ordinary course of business;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness or (C) guarantees by Biovail of Indebtedness of any wholly owned Biovail Subsidiary;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plan for 2010 previously made available to Valeant, plus a 10% variance for any such expenditure;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.02 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Biovail or any Biovail Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Biovail or any Biovail Subsidiary under, or require Biovail, Valeant or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) waive, release or assign any material claim of Biovail or any of the Biovail Subsidiaries;

(xiii) settle or compromise any claim, action or proceeding, other than settlements or compromises resulting in the payment of monetary damages not to exceed $15,000,000 in the aggregate;

(xiv) (i) make, change or rescind any material method of Tax accounting, (ii) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (iii) file any material amended Tax Return, (iv) surrender any material right to claim a refund or offset of any Taxes or (v) change the classification of Biovail or any Biovail Subsidiary for U.S. tax purposes; or

(xv) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Conduct of Business by Valeant.  Except for matters set forth in the Valeant Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing and the Pre-Merger Special Dividend) or with the prior written consent of Biovail (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Valeant shall, and shall cause each Valeant Subsidiary to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Valeant Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including matters with respect to the Financing and the Pre-Merger Special Dividend) or with the prior written consent of Biovail (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Valeant shall not, and shall not permit any Valeant Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) the Pre-Merger Special Dividend in respect of each share of Valeant Common Stock and (y) dividends and distributions by a direct or indirect wholly owned Valeant Subsidiary to its parent, (B) split, combine, consolidate subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Valeant or any Valeant Subsidiary or any securities of Valeant or any Valeant Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Valeant or any Valeant Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Valeant of shares of Valeant Common Stock in connection with the surrender of shares of Valeant Common Stock by holders of Valeant Stock Options or Valeant Warrants in order to pay the exercise price thereof, (2) the withholding of shares of Valeant Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Valeant Stock Plans, (3) the acquisition by Valeant of awards granted pursuant to the Valeant Stock Plans in connection with the forfeiture of such awards, (4) the acquisition, redemption or repurchase or cash settlement by Valeant or any Valeant Subsidiary of its obligations under any Valeant Convertible Notes or Valeant Warrants, or (5) any payment made to holders of Valeant Convertible Notes at the maturity dates thereof;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Valeant or any Valeant Subsidiary, (B) any other equity interests or voting securities of Valeant or any Valeant Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Valeant or any Valeant Subsidiary, (E) any rights issued by Valeant or any Valeant Subsidiary that are linked in any way to the price of any class of Valeant Capital Stock or any shares of capital stock of any Valeant Subsidiary, the value of Valeant, any Valeant Subsidiary or any part of Valeant or any Valeant Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Valeant or any Valeant Subsidiary or (F) any Valeant Voting Debt, in each case other than the issuance of shares of Valeant Common Stock upon the acquisition or conversion of the Valeant Convertible Notes, upon the exercise of Valeant Warrants, Valeant

Stock Options or rights under the Valeant ESPP or pursuant to Valeant Restricted Stock Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement;

(iii) (A) amend the Valeant Charter or the Valeant By-laws or (B) amend the charter or organizational documents of any Valeant Subsidiary in a manner which would be reasonably likely to have a Valeant Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Valeant of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) (A) grant to any director or executive officer of Valeant any material increase in compensation, (B) grant to any director or executive officer of Valeant any material increase in change in control, severance or termination pay, (C) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or material Valeant Benefit Plan or Valeant Benefit Agreement (or any plan or agreement that would be a Valeant Benefit Plan or Valeant Benefit Agreement if in existence on the date hereof), (D) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Valeant Benefit Plan or Valeant Benefit Agreement or (E) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Valeant Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except in the case of the foregoing clauses (A) through (E) for (1) actions required pursuant to the terms of any Valeant Benefit Plan or Valeant Benefit Agreement or other written agreement, in each case in effect on the date of this Agreement, and (2) actions required by Law; provided, however, that the foregoing clauses (A) and (B) shall not restrict Valeant or any Valeant Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly (i) acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets or (ii) enter into any in-licensing agreement or similar agreement or arrangement relating to rights to any active pharmaceutical ingredient (including any formulation or product containing such active pharmaceutical ingredient), if the aggregate amount of the consideration paid or transferred by Valeant and the Valeant Subsidiaries in connection with all such transactions under the preceding clauses (i) and (ii) would exceed, individually or in the aggregate, $50,000,000 or (iii) out-license or otherwise encumber any rights in any material Intellectual Property owned or used by Valeant in the conduct of its Business;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii) and except for pharmaceutical products in the ordinary course of business;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness or (C) guarantees by Valeant of Indebtedness of any wholly owned Valeant Subsidiary;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital plan for 2010 previously made available to Biovail, plus a 10% variance for any such expenditure;

(x) enter into or amend any Contract, or take any other action or omit to take any other action (except in connection with Section 5.03 or Article VIII), if such Contract, amendment of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by Valeant or any Valeant Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Valeant or any Valeant Subsidiary under, or require Biovail, Valeant or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) waive, release or assign any material claim of Valeant or any of the Valeant Subsidiaries;

(xiii) settle or compromise any claim, action or proceeding, other than settlements or compromises resulting in the payment of monetary damages not to exceed $15,000,000 in the aggregate;

(xiv) (i) make, change or rescind any material method of Tax accounting, (ii) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (iii) file any material amended Tax Return, (iv) surrender any material right to claim a refund or offset of any Taxes or (v) change the classification of Valeant or any Valeant Subsidiary for U.S. tax purposes; or

(xv) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) No Control of Biovail’s Business.  Valeant acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Valeant, directly or indirectly, the right to control or direct the operations of Biovail or any Biovail Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, Biovail shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Biovail Subsidiaries’ respective operations.

(d) No Control of Valeant’s Business.  Biovail acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Biovail, directly or indirectly, the right to control or direct the operations of Valeant or any Valeant Subsidiary prior to the Effective Time, and (ii) prior to the Effective Time, Valeant shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Valeant Subsidiaries’ respective operations.

(e) Advice of Changes.  Each of Biovail and Valeant shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events of which Biovail or Valeant, as the case may be, has notified the other party under this Section 5.01(e), has had or would reasonably be expected to have a Biovail Material Adverse Effect or a Valeant Material Adverse Effect, respectively.

Section 5.02.  No Solicitation by Biovail; Biovail Board Recommendation.  (a) Biovail shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, ‘‘Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any Biovail Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than Biovail’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Biovail Takeover Proposal) with respect to any Biovail Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to Biovail or any Biovail Subsidiary.

Biovail (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Biovail Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Biovail Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any Biovail Subsidiary under any such provisions authorizing any Person to make a Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Biovail Stockholder Approval, in response to a bona fide written Biovail Takeover Proposal that the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Biovail Proposal, and which Biovail Takeover Proposal was not solicited by Biovail, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02(a), Biovail, and its Representatives at the request of Biovail, may, subject to compliance with Section 5.02(c), (A) furnish information with respect to Biovail and the Biovail Subsidiaries to the Person making such Biovail Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Valeant or is provided to Valeant prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Biovail Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Biovail Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Biovail or any of its Affiliates shall constitute a breach of this Section 5.02(a) by Biovail.

(b) Except as set forth below, neither the Biovail Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Valeant), or propose publicly to withdraw (or modify in any manner adverse to Valeant), the approval, recommendation or declaration of advisability by the Biovail Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Biovail Takeover Proposal (any action in this clause (i) being referred to as a ‘‘Biovail Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Biovail or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.02(a)) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Biovail Takeover Proposal, or requiring, or reasonably expected to cause, Biovail, BAC or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Biovail to fail to comply with this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Biovail Stockholder Approval, the Biovail Board may make a Biovail Adverse Recommendation Change (A) following receipt of a Biovail Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.02(a) and that the Biovail Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior Biovail Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Biovail Takeover Proposal, and that first occurred following the execution of this Agreement (a ‘‘Biovail Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Biovail shall not be entitled to exercise its right to make a Biovail Adverse Recommendation Change until after the fifth business day following Valeant’s receipt of written notice (a ‘‘Biovail Notice of Recommendation Change”) from Biovail advising Valeant that the Biovail Board intends to make a Biovail Notice of Recommendation Change and specifying the reasons therefor, including in the case of a Superior Biovail Proposal the terms and conditions of any Superior Biovail Proposal that is the basis of the proposed action by the Biovail Board (it being understood and agreed that any amendment to any material term of such Superior Biovail Proposal shall require a new Biovail Notice of Recommendation Change and a new five business-day period). In determining whether to make a Biovail Adverse Recommendation Change, the Biovail Board shall take into account any changes to the terms of this Agreement proposed by Valeant in response to a Biovail Notice of Recommendation Change or otherwise, and if requested by Valeant, Biovail shall engage in good faith negotiations with Valeant regarding any changes to the terms of this Agreement proposed by Valeant.

(c) In addition to the obligations of Biovail set forth in paragraphs (a) and (b) of this Section 5.02, Biovail shall promptly advise (and in any event within 24 hours) Valeant orally and in writing of any Biovail Takeover Proposal, the material terms and conditions of any such Biovail Takeover Proposal (including any changes thereto) and the identity of the person making any such Biovail Takeover Proposal. Biovail shall(i) keep Valeant informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Biovail Takeover Proposal and (ii) provide to Valeant as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Biovail or any of its Subsidiaries, on the one hand, and the Person making any such Biovail Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Biovail Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the Biovail Board nor any committee thereof shall be entitled to make a Biovail Adverse Recommendation Change pursuant to Section 5.02(b) with respect to a Biovail Intervening Event, unless Biovail has provided Valeant with written information describing such Biovail Intervening Event in reasonable detail promptly after becoming aware of it, and keeps Valeant reasonably informed of material developments with respect to such Biovail Intervening Event.

(d) Nothing contained in this Section 5.02 shall prohibit Biovail from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Biovail if, in the good faith judgment of the Biovail Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Biovail or the Biovail Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

‘‘Biovail Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving Biovail or any Biovail Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Biovail Subsidiary or otherwise) of any business or assets of Biovail or the Biovail Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Biovail and the Biovail Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Biovail, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Biovail Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

‘‘Superior Biovail Proposal” means a binding bona fide written Biovail Takeover Proposal (with all references to “20% or more” in the definition of Biovail Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Biovail Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Biovail Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Valeant to the terms of this Agreement) and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Section 5.03.  No Solicitation by Valeant; Valeant Board Recommendation.  (a) Valeant shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage, induce or facilitate any Valeant Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than Valeant’s Representatives) regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Valeant Takeover Proposal) with respect to any Valeant Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to Valeant or any Valeant Subsidiary. Valeant (A) shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Valeant Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Valeant Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by it or any Valeant Subsidiary under any such provisions authorizing any Person to make a Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Valeant Stockholder Approval, in response to a bona fide written Valeant Takeover Proposal that the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Valeant Proposal, and which Valeant Takeover Proposal was not solicited by Valeant, its Affiliates or Representatives after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03(a), Valeant, and its Representatives at the request of Valeant, may, subject to compliance with Section 5.03(c), (A) furnish information with respect to Valeant and the Valeant Subsidiaries to the Person making such Valeant Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Valeant or is provided to Valeant prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Valeant Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Valeant Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Valeant or any of its Affiliates shall constitute a breach of this Section 5.03(a) by Valeant.

(b) Except as set forth below, neither the Valeant Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Biovail), or propose publicly to withdraw (or modify in any manner adverse to Biovail), the approval, recommendation or declaration of advisability by the Valeant Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Valeant Takeover Proposal (any action in this clause (i) being referred to as a ‘‘Valeant Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Valeant or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Valeant Takeover Proposal, or requiring, or reasonably expected to cause, Valeant to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Valeant to fail to comply with this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Valeant Stockholder Approval, the Valeant Board may make a Valeant Adverse Recommendation Change (A) following receipt of a Valeant Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the Valeant Board or an authorized and empowered committee thereof determines in good faith, after consultation with its outside financial and legal advisors constitutes a Superior Valeant Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances), not related to a Valeant Takeover Proposal, and that first occurred following the execution of this Agreement (a “Valeant Intervening Event”); in each case referred to in the foregoing clauses (A) and (B), only if the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Valeant shall not be entitled to exercise its right to make a Valeant Adverse Recommendation Change until after the fifth business day following Biovail’s receipt of written notice (a “Valeant Notice of Recommendation Change”) from Valeant advising Biovail that the Valeant Board intends to make a Valeant Notice of Recommendation Change and specifying the reasons therefor, including in the case of a Superior Valeant Proposal the terms and conditions of any Superior Valeant Proposal that is the basis of the proposed action by the Valeant Board (it being understood and agreed that any amendment to any material term of such Superior Valeant Proposal shall require a new Valeant Notice of Recommendation Change and a new five business-day period). In determining whether to make a Valeant Adverse Recommendation Change, the Valeant Board shall take into account any changes to the terms of this Agreement proposed by Biovail in response to a Valeant Notice of Recommendation Change or otherwise, and if requested by Biovail, Valeant shall engage in good faith negotiations with Biovail regarding any changes to the terms of this Agreement proposed by Biovail.

(c) In addition to the obligations of Valeant set forth in paragraphs (a) and (b) of this Section 5.03, Valeant shall promptly advise (and in any event within 24 hours) Biovail orally and in writing of any Valeant Takeover Proposal, the material terms and conditions of any such Valeant Takeover Proposal (including any changes thereto) and the identity of the person making any such Valeant Takeover Proposal. Valeant shall (i) keep Biovail informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Valeant Takeover Proposal, and (ii) provide to Biovail as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Valeant or any of its Subsidiaries, on the one hand, and the Person making any such Valeant Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Valeant Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, neither the Valeant Board nor any committee thereof shall be entitled to make a Valeant Adverse Recommendation Change pursuant to Section 5.03(b) with respect to a Valeant Intervening Event, unless Valeant has provided Biovail with written information describing such Valeant Intervening Event in reasonable detail promptly after becoming aware of it, and keeps Biovail reasonably informed of material developments with respect to such Valeant Intervening Event.

(d) Nothing contained in this Section 5.03 shall prohibit Valeant from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of Valeant if, in the good faith judgment of the Valeant Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Valeant or the Valeant Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) For purposes of this Agreement:

‘‘Valeant Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, amalgamation, arrangement, consolidation, share exchange, other business combination or similar transaction involving Valeant or any Valeant Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Valeant Subsidiary or otherwise) of any business or assets of Valeant or the Valeant Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Valeant and the Valeant Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Valeant, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Valeant Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

‘‘Superior Valeant Proposal” means a binding bona fide written Valeant Takeover Proposal (with all references to “20% or more” in the definition of Valeant Takeover Proposal being deemed to reference “more than 50%”) (i) on terms which the Valeant Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Valeant Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Biovail to the terms of this Agreement), and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a) As promptly as practicable following the date of this Agreement, Biovail and Valeant shall jointly prepare and cause to be filed with the SEC and pursuant to Canadian Securities Laws a joint proxy statement to be sent to the stockholders of each of Biovail and Valeant relating to the Biovail Stockholders Meeting and the Valeant Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Biovail shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Biovail and Valeant shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Valeant and Biovail shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Valeant and Biovail shall promptly notify the other upon the receipt of any comments from the SEC or the Canadian Securities Authorities or any request from the SEC or the Canadian Securities Authorities for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or the Canadian Securities Authorities, on the other hand. Each of Valeant and Biovail shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or the Canadian Securities Authorities with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the Canadian Securities Authorities with respect thereto, each of Valeant and Biovail (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC or the Canadian Securities Authorities prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Valeant and Biovail shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Valeant and Biovail shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Valeant and Biovail shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the Effective Time, any event occurs with respect to Biovail or any Biovail Subsidiary, or any change occurs with respect to other information supplied by Biovail for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Biovail shall promptly notify Valeant of such event, and Biovail and Valeant shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Biovail’s stockholders and Valeant’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to Valeant or any Valeant Subsidiary, or any change occurs with respect to other information supplied by Valeant for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Valeant shall promptly notify Biovail of such event, and Valeant and Biovail shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Biovail’s stockholders and Valeant’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Biovail shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Biovail Stockholders Meeting for the sole purpose of seeking the Biovail Stockholder Approval. Biovail shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Biovail’s stockholders and to hold the Biovail Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Biovail Charter and the Biovail Bylaws and (ii) solicit the Biovail Stockholder Approval. Biovail shall, through the Biovail Board, recommend to its stockholders that they give the Biovail Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Biovail Board shall have made a Biovail Adverse Recommendation Change as permitted by Section 5.02(b). Except as expressly contemplated by the foregoing sentence, Biovail agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Biovail of any Biovail Takeover Proposal, the occurrence of a Biovail Intervening Event or by the making of any Biovail Adverse Recommendation Change by the Biovail Board; provided, however, that if the public announcement of a Biovail Adverse Recommendation Change or the delivery of a Biovail Notice of Recommendation Change is less than ten Business Days prior to the Biovail Stockholders Meeting, Biovail shall be entitled to postpone the Biovail Stockholders Meeting to a date not more than ten Business Days after such event.

(e) Valeant shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Valeant Stockholders Meeting for the sole purpose of seeking the Valeant Stockholder Approval. Valeant shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Valeant’s stockholders and to hold the Valeant Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the Valeant Charter and the Valeant Bylaws, and (ii) solicit the Valeant Stockholder Approval. Valeant shall, through the Valeant Board, recommend to its stockholders that they give the Valeant Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Valeant Board shall have made a Valeant Adverse Recommendation Change as permitted by Section 5.03(b). Except as expressly contemplated by the foregoing sentence, Valeant agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Valeant of any Valeant Takeover Proposal, the occurrence of a Valeant Intervening Event or by the making of any Valeant Adverse Recommendation Change by the Valeant Board; provided, however, that if the public announcement of a Valeant Adverse Recommendation Change or the delivery of a Valeant Notice of Recommendation Change is less than ten Business Days prior to the Valeant Stockholders Meeting, Valeant shall be entitled to postpone the Valeant Stockholders Meeting to a date not more than ten Business Days after such event.

(f) Each of Valeant and Biovail shall use commercially reasonable efforts to hold the Valeant Stockholders Meeting and the Biovail Stockholders Meeting, respectively, at the same time and on the same date as the other party.

(g) Biovail shall take all action to ensure that all Biovail Common Stock constituting the Merger Consideration and all Biovail Common Stock issued upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case, issued or distributed to Canadian residents, will be free from restriction on the first trade of such Biovail Common Stock by such resident.

Section 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Biovail and Valeant shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access, upon reasonable advance notice, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Biovail and Valeant shall, and shall cause each of its respective Subsidiaries to, make available promptly to the other party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of Valeant and Biovail shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Valeant Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 28, 2009, as amended on February 18, 2010, between Biovail and Valeant Pharmaceuticals North America (the “Confidentiality Agreement”).

Section 6.03.  Required Actions.  (a) Subject to the terms and conditions of this Agreement, each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), Valeant and the Valeant Board and Biovail and the Biovail Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), promptly following the execution and delivery by the parties of this Agreement, Valeant and Biovail shall use their respective reasonable best efforts to enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), Valeant and Biovail shall use their respective reasonable best efforts to jointly propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Valeant, Biovail or any of their respective Subsidiaries of, any portion of the business, properties or assets of Valeant, Biovail or any of their respective Subsidiaries; provided, however, that neither Biovail nor Valeant shall be required pursuant to this Section 6.03(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger or that would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Combined Company Material Adverse Effect.

(d) In connection with and without limiting the generality of the foregoing, each of Biovail and Valeant shall:

(i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (B) if required, a notification pursuant to Section 114(1) of the Competition Act and an application for an advance ruling certificate pursuant to Section 102 of the Competition Act relating to Merger and (C) all other necessary registrations, declarations, notices, applications and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, foreign investment, trade regulation or similar Laws;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);

(iii) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, foreign investment, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, foreign investment, trade regulation or similar matters (including a “second request” under the HSR Act and a “Supplementary Information Request” under the Competition Act), and not extend any waiting period under the HSR Act or Competition Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(e) Notwithstanding anything else contained herein, the provisions of this Section 6.03 shall not be construed to (i) require Valeant or any Valeant Subsidiary or Biovail or any Biovail Subsidiary or (ii) permit Valeant or any Valeant Subsidiary without the prior written consent of Biovail, or permit Biovail or any Biovail Subsidiary without the prior written consent of Valeant, to undertake any efforts or to take any action if the taking of such efforts or action would or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Combined Company Material Adverse Effect.

(f) Notwithstanding anything else contained in this Agreement, (i) neither Biovail nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any

Biovail Takeover Proposal and (ii) neither Valeant nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any Valeant Takeover Proposal.

(g) Biovail shall give prompt notice to Valeant, and Valeant shall give prompt notice to Biovail, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Biovail Material Adverse Effect or Valeant Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04.  Equity Awards; Change in Control Provisions.

(a) Options.

(i) Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Stock Options to provide that, at the Pre-Merger Special Dividend Time and prior to the Effective Time, each Valeant Stock Option outstanding immediately prior to the Pre-Merger Special Dividend Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Valeant Stock Option immediately prior to the Pre-Merger Special Dividend Time, a number of shares of Valeant Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such Valeant Stock Option immediately prior to the Pre-Merger Special Dividend Time by the Pre-Merger Special Dividend Adjustment Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Valeant Stock Option by the Pre-Merger Special Dividend Adjustment Ratio; provided, however, that the adjustments provided in this Section 6.04(a)(i) with respect to any Valeant Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(ii) Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Stock Options to provide that, at the Effective Time, each Valeant Stock Option outstanding immediately prior to the Effective Time shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Valeant Stock Option following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such Valeant Stock Option following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time by the Equity Award Exchange Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Valeant Stock Option by the Equity Award Exchange Ratio; provided, however, that the adjustments provided in this Section 6.04(a)(ii) with respect to any Valeant Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Time-Based Restricted Stock Units.

(i) Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Restricted Stock Units that are scheduled to vest, or which have already become vested, solely based on the passage of time (“Valeant Time-Based Restricted Stock Units”) to provide that, unless otherwise agreed to by the award holder:

(A) at the Pre-Merger Special Dividend Time and prior to the Effective Time, except as provided in subparagraph (B) below, each award of Valeant Time-Based Restricted Stock Units outstanding immediately prior to the Pre-Merger Special Dividend Time shall represent the right to receive, on the same terms and conditions as were applicable under such award immediately prior to the Pre-Merger Special Dividend Time, a number of shares of Valeant Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such award of Valeant Time-Based Restricted Stock Units immediately prior to the Pre-Merger Special Dividend Time by the Pre-Merger Special Dividend Adjustment Ratio; and

(B) with respect to each award of Valeant Time-Based Restricted Stock Units that, by its terms as in effect on the date hereof, will vest (in whole or in part) as a result of the Merger (each such award, a “Single-Trigger RSU”), such Single-Trigger RSU shall vest as of the day prior to the date on which occurs the Pre-Merger Special Dividend Time to the extent provided under the terms of such Single-Trigger RSU as in effect on the date hereof, as if such day was the date on which the Effective Time occurs (the portion so vested, an “Accelerated RSU”) and shall represent, immediately after the Pre-Merger Special Dividend Time and prior to the Effective Time, the right to receive, (1) the same number of shares of Valeant Common Stock underlying the Accelerated RSU (the “Accelerated Valeant RSU Shares”) plus (2) an amount of cash equal to the product of the Pre-Merger Special Dividend and the number of Accelerated Valeant RSU Shares, which cash amount shall be paid (net of applicable withholding) to or on behalf of the holder of the Accelerated RSU on the date on which occurs the Pre-Merger Special Dividend Time. Any portion of the Single-Trigger RSU that does not become an Accelerated RSU (and any right to the associated Pre-Merger Special Dividend) shall be forfeited for no consideration at the Pre-Merger Dividend Time.

(ii) Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Time-Based Restricted Stock Units to provide that, at the Effective Time each award of Valeant Time-Based Restricted Stock Units outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions as were applicable under such award following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Valeant Common Stock subject to such award of Valeant Time-Based Restricted Stock Units following the Pre-Merger Special Dividend Time and immediately prior to the Effective Time by the Equity Award Exchange Ratio. For the sake of clarity, holders of Accelerated RSUs shall be entitled to receive shares of Biovail Common Stock (net of applicable withholding) in settlement of such Accelerated RSUs as soon as practicable following the date on which the Effective Time occurs.

(c) Performance-Based Restricted Stock Units.

(i) Prior to the Pre-Merger Special Dividend Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Restricted Stock Units that are scheduled to vest based in whole or in part on the achievement of performance criteria (“Valeant Performance-Based Restricted Stock Units”) to provide that, except as disclosed in Section 6.04(c) of the Valeant Disclosure Letter or unless otherwise agreed to by the award holder:

(A) all relevant performance periods applicable to the Valeant Performance-Based Restricted Stock Units shall end on the day immediately preceding the date on which occurs the Pre-Merger Special Dividend Time, as if such day were the date on which the Effective Time occurs, and, as of such day, the number of shares of Valeant Common Stock underlying each award of Valeant Performance-Based Restricted Stock Units shall be adjusted to reflect performance through such day in accordance with the terms of such Valeant Performance-Based Restricted Stock Unit as in effect on the date hereof (the Valeant Performance-Based Restricted Stock award, as so adjusted, being referred to as the “Valeant Adjusted PSU”). Any additional Valeant Performance-Based Restricted Stock Units which could have been earned through performance but which are not so earned (and any right to the associated Pre-Merger Special Dividend) shall be forfeited for no consideration at the Pre-Merger Special Dividend Time; and

(B) each Valeant Adjusted PSU outstanding immediately prior to the Pre-Merger Special Dividend Time shall represent, immediately after the Pre-Merger Special Dividend Time, the right to receive, on the same terms and conditions as were applicable to such Valeant Performance-Based Restricted Stock Unit immediately prior to the Pre-Merger Special Dividend Time (but determined as if the Effective Time had occurred),

(1) the same number of shares of Valeant Common Stock underlying the Valeant Adjusted PSU (the “Valeant Adjusted PSU Shares”), plus (2) an amount of cash equal to the product of the Pre-Merger Special Dividend multiplied by the number of Valeant Adjusted PSU Shares, which cash amount shall be paid (net of any applicable withholdings) to or on behalf of the holders of Valeant Adjusted PSUs on the date on which occurs the Pre-Merger Special Dividend Time.

(ii) Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to adjust the terms of all outstanding Valeant Adjusted PSUs to provide that, at the Effective Time, each award of Valeant Adjusted PSUs outstanding immediately prior to the Effective Time shall represent the right to receive, as soon as practicable following the Effective Time and net of applicable withholding, a number of shares of Biovail Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Valeant Adjusted PSU Shares subject to such award by the Equity Award Exchange Ratio.

(d) Prior to the Effective Time, the Valeant Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including using reasonable efforts to obtain any required consents) to effect the following, without further action by any Person:

(i) after the date hereof, no future offering periods shall be commenced under the Valeant ESPP. The current offering period in effect on the date hereof under the Valeant ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time under the Valeant ESPP in accordance with its terms; provided, however, that in all events the expiration of such offering period and the final exercise under the Valeant ESPP shall occur prior to the Effective Time. The Valeant ESPP shall terminate, effective immediately as of the Effective Time;

(ii) ensure that, following the Effective Time, no holder of a Valeant Stock Option or Valeant Restricted Stock Unit (or former holder of a Valeant Stock Option or Valeant Restricted Stock Unit or any current or former participant in the Valeant Stock Plan, or in any other Valeant Benefit Plan or Valeant Benefit Agreement), will have any right thereunder to acquire any capital stock of Valeant or any Valeant Subsidiary or any other equity interest therein; and

(iii) make such other changes to the Valeant Stock Plans as it deems appropriate to give effect to the Merger.

(e) At the Effective Time, Biovail shall assume all the obligations of Valeant under the Valeant Stock Plans, each Valeant Stock Option and Valeant Restricted Stock Unit outstanding at the Effective Time and the agreements evidencing the grants thereof (the “Valeant Stock Plan Assumption”). As soon as practicable after the Effective Time, Biovail shall deliver to the holders of Valeant Stock Options and Valeant Restricted Stock Units appropriate notices setting forth such holders’ rights pursuant to the respective Valeant Stock Plans, and the agreements evidencing the grants of such Valeant Stock Options and Valeant Restricted Stock Units shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(f) Biovail shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Biovail Common Stock for delivery upon exercise or settlement of the Valeant Stock Options and Valeant Restricted Stock Units assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Biovail shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Biovail Common Stock subject to Valeant Stock Options and Valeant Restricted Stock Units and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Valeant Stock Options and Valeant Restricted Stock Units remain outstanding.

(g) Prior to the Effective Time, each of the Biovail Board and the Valeant Board shall irrevocably declare that the transactions contemplated by this Agreement constitute a change in control (or the equivalent thereof) under the Biovail Benefit Plans (and awards thereunder), the Biovail Benefit Agreements, the Valeant Benefit Plans (and awards thereunder) and the Valeant Benefit Agreements, as the case may be.

Section 6.05.  Indemnification, Exculpation and Insurance.  (a) For a period of six years from the Effective Time, Biovail shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any certificate of incorporation and by-laws or similar organization documents of each of Biovail, the Biovail Subsidiaries, Valeant and the Valeant Subsidiaries in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time or in any indemnification agreements of Biovail, the Biovail Subsidiaries, Valeant or the Valeant Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of Biovail’s or the Surviving Company’s certificate of incorporation and by-laws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Biovail, any of the Biovail Subsidiaries, Valeant or any of the Valeant Subsidiaries.

(b) For a period of six years after the Effective Time, Biovail shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Biovail or the Biovail Subsidiaries or were serving at the request of Biovail as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Biovail Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Biovail or any of the Biovail Subsidiaries at any time prior to the Effective Time to the extent provided under the Biovail Charter or Biovail Bylaws in effect on the date of this Agreement (including with respect to the advancement of expenses).

(c) For a period of six years after the Effective Time, Biovail shall, and shall cause the Surviving Company to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Valeant or the Valeant Subsidiaries or were serving at the request of Valeant as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Valeant Indemnitees” and, together with the Biovail Indemnitees, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of Valeant or any of the Valeant Subsidiaries at any time prior to the Effective Time to the extent provided under the Valeant Charter or Valeant Bylaws in effect on the date of this Agreement (including with respect to the advancement of expenses). Biovail shall, and shall cause the Surviving Company to, honor all indemnification agreements with the Indemnitees (including under the Valeant Bylaws) in effect as of the date of this Agreement in accordance with the terms thereof.

(d) For six years after the Effective Time, Biovail shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Biovail’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement. In lieu of such insurance, prior to the Closing Date, Biovail may, following consultation with Valeant, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Biovail and its respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Biovail, in which event Biovail shall cease to have any obligations under the first sentence of this Section 6.05(d).

(e) For six years after the Effective Time, Biovail shall procure the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Valeant’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement. In lieu of such insurance, prior to the Closing Date, Valeant may, following consultation with Biovail, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Valeant and its respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Valeant, in which event Biovail or the Surviving Company, as the case may be, shall cease to have any obligations under the first sentence of this Section 6.05(e).

(f) In the event that Biovail or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Biovail shall cause proper provision to be made so that the successors and assigns of Biovail or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.05.

(g) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Biovail shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.05, provided that such Indemnitee is successful in enforcing any such enforcement claim.

Section 6.06.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) BAC shall pay (provided that if BAC fails to pay when due, Biovail will pay when due on behalf of BAC) to Valeant a fee of $100,000,000 (the “Biovail Termination Fee”) if:

(i) Valeant terminates this Agreement pursuant to Section 8.01(e); provided that if either Valeant or Biovail terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Valeant would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i); or

(ii) (A) prior to the Biovail Stockholders Meeting, a Biovail Takeover Proposal shall have been made to Biovail or shall have been made directly to the stockholders of Biovail generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Biovail Takeover Proposal, (B) this Agreement is terminated by Biovail pursuant to (1) Section 8.01(b)(i) and the Biovail Stockholders Meeting has not been held on or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iii) and (C) within 12 months of such termination, Biovail enters into a definitive Contract to consummate a Biovail Takeover Proposal or any Biovail Takeover Proposal is consummated. For the purposes of Section 6.06(b)(ii)(C) only, the term “Biovail Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “20%” therein shall be deemed to be references to “40%”.

Any Biovail Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c) Valeant shall pay to Biovail a fee of $100,000,000 (the “Valeant Termination Fee”) if:

(i) Biovail terminates this Agreement pursuant to Section 8.01(f); provided that if either Valeant or Biovail terminates this Agreement pursuant to Section 8.01(b)(iv) at any time after Biovail would have been permitted to terminate this Agreement pursuant to Section 8.01(f), this Agreement shall be deemed terminated pursuant to Section 8.01(f) for purposes of this Section 6.06(c)(i); or

(ii) (A) prior to the Valeant Stockholders Meeting, a Valeant Takeover Proposal shall have been made to Valeant or shall have been made directly to the stockholders of Valeant generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Valeant Takeover Proposal, (B) this Agreement is terminated pursuant to (1) Section 8.01(b)(i) and the Valeant Stockholders Meeting has not been held at or prior to the fifth Business Day prior to the date of such termination or (2) Section 8.01(b)(iv) and (C) within 12 months of such termination, Valeant enters into a definitive Contract to consummate a Valeant Takeover Proposal or a Valeant Takeover Proposal is consummated. For the purposes of Section 6.06(c)(ii)(C) only, the term “Valeant Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “20%” therein shall be deemed to be references to “40%”.

Any Valeant Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(d) Biovail and Valeant acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Valeant nor Biovail would enter into this Agreement. Accordingly, if Biovail fails promptly to pay the amount due pursuant to Section 6.06(b) or Valeant fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made. In no event shall either party be obligated to pay more than one termination fee pursuant to this Section 6.06.

Section 6.07.  Certain Tax Matters.  Each of Valeant, Biovail, BAC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and to obtain the Tax opinions described in Sections 7.02(d) and 7.03(d), including by (i) making representations and covenants requested by Tax counsel in order to render such Tax opinions, (ii) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax opinions and (iii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment). Each of Valeant, Biovail, BAC and Merger Sub shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions. Each of Valeant, Biovail, BAC and Merger Sub will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

Section 6.08.  Transaction Litigation.  Biovail shall give Valeant the opportunity to participate in the defense or settlement of any litigation against Biovail or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Valeant, which consent shall not be unreasonably withheld, conditioned or delayed. Valeant shall give Biovail the opportunity to participate in the defense or settlement of any stockholder litigation against Valeant or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Biovail, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Biovail and Valeant shall cooperate, shall cause the Biovail Subsidiaries and Valeant Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such litigation.

Section 6.09.  Section 16 Matters.  Prior to the Effective Time, Valeant, Biovail and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Valeant Common Stock (including derivative securities with respect to Valeant Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Valeant immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Biovail Common Stock (including derivative securities with respect to Biovail Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Biovail to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.  Governance Matters.  Biovail, Merger Sub and Valeant shall take all actions necessary so that the matters set forth on Exhibit A occur on the Closing Date.

Section 6.11.  Financing.  (a) From the date hereof until the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Section 8.01, Biovail and Valeant shall use, and shall cause the Biovail Subsidiaries and Valeant Subsidiaries, respectively, to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing and related transactions (including the payment, refinancing and tendering of existing indebtedness) (the ‘‘Financing”) described in the executed commitment letter attached hereto as Exhibit C (the “Commitment Letter”), including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter, (ii) satisfy on a timely basis all conditions to obtaining the Financing set forth therein and (iii) consummate the Financing at or prior to Closing, including (A) participating in a reasonable number of meetings, road shows, rating agency sessions and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing the financial institutions providing or arranging the Financing (the “Financing Sources”) with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including any required audits thereof, which shall be unqualified) and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, (C) assisting the Financing Sources in the preparation of (1) an offering document for any portion of the Financing and (2) materials for rating agency presentations, (D) reasonably cooperating with the marketing efforts for any portion of the Financing and (E) causing their respective independent accountants to provide assistance and cooperation in the Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing any necessary consents to use their audit reports relating to Biovail or Valeant, as applicable, and (3) providing any necessary “comfort letters.” Biovail and Valeant shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter, Biovail and Valeant shall use their reasonable best efforts to obtain alternative financing from alternative sources as promptly as reasonably practicable following the occurrence of such event. Biovail shall give Valeant prompt notice of any material breach by any party to the Commitment Letter of which Biovail becomes aware. Valeant shall give Biovail prompt notice of any material breach by any party to the Commitment Letter of which Valeant becomes aware.

(b) All non-public or otherwise confidential information regarding Valeant obtained by Biovail pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Valeant (such consent not to be unreasonably withheld, conditioned or delayed). All non-public or otherwise confidential information regarding Biovail obtained by Valeant pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Biovail (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.12.  Public Announcements.  Except with respect to any Valeant Adverse Recommendation Change or Biovail Adverse Recommendation Change made in accordance with the terms of this Agreement, Biovail and Valeant shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Valeant and Biovail agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.

Section 6.13.  Stock Exchange Listing.  Biovail shall use its reasonable best efforts to cause the shares of Biovail Common Stock to be issued (a) in the Merger and (b) upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case under this clause (b) following the Effective Time, to be approved for listing on the NYSE and the TSX, in each case subject to official notice of issuance, prior to the Closing Date. Valeant shall cooperate with Biovail in connection with the foregoing, including the provision of information reasonably requested by Biovail in connection therewith.

Section 6.14.  Joinder Agreement.  In the event that Biovail and Valeant agree in writing that a newly-formed, direct or indirect and wholly owned subsidiary of Biovail incorporated under the laws of Delaware (“New Merger Sub”) shall be substituted for Merger Sub for purposes of this Agreement, (i) Biovail and Valeant shall, and Biovail shall cause New Merger Sub to, execute and deliver a joinder agreement with respect to this Agreement, substantially in the form set forth on Exhibit C (the “Joinder Agreement”), (ii) Biovail, as sole stockholder of New Merger Sub, shall, immediately following the execution and delivery of the Joinder Agreement, adopt the Joinder Agreement, and (iii) all references to “Merger Sub” in this Agreement shall be deemed to refer to “New Merger Sub”.

Section 6.15.  Entity Name.  The parties shall take all action necessary so that the name of the Combined Company shall be Valeant Pharmaceuticals International, Inc. on the Closing Date.

Section 6.16.  Valeant Warrants and Valeant Convertible Notes.

(a) As and when required by the Valeant Warrants as in effect on the date of this Agreement, and only to the extent any such Valeant Warrants remain outstanding at such time, (i) Valeant shall deliver notice of the proposed record date for the Pre-Merger Special Dividend to the registered holders of any then-outstanding Valeant Warrants, and (ii) Valeant shall furnish to the registered holders of any then-outstanding Valeant Warrants the certificate required by the Valeant Warrants as in effect on the date of this Agreement setting forth the adjustment of the Purchase Price (as defined in the Valeant Warrants) resulting from payment of the Pre-Merger Special Dividend and showing the facts upon which such adjustment is based.

(b) As and when required by the Valeant Convertible Notes Indenture, as in effect on the date of this Agreement, (i) Valeant shall mail notice of the proposed record date for the Pre-Merger Special Dividend to the Initial Purchasers (as defined in the Valeant Convertible Notes Indenture) and to the Holders (as defined in the Valeant Convertible Notes Indenture) of any then-outstanding Valeant Convertible Notes and shall file such notice with the Trustee (as defined in the Valeant Convertible Notes Indenture), and (ii) Valeant shall notify the Initial Purchasers and the Trustee and mail to Holders of any then-outstanding Valeant Convertible Notes the notice required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement of the adjustment of the Conversion Rate (as defined in the Valeant Convertible Notes Indenture) resulting from payment of the Pre-Merger Special Dividend and file with the Trustee the required certificate stating the facts requiring such adjustment and the manner of computing it.

(c) As and when required by the Valeant Warrants as in effect on the date of this Agreement, and only to the extent any such Valeant Warrants remain outstanding at such time, (i) Valeant shall deliver notice of the proposed record date for approval of the Merger to the registered holders of any then-outstanding Valeant Warrants, and (ii) Valeant shall furnish to the registered holders of any then-outstanding Valeant Warrants the certificate required by the Valeant Warrants as in effect on the date of this Agreement setting forth the adjustment to the Valeant Warrants resulting from the Merger and showing the facts upon which such adjustment is based.

(d) As and when required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement, (i) Valeant shall mail notice of the proposed record date for approval of the Merger to the Initial Purchasers and to the Holders of any then-outstanding Valeant Convertible Notes and shall file such notice with the Trustee, and (ii) prior to the Effective Time, Biovail and Valeant shall execute and deliver to the Trustee a supplemental indenture to the Valeant Convertible Notes Indenture containing the provisions required by the Valeant Convertible Notes Indenture as in effect on the date of this Agreement, providing that, at the Effective Time, each then-outstanding Valeant Convertible Note shall no longer be convertible into shares of Valeant Common Stock and shall thereafter be convertible solely into the number of shares of Biovail Common Stock that the Holder of such Valeant Convertible Note would have received pursuant to the Merger if such Holder had converted such Valeant Convertible Note immediately before the Effective Time.

Section 6.17.  Pre-Merger Special Dividend.  As promptly as practicable following the satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 (other than (a) those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date and (b) the contemplated payment of the Pre-Merger Special Dividend), the Valeant Board intends to, subject to applicable Law and the Valeant Charter and Valeant Bylaws, declare a special dividend in an amount equal to $16.77 per share of Valeant Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Agreement) (any such dividend, the ‘‘Pre-Merger Special Dividend”), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion; provided, that each of the record date and payment date for such Pre-Merger Special Dividend shall be one Business Day immediately prior to the Closing Date.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals.  The Biovail Stockholder Approval and the Valeant Stockholder Approval shall have been obtained.

(b) Listing.  The shares of Biovail Common Stock issuable (i) as Merger Consideration pursuant to this Agreement and (ii) upon the conversion of Valeant Convertible Notes, the exercise of Valeant Warrants or Valeant Stock Options or the vesting of Valeant Restricted Stock Units, in each case under this clause (ii) following the Effective Time, shall have been approved for listing on the NYSE and the TSX, in each case subject to official notice of issuance and, in the case of the TSX, to the making of certain prescribed filings following the Effective Time.

(c) Governmental Approvals.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. If the Merger is subject to the notification provisions of Part IX of the Competition Act, either (i) the Commissioner of Competition or a person authorized by her (the “Commissioner”) shall have issued an advance ruling certificate under Section 102 of the Competition Act or (ii) the applicable waiting period under subsection 123(1) of the Competition Act shall have expired or shall have been terminated early under subsection 123(2) of the Competition Act, or the obligation to submit a notification under Part IX of the Competition Act shall have been waived pursuant to paragraph 113(c) of the Competition Act and, unless waived by Biovail, the Commissioner shall have issued a No-Action Letter. For the purposes of the preceding sentence, a “No-Action Letter” means written advice to Biovail that the Commissioner presently does not have sufficient grounds on which to apply to the Competition Tribunal under Section 92 or any other section of Part VIII of the Competition Act and, therefore, does not, at such time, intend to make such application with respect to the Merger, such advice not being conditional upon or having terms and conditions that would reasonably be expected to result in a Combined Company Material Adverse Effect. All Consents, if any, required to be obtained (i) under any other foreign antitrust, competition, foreign investment, trade regulation or similar Laws or (ii) from or of any other Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those Consents which are immaterial to the Combined Company .

(d) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, the ‘‘Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation of all or any material portion of the business or assets of Valeant or any of the Valeant Subsidiaries or of Biovail or any of the Biovail Subsidiaries or to compel Biovail or any Biovail Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Valeant or any of the Valeant Subsidiaries or of Biovail or any of the Biovail Subsidiaries, or (ii) seeking divestiture of any shares of Valeant Common Stock (or shares of stock of the Surviving Company) or seeking to impose or confirm limitations on the ability of Biovail or any Biovail

Subsidiary effectively to exercise full rights of ownership of the shares of Valeant Common Stock (or shares of stock of the Surviving Company), including the right to vote, in the case of clause (i) or clause (ii), which would reasonably be expected (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) to have a Combined Company Material Adverse Effect.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Biovail shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

(f) Financing.  The Financing (or, in the event that alternative financing has been jointly arranged by Biovail and Valeant, the alternative financing) shall have been consummated.

(g) Pre-Merger Special Dividend.  The Pre-Merger Special Dividend shall have been paid to holders of Valeant Common Stock in accordance with Section 6.17. For purposes of this Section 7.01(g), the Pre-Merger Special Dividend shall be deemed to have been paid to holders of Valeant Common Stock at the time Valeant irrevocably transfers cash for the Pre-Merger Special Dividend to the relevant paying agent for the benefit of such stockholders.

Section 7.02.  Conditions to Obligations of Valeant.  The obligation of Valeant to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Biovail, BAC and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.03 and 3.17(c)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Biovail Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Biovail Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Biovail Material Adverse Effect, and the representations and warranties of Biovail, BAC and Merger Sub contained in Section 3.03 and Section 3.17(c) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Valeant shall have received a certificate signed on behalf of each of Biovail, BAC and Merger Sub by an executive officer of each of Biovail, BAC and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Biovail, BAC and Merger Sub.  Biovail and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Valeant shall have received a certificate signed on behalf of each of Biovail, BAC and Merger Sub by an executive officer of each of Biovail, BAC and Merger Sub, respectively, to such effect.

(c) Absence of Biovail Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Biovail Material Adverse Effect.

(d) Tax Opinion.  Valeant shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Valeant, as of the Closing Date to the effect that the Merger should qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Valeant and Biovail.

Section 7.03.  Conditions to Obligation of Biovail, BAC and Merger Sub.  The obligations of Biovail, BAC and Merger Sub to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Valeant contained in this Agreement (except for the representations and warranties contained in Section 4.03 and the third sentence of Section 4.12) shall be true and correct (without giving effect to any limitation as to “materiality” or “Valeant

Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Valeant Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Valeant Material Adverse Effect, and the representations and warranties of Valeant contained in Sections 4.03 and the third sentence of Section 4.12 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Biovail shall have received a certificate signed on behalf of Valeant by an executive officer of Valeant to such effect.

(b) Performance of Obligations of Valeant.  Valeant shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Biovail shall have received a certificate signed on behalf of Valeant by an executive officer of Valeant to such effect.

(c) Absence of Valeant Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Valeant Material Adverse Effect.

(d) Tax Opinion.  Biovail shall have received the opinion of Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Biovail, as of the Closing Date to the effect that the Merger should qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Valeant and Biovail.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Biovail Stockholder Approval or the Valeant Stockholder Approval:

(a) by mutual written consent of Valeant and Biovail;

(b) by either Valeant or Biovail:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean February 28, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use its reasonable best efforts pursuant to Section 6.03;

(iii) if the Biovail Stockholder Approval is not obtained at the Biovail Stockholders Meeting duly convened (unless such Biovail Stockholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) if the Valeant Stockholder Approval is not obtained at the Valeant Stockholders Meeting duly convened (unless such Valeant Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by Valeant, if Biovail, BAC or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Biovail, BAC or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by Biovail, BAC or Merger Sub, as the case may be, by the End Date or is not cured by Biovail, BAC or Merger Sub, as the case may be, within forty-five days after receiving written notice from Valeant (provided that Valeant is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Valeant contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by Biovail, if Valeant breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Valeant contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by Valeant by the End Date or is not cured by Valeant within forty-five days after receiving written notice from Biovail (provided that Biovail is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Biovail contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by Valeant, in the event that a Biovail Adverse Recommendation Change shall have occurred; provided that Valeant shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Biovail Stockholder Approval is obtained at the Biovail Stockholders Meeting; or

(f) by Biovail, in the event that a Valeant Adverse Recommendation Change shall have occurred; provided that Biovail shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Valeant Stockholder Approval is obtained at the Valeant Stockholders Meeting.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Biovail or Valeant as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Valeant or Biovail, other than Section 3.20, Section 4.20, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and except in the case of fraud or any intentional misrepresentation by a party or any intentional breach by a party of any covenant or agreement set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Biovail Stockholder Approval or the Valeant Stockholder Approval; provided, however, that (i) after receipt of the Biovail Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Biovail without the further approval of such stockholders, (ii) after receipt of the Valeant Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Valeant without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of Biovail or the stockholders of Valeant. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Biovail shall require the approval of the stockholders of Biovail unless such approval is required by Law and no extension or waiver by Valeant shall require the approval of the stockholders of Valeant unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Valeant, Biovail, BAC or Merger Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Biovail or Valeant.

Section 8.06.  Alternative Structure.  The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto or either Biovail’s or Valeant’s stockholders or result in additional liability to Biovail’s or Valeant’s directors or officers.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Valeant, to:

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Phone: (973) 549-5292
Facsimile: (949) 315-3818

Attention: Steve T. Min

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Phone: (212) 735-3000
Facsimile: (212) 735-2000

Attention:	Stephen F. Arcano, Esq. Jeffrey A. Brill, Esq.

(b) if to Biovail, BAC or Merger Sub, to:

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Phone: (905) 286-3202
Facsimile: (905) 286-3061

Attention: Gregory Gubitz

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Phone: (212) 474-1000
Facsimile: (212) 474-3700

Attention:	Erik R. Tavzel, Esq. Eric L. Schiele, Esq.

Section 9.03.  Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that neither ValueAct Capital Master Fund L.P. (“ValueAct”) nor any entity (other than Valeant or the Valeant Subsidiaries) that directly or indirectly controls or is controlled by ValueAct shall be deemed to be an “Affiliate” of Valeant.

“Biovail Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between Biovail or any Biovail Subsidiary, on the one hand, and any Biovail Personnel, on the other hand.

“Biovail Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Biovail, any Biovail Subsidiary or any Biovail Commonly Controlled Entity for the benefit of any Biovail Personnel.

“Biovail Commonly Controlled Entity” means any person or entity, other than Biovail and the Biovail Subsidiaries, that, together with Biovail, is treated as a single employer under Section 414 of the Code.

“Biovail Deferred Share Unit” means any deferred share unit payable in shares of Biovail Common Stock or the value of which is determined with reference to the value of shares of Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Material Adverse Effect” means a Material Adverse Effect with respect to Biovail.

“Biovail Personnel” means any current or former director, officer or employee of Biovail or any Biovail Subsidiary.

“Biovail Product” means any biological, drug or consumer product being tested in clinical trials, manufactured, sold or distributed by Biovail or any of the Biovail Subsidiaries.

“Biovail Restricted Stock Unit” means any restricted stock unit payable in shares of Biovail Common Stock or the value of which is determined with reference to the value of shares of Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Stock Option” means any option to purchase Biovail Common Stock, whether granted under any Biovail Stock Plan or otherwise.

“Biovail Stock Plans” means the Biovail 2007 Equity Compensation Plan, the Biovail 2004 Stock Option Plan, the Biovail 1993 Stock Option Plan, the Biovail Deferred Share Unit Plan for Canadian Directors, the Biovail Deferred Share Unit Plan for U.S. Directors and the Biovail Laboratories International SRL Deferred Share Unit Plan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Valeant, the Valeant Subsidiaries, Biovail and the Biovail Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Combined Company Material Adverse Effect” means a Material Adverse Effect with respect to the Combined Company.

“Equity Award Exchange Ratio” means 1.7809.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, or (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 9.03 of the Valeant Disclosure Letter or Section 9.03 of the Biovail Disclosure Letter, as applicable, after having made due inquiry of those persons reporting directly to such individual, but without further investigation by such individual.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Post-Merger Special Dividend” means, subject to the discretion of the Board of the Combined Company and to applicable Law, an amount contemplated to be $1.00 per share of Biovail Common Stock, payable to holders of record of Biovail Common Stock on December 1, 2010 and contemplated to be paid on December 31, 2010, or such other record date and payment date as the Board of the Combined Company shall determine (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event).

“Pre-Merger Special Dividend Adjustment Ratio” means 1.5710.

“Pre-Merger Special Dividend Time” means the time at which payment of the Pre-Merger Special Dividend occurs.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Valeant Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material Contract between Valeant or any Valeant Subsidiary, on the one hand, and any Valeant Personnel, on the other hand.

“Valeant Benefit Plan” means each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation, pension, retirement savings or other benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Valeant, any Valeant Subsidiary or any Valeant Commonly Controlled Entity for the benefit of any Valeant Personnel.

“Valeant Commonly Controlled Entity” means any person or entity, other than Valeant and the Valeant Subsidiaries, that, together with Valeant, is treated as a single employer under Section 414 of the Code.

“Valeant ESPP” means the Valeant 2009 Employee Stock Purchase Plan.

“Valeant Material Adverse Effect” means a Material Adverse Effect with respect to Valeant.

“Valeant Personnel” means any current or former director, officer or employee of Valeant or any Valeant Subsidiary.

“Valeant Product” means any biological, drug or consumer product being tested in clinical trials, manufactured, sold or distributed by Valeant or any of the Valeant Subsidiaries.

“Valeant Restricted Stock Unit” means any restricted stock unit payable in shares of Valeant Common Stock or the value of which is determined with reference to the value of shares of Valeant Common Stock, whether granted under any Valeant Stock Plan or otherwise.

“Valeant Stock Option” means any option to purchase Valeant Common Stock, whether granted under any Valeant Stock Plan or otherwise.

“Valeant Stock Plans” means the Valeant 2006 Equity Incentive Plan and the Valeant 2003 Equity Incentive Plan.

Section 9.04.  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Biovail Disclosure Letter, the Valeant Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Valeant, Biovail, BAC and Merger Sub have duly executed this Agreement, both as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL,

by	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chief Executive Officer

BIOVAIL CORPORATION,

by	/s/ William M. Wells
Name: William M. Wells
Title: Chief Executive Officer

BIOVAIL AMERICAS CORP.,

by	/s/ Gilbert Godin
Name: Gilbert Godin
Title: President

BEACH MERGER CORP.,

by	/s/ William M. Wells
Name: William M. Wells
Title: President

Index of Defined Terms

Term	Section

Accelerated RSU	6.04(b	)
Accelerated Valeant RSU Shares	6.04(b	)
Acquisition Agreement	5.02(b	)
Affiliate	9.03
Agreement	Preamble
Appraisal Shares	2.01(d	)
BAC	Preamble
Biovail	Preamble
Biovail Adverse Recommendation Change	5.02(b	)
Biovail Benefit Agreement	9.03
Biovail Benefit Plan	9.03
Biovail Board	3.04(a	)
Biovail By-laws	3.01
Biovail Capital Stock	3.03(a	)
Biovail Charter	3.01
Biovail Class A Stock	3.03(a	)
Biovail Common Stock	2.01(c	)
Biovail Commonly Controlled Entity	9.03
Biovail Convertible Notes	3.03(a	)
Biovail Deferred Share Unit	9.03
Biovail Disclosure Letter	Article III
Biovail Financial Advisor	3.20
Biovail Indemnitees	6.05(b	)
Biovail Intervening Event	5.02(b	)
Biovail Material Adverse Effect	9.03
Biovail Material Contract	3.14(b	)
Biovail Notice of Recommendation Change	5.02(b	)
Biovail Permits	3.01
Biovail Personnel	9.03
Biovail Product	9.03
Biovail Regulatory Agency	3.17(a	)
Biovail Regulatory Permits	3.17(a	)
Biovail Reporting Documents	3.06(a	)
Biovail Restricted Stock Unit	9.03
Biovail-selected Directors	Exhibit A
Biovail Stock Option	9.03
Biovail Stock Plans	9.03
Biovail Stockholder Approval	3.04(a	)
Biovail Stockholders Meeting	3.04(a	)
Biovail Subsidiaries	3.01(a	)
Biovail Takeover Proposal	5.02(e	)
Biovail Termination Fee	6.06(b	)
Biovail Voting Debt	3.03(b	)
Business Day	9.03
Canadian Securities Authorities	3.05(b	)
Canadian Securities Laws	3.05(b	)
CBCA	3.03(b	)

A-Index of Defined Terms

Term	Section

CDSA	3.17(a	)
Certificate	2.01(c	)
Certificate of Merger	1.03
chief executive officer	3.06(d	)
chief financial officer	3.06(d	)
Closing	1.02
Closing Date	1.02
Code	9.03
Combined Company	9.03
Combined Company Material Adverse Effect	9.03
Commissioner	7.01(c	)
Commitment Letter	6.11(a	)
Competition Act	3.05(b	)
Confidentiality Agreement	6.02
Consent	3.05(b	)
Contract	3.05(a	)
Converted Shares	2.01(a	)
DGCL	1.01
Effective Time	1.03
EMEA	3.17(e	)
End Date	8.01(b	)
Environmental Claim	3.13(b	)
Environmental Laws	3.13(b	)
Equity Award Exchange Ratio	9.03
ERISA	9.03
Exchange Act	3.05(b	)
Exchange Agent	2.02(a	)
Exchange Fund	2.02(a	)
Exchange Ratio	2.01(c	)
FCPA	3.12
FDA	3.17(a	)
FDCA	3.17(a	)
Filed Biovail Contract	3.14(a	)
Filed Biovail Reporting Documents	Article III
Filed Valeant Contract	4.14(a	)
Filed Valeant Reporting Documents	Article IV
Financing	6.11(a	)
Financing Sources	6.11(a	)
Food and Drugs Act	3.17(a	)
Form S-4	3.05(b	)
GAAP	3.06(b	)
Governmental Entity	3.05(b	)
Hazardous Materials	3.13(b	)
HSR Act	3.05(b	)
Indebtedness	9.03
Income Tax Act	3.10(e	)
Indemnitees	6.05(c	)
Intellectual Property	3.16(a	)

A-Index of Defined Terms

Term	Section

Intended Tax Treatment	Recitals
Issued Shares	2.01(a	)
Joinder Agreement	6.14
Joint Proxy Statement	6.01(a	)
Judgment	3.05(a	)
Knowledge	9.03
Law	3.05(a	)
Legal Restraints	7.01(d	)
Liens	3.02(a	)
Material Adverse Effect	9.03
material weakness	3.06(h	)
Merger	1.01
Merger Consideration	2.01(c	)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(a	)
Name Change	3.04(a	)
New Independent Director	Exhibit A
New Merger Sub	6.14
No-Action Letter	7.01(c	)
NYSE	2.02(e	)
Permits	3.01
Person	9.03
PHSA	3.17(a	)
Post-Merger Special Dividend	9.03
Pre-Merger Special Dividend	6.17
Pre-Merger Special Dividend Adjustment Ratio	9.03
Pre-Merger Special Dividend Time	9.03
Release	3.13(b	)
Representatives	5.02(a	)
SEC	3.05(b	)
Section 262	2.01(d	)
Securities Act	3.05(b	)
Share Issuance	3.04(a	)
Single Trigger RSU	6.04(b	)
significant deficiency	3.06(h	)
SOX	3.06(b	)
Subsidiary	9.03
Superior Biovail Proposal	5.02(e	)
Superior Valeant Proposal	5.03(e	)
Surviving Company	1.01
Surviving Company Common Stock	2.01(a	)
Tax Return	9.03
Taxes	9.03
TSX	3.04(a	)
Valeant	Preamble
Valeant 3.0% Convertible Notes	4.03(a	)
Valeant Adverse Recommendation Change	5.03(b	)
Valeant Adjusted PSU	6.04(c	)

A-Index of Defined Terms

Term	Section

Valeant Adjusted PSU Shares	6.04(c	)
Valeant Benefit Agreement	9.03
Valeant Benefit Plan	9.03
Valeant Board	4.04(a	)
Valeant Board Nomination Agreement	4.03(c	)
Valeant By-laws	4.01
Valeant Capital Stock	4.03(a	)
Valeant Charter	4.01
Valeant Common Stock	2.01(b	)
Valeant Commonly Controlled Entity	9.03
Valeant Convertible Notes	4.03(a	)
Valeant Convertible Notes Indenture	4.03(b	)
Valeant Disclosure Letter	Article IV
Valeant ESPP	9.03
Valeant Financial Advisors	4.20
Valeant Indemnitees	6.05(c	)
Valeant Intervening Event	5.03(b	)
Valeant Material Adverse Effect	9.03
Valeant Material Contract	4.14(b	)
Valeant Notice of Recommendation Change	5.03(b	)
Valeant Performance-Based Restricted Stock Unit	6.04(c	)
Valeant Permits	4.01
Valeant Personnel	9.03
Valeant Preferred Stock	4.03(a	)
Valeant Product	9.03
Valeant Regulatory Agency	4.17(a	)
Valeant Regulatory Permits	4.17(a	)
Valeant Reporting Documents	4.06(a	)
Valeant Restricted Stock Unit	9.03
Valeant Stock Option	9.03
Valeant Stock Plan Assumption	6.04(e	)
Valeant Stock Plans	9.03
Valeant Stockholder Approval	4.04(a	)
Valeant Stockholders Meeting	4.04(a	)
Valeant Subsidiaries	4.01
Valeant Takeover Proposal	5.03(e	)
Valeant Time-Based Restricted Stock Units	6.04(b	)
Valeant Termination Fee	6.06(c	)
Valeant Voting Debt	4.03(c	)
Valeant Warrants	4.03(a	)
Valeant-selected Directors	Exhibit A

A-Index of Defined Terms

EXHIBIT A

Governance Matters

(a) Biovail shall take all necessary action to cause, effective at the Effective Time, William M. Wells to be appointed as non-executive Chairman of the Board of the Combined Company. If Mr. William M. Wells is not a member of the Biovail Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Biovail Board to be appointed non-executive Chairman of the Board of the Combined Company at the Effective Time.

(b) Biovail shall take all necessary action to cause, effective at the Effective Time, J. Michael Pearson to be appointed the Chief Executive Officer of the Combined Company. If Mr. Pearson is not the Chief Executive Officer of Valeant immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement to be appointed Chief Executive Officer of the Combined Company at the Effective Time.

(c) Biovail shall take all necessary action to cause, effective at the Effective Time, Robert A. Ingram to be appointed as Lead Director of the Board of the Combined Company. If Mr. Ingram is not a member of the Valeant Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Valeant Board to be appointed Lead Director of the Board of the Combined Company at the Effective Time.

(d) Biovail shall take all necessary action to cause, effective at the Effective Time, Michael R. Van Every, a resident Canadian (as defined under the Canada Business Corporations Act), to continue as Chairman of the Audit Committee of the Board of the Combined Company. If Mr. Van Every is not a member of the Biovail Board immediately prior to the Effective Time, Valeant and Biovail shall agree upon a replacement from the Biovail Board to be appointed Chairman of the Audit Committee of the Board of the Combined Company at the Effective Time.

(e) Biovail shall take all necessary action to cause, effective at the Effective Time, the Board of the Combined Company to consist of (i) the four individuals listed above, (ii) three directors selected by Biovail (together with Mr. Van Every (or his replacement), the “Biovail-selected Directors”), one of whom is a resident Canadian (as defined under the Canada Business Corporations Act), (iii) three directors selected by Valeant (together with Mr. Ingram (or his replacement), the ‘‘Valeant-selected Directors”), and (iv) one independent director who is recruited by a search firm that is mutually retained by Biovail and Valeant, which director (A) shall be selected by Valeant from a list of candidates presented by such firm, (B) shall be subject to the approval of Biovail and (C) shall be a resident Canadian (as defined under the Canada Business Corporations Act) (the “New Independent Director”).

(f) Biovail shall take all necessary action to cause, effective at the Effective Time, the Chairman of the Compensation Committee of the Board of the Combined Company to be a Biovail-selected Director. Biovail shall take all necessary action to cause, effective at the Effective Time, the Chairman of each of the Risk and Compliance Committee and the Nominating and Corporate Governance Committee to be a Valeant-selected Director.

(g) Biovail shall take all necessary action to cause, effective at the Effective Time, each committee of the Board of the Combined Company (other than the Compensation Committee) to have an equal number of Valeant-selected Directors and Biovail-selected Directors as members, provided that such committees may also include the New Independent Director.

(h) Biovail shall take all necessary action to cause, effective at the Effective Time, the Compensation Committee of the Board of the Combined Company to consist of only three members, and Biovail shall take all necessary action to cause, effective at the Effective Time, two of the members of the Compensation Committee of the Board of the Combined Company to be Valeant-selected Directors.

(i) No committee of the Board of the Combined Company other than those identified in this Exhibit A shall be formed prior to the first meeting of the Biovail Board following such time as the Valeant-selected Directors are appointed to the Board of the Combined Company without the written consent of Valeant.

A-Exhibit A-1

EXHIBIT B

Form of Joinder Agreement

JOINDER AGREEMENT (this “Agreement”), dated as of [ • ], 2010, among Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Biovail Corporation, a Canadian corporation (“Biovail”), and [New Merger Sub], a Delaware corporation (“New Merger Sub”).

WHEREAS, Section 6.14 of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 20, 2010, between Valeant, Biovail, Biovail Americas Corp., a Delaware corporation, and Beach Merger Corp., a Delaware corporation (“Merger Sub”), contemplates that New Merger Sub will become a party to the Merger Agreement; and

WHEREAS, Valeant, Biovail and New Merger Sub have agreed that New Merger Sub will become a party to the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

Section 1.01.  Each capitalized term used but not defined herein shall has the meaning assigned to it in the Merger Agreement.

Section 1.02.  All references in the Merger Agreement to “Merger Sub” shall be deemed to refer to “New Merger Sub.”

Section 1.02.  Biovail and New Merger Sub jointly and severally represent and warrant to Valeant that the statements contained in this Section 1.03 are true and correct:

(a) BAC is the sole stockholder of New Merger Sub. Since its date of formation, New Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and the Merger Agreement and matters ancillary thereto.

(b) New Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations under this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, subject, in the case of the Share Issuance, to the receipt of the Biovail Stockholder Approval and, in the case of the Merger, for the approval of this Agreement by Biovail as the sole stockholder of New Merger Sub. The Board of Directors of New Merger Sub has adopted resolutions, by unanimous written consent, (i) approving this Agreement, (ii) determining that the terms of this Agreement are in the best interests of New Merger Sub and Biovail, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Biovail, as sole stockholder of New Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Biovail, as sole stockholder of New Merger Sub, for adoption. Such resolutions have not been amended or withdrawn. Except (A) solely in the case of the Share Issuance, for the Biovail Stockholder Approval and (B) solely in the case of the Merger, for the adoption of the Joinder Agreement by Biovail as the sole stockholder of New Merger Sub, no other corporate proceedings on the part of New Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and Merger Agreement (except for the filing of the appropriate merger documents as required by the DGCL). New Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Biovail and Valeant, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 1.03.  New Merger Sub hereby becomes a party to the Merger Agreement with the same force and effect as if originally named as a party therein and hereby agrees to all the terms and provisions of the Merger Agreement applicable to it.

Section 1.04.  This Agreement shall for all purposes be deemed to be a part of the Merger Agreement and shall be subject to all of the provisions thereof.

[Remainder of page left intentionally blank]

A-Exhibit B-1

IN WITNESS WHEREOF, Valeant, Biovail and Merger Sub have duly executed this Agreement, all as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL,

by
Name:
Title:

BIOVAIL CORPORATION,

by
Name:
Title:

BIOVAIL AMERICAS CORP.,

by
Name:
Title:

BEACH MERGER CORP.,

by
Name:
Title:

A-Exhibit B-2

Exhibit C

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	JEFFERIES GROUP, INC. 520 Madison Avenue New York, New York 10022

PERSONAL AND CONFIDENTIAL

June 20, 2010

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Attention: Peter Blott

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attention: Peggy Mulligan

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, and together with Goldman Sachs and Jefferies, the “Commitment Parties”) is exclusively authorized by Valeant Pharmaceuticals International, a Delaware corporation (the “Company”) and Biovail Corporation, a Canadian corporation (together with its subsidiaries, the “Merger Party” and, together with the Company, “you”), to act as joint lead arranger, joint bookrunner and joint syndication agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate a merger transaction with the Merger Party, pursuant to which the Company will merge (the “Merger”) with and into a newly-formed, wholly-owned subsidiary of the Merger Party, with the Company as the surviving entity. In connection with, and immediately prior to, the Merger, the Company will (i) tender for or call for redemption all of the Company’s 8.375% Senior Notes due 2016 (the “2016 Notes”) and all of the Company’s 7.625% Senior Notes due 2020 (the “2020 Notes” and, together with the 2016 Notes, the “Existing Notes”) and solicit consents from the holders of the Existing Notes to amend the indentures pursuant to which the Existing Notes were issued (the repayment of such Existing Notes, along with any related fees, expenses and premiums, and the consent solicitation of the holders of the Existing Notes, along with any related fees and expenses, collectively, the “Refinancing”) upon terms and conditions reasonably satisfactory to the Commitment Parties and (ii) pay a cash dividend of $1,314.0 million to the Company’s existing shareholders (the “Dividend”). You have also informed us that the Refinancing, the Dividend, the Post-Merger Special Dividend (as defined in the Merger Agreement), the Transaction Expenses and the working capital requirements of the Company and the Merger Party after consummation of the Merger will be financed from the following sources:

•	$500.0 million under a senior secured term loan A facility (the “Term A Facility”) having the terms set forth on Annex B;

A-Exhibit C-1

•	up to $2,272.0 million under a senior secured term loan B facility (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) having the terms set forth on Annex B, which shall be available to the Company as follows:

•	up to $1,972.0 million shall be available on the Closing Date to fund the Refinancing and the Dividend;

•	$300.0 million shall be available on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date, to fund the Post-Merger Special Dividend to the shareholders of Parent after the consummation of the Merger;

provided that the amount of the Term B Facility available to the Company on the Closing Date shall be reduced on a dollar-for-dollar basis by (i) the net proceeds of any issuance of debt securities (the “Securities”) consummated by the Company after the date hereof and on or prior to the Closing Date, (ii) the aggregate principal amount of Existing Notes that remain outstanding on the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)); and

•	$250.0 million under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Term Facilities, the “Senior Facilities”) having the terms set forth on Annex B.

1.	Commitments: Titles and Roles.

Each of GSLP, Morgan Stanley and Jefferies is pleased to confirm its commitment to act, and you hereby appoint each of GSLP, Morgan Stanley and Jefferies to act, as joint lead arranger, joint bookrunner and joint syndication agent in connection with the Senior Facilities and (i) GS Bank is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, (ii) Morgan Stanley is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, and (iii) Jefferies is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 10% of the Senior Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below). In addition, you hereby appoint GSLP to act as administrative agent (the “Administrative Agent”) for the Senior Facilities. You agree that GSLP will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree. Our fees for our commitment and for services related to the Senior Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company, the Merger Party and the Commitment Parties on the date hereof.

2.	Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to the following condition: since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below) on either the Company and its subsidiaries or the Merger Party. Each Commitment Party’s commitments and agreements are also subject to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Senior Facilities including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter (it being agreed that the Loan Documents shall not contain any conditions precedent to the initial borrowing under the Senior Facilities on the Closing Date other than the conditions precedent expressly set forth herein and in Annexes B and C hereto, and the terms of the Loan Documents will be such that they do not impair the availability of the Senior Facilities on the Closing Date if such conditions are satisfied, it being understood that, to the extent the creation or perfection of any security interest in

A-Exhibit C-2

the collateral (as contemplated in Annex B hereto) is not or cannot be provided or perfected on the Closing Date (other than (i) the pledge and perfection of collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code, (ii) filings with the U.S. patent and trademark office and the U.S. copyright office with respect to intellectual property collateral and (iii) to the extent applicable, the delivery of certificated securities representing intercompany debt or equity interests required to constitute collateral and related security powers) after your use of commercially reasonable efforts to do so, then the creation or perfection, as the case may be, of such security interest shall not constitute a condition precedent to the availability of the Senior Facilities on the Closing Date, but shall instead be provided as promptly as reasonably practicable after the Closing Date (and in any event within 30 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed upon by the Company and the Administrative Agent). Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which the Company engaged the Investment Banks in connection with a potential issuance of Securities.

As used in the prior paragraph, “Material Adverse Effect” means, with respect to any person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such person and any of its subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (iii) any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law (as defined in the Merger Agreement), regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documents to the contrary, the only representations relating to the Company, the Merger Party and their respective subsidiaries the accuracy of which will be a condition to the availability of the Senior Facilities on the Closing Date will be (i) the representations made by or with respect to the Company, the Merger Party and their respective subsidiaries in the Merger Agreement (but only to the extent that the Company or the Merger Party has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement) and (ii) the Specified Representations (as defined below).

As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Senior Facilities; due execution; delivery and enforceability of such documentation; solvency; no conflicts with laws; charter documents or material

A-Exhibit C-3

agreements; Federal Reserve margin regulations; the Investment Company Act, Patriot Act; status of the Senior Facilities as first lien senior debt; and, except as provided above, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.	Syndication.

The Arrangers intend, and reserve the right, to syndicate the Senior Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers. The Arrangers will select the Lenders after consultation with you. The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter. The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and the Merger Party and their respective subsidiaries. To facilitate an orderly and successful syndication of the Senior Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 90 days after the Closing Date, neither the Company nor the Merger Party (including, in each case, their respective subsidiaries) will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of the Merger Party or the Company or any of their respective subsidiaries or affiliates (other than (a) the Senior Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (b) the issuance of (i) common equity of the Merger Party to shareholders of the Company on the Closing Date, (ii) the Securities (if any), (iii) equity issued in connection with the conversion of any convertible debt securities of the Company, hedging arrangements or warrants and (iv) equity pursuant to employee stock plans of the Company and the Merger Party and other similar arrangements to be mutually agreed upon by you and the Arrangers) without the prior written consent of the Arrangers.

You agree to cooperate with the Commitment Parties, in connection with (i) the preparation of one or more information packages regarding the business, operations and financial projections of the Company and the Merger Party (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Merger Party deemed reasonably necessary by the Commitment Parties to complete the syndication of the Senior Facilities including, without limitation, using commercially reasonable efforts to obtain (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) for the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) for the Company and (c) a public credit rating for the Senior Facilities from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Senior Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company and the Merger Party with prospective Lenders and participation of such persons in meetings). You further agree that the commitments and agreements of the Commitment Parties hereunder are conditioned upon your satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 30 consecutive days following the launch of the general syndication of the Senior Facilities to syndicate the Senior Facilities prior to the Closing Date (as defined in Annex B); provided that such period will not include any day from and including August 23, 2010 through September 6, 2010 or December 18, 2010 through January 3, 2011. You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Senior Facilities and

A-Exhibit C-4

Information provided by the Company and the Merger Party or their respective representatives to the Arrangers in connection with the Senior Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company or the Merger Party) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Senior Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or any of its affiliates or any of their respective directors, employees, advisors or agents.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Merger Party or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”). At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Merger Party or their respective affiliates or securities. It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Merger Party or their respective affiliates or its or their respective securities. In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Merger Party which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Senior Facilities.

4.	Information.

You represent and covenant that (i) all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Merger Party or the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company or the Merger Party have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Successful Syndication of the Senior Facilities as determined by the Arrangers, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

A-Exhibit C-5

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each of the Commitment Parties may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and the Merger Party and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and the Merger Party’s respective directors, employees, agents and advisors who are directly involved in the consideration of the Senior Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the terms of this Commitment Letter (but not the Fee Letter or the terms thereof, other than the aggregate amount of financing fees payable to the Commitment Parties) and related communications or discussions in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and any amendments or supplements thereto contemplated by the Merger Agreement and (iv) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided, however, that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower and its obligations under the Senior Facilities, in each case, who are advised of the confidential nature of such information,

A-Exhibit C-6

(f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you or (g) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company or the Merger Party, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Company or the Merger Party, or (iii) have other relationships with either of you. In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons. Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company, the Merger Party or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to the Company or the Merger Party or to use such information on the Company’s or the Merger Party’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or your respective equity holders and/or affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and the Company or the Merger Party or your respective equity holders or affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of the Company or the Merger Party or your respective equity holders or affiliates with Company or the Merger Party or your respective equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company or the Merger Party except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party

A-Exhibit C-7

Group is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person. Each of you acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You each agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Merger Party, in connection with such transactions or the process leading thereto.

Without limiting any other provision of this Section 8, the Company and the Merger Party (i) expressly agree that this Commitment Letter and the Fee Letter are being addressed to each of you solely at your mutual request, (ii) acknowledge that circumstances may arise where the interests of the Company and the Merger Party hereunder and/or under the Fee Letter are adverse to one another and (iii) agree not to assert any claim that you might allege based on any actual or potential conflict arising from the fact that both of you are parties to this Commitment Letter and the Fee Letter including, but not limited to, any such claim arising or resulting from the separate retention by either of the Company or the Merger Party of any Commitment Party or any affiliate thereof as an advisor in connection with the Merger and such Commitment Party’s or such affiliate’s commitments, agreements and acts under this Commitment Letter.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Company, the Merger Party and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, each of the Company and the Merger Party (and each employee, representative or other agent of the Company and the Merger Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Senior Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the abandonment or termination of the definitive documentation for the Merger (including the exhibits, schedules and all related documents) (the “Merger Agreement”), (iii) a material breach by the Company or the Merger Party under this Commitment Letter or the Fee Letter and (iv) February 28, 2011, unless the closing of the Senior Facilities, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A) and 7 hereof and this Section 9 hereof will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth under Sections 5 (including Annex A) and 7 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

The Company and the Merger Party each agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City of New York, and the Company and the Merger Party each agree to submit to the

A-Exhibit C-8

exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. The Merger Party shall provide evidence that it has appointed CT Corporation, as its agent for service of process for purpose of the submission to jurisdiction set forth above.

The Commitment Parties hereby notify the Company and the Merger Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Senior Facilities.

[Remainder of page intentionally left blank]

A-Exhibit C-9

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on June 21, 2010, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA
GOLDMAN SACHS LENDING PARTNERS LLC,

by	/s/ Alexis Maged
Authorized Signatory

JEFFERIES GROUP, INC.,

by	/s/ Charles J. Hendrickson
Name:     Charles J. Hendrickson
Title: Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.,

by	/s/ Christy Silvester
Name:     Christy Silvester

Title:	Executive Director

A-Exhibit C-10

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

VALEANT PHARMACEUTICALS
INTERNATIONAL,

by	/s/ J. Michael Pearson
Name:     J. Michael Pearson

Title:	Chief Executive Officer

BIOVAIL CORPORATION,

by	/s/ MJ Mulligan
Name:     MJ Mulligan

Title:	Chief Financial Officer

A-Exhibit C-11

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Merger Party in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company and the Merger Party each agree to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company and the Merger Party each also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company and the Merger Party will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company and the Merger Party under this paragraph will be in addition to any liability which the Company or the Merger Party may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Merger Party, each Commitment Party, any such affiliate and any such person. The Company and the Merger Party each also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or the Merger Party or any person asserting claims on behalf of or in right of the Company or the Merger Party or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company, the Merger Party or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Each of the Company and the Merger Party agree that, notwithstanding anything in this Commitment Letter to the contrary and without limiting the Commitment Parties rights, remedies and defenses thereunder, in no event shall the Commitment Parties or their partners, members, directors, agents, employees, controlling persons or affiliates be liable (in the aggregate) to the Company or the Merger Party (or their respective shareholders, partners, members or other equity holders) for damages under this Commitment Letter or the Fee Letter or related to the financing contemplated thereby in an amount in excess of $100.0 million.

Neither the Company nor the Merger Party will be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Company or the Merger Party, as applicable, were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

A-Annex A to Exhibit C-1

Annex B

Summary of the Senior Facilities

This Summary outlines certain terms of the Senior Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Valeant Pharmaceuticals International (the “Borrower”).

Guarantors:	Biovail Corporation (the “Parent”) and, subject to exclusions to be mutually agreed upon by the Borrower and the Administrative Agent, each of the Parent’s existing and subsequently acquired or organized subsidiaries (other than foreign subsidiaries of the Borrower) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Senior Facilities; provided that Parent and its existing subsidiaries immediately prior to the Merger shall only be Guarantors upon and after the consummation of the Merger.

Purpose/Use of Proceeds:	The proceeds of the Term Facilities will be used to fund the Refinancing, the Dividend, the Post-Merger Special Dividend and all fees and expenses in connection with the Merger (such fees and expenses, the “Transaction Expenses”). Amounts available under the Revolving Facility will be used to finance transaction expenses related to the Merger, for permitted capital expenditures and permitted acquisitions (subject to customary conditions and pro forma financial tests to be agreed), to provide for the ongoing working capital requirements of Parent and its subsidiaries following the Merger and for general corporate purposes.

Joint Lead Arrangers, Joint Bookrunners and Syndication Agents:	Goldman Sachs Lending Partners LLC (“GSLP”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and together with GSLP and Jefferies, in their capacities as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents, the “Arrangers”).

Administrative Agent:	Goldman Sachs Lending Partners LLC (in such capacity, the “Administrative Agent”).

Lenders:	Goldman Sachs Bank USA, Morgan Stanley and Jefferies and/or other financial institutions selected by the Arrangers (each, a “Lender” and, collectively, the “Lenders”).

Amount of Senior Facilities:	Up to $3,022.0 million of senior secured bank financing (the “Senior Facilities”) to include:

(i) $500.0 million of a senior secured term loan A (the “Term A Facility”) which will be available on the Closing Date to fund the Refinancing;

(ii) up to $2,272.0 million of senior secured term loan B (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”): (i) up to $1,972.0 million of which will be available on the Closing Date to fund, in part, the Refinancing and to fund the Dividend and (ii) $300.0 million of which shall be available on a delayed-draw basis, each as set forth below under “Availability”; and

A-Annex B to Exhibit C-1

(ii) a $250.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the Senior Facilities). The Revolving Facility (including any Letters of Credit issued thereunder) shall be made available in U.S. dollars.

The amount of the Initial Draw under the Term B Facility (as defined below) shall be reduced dollar-for-dollar by (i) the net proceeds of any Securities issued after the date hereof and prior to the Closing Date, (ii) the aggregate principal amount of the Existing Notes that will remain outstanding on and after the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)).

Incremental Facility:	On or before the final maturity date of each the Senior Facilities, the Borrower will have the right, but not the obligation, to increase the amount of the Term B Facility by incurring an incremental term loan facility (the “Incremental Facility”) in an aggregate principal amount not to exceed $250.0 million; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and (iii) (a) the yield applicable to the Incremental Facility will not be more than 0.25% higher than the corresponding interest rate for the existing Term B Facility, unless the interest rate margins with respect to the Term B Facility is increased by an amount equal to the difference between the yield with respect to the Incremental Facility and the corresponding interest rate on the Term B Facility, minus 0.25%, (b) the maturity date applicable to the Incremental Facility will not be earlier than the maturity date of the Term B Facility, (c) the weighted average life to maturity of the Incremental Facility will not be shorter than the then remaining weighted average life to maturity of the Term B Facility and (d) all other terms (other than pricing and amortization) of the Incremental Facility, if not consistent with the terms of the existing Term B Facility (except as permitted by subclauses (a), (b) and (c) of this clause (iii), must be reasonably acceptable to the Administrative Agent. Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the Senior Facilities.

Availability:	Term A Facility: The entire $500.0 million of the Term A Facility will be available on the Closing Date to fund, in part, the Refinancing, the Dividend and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions (as defined in Annex C to the Commitment Letter).

A-Annex B to Exhibit C-2

Term B Facility: Two drawings may be made under the Term B Facility. The first drawing under the Term Facility (the “Initial Draw”) may be made on the Closing Date to fund, in part, the Refinancing, the Dividend and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions. The second drawing under the Term B Facility (the “Second Draw”) may be made on the Closing Date to fund the Dividend, upon satisfaction of the Second Draw Conditions (as defined in Annex C to the Commitment Letter).

Delayed-Draw Term B Facility: $300.0 million of the Term B Facility (the “Delayed-Draw Tranche”) will be available to the Borrower on a delayed-draw basis to fund the Post-Merger Special Dividend on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof, including on the Closing Date to fund any original issue discount or upfront fees resulting from the Commitment Party’s exercise of rights under the “Market Flex” provisions of the Fee Letter; provided that after giving effect to all such borrowings on the Closing Date there remains at least $100.0 million of undrawn availability under the Revolving Facility.

Maturities:	Term A Facility: 5 year anniversary of the Closing Date.

Term B Facility: 6 year anniversary of the Closing Date

Revolving Facility: 4.5 year anniversary of the Closing Date.

Closing Date:	The date on or before February 28, 2011 on which the initial borrowings under the Term Facilities are made, upon satisfaction of the Initial Draw Conditions (the “Closing Date”).

Amortization:	Term A Facility: The outstanding principal amount of the Term A Facility will be payable as follows: 10% in years 1 and 2, 20% in years 3 and 4, with the remaining balance due at the maturity of the Term A Facility.

Term B Facility: The outstanding principal amount of the Term B Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due at the maturity of the Term B Facility.

Revolving Facility: None.

Swing Line Loans:	At the option of the Lender providing such swing line loans, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.

Letters of Credit:	At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility to be agreed upon may be made available for the issuance of letters of credit by an issuing bank to be agreed (“Letters of Credit”).

Interest Rate:	All amounts outstanding under the Senior Facilities will bear interest, at the Borrower’s option, as follows:

A-Annex B to Exhibit C-3

With respect to loans made under the Term A Facility and the Revolving Facility:

(i) at the Base Rate plus 3.50% per annum; or

(ii) at the reserve adjusted Eurodollar Rate plus 4.50% per annum;

With respect to loans made under the Term B Facility:

(i) at the Base Rate plus 3.75% per annum; or

(ii) at the reserve adjusted Eurodollar Rate plus 4.75% per annum;

provided, that the interest rate margins for the Senior Facilities set forth in clauses (i) and (ii) above with respect to each of the Term A Facility, the Term B Facility and the Revolving Facility shall be (x) decreased by 0.25% if the credit ratings for the Senior Facilities are at least Ba3 (stable) from Moody’s and BB- (stable) from S&P prior to the Closing Date and (y) increased by 0.75% if the credit rating for the Senior Facilities is B2 (stable) or lower from Moody’s or B (stable) or lower from S&P prior to the Closing Date.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject, in the case of the Term B Facility only, to a reserve adjusted Eurodollar Rate “floor” of 1.75% and a Base Rate “floor” of 2.75%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans. After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest by reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months and any other period mutually agreed upon by the Borrower and the Lenders under the Revolving Facility) for loans bearing interest by reference to the Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest by reference to the Base Rate)

Interest Rate Protection:	Within 90 days after the Closing Date, the Borrower will obtain from a counterparty satisfactory to the Administrative Agent interest rate protection through interest rate swaps, caps or other agreements satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of indebtedness such

A-Annex B to Exhibit C-4

that not less than 35% of the total funded indebtedness of the Parent and its subsidiaries outstanding as of the Closing Date will be either (i) subject to such interest rate protection agreements or (ii) fixed rate indebtedness, in each case for a period of not less than three years.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. The Loan Documents will contain customary Lender mitigation and replacement provisions.

Commitment Fees:	Commitment fees equal to 0.75% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears.

Delayed Draw Fee:	Commitment fees equal to 0.75% per annum times the undrawn amount of commitments under the Delayed-Draw Tranche will accrue from the Closing Date and will be payable quarterly in arrears.

Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The Senior Facilities may be prepaid in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facilities will be applied to scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain customary basket amounts to be negotiated in the definitive Loan Documents):

1. Asset Sales:  Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Parent or its subsidiaries (in excess of certain thresholds and subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Parent and its subsidiaries within one year of receipt thereof.

2. Insurance Proceeds:  Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Parent or its subsidiaries, other than net cash proceeds that are reinvested in other assets useful in the business of Parent and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

A-Annex B to Exhibit C-5

3. Incurrence of Indebtedness:  Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Parent or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents and other exceptions to be agreed), payable no later than the first business day following the date of receipt.

4. Equity Offerings:  Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of the net cash proceeds received from the issuance of equity securities of Parent, the Borrower or their respective subsidiaries (other than issuances pursuant to employee stock plans and other exceptions to be mutually agreed upon by the Borrower and the Administrative Agent).

5. Excess Cash Flow:  Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of “excess cash flow” (to be defined in the applicable Loan Document), payable within 90 days of fiscal year-end (commencing for the fiscal year ended December 31, 2011); provided that voluntary prepayments of loans under the Revolving Facility (to the extent accompanied by a permanent commitment reduction in like amount) or the Term Facilities (other than, in each case, prepayments funded with the proceeds of incurrences of indebtedness, equity issuances or contributions or asset dispositions) shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied first pro rata to the Term Facilities (and applied pro rata to remaining scheduled amortization payments and the payments at final maturity); provided that, at the election of holders of loans under the Term B Facility, the portion of proceeds otherwise allocable thereto may be allocated to repay the loans under Term A Facility in full prior to prepayment of the loans under the Term B Facility held by such holders; and, second, to outstanding loans under the Revolving Facility.

Security:	The Senior Facilities, each Guarantee and any interest rate and currency hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Arrangers, any Lender or any affiliate of the Administrative Agent, the Arrangers or any Lender (the “Hedging Obligations”) will be secured by first priority security interests in substantially all assets, including, without limitation, substantially all personal, material and owned real and mixed property of the Borrower and the Guarantors (except as otherwise agreed to by the Arrangers or set forth below). In addition, the Senior Facilities will be secured by a first priority security interest in 100% of the capital stock of the Borrower and each domestic subsidiary of the Borrower, 65% of the capital stock of each foreign subsidiary of the Borrower, and 100% of the capital stock of each subsidiary of the Parent that is not also a subsidiary of the Borrower, and all intercompany debt. All security arrangements relating to the Senior Facilities and the Hedging

A-Annex B to Exhibit C-6

Obligations will be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers and, subject to the limitations set forth in the Commitment Letter, will be perfected on the Closing Date; provided, that with respect to guarantees and collateral documentation regarding the Merger Party, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined in Annex C to the Commitment Letter).

Notwithstanding the foregoing, the collateral shall not include: (a) motor vehicles and other assets subject to certificates of title, (b) letter of credit rights (other than letter of credit rights that are supporting obligations), (c) deposit accounts the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses, (d) equity interests in any person that is not a direct or indirect wholly owned subsidiary of the Parent (with subsidiaries the minority interest in which is held by management, directors or employees of the Parent or its subsidiaries or consists of rolled-over equity to be treated as wholly owned for purposes of the foregoing) if the organizational or governance documents of such person prohibit the grant of a security interest therein without the consent of any third party, (e) any license, contract or agreement if the grant of a security interest therein would result in a breach thereof (other than to the extent that any such provision would be rendered ineffective pursuant to applicable provisions of the UCC), (f) any equipment owned by the Borrower or any Guarantor that is subject to a purchase money security interest if the agreement pursuant to which such purchase money security interest has been granted prohibits a grant of a security interest therein without the consent of any third party, (g) leasehold interests and (f) other assets (including owned real property and commercial tort claims) if the Administrative Agent, in consultation with the Borrower, determines that the cost or burden of creating or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Representations and Warranties:	The credit agreement for the Senior Facilities will contain representations and warranties by the Borrower (with respect to the Parent, the Borrower and their respective subsidiaries) as to the following matters: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency of the Parent, Borrower and each of the Guarantors, subject to customary assumptions regarding credit support; compliance with laws; full disclosure; and Patriot Act and other related matters.

A-Annex B to Exhibit C-7

Covenants:	The definitive Loan Documents for the Senior Facilities will contain financial, affirmative and negative covenants by each of the Parent and the Borrower (with respect to Parent and the Borrower and their subsidiaries) that consist of the following:

— financial covenants:	maximum total leverage ratio, minimum total interest coverage, maximum capital expenditures, with financial definitions and covenant levels to be mutually agreed upon by the Borrower and the Arrangers, and

— affirmative covenants:	delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; annual lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers, and

— negative covenants:	limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, redemptions or voluntary payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers (including, without limitation, to the limitation on restricted junior payments to permit the Dividend and the Post-Merger Special Dividend).

Events of Default:	The definitive Loan Documents for the Senior Facilities will include events of default (and usual and customary grace periods) that consist of the following: failure to make payments when due, cross-default under material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, invalidity of security interests in collateral, invalidity of guarantees and “change of control” (to be defined in a manner to be mutually agreed upon by the Borrower and the Arrangers).

Conditions Precedent to the Initial Draw and the Second Draw:	The several obligations of the Lenders to make loans to the Borrower in respect of the Initial Draw and the Second Draw will be subject to the conditions precedent referred to in the Commitment Letter and listed on Annex C attached to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Senior Facilities will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties that are qualified by materiality and the accuracy in all material respects of the representations and warranties not so qualified (subject to the limitations set forth in the Commitment

A-Annex B to Exhibit C-8

Letter) and (c) after the Closing Date, the absence of any default or event of default.

Notwithstanding the foregoing, any fact or matter that would cause a default or event of default on the Closing Date had clause (c) been applicable on the Closing Date shall not result in a failed condition to borrowing on the Closing Date, but, unless cured or waived in accordance with the terms of the Loan Documents, shall constitute a default or event of default, as applicable, immediately thereafter.

In addition, as conditions to the funding of the Delayed-Draw Tranche, (i) the Merger shall have been consummated and become effective and (ii) the Parent shall have declared the Post-Merger Special Dividend to its shareholders.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than (x) $2.5 million with respect to each of the Term A Facility and the Revolving Facility and (y) $1.0 million with respect to the Term B Facility, any part of, their respective shares of the Senior Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, in the case of assignments with respect to the Term A Facility and the Revolving Facility (except in the case of assignments made by or to Goldman Sachs), are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided, that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Senior Facilities.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Senior Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under either the Revolving Facility or the Term Facilities will not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders, consent of each Lender directly and adversely affected thereby shall be required.

Taxes:	The Senior Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes, taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever not in existence on the date on which the applicable institution became a Lender. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

A-Annex B to Exhibit C-9

Indemnity:	The Senior Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Borrower, the Arrangers, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Senior Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arrangers and Administrative Agent:	Cahill Gordon & Reindel llp.

The foregoing is intended to summarize certain basic terms of the Senior Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Senior Facilities. Any terms to be set forth in the Loan Documents that are not otherwise set forth in this Summary of Senior Facilities shall be reasonably acceptable to each of the Borrower and the Administrative Agent.

A-Annex B to Exhibit C-10

Annex C

Summary of Conditions Precedent to the Senior Facilities

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Facilities referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

A.  Initial Draw Conditions:  The conditions to the Initial Draw (the “Initial Draw Conditions”) shall consist of the following (together with any other conditions to funding expressly set forth in the Commitment Letter and in Annex B thereto):

1.  Acquisition:  The terms of the Merger Agreement (including the exhibits, schedules, disclosure letters and all related documents) will be reasonably satisfactory to the Arrangers; provided that the Arrangers acknowledge that the Merger Agreement draft dated as of June 20, 2010 is reasonably acceptable to the Arrangers. All conditions precedent to the consummation of the Merger in the Merger Agreement dated as of June 20, 2010 shall have been satisfied or waived, without giving effect to any amendments thereto or any waivers or consents that are materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers (provided that any (i) change in the form of Merger consideration, (ii) any increase in the Merger consideration or (iii) any decrease in the Merger consideration that is not accompanied by a corresponding dollar-for-dollar reduction in the Dividend and the amount of the Term B Facility, shall be deemed to be materially adverse and require the consent of the Arrangers).

2.  Existing Indebtedness of the Company:  There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under the Company’s 3.0% Convertible Subordinated Notes due 2010 or 4.0% Convertible Subordinated Notes due 2013 (together, the “Convertible Notes”). Concurrently with the consummation of the Merger and after giving effect to the financing thereof, the Company shall not have any material indebtedness outstanding other than (i) under the Senior Facilities, as contemplated by the Commitment Letter, (ii) the Securities, if issued, and (iii) the Company’s 3.0% Convertible Subordinated Notes due 2010 and 4.0% Convertible Subordinated Notes due 2013. On or prior to the Closing Date, the Company shall have:

a. either (i) issued an irrevocable call notice with respect to all of the Existing Notes in accordance with the terms of the indentures governing the Existing Notes and on terms reasonably acceptable to the Commitment Parties or (ii) (A) consummated a tender offer (the “Tender Offer”) with respect to each of the Existing Notes and solicited consents to amendments to the indentures (the “Supplemental Indentures”) related thereto that will eliminate substantially all the covenants contained therein on terms reasonably acceptable to the Commitment Parties, (B) accepted for purchase at least 50.1% of each of the 2016 Notes and the 2020 Notes and (C) entered into the Supplemental Indentures related to each of the 2016 Notes and the 2020 Notes on terms reasonably acceptable to the Commitment Parties; and

b. repaid in full, terminated and released all liens relating to the Company’s credit and guaranty agreement, dated as of May 26, 2010, between the Company, the guarantors party thereto, GSLP as sole lead arranger and GS Bank, as administrative agent and collateral agent (the “Existing GSLP Facility”).

3.  Financial Statements.  The Arrangers shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of the Company and the Merger Party for each of the three fiscal years immediately preceding the Merger ended more than 90 days prior to the Closing Date; (ii) as soon as internal financial statements are available, and in any event at least 5 days prior to the Closing Date, unaudited financial statements for any fiscal quarter of the Company and the Merger Party ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, giving effect to the Merger, the Refinancing, the Dividend, the Senior Facilities and/or Securities and any borrowings thereunder.

4.  Performance of Obligations.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the

A-Annex C to Exhibit C-1

Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due and the Company and the Merger Party shall have complied in all material respects with all of their respective obligations under the Commitment Letter and the Fee Letter.

5.  Customary Closing Documents.  The Arrangers shall be satisfied that the Company and the Merger Party have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and all of the Guarantors (including the Merger Party): (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Borrower and each of the Guarantors; (ii) absence of pending or ongoing litigation seeking to enjoin the Merger that could reasonably be expected to result in an injunction of the Merger after the funding of the Senior Facilities; (iii) obtaining material third party and governmental consents necessary in connection with the Merger or the financings thereof; (iv) evidence of authority; (v) subject to the limitations set forth in the Commitment Letter, perfection of liens, pledges, and mortgages on the collateral securing the Senior Facilities; (vi) delivery of satisfactory commitments for title insurance; (vii) evidence of customary insurance; and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Administrative Agent, as to the Borrower, Parent and each Guarantor. The Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 15 days prior to the Closing Date; provided, that with respect to guarantees and collateral documentation regarding Parent and each of the Guarantors that is not a subsidiary of the Borrower, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined below).

6.  Maximum Leverage Ratio.  At the time of funding, the total amount of indebtedness will be limited such that the ratio of (i) total indebtedness for Parent and its subsidiaries as of the Closing Date (assuming the consummation of the Merger) to (ii) pro forma consolidated adjusted EBITDA (calculated in accordance with Regulation S-X together with such additional adjustments as the Arrangers agree are appropriate, but not including any synergies relating to the Merger) for the latest four-quarter period for which financial statements are then publicly available will not be greater than 3.75:1.00.

B.  Second Draw Conditions:  In addition to the continued satisfaction of the Initial Draw Conditions, the Second Draw shall be subject to the following additional conditions (collectively with the Initial Draw Conditions, the “Second Draw Conditions”):

1.  Merger Certificate.  The certificate relating to the Merger (the “Merger Certificate”) shall be filed with the Delaware Secretary of State substantially concurrently with the funding of the Second Draw. The Merger Certificate shall provide that the Merger shall become automatically effective at 12:01 a.m. (Eastern time) on the date following the filing of the Merger Certificate (without any additional conditions to effectiveness).

2.  Existing Indebtedness of the Merger Party:  There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under any material indebtedness of the Parent or its subsidiaries. Pro forma for the consummation of the Merger, all material pre-existing indebtedness of the Merger Party (other than indebtedness outstanding under the Senior Facilities, any Securities, the Convertible Notes and the Parent’s 5.375% Convertible Notes due 2014) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers and subject to exceptions to be mutually agreed upon.

A-Annex C to Exhibit C-2

Annex B

June 20, 2010
Board of Directors
Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
CANADA, L5N 8M5

Members of the Board:

We understand that Valeant Pharmaceuticals International (“Valeant”), Biovail Corporation (“Biovail”) and Beach Merger Corp. (“Merger Sub”), an indirect wholly owned subsidiary of Biovail and a direct wholly owned subsidiary of Biovail Americas Corp., propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 20, 2010 (the “Merger Agreement”), which provides, among other things, (i) for the merger (the “Merger”) of Merger Sub with and into Valeant; (ii) for the payment by Valeant of a special dividend in an amount equal to $16.77 per share of common stock, par value $0.01, of Valeant (the “Valeant Common Stock”) to the shareholders of Valeant one business day prior to the closing date of the Merger (the “Pre-Merger Special Dividend”); and (iii) subject to the discretion of the Board of Directors of the combined company following the Merger, the payment of a special dividend in the amount of $1.00 per common share of Biovail common stock (the “Biovail Common Stock”), payable by December 31, 2010. Pursuant to the Merger, Valeant will become an indirect wholly owned subsidiary of Biovail, and each issued and outstanding share of Valeant Common Stock, other than shares held in treasury or held by Biovail or as to which dissenters’ rights have been perfected, will be converted into the right to receive 1.7809 shares (the “Exchange Ratio”) of Biovail Common Stock, subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Biovail.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of Biovail and Valeant, respectively;

2) Reviewed certain internal financial statements and other financial and operating data concerning Biovail and Valeant, respectively;

3) Reviewed certain financial projections prepared by the managements of Biovail and Valeant, respectively;

4) Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Biovail and Valeant, respectively;

5) Discussed the past and current operations and financial condition and the prospects of Biovail, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Biovail;

6) Discussed the past and current operations and financial condition and the prospects of Valeant, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Valeant;

7) Reviewed the pro forma impact of the Merger on Biovail’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8) Reviewed the reported prices and trading activity for the Biovail Common Stock and Valeant Common Stock;

9) Compared the financial performance of Biovail and Valeant and the prices and trading activity of the Biovail Common Stock and the Valeant Common Stock with that of certain other publicly-traded companies comparable with Biovail and Valeant, respectively, and their securities;

10) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11) Participated in certain discussions and negotiations among representatives of Biovail and Valeant and certain parties and their financial and legal advisors;

12) Reviewed the Merger Agreement, the draft commitment letter for Valeant from certain lenders substantially in the form of the draft dated June 20, 2010 (the “Commitment Letter”) and certain related documents; and

13) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Biovail and Valeant, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Biovail and Valeant of the future financial performance of Biovail and Valeant. In addition, we have assumed that (i) the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; (ii) the required financings will be obtained in accordance with the terms set forth in the Commitment Letter; (iii) the Pre-Merger Special Dividend will be paid to the holders of the Valeant Common Stock and (iv) that there will be no adjustment to the Exchange Ratio. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of Biovail and Valeant of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Biovail and Valeant; (iii) their ability to retain key employees of Biovail and Valeant, respectively; and (iv) the validity of, and risks associated with, Biovail and Valeant’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Biovail and Valeant and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Valeant’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of shares of the Valeant Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of Biovail or Valeant, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

1585 Broadway
New York, NY 10036

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the merger, business combination or other extraordinary transaction, involving Biovail, nor did we negotiate with any parties, other than Valeant, with respect to such potential transaction.

We have acted as financial advisor to the Board of Directors of Biovail in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley or one of its affiliates is providing a portion of the commitments under the Commitment Letter and will receive fees in connection with such commitment. In the two years prior to the date hereof, we have provided financial advisory and financing services for Biovail and Valeant and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Biovail in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Biovail, Valeant, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Biovail and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Biovail is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Biovail Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Biovail and Valeant should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Biovail.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Michael Boublik
Michael Boublik
Managing Director

Annex C

200 West Street | New York, New York 10282
Tel: 212-902-1000 | Fax: 212-902-3000

Goldman
Sachs

PERSONAL AND CONFIDENTIAL

June 20, 2010

Board of Directors
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, CA 92656

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Biovail Corporation (“Biovail”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Shares”), of Valeant Pharmaceuticals International (the “Company”) of the Exchange Ratio (as defined below), together with the Pre- Merger Special Dividend (as defined below) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of June 20, 2010 (the “Agreement”), by and among the Company, Biovail, Biovail Americas Corp. and Beach Merger Corp. (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Company Share will be converted into 1.7809 common shares, no par value (the “Biovail Shares”), of Biovail (the “Exchange Ratio”) following payment of a pre-merger special dividend to the holders of Company Shares in the amount of $16.77 per Company Share (the “Pre-Merger Special Dividend”) pursuant to Section 6.17 of the Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Biovail and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman, Sachs & Co. has entered into financing commitments with the Company and Biovail to provide the Company with senior secured credit facilities, including a revolver and a term loan, in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman, Sachs & Co. will receive customary fees. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time for which our investment banking division has received, and may receive, compensation, including having acted as the Company’s financial advisor in connection with the sale of its Western Europe, Eastern Europe, Middle East and Africa businesses in September 2008; as a joint bookrunning manager with respect to the Company’s 8.375% Senior Unsecured Notes due June 2016 (aggregate principal amount $365,000,000) in June 2009; as a joint bookrunning manager with respect to the Company’s 7.625% Senior Unsecured Notes due March 2020 (aggregate principal amount

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors
Valeant Pharmaceuticals International
June 20, 2010

$400,000,000) in April 2010; and as sole arranger, administrative agent, collateral agent and lender with respect to the Company’s senior secured term loan due December 2010 (aggregate principal amount $30,000,000) in May 2010. We also may provide investment banking and other financial services to the Company and Biovail and their respective affiliates in the future for which our investment banking division may receive compensation. We further note that concurrent with the issuance of the Valeant Convertible Notes (as defined in the Agreement) in November 2003, the Company entered into convertible note hedge and written call options transactions with respect to shares of the Company’s common stock (the “Hedging Transactions”) with an affiliate of Goldman Sachs and another counterparty consisting of the purchase and sale by the Company of call options on 12,653,440 shares of the Company’s common stock, which is the number of shares underlying the conversion of the Valeant Convertible Notes. Certain of the Hedging Transactions remain in place as of the date hereof.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and annual reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; annual reports on Form 10-K or Form 20-F of Biovail for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Biovail; certain other communications from the Company and Biovail to their respective stockholders; certain publicly available research analyst reports for the Company and Biovail; and certain internal financial analyses and forecasts for the Company prepared by its management and for Biovail prepared by its management, in each case as approved for our use by the Company (the “Forecasts”) and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Biovail regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies; reviewed the reported price and trading activity for the Company Shares and Biovail Shares; compared certain financial and stock market information for the Company and Biovail with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the specialty pharmaceuticals industry specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Biovail or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Biovail or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Pre-Merger Special Dividend will be paid to the holders of Company Shares on the terms set forth in the Agreement and that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio, together with the Pre-Merger Special Dividend to be paid to the holders of Company Shares (other than Biovail and its affiliates), pursuant to the

Board of Directors
Valeant Pharmaceuticals International
June 20, 2010

Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio, together with the Pre-Merger Special Dividend to be paid to the holders of Company Shares (other than Biovail and its affiliates), pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Biovail Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Biovail or the ability of the Company or Biovail to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio, together with the Pre-Merger Special Dividend to be paid to the holders (other than Biovail and its affiliates) of Company Shares, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex D

Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
tel 212.284.2300
fax 917.421.1935
www.jefferies.com

June 20, 2010

Board of Directors
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656

Members of the Board:

We understand that Valeant Pharmaceuticals International (the “Company”), Biovail Corporation (the “Merger Partner”), Biovail Americas Corp. and Beach Merger Corp., an indirect wholly-owned subsidiary of the Merger Partner (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Merger Partner or Merger Sub, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive 1.7809 (the “Exchange Ratio”) common shares in the capital of the Merger Partner (the “Merger Partner Common Stock”). The Merger Agreement further provides that the Board of Directors of the Company intends to declare and pay a one-time special cash dividend in an amount equal to $16.77 per share of the Company Common Stock one business day prior to the closing of the Merger (the “Pre-Merger Special Dividend”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio, together with the Pre-Merger Special Dividend to be paid to the holders of shares of the Company Common Stock, is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft dated June 19, 2010 of the Merger Agreement;

(ii) reviewed certain publicly available financial and other information about the Company and the Merger Partner;

(iii) reviewed certain information furnished to us by the managements of the Company and the Merger Partner, including financial forecasts and analyses, relating to the business, operations and prospects of the Company and the Merger Partner, and estimates as to the amount and timing of certain cost savings and related expenses jointly anticipated by the managements of the Company and the Merger Partner to result from the Merger (“Synergies”);

(iv) held discussions with members of senior managements of the Company and the Merger Partner concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the share trading price history and valuation multiples for the Company Common Stock and the Merger Partner Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(vii) reviewed the relative financial contributions of the Company and the Merger Partner to the future financial performance of the combined company on a pro forma basis;

(viii) considered the potential pro forma impact of the Merger; and

(ix) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and the Merger Partner to us or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and the Merger Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and the Merger Partner have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Merger Partner as to the future financial performance of the Company and the Merger Partner, respectively. In addition, the Company and the Merger Partner have informed us, and we have assumed, that the Synergies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Merger Partner as to the amount and timing of certain cost savings and related expenses anticipated by the managements of the Company and the Merger Partner to result from the Merger, and we have relied upon the assessment of the managements of the Company and the Merger Partner as to the ability of the combined company to achieve the Synergies in the amounts and at the times projected. We express no opinion as to the financial forecasts or the Synergies provided to us by the Company and the Merger Partner, or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or the Merger Partner, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Company Common Stock. In our review and analysis and in rendering this opinion, we have assumed that the Pre-Merger Special Dividend will be declared and paid. In addition, we have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the

Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of the Company Common Stock or the Merger Partner Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We will also be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company and the Merger Partner, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or the Merger Partner and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, the Merger Partner or entities that are affiliated with the Company or the Merger Partner, for which we would expect to receive compensation. We anticipate that we and our affiliates may arrange and/or provide a portion of the financing to the Company in connection with the Pre-Merger Special Dividend for customary compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio, together with the Pre-Merger Special Dividend to be paid to the holders of shares of Company Common Stock, is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Jefferies & Company, Inc.
JEFFERIES & COMPANY, INC.

Annex E

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. the articles of continuance (the “Articles”) of Biovail Corporation (the “Corporation”) be amended to provide that the name of the Corporation be changed from “Biovail Corporation” to “Valeant Pharmaceuticals International, Inc.” or such other name that may be approved by the board of directors of the Corporation and the applicable regulatory authorities;

2. notwithstanding that this special resolution has been duly passed by the holders of common shares of the Corporation, the board of directors of the Corporation are hereby authorized and empowered, in their sole discretion, and without further notice to or approval by the shareholders of the Corporation, to revoke this special resolution at any time prior to the filing of the articles of amendment (the “Articles of Amendment”) to effect such name change and elect not to act on or carry out this special resolution; and

3. any director or officer of the Corporation is hereby authorized for and on behalf of the Corporation and directed to do and perform all such acts and things and to execute and deliver or cause to be executed and delivered, for, in the name of and on behalf of the Corporation (whether under the seal of the Corporation or otherwise) all such agreements, instruments and other documents as in such individual’s opinion may be necessary or desirable to perform the terms of this special resolution.

E-1

Annex F

Valeant Pharmaceuticals International
2003 Equity Incentive Plan

1.	Purpose; Establishment.

The Valeant Pharmaceuticals International 2003 Equity Incentive Plan (the “Plan”) is an amendment and restatement of the Valeant Pharmaceuticals International Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), which was an amendment and restatement of the Valeant Pharmaceuticals International 1994 Stock Option Plan (the “1994 Plan”). The maximum number of shares of Common Stock that was available for issuance under the 1994 Plan was 3,236,000 shares (4,854,000 shares after a 3 for 2 stock split), and the reserve of the 1998 Plan was increased by 3,000,000 shares to an aggregate of 7,854,000 shares. In 2000, the 1998 Plan was amended to increase the reserve by 3,750,000 shares to an aggregate of 11,604,000 shares. This Plan further increases the number of shares available for issuance by 6,500,000 shares to an aggregate of 18,104,000 shares (as set forth in Section 3(a) hereof). As of April 1, 2003, the number of shares issued under the Plan is 1,573,620, the number of shares covered by outstanding options is 5,940,380, and the number of shares reserved for Awards to be granted is 10,590,000.

The Plan is intended to promote the interests of the Company (as defined below) and its stockholders by providing officers and employees of the Company (including directors who are also employees of the Company) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company; to compensate the Company’s nonemployee directors and provide incentives to such nonemployee directors that are directly linked to increases in stock value; and to reward the performance of individual officers, employees, consultants, service providers and nonemployee directors in fulfilling their personal responsibilities for long-range achievements.

The Plan became effective upon its adoption and approval by the Board of Directors (defined below) on April 21, 2003, subject to its approval by Company stockholders.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Agreement” means the written agreement between the Company and a Participant evidencing an Award.

(c) “Annual Meeting” has the meaning ascribed to such term in Section 12 hereof.

(d) “Annual Option” has the meaning ascribed to such term in Section 12 hereof.

(e) “Award” means any Option, Restricted Stock, Stock Appreciation Right, Phantom Stock, Stock Bonus, Dividend Equivalent or Other Award granted pursuant to the terms of the Plan.

(f) “Board of Directors” means the Board of Directors of the Company.

(g) “Cause” has the meaning ascribed to such term, if any, in the Agreement.

(h) A “Change in Control,” with respect to Awards granted on or after the Effective Date, will be deemed to have occurred upon the first to occur of an event set forth in any one of the following paragraphs:

(i) the acquisition by any Person (as such term is defined in Section 13(c) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the Company’s then outstanding voting securities (a “25% Beneficial Owner”); provided, however, that for purposes hereof, the following acquisitions will not constitute or give rise to a Change in Control: (A) any acquisition by the Company or any of its subsidiaries; (B) any acquisition directly from the Company or any of its subsidiaries; (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the Person is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor Schedule); provided, however, that if any such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this Section 2(h)(i), such Person will be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date; and (G) any acquisition in connection with a merger or consolidation which, pursuant to Section 2(h)(iii) below, does not constitute a Change in Control; or

(ii) the following individuals cease for any reason to constitute at least a majority of the number of directors then serving: individuals who, as of January 1, 2003, constitute the Board and any new director (other than a director whose initial assumption of office is by reason of any agreement intended to avoid or settle any election contest or proxy contest or in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by the affirmative vote of at least two-thirds (2/3) of directors then still in office who either were directors on January 1, 2003 or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation to which the Company or any direct or indirect subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the stockholders of the Company have approved a complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j) “Committee” means the Compensation Committee of the Board of Directors or any subcommittee thereof formed to comply with Section 162(m) of the Code and Rule 16b-3 under the Exchange Act.

(k) “Company” means Valeant Pharmaceuticals International, a Delaware corporation, and, where the context requires, each of its Affiliates.

(l) “Company Stock” means the common stock of the Company, par value $0.01 per share.

(m) “Concurrent Stock Appreciation Right” or “Concurrent Right” means a right granted pursuant to Section 11(b)(ii) hereof.

(n) “Covered Employee” has the meaning set forth in Section 162(m) of the Code.

(o) “Disability” means the permanent and total disability of a Participant within the meaning of Section 22(e)(3) of the Code.

(p) “Dividend Equivalent” means an amount credited pursuant to Section 9(d) hereof, equal to the dividends paid with respect to a specified number of shares of Company Stock.

(q) “Effective Date” means the date the Plan is approved by Company stockholders.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(s) The “Fair Market Value” of a share of Company Stock, as of a date of determination, means (1) the closing price per share of Company Stock on the national securities exchange or national market system on which such stock is principally traded on such date or, if such date is not a trading day, on the last preceding date on which there was a sale of such stock on such exchange or (2), if the shares of Company Stock are not then listed on a national securities exchange or national market system or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith.

(t) “Incentive Stock Option” means an Option that is an “incentive stock option” within the meaning of Section 422 of the Code and that is designated by the Committee as an Incentive Stock Option.

(u) “Independent Stock Appreciation Right” or “Independent Right” means a right granted pursuant to Section 11(b(iii) hereof.

(v) “Initial Option” has the meaning ascribed to such term in Section 12 hereof.

(w) “Nonemployee Director” means a member of the Board of Directors who is not an employee of the Company.

(x) “Nonemployee Director Option” means an Initial Option or an Annual Option, as applicable.

(y) “Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

(z) “Option” means an option to purchase shares of Company Stock granted pursuant to Section 7 (and, with respect to a Nonemployee Director, pursuant to Section 12 hereof).

(aa) “Other Award” means an award granted pursuant to Section 11(a) hereof.

(bb) “Participant” means an officer, employee, Nonemployee Director, service provider or consultant of the Company to whom an Award is granted pursuant to the Plan, or upon the death of the officer, employee, Nonemployee Director, service provider or consultant, his or her successors, heirs, executors and administrators, as the case may be.

(cc) “Person” has the meaning ascribed to such term in Section 13(c) or 14(d) of the Exchange Act.

(dd) “Phantom Stock” means the right, granted pursuant to Section 9, to receive shares of Company Stock.

(ee) “Restricted Stock” means a share of Company Stock which is granted pursuant to the terms of Section 8 hereof and which is subject to the restrictions set forth in Section 8(d).

(ff) “Rule 16b-3” means the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(gg) “Securities Act” means the Securities Act of 1933, as amended from time to time.

(hh) “Stock Appreciation Right” means any of the various types of rights that may be granted pursuant to Section 11(b) hereof.

(ii) “Stock Bonus” means a bonus payable in shares of Company Stock granted pursuant to Section 10.

(jj) “Subsidiary” means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(kk) “Tandem Stock Appreciation Right” or “Tandem Right” means a right granted pursuant to Section 11(b)(i) hereof.

(ll) “Vesting Date” means the date established by the Committee on which a share of Restricted Stock or Phantom Stock vests.

3.	Stock Subject to the Plan

(a) Shares Available for Awards.  The maximum number of shares of Company Stock reserved for issuance under the Plan will be 18,104,000 shares (subject to adjustment as provided in Section 3(b) hereof). Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. No more than 5,295,000 of such shares (subject to adjustment as provided in Section 3(b) hereof) of Company Stock may be awarded under the Plan as Options with an exercise price per share that is less than 100% of the Fair Market Value per share on the date of grant. No more than 500,000 shares (subject to adjustment as provided in Section 3(b) hereof) of Company Stock may be awarded under the Plan in the aggregate in respect of Awards of Restricted Stock or Phantom Stock for which a Participant pays less than Fair Market Value per share on the date of grant. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan will bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b) Adjustment for Change in Capitalization.  In the event that any dividend or other distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, Company Stock split, reverse Company Stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, if the Committee determines that it is appropriate to do so, (1) the number and kind of shares of Company Stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of Company Stock issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the maximum number of shares subject to Awards which may be awarded to any employee during any fiscal year of the Company will be equitably adjusted as necessary to prevent the dilution or enlargement of the rights of Participants without change in the aggregate purchase price; provided that, with respect to Incentive Stock Options, such adjustment will be made in accordance with Section 424 of the Code.

(c) Reuse of Shares.  If any shares of Company Stock subject to an Award are forfeited, cancelled, exchanged, surrendered, or terminated or if an Award otherwise is surrendered, reacquired by the Company, terminates or expires without an issuance of shares, the shares subject to such Award will, to the extent of any such forfeiture, cancellation, exchange, surrender, reacquisition, termination or expiration, again be available for Awards under the Plan; provided, however, that subject to the adjustment in Section 3(b) hereof, the aggregate maximum number of shares of Company Stock that may be issued as Incentive Stock Options will be 18,104,000 shares. If shares of Company Stock are not issued to a Participant because such shares otherwise issuable upon the exercise of an Option instead are used to satisfy an applicable tax withholding requirement or other obligation to the Company in connection with the exercise of an Option, then such shares will be deemed not to have been issued to the Participant and will again be available for Awards under the Plan. In addition, if the exercise price of any Option is satisfied by a Participant’s tender of shares of Company Stock to the Company (by actual delivery or attestation), only the number of shares of Company Stock issued net of any shares so tendered will be deemed issued to the Participant.

4.	Administration of the Plan.

The Plan will be administered by the Committee. The Committee will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards are granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to the extent not inconsistent with Section 162(m) of the Code, if applicable, to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, reacquired, terminated or surrendered; to make adjustments in the performance goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend, and rescind rules and regulations relating to the Plan, including without limitation, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant and vice versa; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee shall not have the right to amend an outstanding Award to reduce its exercise price or to cancel an outstanding Award and grant an Award with a lower exercise price in exchange therefore without first obtaining shareholder approval for such action.

Subject to Section 19 hereof, the Committee may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option and (b) accelerate the Vesting Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock, Phantom Stock, Stock Appreciation Right or Other Award or otherwise adjust any of the terms applicable to any such Award.

5.	Eligibility.

(a) Eligibility for Specific Awards.  Subject to Section 7(d)(i) hereof, the persons who will be eligible to receive Awards pursuant to the Plan will be such officers and employees of the Company (including officers of the Company, whether or not they are directors of the Company), Nonemployee Directors, and nonemployee service providers and consultants, in each case as the Committee may select from time to time. For purposes of the foregoing sentence, employees will include prospective employees to whom Awards are granted in connection with an offer of future employment with the Company (and any such prospective employee who thereafter enters into employment with the Company will be treated as a Participant hereunder). The grant of an Award hereunder in any year to any officer, employee, service provider, Nonemployee Director, or consultant will not entitle such person to a grant of a further Award in the current year or of an Award in any future year, except as contemplated by Section 12 hereof.

(b) Section 162(m) Limitation on Annual Grants.  Subject to adjustment as provided in Section 3(b) hereof, no employee will be eligible to be granted during any calendar year (i) Options or Stock Appreciation Rights covering more than 1,000,000 shares of Company Stock, or (ii) Restricted Stock Awards covering more than 100,000 shares of Company Stock.

6.	Awards Under the Plan; Agreement.

The Committee may grant Options, shares of Restricted Stock, Stock Appreciation Rights, shares of Phantom Stock, Stock Bonuses and Other Awards in such amounts and with such terms and conditions as the Committee determines, subject to the provisions of the Plan. Non-discretionary Nonqualified Stock Options and Restricted Stock may be granted to Nonemployee Directors in accordance with Section 12 hereof.

Each Award granted under the Plan (except an unconditional Stock Bonus) will be evidenced by an Agreement which will contain such provisions as the Committee may in its sole discretion deem necessary or desirable which are not in conflict with the terms of the Plan. By accepting an Award, a Participant thereby agrees that the award will be subject to all of the terms and provisions of the Plan and the applicable Agreement.

7.	Options.

(a) Identification of Options.  Each Option will be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.

(b) Exercise Price.  Each Agreement with respect to an Option will set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the Option. The option exercise price per share will be determined by the Committee; provided, however, that notwithstanding anything to the contrary herein, except as otherwise prohibited by applicable law, in the case of a Nonqualified Stock Option, the exercise per share will be not less than 85% of the Fair Market Value per share on the date of grant.

(c) Term and Exercise of Options.

(i) Options will become exercisable over the exercise period determined by the Committee. The Committee will determine the expiration date of each Option; provided, however, that no Option will be exercisable more than 10 years after the date of grant.

(ii) If any Option is exercisable in the amount of 100 or more full shares of Company Stock, the Company will not be obligated to permit the partial exercise of such exercisable Option for less than 100 full shares.

(iii) An Option will be exercised by delivering notice as specified in the Agreement on the form of notice provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option will be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant for at least six months (or such longer or shorter period of time as may be required to avoid a charge to earnings for financial reporting purposes in accordance with U.S. GAAP) prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (C) by any such other methods as the Committee may from time to time authorize. In the case of a Participant who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any payment in shares of Company Stock will be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, or by attestation of the ownership of such shares, together with any other documents and evidences as the Secretary of the Company will require.

(iv) Subject to an agreement between a Participant and the Company to the contrary, certificates for shares of Company Stock purchased upon the exercise of an Option will be issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(d) Limitations on Incentive Stock Options.

(i) Incentive Stock Options and Stock Appreciation Rights appurtenant thereto may be granted only to employees of the Company.

(ii) The exercise price per share of Company Stock deliverable upon the exercise of an Incentive Stock Option will be not less than the Fair Market Value of a share of Company Stock on the date of grant.

(iii) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary exceeds $100,000, such Options will be treated as Nonqualified Stock Options. Such Fair Market Value will be determined as of the date on which each such Incentive Stock Option is granted.

(iv) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of 5 years from the date such Incentive Stock Option is granted.

(e) Effect of Termination of Employment.

(i) In the event that the employment of a Participant with the Company terminates for any reason other than (i) Cause, (ii) death, or (iii) Disability, the Options granted to such Participant, to the extent that they are exercisable at the time of such termination, will remain exercisable for such period as may be provided in the Agreement (or for such other period as may be provided in any applicable employment, consulting, or similar agreement), but in no event following the expiration of its term. The treatment of any Option that is unexercisable as of the date of termination will be as set forth in the Agreement.

(ii) In the event that the employment of a Participant with the Company terminates on account of the death or Disability of the Participant, Options granted to such Participant that are outstanding and exercisable as of the date of death or Disability will remain exercisable, as the case may be, by the Participant or the Participant’s legal representatives, heirs or legatees for such period as may be provided in the Agreement (or for such other period as may be provided in any applicable employment, consulting, or similar agreement), but in no event following the expiration of such Options’ terms. The treatment of any Option that is unexercisable as of the date of termination will be as set forth in the Agreement.

(iii) In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant will expire at the commencement of business on the date of such termination.

(iv) The Committee in its sole and absolute discretion may vary any of the provisions of this Section 7(e).

(f) Acceleration of Exercise Date Upon Change in Control.

(i) With respect to Options granted on or after the Effective Date, and notwithstanding anything more restrictive contained in the Plan or an Agreement to the contrary, in the event of a Change in Control, (i) all Options outstanding on the date of such Change in Control will become immediately and fully exercisable, and (ii) upon termination of a Participant’s employment following a Change in Control, Options held by the Participant will remain exercisable until one year after termination, but in no event beyond the stated term of the Option.

(ii) With respect to Options granted prior to the Effective Date, the definition of “Change in Control” and the consequences of a Change in Control for such Options are set forth in Appendix A to this Plan.

8.	Restricted Stock.

(a) Price.  At the time of the grant of shares of Restricted Stock, the Committee will determine the price, which, to the extent required by law, will not be less than the par value of a share of Company Stock, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b) Vesting Date.  At the time of the grant of shares of Restricted Stock, the Committee will establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(h), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share will vest and the restrictions of Section 8(d) will lapse.

(c) Conditions to Vesting.  At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

(d) Restrictions on Transfer Prior to Vesting.  Unless the Committee determines otherwise, prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, will be permitted. Unless the Committee determines otherwise, immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, will be forfeited by the Participant.

(e) Dividends on Restricted Stock.  The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

(f) Issuance of Certificates.

(i) Reasonably promptly after the date of grant with respect to shares of Restricted Stock, the Company will cause to be issued a stock certificate, registered in the name of or for the account of the Participant to whom such shares were granted, evidencing such shares. Each such stock certificate will bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the Valeant Pharmaceuticals International 2003 Equity Incentive Plan and an Agreement entered into between the registered owner of such shares and the Company. A copy of the Plan and

Agreement is on file in the office of the Secretary of the Company, 3300 Hyland Avenue, Costa Mesa, California 92626.

Such legend will not be removed until such shares vest pursuant to the terms hereof.

(ii) Each certificate issued pursuant to this Section 8(f), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, will be held by the Company unless the Committee determines otherwise.

(g) Consequences of Vesting.  Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(d) will lapse with respect to such share. Reasonably promptly after a share of Restricted Stock vests, the Company will cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 8(f).

(h) Effect of Termination of Employment.

(i) Except as otherwise provided in the applicable Agreement, upon the termination of a Participant’s employment for any reason other than Cause, any and all shares to which restrictions on transferability then apply will be immediately forfeited by the Participant and transferred to, and reacquired by, the Company, except to the extent otherwise provided in any applicable employment, consulting, or similar contract. In the event of a forfeiture of shares pursuant to this Section 8(h), the Company will repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares, without interest. In the event that the Company requires a return of shares, it will also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

(ii) In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant to which restrictions on transferability applied as of the date of such termination will immediately be forfeited and returned to the Company, together with any dividends paid on such shares, in return for which the Company will repay to the Participant any amount paid by the Participant for such shares, without interest.

(i) Effect of Change in Control.  Upon the occurrence of a Change in Control, shares of Restricted Stock which have not theretofore vested will become immediately and fully vested, and all restrictions on such shares will immediately and fully lapse.

(j) Special Provisions Regarding Awards.  Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 8 to Covered Employees may be based on the attainment by the Company or any Company division or business unit of performance goals pre-established by the Committee, based on one or more of the following criteria (as determined in accordance with generally accepted accounting principles): (1) return on total stockholder equity; (2) earnings per share of Company Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) budget comparisons; (10) implementation or completion of critical projects or processes; (11) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; (12) the attainment of a specified market price of Company Stock or stock of a Subsidiary; (13) economic value; (14) economic profit; and (15) any combination of, or a specified increase in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned. Shares of Restricted Stock subject to the attainment of performance measures will be released from restrictions only after the attainment of such performance measures has been certified by the Committee.

9.	Phantom Stock.

(a) Vesting Date.  At the time of the grant of shares of Phantom Stock, the Committee will establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) are satisfied, and except as provided in Section 9(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share will vest.

(b) Benefit Upon Vesting.  Upon the vesting of a share of Phantom Stock, the Participant will be entitled to receive, within 30 days of the date on which such share vests, a number of shares of Company Stock equal to the number of shares of Phantom Stock.

(c) Conditions to Vesting.  At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, to be contained in the Agreement.

(d) Dividend Equivalents.  Dividend Equivalents will be credited in respect of shares of Phantom Stock. Such Dividend Equivalents will be converted into additional shares of Phantom Stock by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Company Stock equal to the number of shares of Phantom Stock then credited by (2) the Fair Market Value per share of Company Stock on the payment date for such dividend. The additional shares of Phantom Stock credited by reason of such Dividend Equivalents will be subject to all the terms and conditions of the underlying Award of Phantom Stock to which they relate.

(e) Effect of Termination of Employment.  Except as otherwise provided in the applicable Agreement, shares of Phantom Stock that have not vested will be forfeited upon the Participant’s termination of employment for any reason.

(f) Effect of Change in Control.  Upon the occurrence of a Change in Control, outstanding shares of Phantom Stock which have not theretofore vested will become immediately and fully vested, and payment in respect of such vested shares will be made in accordance with the terms of this Plan.

(g) Special Provisions Regarding Awards.  Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 9 to Covered Employees may be based on the attainment by the Company of one or more of the performance criteria set forth in Section 8(j) hereof. No payment in respect of any such Phantom Stock award will be paid to a Covered Employee until the attainment of the respective performance measures have been certified by the Committee.

10.	Stock Bonuses.

In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock constituting such Stock Bonus will be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

11.	Other Awards.

(a) Other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Company Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee will have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Company Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other conditions of such Other Awards, including whether the vesting of such Other Awards may be based on the attainment of one or more of the performance criteria set forth in Section 8(j) hereof.

(b) Other Awards in the form of Stock Appreciation Rights may be granted under the Plan in accordance with the provisions of Section 11(a) and this Section 11(b). To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Agreement evidencing such right. Except as provided in Section 5(b), no limitation will exist on the aggregate amount of payments in cash or Company Stock that the Company may make under the Plan in connection with the exercise of a Stock Appreciation Right. Three types of Stock Appreciation Rights are authorized for issuance under the Plan, as follows.

(i) Tandem Stock Appreciation Rights will be granted appurtenant to an Option and will, except as specifically set forth in this Section 11(b), be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. Tandem Stock Appreciation Rights will require the Participant to elect between the exercise of the underlying Option for shares of Company Stock and the surrender, in whole or in part, of such Option for an appreciation distribution. The appreciation distribution payable on the exercise of a Tandem Right will be in cash (or, if so provided in the Agreement, in an equivalent number of shares of Company Stock based on Fair Market Value on the date of the Option surrender) in an amount up to the excess of (A) the Fair Market Value (on the date of the Option surrender) of the number of shares of Company Stock covered by that portion of the surrendered Option in which the Participant is vested over (B) the aggregate exercise price payable for such vested shares.

(ii) Concurrent Stock Appreciation Rights will be granted appurtenant to an Option, may apply to all or any portion of the shares of stock subject to the underlying Option and will, except as specifically set forth in this Section 11(b), be subject to the same terms and conditions applicable to the particular Option grant to which it pertains. A Concurrent Right will be exercised automatically at the same time as the underlying Option is exercised with respect to the particular shares of Company Stock to which the Concurrent Right pertains. The appreciation distribution payable on the exercise of a Concurrent Right will be in cash (or, if so provided in the Agreement, in an equivalent number of shares of Company Stock based on Fair Market Value on the date of the exercise of the Concurrent Right) in an amount equal to such portion, as determined by the Committee at the time of the grant, of the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Concurrent Right) of the vested shares of Company Stock purchased under the underlying Option that have Concurrent Rights appurtenant to them over (B) the aggregate exercise price paid for such shares.

(iii) Independent Stock Appreciation Rights will be granted independently of any Option and will, except as specifically set forth in this Section 11(b), be subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 7. They will be denominated in share equivalents. The appreciation distribution payable on the exercise of an Independent Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Independent Right) of a number of shares of Company stock equal to the number of share equivalents in which the Participant is vested under such Independent Right, and with respect to which the Participant is exercising the Independent Right on such date, over (B) an amount that will be determined by the Committee at the time of grant of the Independent Right and that will be no less than 85% of the aggregate Fair Market Value (on the date of the grant of the Independent Right) of such number of shares of Company Stock. The appreciation distribution payable on the exercised Independent Right will be in cash or, if so provided in the Agreement, in an equivalent number of shares of stock based on Fair Market Value on the date of the exercise of the Independent Right.

12.	Nonemployee Director Formula Stock Options.

The provisions of this Section 12 will apply to non-discretionary grants of Nonqualified Stock Options to Nonemployee Directors.

(a) Initial Option.  Each person who first becomes a Nonemployee Director on or after the Effective Date will be granted on the date such person first becomes a Nonemployee Director a Nonqualified Stock Option to purchase 25,000 shares (subject to adjustment as provided in Section 3(b) hereof) of Company Stock, or such lesser number as determined by the Board (an “Initial Option”), provided, however, that such Initial Option shall be pro rated to reflect the number of full months remaining in the then current fiscal year of the Company as of the date of grant; provided, further, that an Initial Option will not be granted to a director who previously did not qualify as a Nonemployee Director but subsequently becomes a Nonemployee Director solely as a result of the termination of his or her status as an employee of the Company.

(b) Annual Option.  Each Nonemployee Director (including any director who previously did not qualify as a Nonemployee Director but who subsequently becomes a Nonemployee Director) will be granted on the date of each annual meeting of the stockholders of the Company which occurs on or after the Effective Date (an “Annual Meeting”) immediately following which such person remains a Nonemployee Director, a Nonqualified Stock

Option to purchase 25,000 shares (subject to adjustment as provided in Section 3(b) hereof) of Company Stock, or such lesser number as determined by the Board (an “Annual Option”); provided, however, that a Nonemployee Director granted an Initial Option on the date of an Annual Meeting will not be granted an Annual Option pursuant to this Section 12 with respect to the same Annual Meeting.

(c) Exercise Price.  The option exercise price per share of Company Stock subject to a Nonemployee Director Option will be the Fair Market Value of a share of Company Stock on the date the Nonemployee Director Option is granted.

(d) Term and Exercise of Nonemployee Director Options.

(i) Each Nonemployee Director Option will terminate and cease to be exercisable on the date ten years after the date of grant of the Nonemployee Director Option unless earlier terminated pursuant to the terms of the Agreement. Except as otherwise provided in the Agreement, each Initial Option and each Annual Option will become vested and exercisable with respect to 25% of the shares of Company Stock to which it relates on each of the first four anniversaries of the date of grant (each such date, an “Applicable Vesting Date”), provided that the Nonemployee Director’s service has not terminated prior to such date.

(ii) An Annual Option or Initial Option may be exercised by any of the means available under the Plan for the exercise of Options.

(e) Effect of Termination of Service.

(i) Subject to earlier termination of the Nonemployee Director Option as otherwise provided herein, a Nonemployee Director Option will be exercisable after the Nonemployee Director’s termination of service as follows.

(ii) If the Nonemployee Director’s service with the Company is terminated because of the Disability of the Nonemployee Director, the Nonemployee Director Option, to the extent exercisable on the date on which the Nonemployee Director’s service terminated, may be exercised by the Nonemployee Director (or the Nonemployee Director’s guardian or legal representative) at any time prior to the expiration of twelve months after the date on which the Nonemployee Director’s service terminated, but in any event no later than the expiration of its term. The treatment of any Nonemployee Director Option that is not exercisable as of the date of termination will be as set forth in the Agreement.

(iii) If the Nonemployee Director’s service with the Company is terminated because of the death of the Nonemployee Director, the Nonemployee Director Option, to the extent exercisable on the date on which the Nonemployee Director’s service terminated, may be exercised by the Nonemployee Director’s legal representative or other person who acquired the right to exercise the Nonemployee Director Option by reason of the Nonemployee Director’s death at any time prior to the expiration of twelve months after the date on which the Nonemployee Director’s service terminated, but in any event no later than the expiration of its term. The Nonemployee Director’s service will be deemed to have terminated on account of death if the Nonemployee Director dies within three months after his or her termination of service. The treatment of any Nonemployee Director Option that is not exercisable as of the date of termination will be as set forth in the Agreement.

(iv) If the Nonemployee Director’s service with the Company terminates for any reason, except Disability, death or Cause, the Nonemployee Director Option, to the extent exercisable by the Nonemployee Director on the date on which the Nonemployee Director’s service terminated, may be exercised by the Nonemployee Director within six months after the date on which the Nonemployee Director’s service terminated, but in any event no later than the expiration date of its term. The treatment of any Nonemployee Director Option that is not exercisable as of the date of termination will be as set forth in the Agreement.

(v) In the event of a termination of a Nonemployee Director’s service for Cause, as defined in the Agreement, all outstanding Nonemployee Director Options granted to the Nonemployee Director will expire at the commencement of business on the date of such termination.

(f) Restricted Stock or Phantom Stock.  In lieu of granting a Nonemployee Director an Initial Option or Annual Option in whole or part, the Committee may grant the Nonemployee Director a number of shares of

Restricted Stock or Phantom Stock that has an economic value equal to the value of an option covering the number of shares of Company Stock that otherwise would be granted to the Nonemployee Director as an Initial Option or Annual Option, which economic value will be determined by the Board of Directors after consultation with legal counsel and nationally recognized compensation consultants. Such grants of Restricted Stock Awards will be at a purchase price per share that will not exceed the par value of a share of Company Stock, will vest in accordance with Section 12(d)(i) hereof, and will be subject to such other terms and conditions as determined by the Committee at the time of grant.

13.	Rights as a Stockholder.

No person will have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 3(b), no adjustment to any Award will be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14.	No Employment Rights; No Right to Award.

Nothing contained in the Plan or any Agreement will confer upon any Participant any right with respect to the continuation of employment by or performance of services for the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

No person will have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a participant at any time will neither require the Committee to grant any other Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

15.	Securities Matters.

The Company will be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company will not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

The transfer of any shares of Company Stock hereunder will be effective only at such time as counsel to the Company has determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee will inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16.	Withholding Taxes.

(a) Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company will have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto, or a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares will be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts will be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

(b) The Committee will have the authority, at the time of grant of an Award or at any time thereafter, to award tax bonuses to designated Participants, to be paid upon the exercise or vesting of Awards granted hereunder. The Committee will have full authority in its absolute discretion to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereof.

17.	Notification of Election Under Section 83(b) of the Code.

If any Participant, in connection with the acquisition of shares of Company Stock under the Plan, makes the election permitted under Section 83(b) of the Code, such Participant will notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

18.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Agreement with respect to an Incentive Stock Option will require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

19.	Amendment or Termination of the Plan.

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval will be required if and to the extent necessary to satisfy Sections 162(m) or 422 of the Code, other applicable law, or applicable stock exchange requirements. Awards may be granted under the Plan prior to the receipt of such stockholder approval but each such grant will be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein will restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

20.	Transfers Upon Death; Nonassignability.

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who will have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution will be effective to bind the Company unless the Committee will have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

During the lifetime of a Participant, the Committee may, in its sole and absolute discretion, permit the transfer of an outstanding Option, unless such Option is an Incentive Stock Option and the Committee and the Participant intends that it will retain such status. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family (including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners) or to other persons or entities approved by the Committee; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

21.	Expenses and Receipts.

The expenses of the Plan will be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

22.	Failure to Comply.

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Agreement, unless such failure is remedied by such Participant (or beneficiary) within sixty (60) days after notice of such failure by the Committee, will be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

23.	Effective Date and Term of Plan.

The Plan will be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards will be null and void. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

24.	Applicable Law.

The Plan will be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

25.	Participant Rights.

No Participant will have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award (including a transferee of a Nonemployee Director) will have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Company Stock certificate to him or her for such shares.

26.	No Fractional Shares.

No fractional shares of Company Stock will be issued or delivered pursuant to the Plan. The Committee will determine whether cash, other Awards, or other property will be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto will be forfeited or otherwise eliminated.

27.	Beneficiary.

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.

28.	Interpretation.

The Plan is designed and intended to comply with Rule 16b-3 and, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof will be construed in a manner to so comply.

29.	Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan will not be affected but will be applied as if the invalid or unenforceable provision had not been included in the Plan.

Appendix A

1.	Acceleration of Exercise Date upon a Change in Control.

(a) Pursuant to Section 7(f)(ii) of the Plan, with respect to Options granted prior to the Effective Date, and notwithstanding anything contained in the Plan or an Agreement to the contrary, in the event of a Change in Control, (i) all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable, (ii) upon termination of a Participant’s employment following a Change in Control, Options held by the Participant shall remain exercisable until the later of (x) one year after termination and (y) sixty (60) days following the expiration of the pooling period (in the event the Change in Control constitutes a Pooling Transaction), but in no event beyond the stated term of the Option, and (iii) a Participant will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option to the extent not yet exercised and the Participant will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x)(A) in the case of a Nonqualified Stock Option, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the shares of Company Stock subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value (as defined in Section 1(c) below) of the shares of Company Stock subject to the Option or portion thereof surrendered or (B) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the shares of Company Stock subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such shares of Company Stock under the Option or portion thereof surrendered. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Option, (b) providing that the payment or settlement in respect of any Option be made in the form of cash, shares or securities of a successor or acquiror of the Company, or a combination of the foregoing, and (c) providing for the extension of the term of any Option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option.

(b) For purposes of this Appendix A only, a “Change in Control” shall mean the occurrence of:

(i) The “acquisition” by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any securities of the Company which generally entitles the holder thereof the vote for the election of directors of the Company (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such person, would result in such Person “Beneficially Owning” forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that for purposes of this Section 1(b)(i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (a) acquires Voting Securities as a result of a stock split, stock dividend or other corporate restructuring in which all stockholders of the class of such Voting Securities are treated on a pro rata basis; (b) acquires the Voting Securities directly from the Company; (c) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (d) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Controlled Entity”) or (e) acquires Voting Securities in connection with a “Non-Control Transaction” (as defined in Section 1(b)(iii)(3) below); or

(ii) The individuals who, as of January 29, 1998, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) A merger, consolidation or reorganization involving the Company (a “Business Combination”), unless

(1) the stockholders of the Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and

(3) no Person (other than the Company or any Controlled Entity, a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or any Person who, immediately prior to the Business Combination, had Beneficial ownership of forty percent (40%) or more of the then outstanding Voting Securities) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in this Section 1(b)(iii)(3) shall be referred to as a “Non-Control Transaction”);

(iv) A complete liquidation or dissolution of the Company; or

(v) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, (x) a change in Control shall not be deemed to occur solely because forty percent (40%) or more of the then outstanding Voting Securities are Beneficially Owned by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (B) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; and (y) if an Eligible Employee’s (as defined in the Company’s Amended and Restated 1998 Stock Option Plan) employment is terminated and the Eligible Employee (as defined in the Company’s Amended and Restated 1998 Stock Option Plan) reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to the Eligible Employee (as defined in the Company’s Amended and Restated 1998 Stock Option Plan) shall mean the date immediately prior to the date of such termination of employment.

(c) For purposes of this Appendix A only, “Adjusted Fair Market Value” means, in the event of a Change in Control, the greater of (i) the highest price per share of Company Stock paid to holders of the shares of Company Stock in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a share of Company Stock during the ninety (90) day period ending on the date of a Change in Control.

(d) For purposes of this Appendix A only, “Pooling Transaction” means an acquisition of or by the Company in a transaction which is intended to be treated as a “pooling of interests” under generally accepted accounting principles.1

1 As a result of a change in generally accepted accounting principles, only a transaction that commenced before June 30, 2001 is eligible to be considered a Pooling Transaction.

Valeant Pharmaceuticals International

2006 Equity Incentive Plan

Approved By Board on: April 14, 2006
Approved By Stockholders: May 23, 2006
Amended by Board on: March 26, 2008
Amendment Approved by Stockholders: May 20, 2008
Termination Date: April 13, 2016

1.	General.

(a) Successor to and Continuation of Prior Plan.  This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to and continuation of the ICN Pharmaceuticals, Inc. 2003 Equity Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided herein, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or Stock Appreciation Rights may not be amended to reduce the exercise price of such outstanding Options or Stock Appreciation Rights and neither the Board nor any Committee may cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

(g) Arbitration.  Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. The Company and the Participant shall each pay 50% of the arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

3.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall consist of an aggregate of nine million seven hundred fourteen thousand six hundred fifty-six (9,714,656) shares (such number consisting of (i) six hundred seventy-four thousand six hundred fifty-six (674,656) unallocated shares remaining available for issuance under the Prior Plan as of the Effective Date, (ii) an additional four million two hundred thousand (4,200,000) shares approved by the stockholders at the 2006 annual meeting as part of the approval of this Plan and (iii) an additional four million eight hundred forty thousand (4,840,000) shares to be approved by the stockholders at the 2008 annual meeting), plus the number of shares added to the reserve pursuant to Section 3(b) (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of the Company’s common stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Company’s common stock that may be issued pursuant to the Plan.

(b) Additions to the Share Reserve.  The share reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date of the Plan and (ii) but for the termination of the Prior Plan as of the Effective Date, would otherwise have reverted to the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock in the Share Reserve.

(e) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than One Million (1,000,000) shares of Common Stock.

(f) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4.	Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants.  A Consultant shall not be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

5.	Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder;

provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Extension of Termination Date.  Unless otherwise provided in an Optionholder’s Option Agreement, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f), 5(g) or 5(h) above after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f), 5(g) or 5(h) above after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, (ii) the 15th day of the third month after the date on which the Option would cease to be exercisable but for this Section 5(i), or such longer period as would not cause the Option to become subject to Section 409A(a)(1) of the Code; or (iii) the expiration of the term of the Option as set forth in the Option Agreement.

(j) Termination for Cause.  Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	Provisions of Stock Awards other than Options.

(a) Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past or future services actually rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation

Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price.  Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Extension of Termination Date.  Unless otherwise provided in a Participant’s Stock Appreciation Right Agreement, if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than for Cause) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 6(c)(vii) above after the termination of the Participant’s Continuous Service during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. In addition, unless otherwise provided in a Participant’s Stock Appreciation Right Agreement, if the sale of the Common Stock received upon exercise of a Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 6(c)(vii) above after the termination of the Participant’s Continuous Service during which the exercise of the Stock Appreciation Right would not be in violation of the Company’s insider trading policy, (ii) the 15th day of the third month after the date on which the Stock Appreciation Right would cease to be exercisable but for this Section 6(c)(viii), or such longer period as would not cause the Stock Appreciation Right to become subject to Section 409A(a)(1) of the Code; or (iii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

(ix) Termination for Cause.  Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(x) Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed One Million (1,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(i) shall not exceed Three Million dollars ($3,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(c) Change in Control.  Except as specifically provided otherwise in the Stock Award Agreement covering a Stock Award or other written agreement between the Company or any Affiliate and the Participant and notwithstanding any other provisions of the Plan to the contrary, if (i) a Change in Control occurs and (ii) within the period beginning six (6) months before such Change in Control and ending twelve (12) months after the effective date of such Change in Control a Participant’s Continuous Service (including service with a successor to the Company or an Affiliate) terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination for Good Reason, then, as of the date of such termination, (x) each Stock Award held by such Participant shall automatically become fully vested (and any reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate) and, if applicable, each such Stock Award shall become immediately exercisable in full, and (y) the Participant may exercise his or her Option or Stock Appreciation Right until the earlier of (i) the date one (1) year following such termination, or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the applicable Award Agreement. In addition, a Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant.

(d) Potential Reduction of Parachute Payments.

(i) If the acceleration of the vesting and exercisability of Stock Awards provided for in Sections 9(b) and 9(c), together with payments and other benefits of a Participant (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 9(d) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Participant in full, or (2) provided to such Participant as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(ii) The Company shall appoint a nationally recognized independent accounting firm or consulting firm (the “Accountant”) to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all costs and expenses with respect to the determinations the Accountant may reasonably incur in connection with any calculations contemplated by this Section 9(d).

(iii) Unless the Company and such Participant otherwise agree in writing, any determination required under this Section 9(d) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof):(A) reduction of cash payments; (B) cancellation of accelerated vesting of Options and other Stock Awards; and (C) reduction of other benefits paid to the Participant. If acceleration of vesting of Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of the Stock Awards (i.e., the earliest granted Stock Award cancelled last) unless the Participant elects in writing a different order for cancellation.

(iv) For purposes of making the calculations required by this Section 9(d), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Participant shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination.

(v) If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Participant is liable for the Excise Tax as a result of the Payment, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payment (the “Repayment Amount”). The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment)

shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.

(vi) Notwithstanding any other provision of this Section 9(d), if (A) there is a reduction in the Payment as described above, (B) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (C) the Participant pays the Excise Tax, then the Company shall pay or otherwise provide to the Participant that portion of the Payment that was reduced pursuant to this Section 9(d) contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the Payment are maximized.

If the Participant either (A) brings any action to enforce rights pursuant to this Section 9(d), or (B) defends any legal challenge to his or her rights under this Section 9(d), the Participant shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Participant, the court finds that the action was brought in good faith.

10.	Termination or Suspension of the Plan.

(a) Plan Term.  Unless sooner terminated by the Board pursuant to Section 3, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	Effective Date of Plan.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease their separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12.	Choice of Law.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13.	Definitions.

As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means April 14, 2006, the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s intentional unauthorized use or intentional disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in good faith in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) A “Change in Control,” with respect to Awards granted on or after the Effective Date, will be deemed to have occurred upon the first to occur of an event set forth in any one of the following paragraphs:

(i) the acquisition (other than from the Company, by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(iii) the closing of:

(1) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their Ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is Owned directly or indirectly by the stockholders of the Company in the same proportion as their Ownership of stock in the Company immediately prior to such acquisition.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

In the event that a Change in Control affects any Award that is deferred on or after January 1, 2005, then to the extent necessary to avoid the adverse tax treatment contained in Code Section 409A(a)(1), the term “Change in Control” shall conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Valeant Pharmaceuticals International, a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Good Reason” means, with respect to a particular Participant, the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such Participant’s consent: (i) Participant’s duties or responsibilities are materially diminished (and not simply a change in title or reporting relationships); provided, however, that the Participant shall not have “Good Reason” to terminate if the Company is retained as a separate legal entity or business unit following the effective date of a Change of Control and the Participant holds the same position in such legal entity or business unit as the eligible employee held before the effective date of such Change of Control, (ii) any reduction in such Participant’s level of base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees), (iii) any significant reduction, in the aggregate, in the employee benefit programs made available to the Participant other than a reduction in such employee benefit programs affecting all employees of the Company substantially equally, or (iv) an increase in the Participant’s one-way driving distance from the Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services of more than 20 miles, except for required travel for the Company’s business to an extent substantially consistent with the Participant’s prior business travel obligations;.

(x) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the

Securities Act (“Regulation S-K”), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(ee) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(kk) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ll) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(mm) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(oo) “Plan” means this Valeant Pharmaceuticals International 2006 Equity Incentive Plan.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

AMENDMENT 2010-1

to the

VALEANT PHARMACEUTICALS INTERNATIONAL 2006 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of the Company has approved the amendment of the Plan as set forth herein, subject to approval by the Company’s stockholders.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders at the 2010 Annual Meeting, the Plan is hereby amended as follows:

1. Section 3(e) of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than Five Million (5,000,000) shares of Common Stock.”

2. The fourth sentence of Section 6(d)(i) of the Plan is hereby amended in its entirety to read as follows:

“The maximum number of shares that may be issued to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed Five Million (5,000,000) shares of Common Stock.”

3. The fourth sentence of Section 6(d)(ii) of the Plan is hereby amended in its entirety to read as follows:

“The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed Ten Million dollars ($10,000,000).”

4. In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2010-1 to the Plan, the Company has caused the execution of this instrument on this 3rd day of March, 2010.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:

Name:     Steve T. Min

Title:	Executive Vice President, General Counsel
and Corporate Secretary

VALEANT PHARMACEUTICALS INTERNATIONAL
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
(2003 Equity Incentive Plan)

RECITALS:

A. Section 9 of the Company’s 2003 Equity Incentive Plan (the “Plan”) provides for the granting of Phantom Stock at the discretion of the Company; and

B. Restricted Stock Unit is the more common term applied to equity grants with the characteristics attributed to Phantom Stock as described in the Plan and the Company has adopted that term to refer to the Phantom Stock described in Section 9 of the Plan.

Award:  Valeant Pharmaceuticals International (the “Company”), pursuant to Section 9 of the Plan, hereby awards to Participant a Restricted Stock Unit Award covering the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award will be evidenced by a Restricted Stock Unit Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement and the Plan, both of which are incorporated herein in their entirety. The Award Agreement is attached hereto. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Award:

Consideration:	Participant’s Services

Fair Market Value per Share:	$

Vesting Schedule:  The shares of Common Stock subject to this Award will vest in accordance with the following schedule:

50% on the third anniversary of the Date of Grant;
25% on the fourth anniversary of the Date of Grant; and
25% of the fifth anniversary of the Date of Grant.

Additional Terms/Acknowledgements:  The undersigned acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock of the Company and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

VALEANT PHARMACEUTICALS INTERNATIONAL		PARTICIPANT:

By:

	Signature		Signature

Title:		Date:

Date:

ATTACHMENT:  Restricted Stock Unit Award Agreement

VALEANT PHARMACEUTICALS INTERNATIONAL
2003 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals, Inc.) (the “Company”) has awarded you a Restricted Stock Unit pursuant to Section 9 of the Company’s 2003 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s common stock (“Common Stock”) indicated in the Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

RECITALS:

A. Section 9 of the Plan provides for the granting of Phantom Stock at the discretion of the Company; and

B. Restricted Stock Unit is the more common term applied to equity grants with the characteristics attributed to Phantom Stock as described in the Plan and the Company has adopted that term to refer to the Phantom Stock described in Section 9 of the Plan.

The details of your Award are as follows.

1. CONSIDERATION.  Consideration for this Award is satisfied by your services to the Company.

2. VESTING.  Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice provided that vesting will cease upon termination of your “Continuous Service” (as defined below). Vested shares of Common Stock subject to your Award may be forfeited to the extent provided in Section 4 of this Agreement.

The term “Continuous Service” as used herein shall mean that your service with the Company or an Affiliate, whether as an employee or director, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee or director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a director of the Company shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board of Directors or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in this Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

3. DIVIDEND EQUIVALENTS.  Dividend equivalents will be credited in respect of shares covered this Award. Such dividend equivalents will be converted into additional shares covered by this Award by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares covered by this Award by (ii) the fair market value per share of Common Stock on the payment date for such dividend. The additional shares of Common Stock credited by reason of such dividend equivalents will be subject to all the terms and conditions of this Award and shall vest and shall be distributed only upon the vesting and distribution of the underlying shares with respect to which the dividend equivalents were granted.

4. DISTRIBUTION OF SHARES OF COMMON STOCK.  The Company will deliver to you a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to your Award, as well as dividend equivalents credited with respect to such shares, on the vesting date or dates provided in your Grant Notice; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for “Cause” (as defined below), then you shall forfeit any right under a vested Award to such distribution of Common Stock. Notwithstanding the foregoing, in the event that the Company determines that your sale of shares of Company Stock on the date the shares subject to the Award are scheduled to be delivered (the “Original Distribution Date”) would violate its policy regarding insider trading of the Common Stock, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the next date that you could sell such shares pursuant to such policy; provided, however, that in no event shall the delivery of the shares be delayed pursuant to this provision beyond the later of (1) December 31st of the same calendar year of the Original Distribution Date, or (2) the 15th day of the third calendar month following the Original Distribution Date.

The term “Cause” as used herein shall mean the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of the your service is either for Cause or without Cause shall be made by the Company in good faith in its sole discretion. Any determination by the Company that your service was terminated by reason of dismissal without Cause for the purposes this Agreement shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose

5. NUMBER OF SHARES.  The number of shares of Common Stock subject to your Award may be adjusted from time to time for changes in capitalization, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of shares that are subject to your Award and the Fair Market Value of the shares that are subject to your Award. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any shares of Common Stock subject to your Award (including but not limited to stockholder voting rights) unless and until the shares have been delivered to in accordance with Section 4 of this Agreement.

6. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  Notwithstanding anything to the contrary set forth herein, the Company may amend this Agreement and your Award at any time and in any and all respects without your consent as the Company may, in its sole discretion, deem appropriate in order to comply with the requirements of the Treasury Department regulations and other guidance governing Section 409A of the Code. The Company will notify you of any such changes made to this Agreement and your Award.

7. SECURITIES LAW COMPLIANCE.  You may not be issued any shares of Common Stock under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. RESTRICTIVE LEGENDS.  The shares of Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

9. TRANSFERABILITY.  Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 4 of this Agreement.

10. AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an Affiliate.

11. UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Restricted Stock Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock subject to your Award until such shares of Common Stock are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of shares of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the shares of Common Stock, payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue a certificate for such shares of Common Stock.

13. NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15. AMENDMENT.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Notwithstanding the foregoing, the Company may amend this Agreement and your Award without your consent as provided in Section 6 of this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17. GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, that Section 4 of this Agreement will govern the timing of any distribution of shares of Common Stock under your Award. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19. CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

20. RESOLUTION OF DISPUTES.  To ensure rapid and economical resolution of any disputes that may arise under the Plan and this Agreement with respect to your Award, you and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of the Plan and this Agreement with respect to your Award (excluding, however, any dispute that may arise with respect to a termination for Cause as provided in Section 4 of this Agreement) shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, under the then-existing JAMS rules, using a single arbitrator. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this Section 20 apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation within forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.

21. SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

VALEANT PHARMACEUTICALS INTERNATIONAL
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
(2006 Equity Incentive Plan)

Valeant Pharmaceuticals International (the “Company”), pursuant to Section 6(b) of the Company’s 2006 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award will be evidenced by a Restricted Stock Unit Award Agreement (the “Award Agreement”). This Award is subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement and the Plan, both of which are incorporated herein in their entirety. The Award Agreement is attached hereto and the Plan may be found on the Human Resources page of the Company’s corporate intranet at http://valeantvision.com/departments/GA/public/HR/HRHome.jspf. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Award:

Consideration:

Fair Market Value per Share:

Vesting Schedule:  The shares of Common Stock subject to this Award will vest in accordance with the following schedule:

100% on the earlier of one year or the next annual meeting.

Additional Terms/Acknowledgements:  The undersigned acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock of the Company and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

VALEANT PHARMACEUTICALS INTERNATIONAL	PARTICIPANT:

By:

Signature		Signature
Title:	Date:

Date:

ATTACHMENT:  Restricted Stock Unit Award Agreement

VALEANT PHARMACEUTICALS INTERNATIONAL
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Valeant Pharmaceuticals International (the “Company”) has awarded you a Restricted Stock Unit pursuant to Section 6(b) of the Company’s 2006 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s common stock (“Common Stock”) indicated in the Grant Notice (collectively, the “Award”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows.

1. CONSIDERATION.  Consideration for this Award is satisfied by your services to the Company.

2. VESTING.  Subject to the limitations contained herein, your Award will vest as provided in the Grant Notice provided that vesting will cease upon termination of your Continuous Service. Vested shares of Common Stock subject to your Award may be forfeited to the extent provided in Section 4 of this Agreement.

3. DIVIDEND EQUIVALENTS.  Dividend equivalents will be credited in respect of shares covered this Award. Such dividend equivalents will be converted into additional shares covered by this Award by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares covered by this Award by (ii) the fair market value per share of Common Stock on the payment date for such dividend. The additional shares of Common Stock credited by reason of such dividend equivalents will be subject to all the terms and conditions of this Award and shall vest and shall be distributed only upon the vesting and distribution of the underlying shares with respect to which the dividend equivalents were granted.

4. DISTRIBUTION OF SHARES OF COMMON STOCK.  The Company will deliver to you a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to your Award, as well as dividend equivalents credited with respect to such shares, on the date that is the first anniversary of the date of your termination of service as a member of the Board that qualifies as a “separation from service” for purposes of Section 409A of the Code, or if earlier, as soon as administratively practicable after the date of your death; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause, then you shall forfeit any right under a vested Award to such distribution of Common Stock. Notwithstanding the foregoing, in the event that the Company determines that your sale of shares of Company Stock on the date the shares subject to the Award are scheduled to be delivered (the “Original Distribution Date”) would violate its policy regarding insider trading of the Common Stock, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the next date that you could sell such shares pursuant to such policy; provided, however, that in no event shall the delivery of the shares be delayed pursuant to this provision beyond the later of (1) December 31st of the same calendar year of the Original Distribution Date, or (2) the 15th day of the third calendar month following the Original Distribution Date.

5. NUMBER OF SHARES.  The number of shares of Common Stock subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of shares that are subject to your Award and the Fair Market Value of the shares that are subject to your Award. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any shares of Common Stock subject to your Award (including but not limited to stockholder voting rights) unless and until the shares have been delivered to in accordance with Section 4 of this Agreement.

6. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  Notwithstanding anything to the contrary set forth herein, the Company may amend this Agreement and your Award at any time and in any and all respects without your consent as the Company may, in its sole discretion, deem appropriate in order to comply with the requirements of the Treasury Department regulations and other guidance governing Section 409A of the Code. The Company will notify you of any such changes made to this Agreement and your Award.

7. SECURITIES LAW COMPLIANCE.  You may not be issued any shares of Common Stock under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. RESTRICTIVE LEGENDS.  The shares of Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

9. TRANSFERABILITY.  Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 4 of this Agreement.

10. AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as a Director or Consultant to the Company or an Affiliate.

11. UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of a vested Restricted Stock Unit, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock subject to your Award until such shares of Common Stock are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. WITHHOLDING OBLIGATIONS.

(a) On or before the time you receive a distribution of shares of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the shares of Common Stock, payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue a certificate for such shares of Common Stock.

13. NOTICES.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. HEADINGS.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15. AMENDMENT.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 2 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Notwithstanding the foregoing, the Company may amend this Agreement and your Award without your consent as provided in Section 6 of this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

16. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17. GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. EFFECT ON OTHER BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the benefits under any benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

19. CHOICE OF LAW.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

20. RESOLUTION OF DISPUTES.  To ensure rapid and economical resolution of any disputes that may arise under the Plan and this Agreement with respect to your Award, you and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of the Plan and this Agreement with respect to your Award (excluding, however, any dispute that may arise with respect to a termination for Cause as provided in Section 4 of this Agreement) shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, under the then-existing JAMS rules, using a single arbitrator. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this Section 20 apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation within forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.

21. SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

Valeant Pharmaceuticals International
Performance Restricted Stock Unit Award
and Matching Restricted Stock Unit Award Grant Notice
(2006 Equity Incentive Plan)

Valeant Pharmaceuticals International (the “Company”), pursuant to Section 6(b) of the Company’s 2006 Equity Incentive Plan (the “Plan”), hereby awards to Participant a performance-based Restricted Stock Unit (“Performance RSU”) Award (the “Performance RSU Award”) and a Matching Restricted Stock Unit (“Matching RSU”) Award (the “Matching RSU Award”) each covering the number of shares of the Company’s Common Stock set forth below, (collectively the “Awards”). These Awards will be evidenced by a Performance Restricted Stock Unit and Matching RSU Award Agreement (the “Award Agreement”). These Awards are subject to all of the terms and conditions as set forth herein and in the applicable Award Agreement and the Plan, both of which are incorporated herein in their entirety. The Award Agreement is attached hereto and the Plan may be found on the Human Resources page of the Company’s corporate intranet at http://valeantvision.com/departments/GA/public/HR/HRHome.jspf. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Awards and the Plan, the terms of the Plan shall control.

Performance RSU Award
Participant:	Peter Blott
Grant Date	July 28, 2008
Number of Shares Subject to Award:	47,600
Consideration:	Participant’s Services

Matching RSU Award
Purchase Dates	September 15, 2008; December 16, 2008, March 16, 2009
Share Purchase Limit:	$400,000
Maximum Matching RSU Award:	$400,000
Consideration:	Participant’s Services

Performance RSU Awards:

Vesting of Performance RSU Awards.  If the conditions set forth in either (a) or (b) below are met, the Performance RSU Awards will vest to the extent set forth therein, provided that in no event shall vesting occur prior to April 1, 2010:

(a)	Vesting of Performance RSU Award Based Upon Meeting Strategic Initiatives:

(i) If all six (6) of the following strategic initiatives are met, the Participant shall vest and the Company shall deliver to Participant as soon as practicable (but in any event no later than 45 days) following certification by the Company’s Board of Directors (the “Board”) that all of the strategic initiatives have been achieved, a number of Shares of the Company’s Common Stock (“Shares”) equal to the number of Performance RSUs granted pursuant to the Performance RSU Award; provided that Participant is employed by the Company on the later of the date the last initiative is met or April 1, 2010.

(1) Approval of the retigabine NDA;

(2) Partnering retigabine;

(3) Sell part or all of Europe;

(4) 20% EBIT margin for 2 consecutive quarters, excluding royalties;

(5) Mexico pro forma run rate of $140 million annual sales ($35 million per quarter) at 2008 plan rate and 40% EBIT margin for 2 consecutive quarters; and

(6) Retire senior debt, repurchase an additional $200 million of shares and draw down inventory to competitive levels.

(b) TSR Vesting:

(i) If the Per Share Price (defmed below) of a Share on the Measurement Date ( the “Measurement Date Average Price”), equals or exceeds a value which produces a Compound Annual TSR (as defined below) of 15%, Participant shall vest in and the Company shall deliver to Participant as soon as practicable (but in any event no later than 45 days) following the Measurement Date a number of Shares equal to one-third (1/3) of the number of Performance RSUs granted pursuant to the Performance RSU Award, provided that Participant is employed by the Company on the Measurement Date. “Measurement Date” means February 1, 2011. “Per Share Price” shall mean the average of the closing prices of Shares during the twenty (20) consecutive trading days ending on the day prior to the Measurement Date. “Compound Annual TSR” shall mean the compound annual Share price appreciation from February 1, 2008 using the specified base Share price of $12.27 (which was the Per Share Price on the effective date of the Performance RSU Award granted to the Company’s Chief Executive Officer pursuant to his employment agreement), to the Per Share Price on the applicable measurement date plus the value derived from the reinvestment of any dividends paid on the Company’s common stock during such period, with reinvestment determined based on the closing price of the common stock on the dividend payment date; or

(ii) if the Measurement Date Average Price equals or exceeds a value which produces a Compound Annual TSR of 30%, Participant shall vest in and the Company shall deliver to Participant as soon as practicable (but in any event no later than 45 days) following the Measurement Date, a number of Shares equal to two-thirds (2/3) of the number of Performance RSUs granted pursuant to the Performance RSU Award, provided that Participant is employed by the Company on the Measurement Date; or

(iii) if the Measurement Date Average Price equals or exceeds a value which produces a Compound Annual TSR of 45%, Participant shall vest in and the Company shall deliver to Participant as soon as practicable (but in any event no later than 45 days) following the Measurement Date, a number of Shares equal to the number of Performance RSUs granted pursuant to the Performance RSU Award, provided that Participant is employed by the Company on the Measurement Date; or

(iv) if the Measurement Date Average Price produces a Compound Annual TSR between 15% and 30%, or between 30% and 45%, Participant shall vest in and the Company shall deliver a number of Performance RSUs that is the mathematical interpolation between the number of shares which would vest at such two percentages; provided that Participant is employed by the Company on the Measurement Date.

Performance RSUs that could have been earned under any of subclauses (i), (ii), (iii) or (iv) above, that are not earned on the Measurement Date may be earned on February 1, 2012 (the “Second Measurement Date”) based on the Compound Annual TSR from February 1, 2008 through the Second Measurement Date using the same performance targets described in subclauses (i) through (iv) above (net of any Performance RSUs that were earned on the Measurement Date based on performance to such date); provided that Participant is employed by the Company on the Second Measurement Date. Any Performance RSUs that vest as of the Measurement Date will not be affected if the Compound Annual TSR on the Second Measurement Date is less than that generated by the Measurement Date Average Price. Any Performance RSUs that are not vested as of the Second Measurement shall be immediately forfeited. Exhibit A, attached hereto, contains the share price targets to achieve the 15%, 30% and 45% Compound Annual TSRs on the Measurement Date and the Second Measurement Date.

The determination of whether the Compound Annual TSR targets and the strategic initiatives have been met will be made in the sole discretion of Board. The Board also has discretion to accelerate the vesting of all or a portion of Participant’s Performance RSU Award based upon overall performance of the Company and/or Participant or based upon any change in business conditions, provided that the exercise of such discretion would not cause a Performance RSU that would otherwise be deducible as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code to become non-deductible.

Share Purchase and Matching RSU Award Provisions.

(a) If, prior to September 15, 2008, December 16, 2008 or March 16, 2009 (the “Purchase Dates”), Participant purchases, on the market through a third-party broker designated by the Company and during periods of open trading in accordance with the Company’s trading policy and applicable law, Shares (the “Purchased

Shares”); then, as soon as practicable following each of the Purchase Dates (but no later than the end of the month following the month in which the Purchase Date occurs), the Company shall grant to Participant a number of Matching RSUs equal to the number of Purchased Shares so purchased on or prior to September 15, 2008, from September 16, 2008 through December 16, 2008, and from December 17, 2008 through March 16, 2009, as applicable, up to a maximum aggregate number of restricted share units (taking into account purchases prior to each of the Purchase Dates) equal to a number of Purchased Shares with an aggregate purchase price of up to the greater of 100% of the Participant’s base salary as of the date hereof or $100,000 (the “Purchased Share Limit”).

(b) Matching RSUs shall vest and be settled in Shares on the following schedule: Twenty-five percent (25%) of the Matching RSUs shall vest and be settled on the first anniversary of the applicable Purchase Date and an additional 25% of the Matching RSUs shall vest and be settled each of the second, third, and fourth anniversaries of the applicable Purchase Date, provided Participant is employed on the relevant vesting date and Participant has not otherwise sold or disposed of the corresponding Purchased Share prior to such vesting date. If Participant sells (or otherwise disposes of) any Purchased Shares prior to the fourth anniversary of the applicable Purchase Date, an equal number of unvested Matching RSUs (up to the maximum number of Matching RSUs unvested as of the date of sale or disposition) shall be forfeited with the Matching RSUs next scheduled to vest being forfeited first.

Additional Terms/Acknowledgements:

Participant shall not be permitted to sell, assign, transfer, or otherwise dispose of more than fifty percent (50%) of the Net Shares (as defined below) acquired upon settlement of the Performance RSUs and Matching RSUs until the expiration of the two-year period following such settlement, or, if sooner, until a Change in Control (as defined in the Plan) or until Participant experiences a termination of employment. For purposes of this Section, Net Shares shall mean the net number of Shares acquired by Participant upon settlement of the Performance RSUs and Matching RSUs after subtracting any such Shares withheld by the Company in payment of withholding obligations applicable to such settlement.

The undersigned acknowledges receipt of, and understands and agrees to, all of the terms and conditions of this Performance Restricted Stock Unit and Matching RSU Award Grant Notice, the Restricted Stock Unit and Matching RSU Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Restricted Stock Unit Award and Matching RSU Award Grant Notice, the Performance Restricted Stock Unit and Matching RSU Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Performance RSUs and Matching RSUs and supersede all prior oral and written agreements on that subject.

Valeant Pharmaceuticals International	Participant:

By: /s/ J. Michael Pearson	/s/ Peter J. Blott
Signature	Signature
Title: Chairman and Chief Executive Officer	Date: August 27, 2008
Date: August 21, 2008

Attachment:  Performance Restricted Stock Unit and Matching RSU Award Agreement

Exhibit A to Grant Notice

For Performance RSUs: Per Share Price targets

On the Measurement Date:

15% Compound Annual TSR = $18.66 / Share
30% Compound Annual TSR = $26.96 / Share
45% Compound Annual TSR = $37.41 / Share

On the Second Measurement Date:

15% Compound Annual TSR = $21.46 / Share
30% Compound Annual TSR = $35.04 / Share
45% Compound Annual TSR = $52.24 / Share

Valeant Pharmaceuticals International
2006 Equity Incentive Plan
Performance Restricted Stock Unit and Matching RSU Award Agreement

Pursuant to the Performance Restricted Stock Unit Award and Matching RSU Award Grant Notice (“Grant Notice”) and this Performance Restricted Stock Unit Award and Matching RSU Agreement (“Agreement”), Valeant Pharmaceuticals International (the “Company”) has awarded you a Performance Restricted Stock Unit (“Performance RSU”) Award (the “RSU Award”) and a Matching RSU Award (the “Matching RSU Award”), (collectively the “Awards”) pursuant to Section 6(b) of the Company’s 2006 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s common stock (“Common Stock”) indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows.

1. Consideration.  Consideration for these Awards are satisfied by your services to the Company.

2. Vesting.  Subject to the limitations contained herein, your Awards will vest as provided in the Grant Notice provided that, notwithstanding anything to the contrary in any other Company plan or in any individual agreement between you and the Company, vesting will cease upon termination of your employment with the Company. In the event of a Change in Control (as defined in the Plan) occurring on or after the second anniversary of the (i) Grant Date under the Grant Notice, with respect to your Performance RSU Award, and (ii) the applicable Purchase Date, with respect to your Matching RSU Award, such Awards shall vest in full. Notwithstanding anything to the contrary in any other Company plan or in any individual agreement between you and the Company, (x) in the event of a Change in Control prior to such date, your Performance RSU Award shall vest on a pro rata basis, vesting one twenty-fourth for each month from the Grant Date under the Grant Notice through the date of the Change in Control and any unvested Performance RSUs shall be forfeited and (y) upon a Change in Control occurring prior to the second anniversary of an applicable Purchase Date, the number of Matching RSUs that vest will be equal to the number of Purchased Shares purchased prior to the Change in Control and retained by you multiplied by a fraction, the numerator of which is the number of months elapsed between the applicable Purchase Date and the Change in Control and the denominator of which is 24 and any unvested Matching RSUs shall be forfeited. Upon the occurrence of a Change in Control, you shall be permitted to sell, assign, transfer, or otherwise dispose of all of your Net Shares (as defined in your Grant Notice) acquired upon settlement of the Performance RSUs and Matching RSUs. Vested shares of Common Stock subject to your Awards may be forfeited to the extent provided in Section 4 of this Agreement.

3. Dividend Equivalents.  Dividend equivalents will be credited in respect of shares covered by these Awards. Such dividend equivalents will be converted into additional shares covered by these Awards by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares covered by these Awards by (ii) the fair market value per share of Common Stock on the payment date for such dividend. The additional shares of Common Stock credited by reason of such dividend equivalents will be subject to all the terms and conditions of these Awards and shall vest and shall be distributed only upon the vesting and distribution of the underlying shares with respect to which the dividend equivalents were granted.

4. Distribution of Shares of Common Stock.  The Company will deliver to you a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to your Awards, as well as dividend equivalents credited with respect to such shares, following the date all or a portion of your Awards vest (but in any event no more than forty-five (45) days after such vesting date); provided, that, you are employed by the Company on the vesting date, and provided, further that, notwithstanding anything in the Plan to the contrary, if the Company terminates your employment for Cause and Common Stock has not yet been distributed, then you shall forfeit any right under vested Awards to such distribution of Common Stock. Notwithstanding the foregoing, in the event that the Company determines that your sale of shares of Company Stock on the date the shares subject to all or any portion of your Awards are scheduled to be delivered (the “Original Distribution Date”) would violate its policy regarding insider trading of the Common Stock, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable following the next date that you could sell such shares pursuant to such policy; provided, however, that in no event shall the delivery of the shares be delayed pursuant to this provision beyond the later of (1) December 31st of the same calendar year of the Original Distribution Date, or (2) the 15th day of the third calendar month following the Original Distribution Date.

5. Number of Shares.  The number of shares of Common Stock subject to your Awards may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of shares that are subject to your Awards and the Fair Market Value of the shares that are subject to your Awards. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any shares of Common Stock subject to your Awards (including but not limited to stockholder voting rights) unless and until the shares have been delivered to in accordance with Section 4 of this Agreement.

6. Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding anything to the contrary set forth herein, the Company may amend this Agreement and your Awards at any time and in any and all respects without your consent as the Company may, in its sole discretion, deem appropriate in order to comply with the requirements of the Treasury Department regulations and other guidance governing Section 409A of the Code. The Company will notify you of any such changes made to this Agreement and your Awards.

7. Securities Law Compliance.  You may not be issued any shares of Common Stock under your Awards unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Awards must also comply with other applicable laws and regulations governing the Awards, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. Restrictive Legends.  The shares of Common Stock issued under your Awards shall be endorsed with appropriate legends, if any, determined by the Company.

9. Transferability.  Your Awards are not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 4 of this Agreement.

10. Awards Not an Employment Contract.  Your Awards are not an employment or service contract, and nothing in either of your Awards will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in either of your Awards will obligate the Company or an Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee, director or consultant to the Company or an Affiliate.

11. Unsecured Obligation.  Your Awards are unfunded, and as a holder of a Performance RSU or a Matching RSU, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock subject to your Awards until such shares of Common Stock are issued to you pursuant to Section 4 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. Withholding Obligations.

(a) On or before the time you receive a distribution of shares of Common Stock pursuant to either of your Awards, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the shares of Common Stock, payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Awards.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue a certificate for such shares of Common Stock.

13. Notices.  Any notices provided for in your Awards or the Plan shall be given in writing and shall be deemed effectively given upon receipt in the case of notices delivered by the Company to you by electronic mail or by hand delivery, or five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. Headings.  The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

15. Amendment.  Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 2 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Awards and this Agreement. Notwithstanding the foregoing, the Company may amend this Agreement and either or both of your Awards without your consent as provided in Section 6 of this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of either or both of the Award which is then subject to restrictions as provided herein.

16. Miscellaneous.

(a) The rights and obligations of the Company under your Awards will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Awards.

(c) You acknowledge and agree that you have reviewed your Awards in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Awards and fully understand all provisions of your Awards.

(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17. Governing Plan Document.  Your Awards are subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Awards, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Awards and those of the Plan, the provisions of the Plan will control. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. Effect on Other Benefit Plans.  The value of the Awards subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the benefits under any benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

19. Choice of Law.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

20. Resolution of Disputes.  To ensure rapid and economical resolution of any disputes that may arise under the Plan and this Agreement with respect to either or both your Awards, you and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of the Plan and this Agreement with respect to your Awards (excluding, however, any dispute that may arise with respect to a termination for Cause as provided in Section 4 of this Agreement) shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Orange County, California, under the then-existing JAMS rules, using a single arbitrator. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this Section 20 apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation within forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.

21. Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

The undersigned acknowledges receipt of, and understands and agrees to, all of the terms and conditions of this Performance Restricted Stock Unit and Matching RSU Award Grant Notice, the Restricted Stock Unit and Matching RSU Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, the Performance Restricted Stock Unit Award and Matching RSU Award Grant Notice, this Performance Restricted Stock Unit and Matching RSU Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Performance RSUs and Matching RSUs and supersede all prior oral and written agreements on that subject.

Valeant Pharmaceuticals International	Participant:

By: /s/ J. Michael Pearson	/s/ Peter J. Blott
Signature	Signature
Title: Chairman and Chief Executive Officer	Date: August 27, 2008
Date: August 21, 2008

Annex G

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20. Indemnification of Directors and Officers

Under Section 124(1) of the Canada Business Corporations Act (the “CBCA”), Biovail may indemnify a director or officer of Biovail, a former director or officer of Biovail or another individual who acts or acted at Biovail’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Biovail or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Biovail or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Biovail’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The CBCA also provides, under Section 124(2), that Biovail may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; however, the individual shall repay the moneys if the individual does not fulfill condition (i) and where applicable, condition (ii), above. Furthermore, under Section 124(4) of the CBCA, Biovail may, with court approval, indemnify an individual described above or advance moneys as described above in respect of an action by or on behalf of Biovail or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Biovail or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) and where applicable, condition (ii), above. An individual referred to above is entitled to indemnification from Biovail as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils the conditions (i) and (ii) above.

Biovail’s bylaws provide for the indemnification of a director or officer of Biovail, a former director or officer of Biovail or another individual who acts or acted at Biovail’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Biovail or the other entity on condition that such individual fulfills conditions (i) and (ii) above. Biovail’s bylaws also authorize it to enter into agreements evidencing Biovail’s indemnity in favor of the foregoing persons to the full extent permitted by law.

Biovail has entered into indemnification agreements with its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of Biovail or Biovail’s subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as Biovail’s officers and directors. Pursuant to such indemnities, Biovail bears the cost of the representation of certain officers and directors.

Biovail maintains insurance for certain liabilities incurred by its directors and officers in their capacity with Biovail or its subsidiaries.

Item 21. Exhibits

See “Exhibit Index” below.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (7) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, on July 21, 2010.

BIOVAIL CORPORATION,

by /s/ William M. Wells
Name: William M. Wells
Title:   Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J.P. Squires, William M. Wells, Margaret Mulligan, Greg Gubitz and Jennifer Tindale or any of them individually, such person’s true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-4 of Biovail Corporation and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated below.

Signature	Title	Date

/s/ William M. Wells William M. Wells	Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2010

/s/ Margaret Mulligan Margaret Mulligan	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2010

/s/ Douglas J.P. Squires Dr. Douglas J.P. Squires	Chairman of the Board of Directors	July 21, 2010

/s/ Laurence E. Paul Dr. Laurence E. Paul	Director	July 21, 2010

/s/ Michael Van Every Michael Van Every	Director	July 21, 2010

/s/ Lloyd Segal Lloyd Segal	Director	July 21, 2010

/s/ Mark Parrish Mark Parrish	Director	July 21, 2010

/s/ J. Spencer Lanthier J. Spencer Lanthier	Director	July 21, 2010

Signature	Title	Date

/s/ David H. Laidley David H. Laidley	Director	July 21, 2010

/s/ Robert N. Power Robert N. Power	Director	July 21, 2010

/s/ Serge Gouin Serge Gouin	Director	July 21, 2010

/s/ Frank Potter Frank Potter	Director	July 21, 2010

/s/ Sir Louis Tull Sir Louis Tull	Director	July 21, 2010

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of June 20, 2010, among Valeant Pharmaceuticals International, Biovail Corporation, Biovail Americas Corp. and Beach Merger Corp. (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).*
3.1	Articles of Continuance of Biovail Corporation (filed as Exhibit 3.1 to Biovail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009).*
3.2	By-Law No. 1 of Biovail Corporation (filed as Exhibit 3.2 to Biovail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009).*
3.3	By-Law No. 2 of Biovail Corporation (filed as Exhibit 3.3 to Biovail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009).*
5.1	Opinion of Blake, Cassels & Graydon LLP.†
8.1	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.†
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.†
10.1	Commitment Letter, dated as of June 20, 2010, among Valeant Pharmaceuticals International, Biovail Corporation, Goldman Sachs Lending Partners LLC, Goldman Sachs Bank USA, Jefferies Group, Inc. and Morgan Stanley Senior Funding, Inc. (filed as Exhibit 10.1 to Biovail Corporation’s Current Report on Form 8-K dated June 23, 2010).*
10.2	Voting Agreement, dated as of June 20, 2010, among Valeant Pharmaceuticals International, Biovail Corporation and ValueAct Capital Master Fund, L.P. (filed as Exhibit 10.2 to Biovail Corporation’s Current Report on Form 8-K dated June 23, 2010).*
10.3	Employment Agreement, entered into as of June 20, 2010, by and between Biovail Corporation, Biovail Laboratories International SRL and J. Michael Pearson (filed as Exhibit 10.3 to Biovail Corporation’s Current Report on Form 8-K dated June 23, 2010).*
10.4	Biovail Corporation Non-Executive Chairman and Biovail Laboratories International SRL President Agreement, dated as of June 20, 2010, by and between Biovail Corporation, Biovail Laboratories International SRL and William M. Wells (filed as Exhibit 10.4 to Biovail Corporation’s Current Report on Form 8-K dated June 23, 2010).*
15.1	Awareness Letter of PricewaterhouseCoopers LLP.**
23.1	Consent of Blake, Cassels & Graydon LLP (to be included in the opinion filed as Exhibit 5.1 to this Registration Statement).†
23.2	Consent of Cravath, Swaine & Moore LLP (to be included in the opinion filed as Exhibit 8.1 hereto).†
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in the opinion filed as Exhibit 8.2 hereto).†
23.4	Consent of Ernst & Young LLP, independent auditors for Biovail Corporation.**
23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Valeant Pharmaceuticals International.**
24	Powers of Attorney of Directors and Officers of Biovail Corporation (included on the signature page to this Registration Statement).**
99.1	Consent of Morgan Stanley & Co. Incorporated**
99.2	Consent of Goldman, Sachs & Co.**
99.3	Consent of Jefferies & Company, Inc.**
99.4	Form of Proxy of Valeant Pharmaceuticals International.†
99.5	Form of Proxy of Biovail Corporation.†

*	Incorporated by reference.

**	Filed herewith.

†	To be filed by amendment.